As filed with the Securities and Exchange Commission on June 13, 2000
                                                     Registration No. 333-35638
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        _______________________________

                              AMENDMENT NO. 1 TO
                                   FORM S-4

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                        _______________________________

                            SOUTHBANC SHARES, INC.
            (Exact Name of Registrant as Specified in its Charter)

          Delaware                                     6035                                        58-2361245
  (State or Other Jurisdiction        (Primary Standard Industrial Classification      (I.R.S. Employer Identification Number)
of Incorporation or Organization)                    Code Number)


                             907 North Main Street
                      Anderson, South Carolina 29621-5526
                                (864) 225-0241

              (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principle Executive Offices)

                                 Robert W. Orr
                                   President
                             907 North Main Street
                      Anderson, South Carolina 29621-5526
                                (864) 225-0241


           (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                        _______________________________

                                  Copies to:


Paul M. Aguggia, Esq.                                 John J. Spidi, Esq.
Aaron M. Kaslow, Esq.                                 Malizia Spidi & Fisch, PC
Muldoon, Murphy & Faucette LLP                        1301 K Street, N.W.,
5101 Wisconsin Avenue, N.W.                           Suite 700 East
Washington, D.C.  20016                               Washington, D.C. 20005
(202) 362-0840                                        (202) 434-4660

                        _______________________________

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this
           Registration Statement and the satisfaction or waiver of
             all other conditions to the Merger described in the
                          Proxy Statement/Prospectus.

      If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the
                              following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the
                              same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d)
        under the Securities Act, check the following box and list the
         Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        _______________________________

                        Calculation of Registration Fee

------------------------------------------------------------------------------------------------------
                                                      Proposed           Proposed
                                                      Maximum             Maximum
Title of Each                    Amount               Offering           Aggregate          Amount of
Class of Securities To Be         To Be                Price             Offering         Registration
Registered                    Registered(1)         Per Share(2)         Price (2)           Fee (2)
------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per
share ("Common Stock")          3,124,222               N/A              $38,150,157         $10,072(3)
------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of common stock, par value $.01 per share, issuable by SouthBanc Shares, Inc. ("SouthBanc") upon the consummation of the merger with Heritage Bancorp, Inc. and computed based on the estimated maximum number of such shares (4,813,900), including shares issuable upon the exercise of outstanding stock options, that may be exchanged for the securities being registered. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(f)(1), the registration fee for the SouthBanc common stock is based on the market value of Heritage Bancorp, Inc. common stock, par value $.01 per share, on April 19, 2000 ($16.75). Pursuant to Rule 457(f)(3), the cash portion of the merger consideration to be paid by SouthBanc in connection with the transaction has been deducted from the value of securities to be received by SouthBanc in the transaction.


(3) Previously paid.

                        _______________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) or the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

           SOUTHBANC LOGO                            HERITAGE BANCORP LOGO


                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT


         The Boards of Directors of SouthBanc Shares, Inc. and Heritage Bancorp, Inc. have agreed to a merger of our companies. In the merger, each share of Heritage common stock will be converted into either $17.65 in cash or shares of SouthBanc common stock, and each share of SouthBanc common stock will remain unchanged. The number of shares of SouthBanc common stock to be exchanged for each share of Heritage common stock will depend on the average closing price of SouthBanc common stock over a ten day measurement period shortly before the closing of the merger. The value of the shares of SouthBanc common stock to be exchanged for each share of Heritage common stock will range between $15.58 and $20.06. If the average closing price of SouthBanc common stock during the measurement period is between $15.92 and $20.60, the value of the shares of SouthBanc common stock to be exchanged for each share of Heritage common stock will be $17.65. SouthBanc common stock is listed on the Nasdaq National Market under the symbol SBAN. On June 8, 2000, the closing price of SouthBanc common stock was $17.50.


         Heritage stockholders will be able to elect whether to receive cash or SouthBanc common stock for their shares of Heritage common stock. Elections will be limited by the requirement that 50% of the shares of Heritage common stock be exchanged for SouthBanc common stock. Therefore the allocation of cash and SouthBanc common stock that Heritage stockholders will receive will depend on the elections of other Heritage stockholders. The merger will be a tax-free transaction for SouthBanc stockholders. The federal income tax consequences of the merger to Heritage stockholders will depend on whether they receive cash, stock or a combination of cash and stock in exchange for their shares of Heritage common stock.

         We cannot complete the merger unless we obtain the necessary government approvals and unless the stockholders of both companies approve the merger agreement. Each of us will hold a meeting of our stockholders to consider and vote on this merger proposal. Whether or not you plan to attend your company's meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger and the transactions contemplated by the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger.

         The places, dates and times of the stockholders meetings are as follows:

         For SouthBanc stockholders:        For Heritage stockholders:

         July 18, 2000                      July 18, 2000
         3:00 p.m., local time              10:00 a.m., local time
         907 North Main Street              201 West Main Street
         Anderson, South Carolina           Laurens, South Carolina



         This document contains a more complete description of the stockholders meetings, the terms of the merger and the procedures for electing to receive stock or cash. We urge you to review this entire document carefully. You may also obtain information about SouthBanc and Heritage from documents each company has filed with the Securities and Exchange Commission.

         We enthusiastically support the merger and join with the other members of our Boards of Directors in recommending that you vote in favor of the merger.



         Robert W. Orr                            J. Edward Wells
         President and Chief Executive Officer    President and Chief Executive Officer
         SouthBanc Shares, Inc.                   Heritage Bancorp, Inc.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement-prospectus or determined if this joint proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.
--------------------------------------------------------------------------------



              Joint Proxy Statement-Prospectus dated June 13, 2000 and first mailed to stockholders on or about June 16, 2000

         This document incorporates important business and financial information about SouthBanc from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. Reports and other information relating to SouthBanc are also available at the offices of the National Association of Securities Dealers. See "Where You Can Find More Information" on page 90.

         You also may request copies of these documents from SouthBanc. SouthBanc will provide you with copies of these documents, without charge, upon written or oral request to:

                             SouthBanc Shares, Inc.
                              907 North Main Street
                         Anderson, South Carolina 29621
                             Attention: Sylvia Reed
                            Telephone: (864) 225-0241

         In order to receive timely delivery of the documents in advance of our special meetings of stockholders, you should make your requests no later than July 11, 2000.

                             SouthBanc Shares, Inc.
                              907 North Main Street
                         Anderson, South Carolina 29621
                                 (864) 225-0241


                               ------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ------------------



         A special meeting of stockholders of SouthBanc Shares, Inc. will be held at 907 North Main Street, Anderson, South Carolina on Tuesday, July 18, 2000, at 3:00 p.m., local time, for the following purposes:



         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 14, 2000, by and between SouthBanc Shares, Inc. and Heritage Bancorp, Inc., pursuant to which Heritage will merge with and into SouthBanc and each share of common stock, par value $.01 per share, of Heritage will be converted into the right to receive, at the election of the holder, either shares of common stock, par value $.01 per share, of SouthBanc or cash, all on and subject to the terms and conditions contained therein; and

         2. To transact any other business as may properly come before the meeting or any adjournment or postponement.


         Only stockholders of record at the close of business on June 1, 2000 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.



                                              By Order of the Board of Directors




                                              Sylvia B. Reed
                                              Corporate Secretary


Anderson, South Carolina
June 16, 2000


         The Board of Directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

                             Heritage Bancorp, Inc.
                              201 West Main Street
                          Laurens, South Carolina 29360
                                 (864) 984-4581


                           ---------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           ---------------------------



         A special meeting of stockholders of Heritage Bancorp, Inc. will be held at 201 West Main Street, Laurens, South Carolina on Tuesday, July 18, 2000, at 10:00 a.m., local time, for the following purposes:


         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 14, 2000, by and between SouthBanc Shares, Inc. and Heritage Bancorp, Inc., pursuant to which Heritage will merge with and into SouthBanc and each share of common stock, par value $.01 per share, of Heritage will be converted into the right to receive, at the election of the holder, either shares of common stock, par value $.01 per share, of SouthBanc or cash, all on and subject to the terms and conditions contained therein; and

         2. To transact any other business as may properly come before the meeting or any adjournment or postponement.


         Only stockholders of record at the close of business on June 1, 2000 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.


         Heritage stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Heritage common stock under applicable provisions of Delaware law. In order to perfect dissenters' rights, Heritage stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix F to the accompanying joint proxy statement-prospectus and a summary of the provisions can be found under the caption "The Merger--Rights of Dissenting Stockholders."

                                      By Order of the Board of Directors




                                      J. Edward Wells
                                      President and Chief Executive Officer


Laurens, South Carolina
June 16, 2000


        The Board of Directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

                                TABLE OF CONTENTS





SUMMARY.......................................................      1

COMPARATIVE PER SHARE DATA....................................     11

SELECTED HISTORICAL FINANCIAL INFORMATION.....................     12
         Selected Historical Financial Information
           for SouthBanc......................................     13
         Selected Historical Financial Information
           for Heritage.......................................     15

SUMMARY SELECTED PRO FORMA COMBINED DATA......................     17

MARKET PRICE AND DIVIDEND INFORMATION.........................     18

SPECIAL MEETING OF SOUTHBANC STOCKHOLDERS.....................     20
         Place, Date and Time.................................     20
         Purpose of the Meeting...............................     20
         Who Can Vote at the Meeting..........................     20
         Attending the Meeting................................     20
         Vote Required........................................     20
         Voting by Proxy......................................     21
         Participants in Perpetual Bank's ESOP or
           401(k) Plan........................................     21

SPECIAL MEETING OF HERITAGE STOCKHOLDERS......................     22
         Place, Date and Time.................................     22
         Purpose of the Meeting...............................     22
         Who Can Vote at the Meeting..........................     22
         Attending the Meeting................................     22
         Vote Required........................................     22
         Voting by Proxy......................................     23
         Participants in Heritage Federal's ESOP and
           401(k) Plan........................................     23

OWNERSHIP OF SOUTHBANC COMMON STOCK...........................     24

OWNERSHIP OF HERITAGE COMMON STOCK............................     26

THE MERGER....................................................     27
         The Parties to the Merger............................     27
         Form of the Merger...................................     27
         Conversion of Heritage Common Stock..................     28
         Cash or Stock Election...............................     29
         Election Procedures; Surrender of Stock
           Certificates.......................................     30
         Treatment of Heritage Stock Options..................     32
         Tax Consequences for Heritage Stockholders...........     32
         Background of the Merger.............................     34
         Recommendation of the SouthBanc Board; SouthBanc's
           Reasons for the Merger.............................     36
         Recommendation of the Heritage Board; Heritage's
           Reasons for the Merger.............................     37
         Opinion of SouthBanc's Financial Advisor.............     38
         Opinion of Heritage's Financial Advisor..............     47
         Rights of Dissenting Stockholders....................     54
         Interests of Our Directors and Officers in the
           Merger that Differ From Your Interests.............     56
         Regulatory Approvals Needed to Complete the
           Merger.............................................     59
         Accounting Treatment of the Merger...................     60
         Resale of SouthBanc Common Stock.....................     60

THE MERGER AGREEMENT..........................................     61
         Terms of the Merger..................................     61
         When Will the Merger be Completed....................     61
         Conditions to Completing the Merger..................     62
         Conduct of Business Before the Merger................     63
         Covenants of Heritage and SouthBanc in the Merger
           Agreement..........................................     65
         Representations and Warranties Made by SouthBanc and
           Heritage in the Merger Agreement...................     67
         Terminating the Merger Agreement.....................     67
         SouthBanc and Heritage Option Agreements.............     68
         Expenses.............................................     71
         Changing the Terms of the Merger Agreement...........     71

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER................     72
         Board of Directors...................................     72
         Management...........................................     72
         Operations...........................................     72

PRO FORMA FINANCIAL INFORMATION...............................     73

A WARNING ABOUT FORWARD-LOOKING STATEMENTS....................     81

DESCRIPTION OF SOUTHBANC COMMON STOCK.........................     82
         General..............................................     82
         Common Stock.........................................     82
         Preferred Stock......................................     82

COMPARISON OF RIGHTS OF STOCKHOLDERS..........................     83
         Authorized Stock.....................................     83
         Voting Rights........................................     83
         Required Vote for Authorization of Certain Actions...     84
         Dividends............................................     84
         Stockholders' Meetings...............................     84
         Action by Stockholders Without a Meeting.............     85
         Board of Directors...................................     85
         Amendment of the Bylaws..............................     86
         Amendment of the Certificate of Incorporation........     86

SELECTED PROVISIONS IN THE CERTIFICATE OF INCORPORATION
  AND BYLAWS OF SOUTHBANC.....................................     87

         Business Combinations with Related Persons...........     87
         Limitation on Voting Rights..........................     88
         Board of Directors...................................     88
         Special Meetings of Stockholders.....................     88
         Advance Notice Provisions for Stockholder
           Nominations and Proposals..........................     88
         Preferred Stock......................................     89
         Amendment of Certificate of Incorporation............     89

LEGAL MATTERS.................................................     89

EXPERTS.......................................................     89

WHERE YOU CAN FIND MORE INFORMATION...........................     90

STOCKHOLDER PROPOSALS.........................................     91
         SouthBanc............................................     91
         Heritage.............................................     91



APPENDIX A    Agreement and Plan of Merger,
              dated as of February 14, 2000,
              between SouthBanc Shares, Inc.
              and Heritage Bancorp, Inc.

APPENDIX B    Stock Option Agreement dated
              February 14, 2000 between
              SouthBanc Shares, Inc. and
              Heritage Bancorp, Inc.

APPENDIX C    Stock Option Agreement dated
              February 14, 2000 between
              Heritage Bancorp, Inc. and
              SouthBanc Shares, Inc.

APPENDIX D    Fairness Opinion of Sandler
              O'Neill & Partners, LP

APPENDIX E    Fairness Opinion of Trident
              Securities

APPENDIX F    Section 262 of the Delaware
              General Corporation Law

APPENDIX G    Financial Information for Heritage
              Bancorp, Inc.

                                     SUMMARY

          This summary does not contain all of the information that is important to you. You should carefully read this entire document and the other documents which accompany this document or to which this document refers you to fully understand the merger. See "Where You Can Find More Information."

                                  THE COMPANIES


      SouthBanc Shares, Inc.            SouthBanc is the savings and loan
      907 North Main Street             holding company for Perpetual Bank, A
      Anderson, South Carolina 29621    Federal Savings Bank. Perpetual Bank
      (864) 225-0241                    operates five banking offices in
                                        Anderson County and one banking office
                                        in Oconee County, South Carolina. At
                                        March 31, 2000, SouthBanc had total
                                        assets of $384.4 million, deposits of
                                        $230.8 million and stockholders'
                                        equity of $49.4 million.

                                        For financial statements and a
                                        discussion of SouthBanc's recent results of operations, see SouthBanc's 1999 annual report to stockholders and Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, both of which accompany this joint proxy statement-prospectus.



      Heritage Bancorp, Inc.            Heritage is the savings and loan holding
      201 West Main Street              company for Heritage Federal Bank.
      Laurens, South Carolina  29360    Heritage Federal operates four banking
      (864) 984-4581                    offices in the upstate region of South
                                        Carolina. At March 31, 2000, Heritage
                                        had total assets of $338.7 million,
                                        deposits of $208.4 million, and
                                        stockholders' equity of $72.5 million.


                                        For financial statements and a
                                        discussion of Heritage's recent results
                                        of operations, see Appendix G.

                   THE SOUTHBANC STOCKHOLDERS' SPECIAL MEETING


      Place, Date and Time (page 20)    SouthBanc's special meeting will be held
                                        at Perpetual Bank's main office at 901
                                        North Main Street, Anderson, South
                                        Carolina on July 18, 2000 at 3:00 p.m.,
                                        local time.

      Purpose of the Meeting (page 20)  At the special meeting, SouthBanc stockholders will be asked to approve
                                        the merger agreement with Heritage and
                                        to transact any other business that may
                                        properly come before the meeting.

      Who Can Vote at the Meeting       You can vote at the meeting of SouthBanc
      (page 20)                         stockholders if you owned SouthBanc
                                        common stock at the close of business on June 1, 2000. You will be able to cast one vote for each share of SouthBanc common stock you owned at that time. As of June 1, 2000, there were 2,940,440 shares of SouthBanc common stock
                                        outstanding.

      What Vote Is Required for         In order to approve the merger
      Approval of the Merger Agreement  agreement, the holders of a majority of
      (page 20)                         the outstanding shares of SouthBanc
                                        common stock entitled to vote must vote
                                        in its favor. You can vote your shares
                                        by attending the meeting and voting in
                                        person or by completing and mailing the
                                        enclosed proxy card.


                   THE HERITAGE STOCKHOLDERS' SPECIAL MEETING


      Place, Date and Time (page 22)    Heritage's special meeting will be
                                        held at Heritage Federal's main office
                                        at 201 West Main Street, Laurens, South
                                        Carolina on July 18, 2000 at 10:00 a.m., local time.

      Purpose of the Meeting (page 22)  At the special meeting, Heritage stockholders will be asked to approve
                                        the merger agreement with SouthBanc and
                                        to transact any other business that may
                                        properly come before meeting.



      Who Can Vote at the Meeting       You can vote at the special meeting of
      (page 22)                         Heritage stockholders if you owned
                                        Heritage common stock at the close of
                                        business on June 1, 2000. You will be
                                        able to cast one vote for each share of
                                        Heritage common stock you owned at that
                                        time. As of June 1, 2000, there were
                                        4,218,282 shares of Heritage common
                                        stock outstanding.

      What Vote is Required for         In order to approve the merger
      Approval of the Merger Agreement  agreement, the holders of a majority of
      (page 22)                         the outstanding shares of Heritage
                                        common stock entitled to vote must vote
                                        in its favor. You can vote your shares
                                        by attending the special meeting and
                                        voting in person or by completing and
                                        mailing the enclosed proxy card.


                                   THE MERGER


      Overview of the Transaction       We propose a business combination in
      (page 27)                         which Heritage will merge with
                                        SouthBanc. SouthBanc will be the
                                        surviving corporation in the merger.

      Each Heritage Share Will Be       SouthBanc stockholders. As a SouthBanc
      Exchanged for Either Shares       stockholder, each of your shares of
      of SouthBanc or $17.65 in         SouthBanc common stock will remain
      Cash (page 28)                    outstanding and unchanged in the merger.
                                        You do not need to surrender your shares or exchange them for new ones.

                                        Heritage stockholders. As a Heritage
                                        stockholder, upon the closing of the
                                        merger, each of your shares of Heritage
                                        common stock will automatically be
                                        converted into the right to receive
                                        either shares of SouthBanc common stock
                                        or $17.65 in cash. You may elect either
                                        of these options and, if you desire, you may elect to exchange some of your Heritage shares for cash and some of your Heritage shares for SouthBanc shares. The number of shares of SouthBanc common stock to be exchanged for each share of Heritage common stock will be based on the average closing price of SouthBanc common stock over a ten day trading period shortly before the closing of the merger. The value of the shares of SouthBanc common stock to be exchanged for each share of Heritage common stock will range between $15.58 and $20.06. If the average closing price of SouthBanc common stock during the measurement period is between $15.92 and $20.60, the value of the shares of SouthBanc common stock to be exchanged for each share of Heritage common stock will be $17.65.

                                        On June 8, 2000, SouthBanc common stock
                                        closed at $17.50 per share on The
                                        Nasdaq National Market. If this were the average closing price of SouthBanc common stock during the measurement period, then, because the price is between $15.92 and $20.60, Heritage stockholders who receive SouthBanc common stock would receive shares of SouthBanc initially valued at $17.65 for each share of Heritage common stock that they own.

                                        The amount of cash and/or stock that you receive may differ from the amounts that you elect due to the allocation and proration procedures in the merger agreement. The merger agreement generally provides that 50% of the Heritage common stock will be converted into SouthBanc common stock and 50% of the Heritage common stock will be converted into cash. Because the tax consequences of receiving cash will differ from the tax consequences of receiving stock, you should carefully read the tax information beginning on page 32.

      How to Elect to Receive Cash or   A form for making an election is
      Stock and Exchange Your Heritage  enclosed with this document. The
      Stock Certificates (page 30)      election form allows you to elect to
                                        receive cash, stock, or a combination of cash and stock or to make no election.

                                        For your election to be effective, you
                                        must return your properly completed
                                        election form, along with your Heritage
                                        stock certificates or an appropriate
                                        guarantee of delivery to ChaseMellon
                                        Shareholder Services on or before 5:00
                                        p.m., Eastern time, on July 19, 2000.
                                        ChaseMellon Shareholder Services will
                                        act as exchange agent in the merger and
                                        in that role will process the exchange
                                        of Heritage stock certificates for
                                        either cash or SouthBanc common stock.
                                        Shortly after the merger, the exchange
                                        agent will allocate cash and stock among Heritage stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions on where to surrender your Heritage stock certificates from the exchange agent after the merger is completed. In any event, you should not forward your Heritage stock certificates with your proxy cards.

                                        If you have a preference for receiving
                                        either SouthBanc stock or cash for your
                                        Heritage stock, you should complete and
                                        return the enclosed election form. If
                                        you do not make an election you will be
                                        allocated SouthBanc common stock and/or
                                        cash depending on the elections made by
                                        other stockholders. Please remember,
                                        however, that even if you do make an
                                        election, you might not receive the
                                        amount of cash and/or stock that you
                                        elect.

                                        We are not recommending whether you
                                        should elect to receive cash or stock in the merger. You must make your own decision with respect to your election.

      Tax Consequences of the Merger    SouthBanc stockholders. As your shares
     (page 32)                          of SouthBanc common stock will remain
                                        unchanged, the merger will not cause you to recognize any gain or loss for U.S.
                                        federal income tax purposes.



                                        Heritage stockholders. Your federal
                                        income tax treatment will depend
                                        primarily on whether you exchange your
                                        Heritage common stock solely for
                                        SouthBanc common stock, solely for cash
                                        or for a combination of SouthBanc common stock and cash. If you exchange your Heritage shares solely for SouthBanc common stock, you should not recognize gain or loss except with respect to the cash you receive instead of a fractional share. If you exchange your Heritage shares solely for cash, you should recognize capital gain or loss on the exchange. If you exchange your Heritage shares for a combination of SouthBanc common stock and cash, you should recognize capital gain, but not any loss, on the exchange. The actual federal income tax consequences to you of electing to receive cash, SouthBanc common stock or a combination of cash and stock will not be ascertainable at the time you make your election because we will not know at that time if, or to what extent, the allocation and proration procedures will apply.

                                        This tax treatment may not apply to all
                                        Heritage stockholders. Determining the
                                        actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.


                                        We will not be obligated to complete the merger unless we each receive a legal opinion, dated the closing date, that the merger will be treated as a transaction of a type that is generally tax-free to SouthBanc and Heritage for U.S. federal income tax purposes. In that case, the U.S. federal income tax treatment of the merger will be as we have described it above. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

      We Recommend That Stockholders    SouthBanc stockholders. SouthBanc's
      Approve the Merger                Board of Directors believes that the
                                        merger is fair to you and in your best
                                        interests, and unanimously recommends
                                        that you vote "FOR" the proposal to
                                        approve the merger agreement.

                                        For a discussion of the circumstances
                                        surrounding the merger and the factors
                                        considered by SouthBanc's Board of
                                        Directors in approving the merger
                                        agreement, see pages 36 through 37.

                                        Heritage stockholders. Heritage's
                                        Board of Directors believes that the
                                        merger is fair to you and in your best
                                        interests, and unanimously recommends
                                        that you vote "FOR" the proposal to
                                        approve the merger agreement.

                                        For a discussion of the circumstances
                                        surrounding the merger and the factors
                                        considered by Heritage's Board of
                                        Directors in approving the merger
                                        agreement, see pages 37 through 38.

      Our Financial Advisors Believe    SouthBanc stockholders. Sandler O'Neill
      the Merger Consideration Is Fair  & Partners, L.P. has delivered to
      to Stockholders (page 38)         SouthBanc's Board of Directors its
                                        opinion that, as of the date of this
                                        document, the merger consideration is
                                        fair to the holders of SouthBanc common
                                        stock from a financial point of view. A
                                        copy of this opinion is provided as
                                        Appendix D to this document. You should
                                        read it completely to understand the
                                        procedures followed, assumptions made,
                                        matters considered, and qualifications
                                        and limitations on the review made by
                                        Sandler O'Neill in providing this
                                        opinion. SouthBanc has agreed to pay
                                        Sandler O'Neill $125,000 for its
                                        services in connection with the merger.

                                        Heritage stockholders. Trident
                                        Securities, a division of McDonald
                                        Investments, Inc., has delivered to
                                        Heritage's Board of Directors its
                                        opinion that, as of the date of this
                                        document, the merger consideration is
                                        fair to the holders of Heritage common
                                        stock from a financial point of view. A
                                        copy of this opinion is provided as
                                        Appendix E to this document. You should
                                        read it completely to understand the
                                        procedures followed, assumptions made,
                                        matters considered, and qualifications
                                        and limitations on the review made by
                                        Trident Securities in providing this
                                        opinion. Heritage has agreed to pay
                                        Trident Securities $450,000 for its
                                        services in connection with the merger.

      Only Heritage Stockholders Have   SouthBanc stockholders. SouthBanc
      Appraisal Rights in the Merger    stockholders will not have appraisal
      (page 54)                         rights as a result of the merger.


                                        Heritage stockholders. Delaware law
                                        provides you with dissenters' appraisal
                                        rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are legally entitled to have the value of your shares independently determined and to receive payment in cash based on that valuation. To exercise your dissenters' rights you must deliver written demand for appraisal of your shares to Heritage at or before the special meeting of Heritage stockholders and you must not vote in favor of the merger. Notices should be addressed to Heritage's Corporate Secretary and sent to Heritage at 201 West Main Street, Laurens, South Carolina 29360. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your dissenters' rights. A copy of the dissenters' rights provisions of Delaware law is provided as Appendix F to this document.


      Interests of Our Directors and    Some of our directors and officers have
      Officers in the Merger That       interests in the merger that are
      Differ From Your Interests        different from, or are in addition to,
      (page 56)                         their interests as stockholders in our
                                        companies. The members of our Boards of
                                        Directors knew about these additional
                                        interests, and considered them, when
                                        they approved the merger. These include:

                                        1. employment or severance agreements
                                           that officers of Heritage will enter
                                           into upon completion of the merger;

                                        2. the vesting of Heritage restricted
                                           stock awards as a result of
                                           completion of the merger;

                                        3. the vesting of SouthBanc restricted
                                           stock awards and stock options as a
                                           result of completion of the merger;

                                        4. the cancellation of Heritage stock
                                           options for a cash payment equal to
                                           $17.65 minus the exercise price for
                                           each option;

                                        5. provisions in the merger agreement
                                           relating to indemnification of
                                           directors and officers and insurance
                                           for directors and officers of
                                           Heritage for events occurring before
                                           the merger; and

                                        6. the appointment of three directors of
                                           Heritage to the Board of Directors of
                                           SouthBanc.

      Regulatory Approvals Needed to    We cannot complete the merger unless it
      Complete the Merger (page 59)     is first approved by the Office of
                                        Thrift Supervision. SouthBanc has filed
                                        the required application with the Office of Thrift Supervision. As of the date of this document, we have not received the approval of the Office of Thrift
                                        Supervision. While we do not know of any reason why we would not be able to obtain this approval in a timely manner, we cannot be certain when or if we will receive it.

      Purchase Accounting Treatment     We will account for the merger using the
      (page 60)                         purchase method accounting. This means
                                        that, for accounting and financial
                                        reporting purposes, we will treat our
                                        companies as one company beginning as of the date we complete the merger. Under this method of accounting, SouthBanc will record the fair market value of

                                        Heritage's assets and liabilities on its financial statements. The difference between the purchase price of the merger and the fair market value of Heritage's identifiable assets net of its liabilities will be recorded on SouthBanc's books as "goodwill." Approximately $20,000 in goodwill and identifiable assets will result from accounting for the merger under the purchase method of accounting. This amount will be amortized over 15 years as charges to SouthBanc's earnings.

      Shared Responsibility for         The present management of our respective
      Management and Operations         companies will share the responsibility
      After the Merger (page 72)        of managing the combined company. The
                                        Board of Directors of SouthBanc after
                                        the merger will be composed of eight
                                        directors and will include five current
                                        directors of SouthBanc and three current directors of Heritage. J. Edward Wells, currently President and Chief Executive
                                        Officer of Heritage, will serve as
                                        Chairman of the Board of SouthBanc after the merger. Robert W. Orr, the current
                                        President and Chief Executive Officer of
                                        SouthBanc, will continue in those
                                        positions.


                              THE MERGER AGREEMENT

A copy of the merger agreement is provided as Appendix A to this joint proxy statement-prospectus. Please read the entire merger agreement carefully. It is the legal document that governs the merger.


      Conditions to Completing the      The completion of the merger depends on
      Merger (page 62)                  a number of conditions being met. These
                                        conditions include:


                                        1. approval of the merger agreement by
                                           both SouthBanc's stockholders and
                                           Heritage's stockholders;

                                        2. approval of the merger by regulatory
                                           authorities;

                                        3. receipt of tax opinions that the
                                           merger qualifies as a tax-free
                                           reorganization; and

                                        4. Heritage's stockholders having
                                           exercised dissenters' rights with
                                           respect to not more than 10% of the
                                           outstanding shares of Heritage common
                                           stock.

                                        Where the law permits, we could decide
                                        to complete the merger even though one
                                        or more of these conditions has not been met. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

      Terminating the Merger Agreement  We can agree at any time not to complete
     (page 67)                          the merger, even if the stockholders of
                                        both our companies have approved it.
                                        Also, either of us can decide, without
                                        the consent of the other, to terminate
                                        the merger agreement if:


                                        1. the stockholders of either company do
                                           not approve the merger;

                                        2. a required regulatory approval is
                                           denied or a governmental authority
                                           blocks the merger;

                                        3. we do not complete the merger by
                                           December 31, 2000;

                                        4. the other party makes a
                                           misrepresentation, breaches a
                                           warranty or fails to satisfy or
                                           fulfill a covenant that would have a
                                           material adverse effect on the party
                                           seeking to terminate the merger
                                           agreement; or

                                        5. the other party's Board of Directors
                                           withdraws or revises its
                                           recommendation to its stockholders to
                                           approve the merger agreement.

                                        In addition, Heritage may terminate the
                                        merger agreement if its Board of
                                        Directors determines that it must accept a superior offer from a third party in the exercise of its fiduciary duties. Heritage may also terminate the merger agreement if the average closing price of SouthBanc common stock during the period used to determine the exchange ratio is less than $14.05, unless SouthBanc elects to increase the exchange ratio to an amount equal to $15.57 divided by the average closing price of SouthBanc common stock during the measurement period.


      We May Amend the Terms of the     We can agree to amend the merger
      Merger and Waive Some Conditions  agreement, and each of us can waive our
      (page 71)                         right to require the other party to
                                        adhere to the terms and conditions of
                                        the merger agreement, where the law
                                        allows. However, after our stockholders
                                        approve the merger agreement, they must
                                        approve any amendment or waiver that
                                        reduces or changes the consideration to
                                        be received by Heritage stockholders
                                        in the merger.

      Stock Option Agreements           Heritage, at the request of SouthBanc,
      (page 68)                         entered into a stock option agreement
                                        granting SouthBanc an option to purchase up to 855,916 shares of Heritage common stock at a price of $13.25 per share.
                                        SouthBanc, at the request
                                        of Heritage, entered into an identical
                                        stock option agreement granting Heritage an option to purchase up to 614,733 shares of SouthBanc common stock at a price of $17.50 per share. We granted these options to increase the likelihood that the merger would be completed. The option agreements could discourage other companies from trying or proposing to combine with Heritage or SouthBanc before we complete the merger.

                                        Neither Heritage or SouthBanc can
                                        exercise their options unless specified
                                        events occur that threaten completion of the merger. We do not know of any event that has occurred as of the date of this document that would permit either SouthBanc or Heritage to exercise its option. Copies of the option agreements are included in this document as Appendices B and C.

                           COMPARATIVE PER SHARE DATA

         The following table shows information about our income per common share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods. We also assumed that Heritage will be merged with SouthBanc using the purchase method of accounting.

         The information listed as "pro forma equivalent" was obtained by multiplying the pro forma amounts by an exchange ratio of .954. We present this information to reflect the fact that some Heritage stockholders will receive shares of SouthBanc common stock for each share of Heritage common stock exchanged in the merger. Because the exchange ratio will be based on the price of SouthBanc common stock during a measurement period prior to the completion of the merger, the actual exchange ratio may be more or less than .954. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.


         The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document and in our prior filings with the Securities and Exchange Commission. SouthBanc has incorporated its prior filings into this document by reference. See "Where You Can Find More Information" on page 90.



                                                          At March 31, 2000
                                                          -----------------
Book value per share:
  SouthBanc historical........................                 $16.70
  Heritage historical.........................                  17.15
  Pro forma combined(1).......................                  24.51
  Heritage pro forma equivalent(2)............                  23.38



                                                    Six            Year Ended
                                                Months Ended      September 30,
                                                 March 31,            1999
                                                    2000
                                                -------------     -------------
Cash dividends declared per share:
  SouthBanc historical........................      $0.30            $ 0.54
  Heritage historical(3)......................       0.15              0.30
  Pro forma(4)................................       0.30              0.54
  Heritage pro forma equivalent(2)............       0.29              0.52

Diluted net income per share:
  SouthBanc historical........................       0.83              1.67
  Heritage historical.........................       0.47              0.56
  Pro forma combined..........................       0.92              1.55
  Heritage pro forma equivalent(2)............       0.88              1.48



------------------------------
(1) The pro forma combined book value per share of SouthBanc common stock is based upon the historical total combined common stockholders' equity for SouthBanc and Heritage divided by total pro forma common shares of the combined entities.
(2) The pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by a factor of .954 to reflect the exchange ratio in the merger.
(3) Dividends for the year ended September 30, 1999 excludes the special $4.00 per share distribution.
(4) Pro forma dividends per share represent SouthBanc's historical dividends per share.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

         The following tables show summarized historical financial data for SouthBanc and Heritage. The information in the following tables for SouthBanc is based on historical financial information that either SouthBanc has presented in its prior filings with the Securities and Exchange Commission or that Perpetual Bank has presented in its prior filings with the Office of Thrift Supervision. The information in the following tables for Heritage is based on historical financial information that Heritage has presented in its prior filings with the Securities and Exchange Commission. You should read this summary financial information in connection with SouthBanc's and Heritage's historical financial information. Financial information for SouthBanc for periods before 1998 reflects Perpetual Bank only, as SouthBanc did not commence operations until April 14, 1998. Financial information for Heritage for periods before 1998 reflects Heritage Federal only, as Heritage did not commence operations until April 6, 1998.


         The audited financial statements of SouthBanc are included in SouthBanc's 1999 annual report to stockholders and the unaudited financial statements for SouthBanc for the six months ended March 31, 2000 and 1999 are included in SouthBanc's Quarterly Report on Form 10-Q, both of which accompany this document. The audited financial statements of Heritage and the unaudited financial statements of Heritage for the six months ended March 31, 2000 and 1999 are included in Appendix G.

         Unaudited financial statements for SouthBanc and Heritage for the six months ended March 31, 2000 and 1999 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results of a full year's operation.

             Selected Historical Financial Information for SouthBanc



                                          At                               At September 30,
                                       March 31,      -----------------------------------------------------------
                                         2000            1999        1998        1997        1996        1995
                                       ---------      ----------- ----------- ----------- -----------  ----------
                                                                     (In thousands)
Financial Condition Data:
Total assets.......................    $384,426        $372,151    $362,529    $256,993    $209,827    $178,304
Cash and interest-bearing
  deposits.........................      18,489          15,546      21,197      13,499      13,585       6,630
Investment in limited
partnership (1)....................       1,774           1,575         825       5,004          --          --
Investment securities, available
  for sale.........................      13,984          16,244      23,301      11,326       2,494         800
Mortgage-backed securities
  available for sale...............      46,231          58,385      73,933      35,863      43,125      46,344
Loans receivable, net..............     277,412         255,488     219,896     178,772     140,758     116,539
Deposits ..........................     230,805         221,257     207,791     201,002     160,244     148,709
Borrowings.........................      99,871          93,254      76,174      15,000      16,000       8,000
Stockholders' equity...............      49,367          52,751      74,407      30,602      29,091      18,232




                                    Six Months Ended
                                        March 31,                        Year Ended September 30,
                                 ---------------------- ----------------------------------------------------------
                                   2000        1999        1999        1998        1997        1996       1995
                                 ---------  ----------- ----------- -----------  ----------  ---------  ----------
                                                         (In thousands, except per share data)
Operating Data:
Interest income...............    $13,287     $13,013     $26,228     $23,937     $18,396    $14,921     $13,543
Interest expense..............      7,160       6,777      13,438      12,256       9,496      7,425       8,761
                                  -------     -------     -------     -------     -------    -------     -------
Net interest income...........      6,127       6,236      12,790      11,681       8,900      7,496       4,782
Provision for loan losses.....        360         160         481         606         655        349         362
                                  -------     -------     -------     -------     -------    -------     -------
Net interest income after
  provision for loan losses...      5,767       6,076      12,309      11,075       8,245      7,147       4,420
Other income (expense)........      2,768       2,711       5,898       (739)       1,855      1,927       3,231
General and administrative
   expenses...................      4,608       4,286       9,318       8,525       7,446      6,894       5,540
                                  -------     -------     -------     -------     -------    -------     -------

Income before income taxes....      3,927       4,501       8,889       1,811       2,654      2,180       2,111
Income taxes..................      1,266       1,475       2,916         549         926        756         194
                                  -------     -------     -------     -------     -------    -------     -------
Net income....................     $2,661      $3,026      $5,973      $1,262      $1,728     $1,424      $1,917
                                  =======     =======     =======     =======     =======    =======     =======

Per Share Data:
Basic earnings per share (2)..      $0.88       $0.83       $1.76       $0.30       $0.41      $0.33       $0.45
Diluted earnings per
  share (2)...................       0.83        0.79        1.67        0.29        0.40       0.33        0.45
Dividends per share (3).......       0.30        0.24        0.54        0.48        0.47       0.42        0.37

                                        At or For Six Months
                                            Ended March
                                                 31,                  At or For the Year Ended September 30,
                                        ---------------------- -----------------------------------------------------
                                           2000        1999       1999       1998      1997       1996       1995
                                        ---------- ----------- ---------- --------- ---------- ---------- ----------
Selected Consolidated Financial
  Ratios and Other Data:

Return on average assets (net income
   divided by average assets).........      1.43%       1.61%      1.61%     0.39%      0.72%      0.75%      0.92%
Return on average equity (net income
   divided by average equity).........     10.27        9.48      10.18      2.41       5.78       7.40      11.88
Average equity to average assets......     13.95       17.02      15.78     16.04      12.54      10.16       7.77
Interest rate spread (difference
   between yield on interest-earning
   assets and average cost of
   interest-bearing liabilities for
   the period) (4)....................      3.26        3.00       3.26      3.35       3.57       3.85       3.61
Net interest margin (net interest
   income as a percentage of average
   interest-earning assets for the
   period (4).........................      3.59        3.57       3.72      3.85       3.96       4.16       2.90
Dividend payout ratio (3).............     34.08       26.88      29.72    165.58     117.39     126.32      82.68
Non-interest expenses to average
   assets.............................      2.48        2.28       2.51      2.61       3.20       3.72       2.74
Average interest-earning assets to
   average interest-bearing
   liabilities........................    107.98      114.57     111.62    112.57     109.36     107.69      86.56

Asset Quality Ratios:
Allowance for loan losses to total
   at end of period...................      1.02        1.07       1.01      1.07       1.04       1.08       1.08
Net charge-offs to average
   outstanding loans during
   the period.........................      0.06        0.02       0.12      0.05       0.18       0.07       0.04

Ratio of non-performing assets to
   total assets.......................      1.32        0.57       0.70      0.34       0.20       0.38       0.33

Capital Ratios:
Average equity to average assets......     13.95       17.02      15.78     16.04      12.54      10.16       7.77


------------------------
(1) Represents a 20.625% equity investment in a limited partnership that invests in mortgage servicing rights.
(2) Per share data has been restated for periods prior to 1999 to reflect the exchange of 2.85164 shares of common stock of SouthBanc for one share of Perpetual Bank common stock in connection with the conversion of Perpetual Bank to the stock holding company form of organization.
(3) Takes into account dividends waived by Perpetual Bank's mutual holding company for the fiscal years ended September 30, 1997, 1996 and 1995. The dividend payout ratio is based only on dividends paid to public stockholders of Perpetual Bank, excluding the shares owned by the Perpetual Bank's mutual holding company. The dividend payout ratio was 143.4%, 55.19%, 22.40%, 6.53%, and 3.71% for the fiscal years ended September 30, 1998, 1997, 1996 and 1995, respectively.
(4) Excludes income on mutual funds totaling approximately $1.7 million in fiscal 1995, which was reported as gains on sale and included in other income.

             Selected Historical Financial Information for Heritage


                                              At                              At September 30,
                                          March 31,    --------------------------------------------------------------
                                            2000          1999         1998         1997         1996         1995
                                        -------------  -----------  ----------   ----------   ----------  -----------
                                                                      (In thousands)
Selected Balance Sheet Data:
Total assets..........................     $338,732     $313,717    $304,921     $247,499     $244,659     $233,780
Investment securities.................       28,319       29,305      24,010       24,378       37,892       29,823
Mortgage-backed securities............        8,765       10,147       1,695        6,665        9,726       11,989
Loans receivable, net.................      283,521      252,014     196,789      192,663      182,950      178,259
Loans held for sale...................          770          777         849        1,045           --           --
Deposit accounts......................      208,412      206,382     206,104      215,412      209,730      201,473
FHLB advances.........................       55,000       30,000          --           --        5,000        5,000
Total equity.........................        72,541       74,582      95,330       29,235       26,740       25,692





                                            Six Months
                                              Ended
                                            March 31,                     Year Ended September 30,
                                       ---------------------  ------------------------------------------------------
                                         2000        1999       1999       1998       1997       1996        1995
                                       ---------   ---------  ---------  ---------  ---------  ---------   ---------
                                                          (In thousands, except per share data)
Selected Operating Data:
Interest income.......................  $12,392     $10,650    $21,588    $19,880    $17,773    $16,974     $16,164
Interest expense......................    6,523       5,563     11,000     12,010     12,230     12,212      10,431
                                        -------     -------    -------    -------    -------    -------     -------
Net interest income...................    5,869       5,087     10,588      7,870      5,543      4,762       5,733
Provision for loan losses (recovery
of allowance).........................      333          75        596      (105)        337        (7)          47
                                        -------     -------    -------    -------    -------    -------     -------
Net interest income after provision
for loan losses.......................    5,536       5,012      9,992      7,975      5,206      4,769       5,686
                                        -------     -------    -------    -------    -------    -------     -------
Other income..........................      114         125        212        246        202        227         218
Other operating expenses..............    2,428       1,981      5,817(1)   2,857      2,362      3,877(2)    2,379
                                        -------     -------    -------    -------    -------    -------     -------
Income before income taxes............    3,222       3,156      4,387      5,364      3,046      1,119       3,525
Provision for income taxes............    1,289       1,117      2,031      1,929      1,094        360       1,546
                                        -------     -------    -------    -------    -------    -------     -------
Net income............................   $1,933      $2,039     $2,356     $3,435     $1,952      $ 759      $1,979
                                        =======     =======    =======    =======    =======    =======     =======
Per Share Data:
  Basic earnings (3)..................    $0.48       $0.49      $0.56      $0.53        N/A        N/A         N/A
  Diluted earnings (3)................     0.47        0.49       0.56       0.53        N/A        N/A         N/A
  Cash dividends declared.............     0.15        0.15       0.30       0.15        N/A        N/A         N/A
  Cash distribution...................      N/A         N/A       4.00        N/A        N/A        N/A         N/A


--------------------
(1) Includes a $1.9 million compensation charge related to the $4.00 per share cash distribution.
(2) Includes one-time Savings Association Insurance Fund assessment of $1.2 million.
(3) As Heritage's initial public offering closed on April 6, 1998, earnings per share for all fiscal years prior to September 30, 1998 are not presented. Earnings per share for the year ended September 30, 1998 have been calculated based on net income and average outstanding shares for the period from April 1, 1998 through September 30, 1998.


                                          At or For the
                                        Six Months Ended
                                            March 31,                At or For the Years Ended September 30,
                                       --------------------   ------------------------------------------------------
                                         2000       1999       1999        1998       1997       1996        1995
                                       ---------  ---------   --------   ---------  ---------  ---------   ---------
Selected Financial Ratios:

Performance Ratios:
Return on average assets (1)..........     1.17%      1.34%      0.79%       1.22%      0.80%      0.32%       0.87%
Return on average equity (2)..........     5.20       4.31       2.64        6.82       6.93       2.87        8.08
Average equity as a percent of
  average assets......................    22.51      31.18      29.71       17.97      11.49      10.99       10.79
Interest rate spread (3)..............     2.55       1.76       2.07        1.96       1.76       1.51        2.09
Net interest margin (4)...............     3.65       3.43       3.62        2.89       2.33       2.04        2.59
Average interest-earning assets to
  liabilities.........................     1.27       1.44       1.41        1.21       1.11       1.10        1.10
  average interest-bearing
Other operating expenses as a
  percent of average total assets.....     1.47       1.31       1.94        1.02       0.96       1.61        1.05

Dividend payout ratio (5).............     31.3       30.6       53.6          --         --         --          --

Capital Ratios:
Tangible..............................     19.5       20.4       20.3        19.4       11.3       10.6        10.8
Core..................................     19.5       20.4       20.3        19.4       11.3       10.6        10.8
Risk-based............................     31.8       36.8       35.5        40.8       23.3       22.2        23.1

Asset Quality Ratios:
Nonperforming loans as a percent of
   loans receivable, net (6)..........     1.38       0.22       0.27        0.40       0.48       0.56        0.52
Nonperforming assets as a percent of
   total assets (7)...................     1.23       0.18       0.22        0.26       0.54       0.45        0.44

Allowance for loan losses as a
  percent of gross loans
  receivable..........................     0.53       0.33       0.46        0.36       0.44       0.35        0.32
Allowance for loan losses as a
  percent of nonperforming loans......    43.08     173.24     200.89       96.57      93.58      65.24       63.10
Net charge-offs as a percent of
  average outstanding loans...........       --         --         --        0.01       0.07     (0.05)        0.05



---------------------
(1)  Net income divided by average total assets.
(2) Net income divided by average total equity. (3) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(4)  Net interest income as a percentage of average interest-earning assets.
(5)  Dividends declared per share divided by net income per share.
(6)  Nonperforming loans consist of loans accounted for on a nonaccrual basis.
(7) Nonperforming assets consist of nonperforming loans and real estate acquired in settlement of loans, but exclude restructured loans.

                    SUMMARY SELECTED PRO FORMA COMBINED DATA

         The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information. The pro forma information reflects the purchase method of accounting.

         We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the new company would have been had our companies been combined during these periods.

         You should read this summary pro forma information in conjunction with the information under "Pro Forma Information."



                                                                              Six Months
                                                                                Ended                Year Ended
                                                                               March 31,           September 30,
                                                                                2000                    1999
                                                                              ----------           ------------
                                                                            (In thousands, except per share data)

Pro forma combined income statement data:

Interest income......................................................           $26,517                $49,460
Interest expense.....................................................            14,338                 25,835
Net interest income..................................................            12,179                 23,625
Provision for loan losses............................................               693                  1,077
Net interest income after provision for loan losses..................            11,486                 22,548
Non-interest income..................................................             2,882                  6,110
Non-interest expense.................................................             7,038                 15,137
Net income..........................................................              4,716                  8,493

Pro forma per share data:

Basic net income.....................................................              0.96                   1.60
Diluted net income...................................................              0.92                   1.55




                                                                                        March 31, 2000
                                                                                ------------------------------
Pro forma combined balance sheet data:                                                  (In thousands)

Total assets.........................................................                                 $712,589
Loans receivable, net................................................                                  558,711
Deposits.............................................................                                  439,745
Total stockholders' equity...........................................                                   86,023

                      MARKET PRICE AND DIVIDEND INFORMATION

         SouthBanc common stock is listed on the Nasdaq National Market under the symbol SBAN. Heritage common stock is listed on the Nasdaq National Market under the symbol HBSC.

         The following table lists the high and low prices per share for SouthBanc common stock and Heritage common stock and the cash dividends declared by SouthBanc and Heritage for the periods indicated. On April 14, 1998, SouthBanc became the holding company for Perpetual Bank in connection with Perpetual Bank's conversion from the mutual holding company to the stock holding company form of organization. In connection with this conversion, SouthBanc exchanged 2.85164 shares of its common stock for each share of Perpetual Bank common stock. For periods before April 14, 1998, the following table reflects the price per share and dividends for Perpetual Bank common stock divided by 2.85164.


                                                SouthBanc Common Stock              Heritage Common Stock
                                           --------------------------------- ------------------------------------
                                              High       Low      Dividends     High       Low       Dividends
                                           ---------- --------- ------------  --------   --------   -------------
Fiscal 1998
   Quarter ended December 31, 1997......     $22.97    $17.71       $0.12        $--        $--          $   --
   Quarter ended March 31, 1998.........      23.40     20.95        0.12         --         --              --
   Quarter ended June 30, 1998..........      23.76     18.50        0.12      22.38      19.00              --
   Quarter ended September 30, 1998.....      20.75     15.00        0.12      20.00      16.13            0.15

Fiscal 1999
   Quarter ended December 31, 1998......      20.88     15.25        0.12      21.38      12.50              --
   Quarter ended March 31, 1999.........      20.63     18.38        0.12      22.50      22.00            0.15
   Quarter ended June 30, 1999..........      23.25     18.88        0.15      22.88      16.25            4.00
   Quarter ended September 30, 1999.....      25.00     19.25        0.15      17.50      16.75            0.15

Fiscal 2000
    Quarter ended December 31, 1999....       22.25     20.00        0.15      17.25      15.50              --
    Quarter ended March 31, 2000........      20.50     16.00        0.15      16.88      13.25            0.15
    Quarter ended June 30, 2000
        (through June 8, 2000)..........      19.00     16.75          --      17.50      16.63              --





         The following table shows the closing price per share of SouthBanc common stock, the closing price per share of Heritage Common Stock and the equivalent per share price for Heritage common stock giving effect to the merger on (1) February 11, 2000, which is the last business day preceding the public announcement of the proposed merger; and (2) June 8, 2000, which is the last practicable trading day before the mailing of this document. The equivalent per share price of Heritage common stock was computed by multiplying the price of SouthBanc common stock by the exchange ratio that would be used if the average closing price of SouthBanc common stock during the measurement period used to calculate the exchange ratio were equal to the closing price of SouthBanc common stock on the date indicated.



                                                                   Equivalent Price
                              SouthBanc           Heritage           Per Share of
                            Common Stock        Common Stock        Heritage Stock
                           ----------------    ----------------    -----------------
February 11, 2000 ........      $17.50              $13.25               $17.65
June 8, 2000..............      $17.50              $17.44               $17.65

         You should obtain current market quotations for SouthBanc common stock as the market price of SouthBanc common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.


         As of June 1, 2000, there were approximately 664 holders of record of SouthBanc common stock. As of June 1, 2000, there were approximately 1,176 holders of record of Heritage common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

         Following the merger, the declaration of dividends will be at the discretion of the SouthBanc's Board of Directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of SouthBanc, applicable state law and government regulations and other factors deemed relevant by SouthBanc's Board of Directors. Federal law limits the ability of Perpetual Bank and Heritage Federal to pay dividends to SouthBanc. The merger agreement restricts cash dividends payable on SouthBanc common stock and Heritage common stock pending consummation of the merger. See "The Merger Agreement--Conduct of Business Before the Merger."

                    SPECIAL MEETING OF SOUTHBANC STOCKHOLDERS

Place, Date and Time


         The meeting will be held at Perpetual Bank's main office at 907 North Main Street, Anderson, South Carolina on Tuesday, July 18, 2000, at 3:00 p.m., local time.


Purpose of the Meeting

         The purpose of the meeting is to consider and vote on a proposal to approve and adopt the merger agreement and to act on any other matters brought before the meeting.

Who Can Vote at the Meeting


         You are entitled to vote your SouthBanc common stock if the records of SouthBanc showed that you held your shares as of the close of business on June 1, 2000. As of the close of business on that date, a total of 2,940,440 shares of SouthBanc common stock were outstanding. Each share of common stock has one vote. As provided in SouthBanc's certificate of incorporation, record holders of SouthBanc's common stock who beneficially own, either directly or indirectly, in excess of 10% of SouthBanc's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.


Attending the Meeting

         If you are a beneficial owner of SouthBanc common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of SouthBanc common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

         The special meeting will be held if a majority of the outstanding shares of common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

         Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement.


         As of June 1, 2000, directors and executive officers of SouthBanc, and persons closely associated with them, beneficially owned 507,852 shares of SouthBanc common stock, not including shares that may be acquired upon the exercise of stock options. This equals 17.3% of the outstanding shares of SouthBanc common stock. As of the same date, Heritage and its directors and executive officers beneficially owned 125,500 shares of SouthBanc common stock.


Voting by Proxy

         This document is being sent to you by the Board of Directors of SouthBanc for the purpose of requesting that you allow your shares of SouthBanc common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of SouthBanc common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by SouthBanc's Board of Directors. The SouthBanc Board unanimously recommends a vote "FOR" approval of the merger agreement.

         If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. SouthBanc does not know of any other matters to be presented at the meeting.

         You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of SouthBanc in writing before your common stock has been voted at the special meeting, deliver proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

         If your SouthBanc common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.


         SouthBanc will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of SouthBanc may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. SouthBanc will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. SouthBanc has retained ChaseMellon Shareholder Services to assist in soliciting proxies for a fee of $6,000 plus reimbursable expenses.


Participants in Perpetual Banks ESOP or 401(k) Plan

         If you participate in the Perpetual Bank Employee Stock Ownership Plan or if you hold shares through Perpetual Bank's 401(k) Plan, the proxy card represents a voting instruction to the trustees. Each participant in the ESOP and the 401(k) Plan may direct the trustees as to the manner in which shares of SouthBanc common stock allocated to the participant's plan account are to be voted. Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the ESOP trustees in the same proportion as shares for which the trustees have received voting instructions, subject to the exercise of their fiduciary duties.

                    SPECIAL MEETING OF HERITAGE STOCKHOLDERS

Place, Date and Time


         The meeting will be held at Heritage Federal's main office at 201 West Main Street, Laurens, South Carolina on Tuesday, July 18, 2000, at 10:00 a.m., local time.


Purpose of the Meeting

         The purpose of the meeting is to consider and vote on a proposal to approve and adopt the merger agreement and to act on any other matters brought before the meeting.

Who Can Vote at the Meeting


         You are entitled to vote your Heritage common stock if the records of Heritage showed that you held your shares as of the close of business on June 1, 2000. As of the close of business on that date, a total of 4,218,282 shares of Heritage common stock were outstanding. Each share of common stock has one vote. As provided in Heritage's certificate of incorporation, record holders of Heritage's common stock who beneficially own, either directly or indirectly, in excess of 10% of Heritage's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.


Attending the Meeting


         If you are a beneficial owner of Heritage common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Heritage common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.


Vote Required

         The special meeting will be held if a majority of the outstanding shares of common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

         Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Heritage common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.


         As of June 1, 2000, directors and executive officers of Heritage, and persons closely associated with them, beneficially owned 433,632 shares of Heritage common stock, not including shares that may be acquired upon the exercise of stock options. This equals 10.3% of the outstanding shares of Heritage common stock. As of the same date, SouthBanc and its directors and executive officers beneficially owned 206,600 shares of Heritage common stock.


Voting by Proxy

         This document is being sent to you by the Board of Directors of Heritage for the purpose of requesting that you allow your shares of Heritage common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Heritage common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Heritage's Board of Directors. The Heritage Board unanimously recommends a vote "FOR" approval of the merger agreement.

         If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. Heritage does not know of any other matters to be presented at the meeting.

         You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of Heritage in writing before your common stock has been voted at the special meeting, deliver proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

         If your Heritage common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.


         Heritage will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Heritage may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Heritage will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Heritage has retained ChaseMellon Shareholder Services to assist in soliciting proxies for a fee of $6,000 plus reimbursable expenses.


Participants in Heritage Federals ESOP and 401(k) Plan

         If you participate in the Heritage Federal Bank Employee Stock Ownership Plan or if you hold shares through Heritage Federal's 401(k) Plan, the proxy card represents a voting instruction to the trustees. Each participant in the ESOP and 401(k) Plan may direct the trustees as to the manner in which shares of Heritage common stock allocated to the participant's plan account are to be voted. Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the ESOP trustees in the same proportion as shares for which the trustees have received voting instructions, subject to their exercise of their fiduciary duties.

                       OWNERSHIP OF SOUTHBANC COMMON STOCK


         The following table provides information as of June 1, 2000 with respect to persons known to SouthBanc to be the beneficial owners of more than 5% of SouthBanc's outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.



                                                                          Percent of
                                                         Number of       Common Stock
Name and Address                                       Shares Owned       Outstanding
----------------                                       ------------      -------------
Robert W. Orr......................................     163,787(1)           5.5%
907 North Main Street
Anderson, South Carolina  29621

Thomas C. Hall.....................................     156,357(2)           5.2
907 North Main Street
Anderson, South Carolina  29621

Barry C. Visioli...................................     151,467(3)           5.1
907 North Main Street
Anderson, South Carolina  29621



----------------------

(1) Includes 69,152 shares that may acquired upon the exercise of stock options within 60 days of June 1, 2000, 24,925 shares of unvested restricted stock as to which Mr. Orr exercises voting but not investment power, and 4,091 shares allocated to Mr. Orr's account under the Perpetual Bank employee stock ownership plan over which Mr. Orr exercises voting but not investment power.
(2) Includes 69,152 shares that may acquired upon the exercise of stock options within 60 days of June 1, 2000, 24,925 shares of unvested restricted stock as to which Mr. Hall exercises voting but not investment power, and 3,584 shares allocated to Mr. Hall's account under the Perpetual Bank employee stock ownership plan over which Mr. Hall exercises voting but not investment power.
(3) Includes 69,152 shares that may acquired upon the exercise of stock options within 60 days of June 1, 2000, 24,925 shares of unvested restricted stock as to which Mr. Visioli exercises voting but not investment power, and 3,359 shares allocated to Mr. Visioli's account under the Perpetual Bank employee stock ownership plan over which Mr. Visioli exercises voting but not investment power.

         The following table provides information about the shares of common stock of SouthBanc that may be considered to be beneficially owned by each director of SouthBanc, by those officers of SouthBanc whose salary and bonus during the 1999 fiscal year exceeded $100,000, and by all directors and executive officers of the SouthBanc as a group as of June 1, 2000. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.



                                                                           Number of Shares
                                                                             That May be
                                                    Number of             Acquired Within 60        Percent of
                                                   Shares Owned           Days by Exercising       Common Stock
                  Name                         (Excluding Options)             Options            Outstanding(1)
               ----------                      -------------------        ------------------      -------------
Harold A. Pickens, Jr.                                50,292                   13,527                   2.2%

Martha S. Clamp                                       26,862                   16,033                   1.5

Jim Gray Watson                                        9,113                   16,033                     *

Richard C. Ballenger                                   9,811                   14,778                     *

F. Stevon Kay                                         51,251                   14,778                   2.2

Robert W. Orr                                         94,635(2)                69,152                   5.4

Thomas C. Hall                                        87,205(3)                69,152                   5.2

Barry C. Visioli                                      82,315(4)                69,152                   5.0

All Directors and Executive                          507,852                  317,268                  25.3
  Officers as a group (11 persons)



-----------------------
*Less than 1% of the shares outstanding
(1) Based on 2,940,440 shares of SouthBanc common stock outstanding and entitled to vote as of June 1, 2000, plus the number of shares that may be acquired within 60 days by each individual (or group of individuals) by exercising options.
(2) Includes 24,925 shares of unvested restricted stock as to which Mr. Orr exercises voting but not investment power, and 4,091 shares allocated to Mr. Orr's account under the Perpetual Bank employee stock ownership plan over which Mr. Orr exercises voting but not investment power.
(3) Includes 24,925 shares of unvested restricted stock as to which Mr. Hall exercises voting but not investment power and 3,584 shares allocated to Mr. Hall's account under the Perpetual Bank employee stock ownership plan over which Mr. Hall exercises voting but not investment power.
(4) Includes 24,925 shares of unvested restricted stock as to which Mr. Visioli exercises voting but not investment power and 3,359 shares allocated to Mr. Visioli's account under the Perpetual Bank employee stock ownership plan over which Mr. Visioli exercises voting but not investment power.

                       OWNERSHIP OF HERITAGE COMMON STOCK

         The following table provides information as of June 1, 2000 with respect to persons known to Heritage to be the beneficial owners of more than 5% of Heritage's outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

                                              Number of              Percent of Common
Name and Address                             Shares Owned            Stock Outstanding
----------------                             ------------            -----------------
Heritage Federal Bank                        370,300 (1)                   8.8%
Employee Stock Ownership Plan
201 West Main Street
Laurens, South Carolina 29360


-----------------------
(1) Under the terms of the ESOP, the trustees will vote unallocated shares and allocated shares for which no voting instructions are received in the same proportion as shares for which the trustees have received voting instructions from participants. The trustees of the ESOP are J. Edward Wells and Edwin I. Shealy, both of whom are executive officers of Heritage.


         The following table provides information about the shares of Heritage common stock that may be considered to be owned by each director and by all directors and executive officers of Heritage as a group as of June 1, 2000. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

                                                                        Number of Shares That
                                                  Number of            May Be Acquired Within    Percent of Common
                                                 Shares Owned          60 Days By Exercising           Stock
                     Name                    (Excluding Options)              Options              Outstanding(1)
                -------------                -------------------       ----------------------    ------------------
     Aaron H. King                                 51,834(2)                   41,650                   2.2%
     J. Riley Bailes                               62,384(3)                   41,650                   2.4
     John D. Lake                                  31,834(4)                   41,650                   1.7
     John C. Owings, II                            48,103(5)                   41,650                   2.1
     J. Edward Wells                               84,240(6)                  104,140                   4.4
     All directors and executive                  433,632                     380,588                  17.7
       officers as a group (9 persons)

--------------------------
(1) Based on 4,218,282 shares of Heritage common stock outstanding and entitled to vote as of June 1, 2000, plus the number of shares that may be acquired within 60 days by each individual (or group of individuals) by exercising options.
(2) Includes 13,334 shares owned by Mr. King's spouse and 14,800 shares of unvested restricted stock as to which Mr. King exercises voting but not investment power.
(3) Includes 9,167 shares owned by Mr. Bailes' spouse and 14,800 shares of unvested restricted stock as to which Mr. Bailes exercises voting but not investment power.
(4) Includes 14,800 shares of unvested restricted stock as to which Mr. Lake exercises voting but not investment power. (5) Includes 961 shares owned by Mr. Owings' spouse, 13,340 shares held by a trust for which Mr. Owings serves as a co-trustee and 14,800 shares of unvested restricted stock as to which Mr. Owings exercises voting but not investment power.
(6) Includes 14,668 shares owned by Mr. Wells' spouse, 2,572 shares allocated to Mr. Wells' account under the Heritage Federal ESOP over which Mr. Wells exercises voting but not investment power, and 36,800 shares of unvested restricted stock over which Mr. Wells exercises voting but not investment power.

                                   THE MERGER

         The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this joint proxy statement-prospectus as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

The Parties to the Merger

         SouthBanc Shares, Inc. SouthBanc is the savings and loan holding company for Perpetual Bank. As a savings and loan holding company, SouthBanc is subject to regulation by the Office of Thrift Supervision. Since its formation, SouthBanc's principle activity has been to direct and coordinate the business of Perpetual Bank.


         Perpetual Bank is a federally chartered savings bank located in Anderson, South Carolina. Perpetual Bank is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Perpetual Bank currently operates five banking offices in Anderson County and one banking office in Oconee County, South Carolina. Perpetual Bank is a community-oriented financial institution dedicated to serving the financial needs of consumers and businesses in its market area.

         For financial statements of SouthBanc and a discussion of SouthBanc's recent results of operations, see SouthBanc's 1999 annual report to stockholders and Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, both of which accompany this document.


         Heritage Bancorp, Inc. Heritage is the savings and loan holding company for Heritage Federal. As a savings and loan holding company, Heritage is subject to regulation by the Office of Thrift Supervision. Since its formation, Heritage's principal activity has been to direct and coordinate the business of Heritage Federal.

         Heritage Federal is a federally chartered savings bank headquartered in Laurens, South Carolina. Heritage Federal is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Heritage Federal operates four banking offices in the Upstate region of South Carolina. Heritage Federal operates as a retail financial institution dedicated to financing home ownership and other consumer needs.

         For financial statements of Heritage and a discussion of Heritage's recent results of operations, see Appendix G.

Form of the Merger

         Our Boards of Directors each have unanimously approved a merger agreement that provides for the combination of SouthBanc and Heritage. The combination will be accomplished through the merger of Heritage into SouthBanc. SouthBanc will survive the merger. Upon completion of the merger, each share of Heritage common stock will be converted into the right to receive, at the election of the holder, either $17.65 in cash or a number of shares of SouthBanc common stock established by a formula in the merger agreement. The common stock of SouthBanc will continue to trade on the Nasdaq National Market under the symbol SBAN after completion of the merger.

Conversion of Heritage Common Stock

         When the merger becomes effective, each share of Heritage common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder's election, either (a) $17.65 in cash without interest or (b) shares of SouthBanc common stock and cash instead of fractional shares. A Heritage stockholder's receipt of either cash and/or stock, however, is subject to the allocation and proration procedures as well as other provisions in the merger agreement.

         The number of shares of SouthBanc common stock into which each Heritage share will be exchanged will be based on the price of SouthBanc common stock over a measurement period prior to the closing. The measurement period will consist of the ten trading days ending on the day that is eleven days prior to the effective date of the merger.



         If the average closing price of
         SouthBanc common stock during
         the measurement period is:                      then you will receive:

        o  $15.92 or less                                o  1.109 shares of SouthBanc common stock

        o  between $15.92 and $20.60                     o  a number of shares of SouthBanc common
                                                            stock equal to $17.65 divided by the
                                                            average closing price

        o  $20.60 or more and less than $23.41           o  0.857 of a share of SouthBanc common stock

        o  more than $23.41                              o  a number of shares of SouthBanc common
                                                            stock equal to $20.06 divided by the average
                                                            closing price

         If the average closing price of SouthBanc common stock during the measurement period is less than $14.05, Heritage may elect to terminate the merger agreement unless SouthBanc elects to increase the exchange ratio. In that case, the exchange ratio will equal $15.57 divided by the average closing price of SouthBanc common stock during the measurement period. If, prior to completing the merger, SouthBanc becomes the subject of an acquisition transaction as defined in the merger agreement and during the measurement period the average closing price of SouthBanc common stock exceeds $23.41, the exchange ratio will be 0.857.

         The following table illustrates the calculation of the exchange ratio and the value of the shares of SouthBanc common stock that you may receive in the merger. On June 8, 2000, the closing price of SouthBanc common stock was $17.50. We can give you no assurance as to what the market price of SouthBanc common stock will be if and when the merger is completed, and Heritage stockholders are advised to obtain current market quotations for SouthBanc common stock and Heritage common stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving SouthBanc common stock, you should carefully read the information included below under "-- Tax Consequences to Heritage Stockholders."




   Average Closing Price
        of SouthBanc                                   Value of SouthBanc
    Common Stock During             Resulting          Common Stock to be
     Measurement Period           Exchange Ratio          Received (1)
-----------------------------  --------------------   ---------------------

           $14.05                      1.109                $15.58
            14.50                      1.109                 16.08
            15.00                      1.109                 16.64
            15.50                      1.109                 17.19
----------------------------------------------------------------------------
            15.92                      1.109                 17.65            Exchange ratio limitation
----------------------------------------------------------------------------
            16.00                      1.103                 17.65
            16.50                      1.070                 17.65
            17.00                      1.038                 17.65
            17.50                      1.009                 17.65
            18.00                      0.981                 17.65
            18.50                      0.954                 17.65
            19.00                      0.929                 17.65
            19.50                      0.905                 17.65
            20.00                      0.883                 17.65
            20.50                      0.861                 17.65
----------------------------------------------------------------------------
            20.60                      0.857                 17.65            Exchange ratio limitation
----------------------------------------------------------------------------
            21.00                      0.857                 18.00
            21.50                      0.857                 18.43
            22.00                      0.857                 18.85
            22.50                      0.857                 19.28
----------------------------------------------------------------------------
            23.41                      0.857                 20.06            Exchange ratio limitation
----------------------------------------------------------------------------
            23.50                      0.854                 20.06
            24.00                      0.836                 20.06
            24.50                      0.819                 20.06


--------------------------

(1) Calculated by multiplying the average closing price of SouthBanc common stock during the measurement period by the resulting exchange ratio. The actual value of the shares at the time SouthBanc stock certificates are delivered or the shares become available may be more or less than the amounts shown due to fluctuations in the market price of SouthBanc common stock.


Cash or Stock Election

         Under the terms of the merger agreement, Heritage stockholders may elect to convert their shares into cash, SouthBanc common stock or a mixture of cash and SouthBanc common stock. All elections of Heritage stockholders are further subject to the allocation and proration procedures described in the merger agreement. These procedures provide that the number of shares of Heritage common stock to be converted into SouthBanc common stock in the merger must be 50% of the total number of shares of Heritage common stock issued and outstanding on the date of the merger. We are not making any recommendation as to whether Heritage stockholders should elect to receive cash or SouthBanc common stock in the merger. Each holder of Heritage common stock must make his or her own decision with respect to such election.

         It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Heritage stockholders in the aggregate elect to receive more or less of the SouthBanc common stock than SouthBanc has agreed to issue. These procedures are summarized below.


         o When Stock Is Oversubscribed: If Heritage stockholders elect to receive more SouthBanc common stock than SouthBanc has agreed to issue in the merger, then all Heritage stockholders who have elected to receive cash or who have made no election will receive cash for their Heritage shares and all stockholders who elected to receive SouthBanc common stock will receive a pro rata portion of the available SouthBanc shares plus cash for those shares not converted into SouthBanc common stock.


         o When Stock Is Undersubscribed: If Heritage stockholders elect to receive fewer shares of SouthBanc common stock than SouthBanc has agreed to issue in the merger, then all Heritage stockholders who have elected to receive SouthBanc common stock will receive SouthBanc common stock and those stockholders who have elected cash or have made no election will be treated in the following manner:

              o If the number of shares held by Heritage stockholders who have made no election is sufficient to make up the shortfall in the number of SouthBanc shares that SouthBanc is required to issue, then all Heritage stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and SouthBanc common stock in whatever proportion is necessary to make up the shortfall.

              o If the number of shares held by Heritage stockholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into SouthBanc common stock and those Heritage stockholders who elected to receive cash will receive cash and SouthBanc common stock in whatever proportion is necessary to make up the shortfall.

         Notwithstanding these rules, in order that the tax opinions described under "--Tax Consequences for Heritage Stockholders" can be rendered, it may be necessary for SouthBanc to reduce the number of shares of Heritage common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of Heritage common stock that will be converted into SouthBanc common stock. If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of SouthBanc common stock than they have elected.

         No guarantee can be made that you will receive the amounts of cash and/or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive SouthBanc common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

         An election form is being mailed along with this joint proxy statement-prospectus to holders of shares of Heritage common stock. Each election form entitles the holder of the Heritage common stock to elect to receive cash, SouthBanc common stock, or a combination of cash and stock as outlined above.


         To make an effective election, you must submit a properly completed election form to ChaseMellon Shareholder Services, which will be acting as the exchange agent, on or before 5:00 p.m., Eastern Time, on July 19, 2000 (the "election deadline"). An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of Heritage common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated.

         If certificates for Heritage common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, Heritage shares may be properly exchanged provided that (1) such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States; (2) the exchange agent receives, prior to the election deadline, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this joint proxy statement-prospectus (delivered by hand, mail, telegram, telex or facsimile transmission); and (3) the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged Heritage shares, or confirmation of the delivery of all such certificates into the exchange agent's account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

         Heritage stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Heritage common stock designated as non-election shares. Heritage stock certificates represented by elections that have been revoked will be promptly returned without charge to the Heritage stockholder submitting the election form upon written request. After the completion of the merger, the exchange agent will allocate cash and SouthBanc common stock among the stockholders of Heritage common stock according to the allocation procedures outlined above.

         After the completion of the merger, the exchange agent will mail to Heritage stockholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their Heritage common stock certificates for the merger consideration. Until you surrender your Heritage stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any SouthBanc common stock into which your Heritage shares have been converted. When you surrender your Heritage stock certificates, SouthBanc will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Heritage common stock. Heritage stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

         If your Heritage stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, ChaseMellon Shareholder Services will send you instructions on how to provide evidence of ownership.

         Holders of SouthBanc common stock will not be required to exchange certificates representing their shares of SouthBanc common stock or otherwise take any action as a result of the completion of the merger. There is no need for SouthBanc stockholders to submit their SouthBanc common stock certificates to SouthBanc, ChaseMellon Shareholder Services or to any other person in connection with the merger.

Treatment of Heritage Stock Options

         Upon completion of the merger, each outstanding option to purchase Heritage common stock that has been granted under Heritage's stock option plan will be canceled and converted into the right to receive a cash payment equal to $17.65 minus the exercise price for the option. Heritage's stock option plan will be terminated upon completion of the merger.

Tax Consequences for Heritage Stockholders

         The following is a discussion of the material federal income tax consequences of the merger to holders of Heritage common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this joint proxy statement-prospectus. This discussion assumes that the Heritage common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Heritage stockholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. The opinions of counsel referred to in this section will be based on facts existing at the completion of the merger. In rendering their opinions, counsel will require and rely upon representations contained in certificates of officers of SouthBanc, Heritage and others.

         It is a condition to the obligation of SouthBanc and Heritage to complete the merger that SouthBanc receive an opinion of Malizia Spidi & Fisch, PC and that Heritage receive an opinion of Muldoon, Murphy & Faucette LLP, dated as of the completion of the merger, that the merger will be treated as a reorganization within the meaning of the Internal Revenue Code. If either of us waives the requirement of receiving a tax opinion and there is a material change in tax consequences to SouthBanc stockholders or Heritage stockholders, you will be notified and given the opportunity to confirm or change your vote. Because the merger will be treated as a reorganization, neither SouthBanc nor Heritage will recognize any gain or loss as a result of the merger.

         The tax opinions to be delivered to us in connection with the merger are not binding on the Internal Revenue Service or the courts, and we do not intend to request a ruling from the Internal Revenue Service with respect to the merger.


         The federal income tax consequences of the merger to Heritage stockholders will depend primarily on whether the stockholder exchanges his or her Heritage common stock for solely SouthBanc common stock (except for cash received instead of a fractional share of SouthBanc common stock), solely cash or a combination of stock and cash. Regardless of whether a Heritage stockholder elects to receive SouthBanc common stock, cash or a combination of stock and cash, the federal income tax consequences will depend on the actual merger consideration received.


         The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

         Receipt of SouthBanc Common Stock in Exchange for Heritage Common Stock. No gain or loss will be recognized by a Heritage stockholder who receives solely shares of SouthBanc common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Heritage common stock. The tax basis of the shares of SouthBanc common stock received by a Heritage stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of

SouthBanc common stock, as discussed below) to the basis of the Heritage common stock surrendered in exchange for the SouthBanc common stock. The holding period of the SouthBanc common stock received will include the holding period of shares of Heritage common stock surrendered in exchange for the SouthBanc common stock, provided that such shares were held as capital assets of the Heritage stockholder at the effective time of the merger.

         Receipt of Cash in Exchange for Heritage Common Stock. A Heritage stockholder who receives solely cash in exchange for all of his or her shares of Heritage common stock (and is not treated as constructively owning SouthBanc common stock after the merger under the circumstances referred to below under "--Possible Dividend Treatment") will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder's tax basis in the Heritage common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Heritage stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the Heritage stockholder's holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

         Receipt of SouthBanc Common Stock and Cash in Exchange for Heritage Common Stock. A Heritage stockholder who receives a combination of SouthBanc common stock and cash in exchange for his or her Heritage common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain "realized" in the transaction. The amount of gain a Heritage stockholder "realizes" will equal the amount by which
(a) the cash plus the fair market value at the effective time of the merger of the SouthBanc common stock received exceeds (b) the stockholders' basis in the Heritage common stock to be surrendered in the exchange for the cash and SouthBanc common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of SouthBanc common stock received by such Heritage stockholder will be the same as the basis of the shares of Heritage common stock surrendered in exchange for the shares of SouthBanc common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the cash received in exchange for such shares of Heritage common stock. The holding period for shares of SouthBanc common stock received by such Heritage stockholder will include such stockholder's holding period for the Heritage common stock surrendered in exchange for the SouthBanc common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the merger.

         A Heritage stockholder's federal income tax consequences will also depend on whether his or her shares of Heritage common stock were purchased at different times at different prices. If they were, the Heritage stockholder could realize gain with respect to some of the shares of Heritage common stock and loss with respect to other shares. Such Heritage stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder's adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the SouthBanc common stock received, but could not recognize loss with respect to those shares in which the Heritage stockholder's adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the SouthBanc common stock received. Any disallowed loss would be included in the adjusted basis of the SouthBanc common stock. Such a Heritage stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that stockholder.

         Possible Dividend Treatment. In certain circumstances, a Heritage stockholder who receives solely cash or a combination of cash and SouthBanc common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash "has the effect of the distribution of a dividend." The determination of whether a cash payment has such effect is based on a comparison of the Heritage stockholder's proportionate interest in SouthBanc after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely SouthBanc common stock in the merger. For purposes of this comparison, the Heritage stockholder may be deemed to constructively own shares of SouthBanc common stock held by certain members of the stockholder's family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder's shares of SouthBanc common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder's ratable share of the accumulated earnings and profits of Heritage at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder's shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Heritage stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

         Cash in Lieu of Fractional Shares. A Heritage stockholder who holds Heritage common stock as a capital asset and who receives in the merger, in exchange for such stock, solely SouthBanc common stock and cash in lieu of a fractional share interest in SouthBanc common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Background of the Merger

         The management of SouthBanc and Heritage have been familiar with each other for many years and, from time to time, have discussed the possibility of a business combination. In mid-1997, when Perpetual Bank was organized in the mutual holding company form of organization and Heritage Federal was a mutual savings association, the two institutions discussed a possible business combination. After meeting with the Office of Thrift Supervision and determining that they were likely to encounter significant delays in receiving regulatory approval for a merger as a result of the unique nature of the transaction, both institutions decided to proceed independently.

         Perpetual Bank converted to the stock holding company form of organization in April 1998. Heritage Federal converted from mutual to stock form also in April 1998. Initially, after their conversions, both SouthBanc and Heritage focused on deploying the proceeds raised in their stock offerings and managing their capital levels through stock repurchases and, in the case of Heritage, making a return of capital. From time to time, SouthBanc considered acquisitions of or strategic alliances with financial institutions other than Heritage, but no transaction developed.

         Beginning in May 1999, J. Edward Wells, the President and Chief Executive Officer of Heritage, and Robert W. Orr, the President and Chief Executive Officer of SouthBanc, resumed informal discussions of a possible business combination between their companies. These initial discussions focused on operational issues, including the structure of the Board of Directors and management and potential areas for cost savings.

         Periodically, the Heritage Board of Directors met with Trident Securities to discuss strategic options for Heritage. On October 7, 1999, Trident Securities discussed with the Heritage Board a variety of strategies for increasing stockholder value, the market for mergers and acquisitions and the identity of those companies that were likely merger partners for Heritage. Heritage did not request Trident Securities to specifically analyze a transaction with SouthBanc at this time.

         In mid-November 1999, representatives of Heritage and SouthBanc began a series of discussions regarding the possibility of a business combination. Those discussions covered the potential range of prices for a transaction, the composition of the Board of Directors and management of the combined company, and various other organizational and corporate issues. In the course of those discussions, Heritage and SouthBanc conferred with counsel and RP Financial, LC. regarding legal and financial matters related to a potential transaction.

         On December 16, 1999, representatives of SouthBanc and Heritage met in Greenville, South Carolina, to discuss the terms of a business combination. The parties discussed the pricing of the transaction, whether the consideration would be paid in cash or SouthBanc common stock or a combination of cash and stock, the composition of the Board of Directors of SouthBanc following the merger and a variety of issues relating to employees and employee benefits programs. Although the companies did not reach agreement at this meeting as to the pricing or any other terms of the transaction, they agreed to continue discussions.

         In early January 2000, with the assistance of RP Financial, SouthBanc prepared a general term sheet that set forth the bases for a business combination between SouthBanc and Heritage. Over the first half of January, representatives of SouthBanc and Heritage discussed the term sheet and each proposed modifications to the terms.


         On January 14, 2000, the Heritage Board met to review the term sheet prepared by SouthBanc and to receive a presentation from Trident Securities. At that meeting, counsel for Heritage presented a summary of the directors' fiduciary duties in the context of a merger involving Heritage and SouthBanc. Trident evaluated the proposal from SouthBanc, analyzed SouthBanc and Heritage on a combined basis and compared the value of the merger consideration with amounts paid in similar transactions. Trident also compared the value of the merger consideration to the projected future value of holding Heritage common stock, including receipt of dividends, if Heritage was to continue as an independent company. Trident discussed with the Heritage Board the fact that market prices for bank and thrift stocks have continued to decline in recent months and that prices for mergers and acquisitions of financial institutions have declined as a result. Trident identified the most logical prospective acquirors for Heritage and discussed Trident's analysis of those companies' willingness and ability to pay as much as SouthBanc. Trident concluded that several of the logical acquirors of Heritage were either not making acquisitions at this time, not able to exceed the price offered by SouthBanc without suffering earnings dilution, or not likely to be interested for a variety of reasons.

         On February 2, 2000, the Heritage Board met to discuss the status of discussions with SouthBanc, including the pricing parameters as they stood at that time. Representatives of Trident Securities and legal counsel were present at the meeting. The Board of Directors determined that pursuing a transaction with SouthBanc would be in the best interests of Heritage stockholders in light of Heritage's prospects as an independent company and authorized Mr. Wells to conduct a due diligence review of SouthBanc and to continue discussions with SouthBanc with a view towards presenting the Board with a definitive merger agreement for its consideration.


         On February 3, the SouthBanc Board met to discuss the status of discussions with Heritage, including the pricing terms and organizational and operational benefits of the transaction as they stood on that date. Representatives of RP Financial participated in those discussions via teleconference. RP Financial reviewed with the SouthBanc Board the proposed form and amount of merger consideration, the purchase accounting treatment, the anticipated impact on SouthBanc's book value and earnings per share, and the strategic benefits of pursuing a business combination with Heritage at that point in time. The SouthBanc Board determined that pursuing a transaction with Heritage would be in the best interests of SouthBanc stockholders and authorized Mr. Orr to conduct a due diligence review of Heritage and to continue discussions with Heritage with a view towards presenting the Board with a definitive merger agreement for its consideration.

         On February 3 and 4, following execution of a joint confidentiality agreement, representatives of SouthBanc and Heritage each conducted a due diligence review with respect to the other. Shortly thereafter, representatives of SouthBanc and Heritage began negotiating the terms of the merger agreement.


         A draft of the merger agreement was provided to the Heritage Board on February 11, 2000. On February 14, the Heritage Board met with legal counsel to review the contents of the merger agreement. Legal counsel also reviewed with the Board of Directors the course of negotiations and the results of due diligence. Trident Securities presented its analysis and delivered its opinion that the merger consideration was fair, from a financial point of view, to the stockholders of Heritage. The Heritage Board then discussed the terms of the merger agreement and the presentation by Trident Securities. After conclusion of the review and discussion, a vote was taken and the Heritage Board unanimously approved the merger agreement and authorized Mr. Wells to execute the merger agreement and related documents on behalf of Heritage.


         A draft of the merger agreement was provided to the SouthBanc Board on February 12, 2000. On February 14, the SouthBanc Board met with legal counsel and Sandler O'Neill. Legal counsel reviewed with the Board the course of negotiations, the results of due diligence and the terms of the merger agreement. Sandler O'Neill presented its analysis and delivered its opinion that the merger consideration was fair, from a financial point of view, to the stockholders of SouthBanc. The SouthBanc Board then discussed the terms of the merger agreement and the presentation by Sandler O'Neill. After conclusion of the review and discussion, a vote was taken and the SouthBanc Board unanimously approved the merger agreement and authorized Mr. Orr to execute the merger agreement and related documents on behalf of SouthBanc.

Recommendation of the SouthBanc Board; SouthBancs Reasons for the Merger

         SouthBanc's Board of Directors has unanimously approved the merger agreement and recommends that SouthBanc stockholders vote "FOR" the approval of the merger agreement.

         SouthBanc*s Board of Directors has determined that the merger and the merger agreement are fair to, and in the best interests of, SouthBanc and its stockholders. In reaching this determination, the SouthBanc Board consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisors with respect to the financial aspects and fairness of the transaction from a financial point of view. In arriving at its determination, the SouthBanc Board also considered a number of factors, including the following:

         o Information concerning the businesses, earnings, operations, financial condition and prospects of Heritage and SouthBanc, both individually and as combined. The SouthBanc Board took into account the results of SouthBanc's due diligence review of Heritage.

         o The opinion rendered by Sandler O'Neill, as financial advisor to SouthBanc, that the merger consideration is fair, from a financial standpoint, to SouthBanc stockholders (see "--Opinion of SouthBanc's Financial Advisor").

         o The complimentary nature of the businesses and market areas of SouthBanc and Heritage.

         o The terms of the merger agreement and the structure of the merger, including the fact that the formula for calculating the exchange ratio provides a maximum number of shares of SouthBanc common stock to be issued in the merger and that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and as a purchase for accounting purposes.


         o The size of the combined company, which would permit SouthBanc to pursue other acquisitions.

         o The proposed management of the combined company, including the fact that SouthBanc's Board of Directors will be composed of five persons who are current directors of SouthBanc and three persons who are current directors of Heritage.

         o    The historical trading prices for SouthBanc common stock.

         o The opportunities for decreasing operating expenses for the combined company.

         o The current and prospective economic, competitive and regulatory environment facing SouthBanc, Heritage and the financial services industry.

         The discussion of the information and factors considered by the SouthBanc Board is not intended to be exhaustive, but includes all material factors considered by the SouthBanc Board. In reaching its determination to approve and recommend the merger, the SouthBanc Board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Recommendation of the Heritage Board; Heritages Reasons for the Merger

         Heritage's Board of Directors has unanimously approved the merger agreement and recommends that Heritage stockholders vote "FOR" the approval of the merger agreement.

         Heritage's Board of Directors has determined that the merger and the merger agreement are fair to, and in the best interests of, Heritage and its stockholders. In approving the merger agreement, the Heritage Board consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view. In arriving at its determination, the Heritage Board also considered a number of factors, including the following:

         o Information concerning the businesses, earnings, operations, financial condition and prospects of Heritage and SouthBanc, both individually and as combined. The Heritage Board took into account the results of Heritage's due diligence review of SouthBanc.

         o The opinion rendered by Trident Securities, as financial advisor to Heritage, that the merger consideration is fair, from a financial standpoint, to Heritage stockholders (see "--Opinion of Heritage's Financial Advisor").


         o The terms of the merger agreement and the structure of the merger, including the fact that the formula for calculating the exchange ratio provides a maximum number of shares of SouthBanc common stock to be issued in the merger and that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and as a purchase for accounting purposes.


         o The fact that stockholders of Heritage who receive SouthBanc common stock will own, in the aggregate, approximately 39% of SouthBanc.

         o The fact that Heritage Federal will remain in existence as a subsidiary of SouthBanc and that, as a result, there are no planned layoffs of Heritage Federal employees.

         o The proposed management of the combined company, including the fact that Mr. Wells will serve as Chairman of SouthBanc.

         o    The historical trading prices for Heritage common stock.

         o Heritage stockholders who receive SouthBanc common stock will experience an increase in dividends, based on SouthBanc's current dividend rate.

         o The current and prospective economic, competitive and regulatory environment facing Heritage, SouthBanc and the financial services industry generally.

         o The effect of the merger on Heritage's customers and communities served by Heritage and its employees.

         The discussion of the information and factors considered by the Heritage Board is not intended to be exhaustive, but includes all material factors considered by the Heritage Board. In reaching its determination to approve and recommend the merger, the Heritage Board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Opinion of SouthBancs Financial Advisor

         By letter agreement dated as of February 2, 2000, SouthBanc retained Sandler O'Neill as an independent financial advisor to render an opinion as to the fairness, from a financial point of view, of the merger consideration to the holders of SouthBanc common stock. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Sandler O'Neill did not act as SouthBanc's financial advisor in connection with its consideration of the merger or in connection with the negotiation of the merger agreement.


         At the request of the SouthBanc Board of Directors, representatives of Sandler O'Neill attended the February 14, 2000 meeting of the SouthBanc Board of Directors at which the Board considered and approved the merger agreement. At the meeting, Sandler O'Neill delivered to the SouthBanc Board of Directors its oral opinion, subsequently confirmed in writing, that, as of that date, the merger consideration was fair to SouthBanc's stockholders from a financial point of view. Sandler O'Neill has also delivered to the SouthBanc Board of Directors a written opinion dated the date of this document which is substantially identical to the February 14, 2000 opinion. The full text of Sandler O'Neill's opinion is attached as Appendix D to this document and is incorporated by reference into this description. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. This description is qualified in its entirety by reference to the opinion. SouthBanc stockholders are urged to carefully read the opinion in connection with their consideration of the proposed merger.

         Sandler O'Neill's opinion was directed to the SouthBanc Board of Directors and was provided to the Board of Directors for its information in considering the merger. The opinion is directed only to the fairness of the merger consideration to SouthBanc stockholders from a financial point of view. It does not address the underlying business decision of SouthBanc to engage in the merger or any other aspect of the merger and is not a recommendation to any SouthBanc stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other related matter.

         In rendering its February 14, 2000 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgements as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting only certain factors and analyses, or attempting to ascribe relative weights to some or all factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to SouthBanc or Heritage and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of SouthBanc and Heritage and the companies to which they are being compared.

         The earnings projections for SouthBanc and Heritage relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon internal projections of SouthBanc and Heritage for the year ending September 30, 2000. For periods after 2000, Sandler O'Neill assumed, with the consent of SouthBanc's management, an annual growth rate on earning assets of 5% in the case of SouthBanc and 4% in the case of Heritage. The earnings projections furnished to Sandler O'Neill were prepared by the senior managements of SouthBanc and Heritage for internal purposes only and not with a view towards public disclosure. Those projections were based upon numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

         In performing it analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of SouthBanc, Heritage or Sandler O'Neill. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the SouthBanc Board of Directors at the Board's February 14th meeting. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of SouthBanc common stock or Heritage common stock or the prices at which SouthBanc common stock or Heritage common stock may be sold at any time.

         Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the average closing price of SouthBanc common stock for the ten trading days ending

February 11, 2000 of $18.49 and the resulting exchange ratio of 0.954, Sandler O'Neill calculated an implied transaction value per share of Heritage common stock of $17.65. The implied aggregate transaction value was approximately $76.6 million, based upon 4,301,089 actual shares of Heritage common stock outstanding and 416,588 options outstanding with an average strike price of $15.10. Based upon Heritage's December 31, 1999 financial information, Sandler O'Neill calculated the following ratios:

         Implied value/ Book value.....................................   1.03x
         Implied value/ Tangible book value............................   1.03x
         Implied value/ Last twelve months EPS.........................   29.4x
         Implied value/ Last twelve months normalized EPS..............   19.2x
         Implied value/Last quarter annualized EPS.....................   17.0x

For purposes of Sandler O'Neill's analyses, earnings per share were based on diluted earnings per share. Sandler O'Neill noted that the implied transaction value represented a 33.2% premium over the February 11, 2000 closing price of Heritage common stock of $13.25.


         Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of SouthBanc common stock and Heritage common stock, and the relationship between the movements in the prices of each of the stocks to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and composite groups of publicly traded regional savings institutions selected by Sandler O'Neill. In order to incorporate the effect of the $4 special dividend paid by Heritage on June 22, 1999, $4 was subtracted from reported Heritage stock prices prior to the ex-dividend date of May 27, 1999. During the one year period ended February 11, 2000, the SouthBanc common stock outperformed the Nasdaq Bank Index and the composite group to which it was compared but underperformed the Standard & Poor's 500 Index. During the one year period ended February 11, 2000, the Heritage common stock underperformed all of the indices to which it was compared.



                                              Beginning Index Value        Ending Index Value
                                              February 11, 1999            February 11, 2000
SouthBanc ...........................              100.00%                         88.61%
SouthBanc Composite Group............              100.00%                          77.9%
Heritage.............................              100.00%                         75.18%
Heritage Composite Group.............              100.00%                         79.34%
Nasdaq Bank Index....................              100.00%                         86.09%
S&P 500 Index........................              100.00%                        110.61%


         Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for SouthBanc and two groups of savings institutions selected by Sandler O'Neill. The regional group consisted of SouthBanc and the following 15 publicly traded regional savings institutions:


         Cavalry Bancorp, Inc.                  CENIT Bancorp, Inc.
         Community Financial Corp.              Cooperative Bankshares, Inc.
         Essex Bancorp, Inc.                    Federal Trust Corp.
         FFLC Bancorp, Inc.                     First Community Financial Corp.
         First Federal Bancshares of Arkansas   FirstSpartan Financial Corp.
         HCB Bancshares, Inc.                   Heritage Bancorp, Inc.
         Pocahontas Bancorp, Inc.               Union Financial Bancshares, Inc.
         Virginia Capital Bancshares

The highly valued group consisted of the following seven publicly traded savings institutions that had a return on equity (based on last twelve months' earnings) of greater than 14.5% and a price to tangible book value of greater than 140%:


         American Bank of Connecticut           Bancorp Connecticut, Inc.
         Coastal Financial Corp.                Highland Bancorp, Inc.
         Home Federal Bancorp                   Home Port Bancorp, Inc.
         Warren Bancorp, Inc.

The analysis compared publicly available financial information for SouthBanc for each of the fiscal years ended September 30, 1994 through 1998 and as of and for the twelve months ended December 31, 1999 and the median data for each of the regional and highly valued groups as of and for each of the years ended December 31, 1994 through 1999 (or in some cases, for the period ending September 30, 1999). The table below sets forth the comparative data as of and for the twelve months ended December 31, 1999.


                                                                                                    Highly
                                                              SouthBanc     Regional Group       Valued Group
    Total assets....................................          $373,667         $381,577            $654,778
    Annual growth rate of total assets..............              .81%            8.37%               9.10%
    Tangible equity / total assets..................            13.65%            9.63%               7.36%
    Intangible assets / total equity................              .00%             .00%                .00%
    Net loans / total assets........................            71.53%           75.17%              71.74%
    Cash & securities / total assets................            22.27%           19.61%              25.76%
    Gross loans / total deposits....................           123.20%          108.47%             105.59%
    Total borrowings / total assets.................            26.62%           16.07%              22.37%
    Non-performing assets / total assets............              .69%             .41%                .28%
    Loan loss reserve / gross loans.................             1.02%             .71%               1.48%
    Net interest margin.............................             3.84%            3.48%               3.61%
    Loan loss provision / average assets............              .15%             .06%                .09%
    Non-interest income / average assets............             1.24%             .54%                .53%
    Non-interest expense / average assets...........             2.26%            2.32%               2.05%
    Efficiency ratio................................            48.47%           64.64%              46.60%
    Return on average assets (1)....................             1.40%             .93%               1.39%
    Return on average equity (1)....................             9.29%            6.53%              16.12%
    Price / tangible book value per share...........           109.36%           87.18%             171.11%
    Price / earnings per share (1)..................            11.29x           11.63x               9.72x
    Dividend yield..................................             3.17%            3.06%               3.35%
    Dividend payout ratio (1).......................            34.77%           43.41%              30.91%



 ---------------
(1) Based upon net income normalized to exclude the impact of nonrecurring items.

         Similarly, Sandler O'Neill used publicly available information to compare selected financial and market trading information for Heritage and two groups of savings institutions selected by Sandler O'Neill. The regional group consisted of Heritage and the following 15 publicly traded regional savings institutions:


         Cavalry Bancorp, Inc.                  CENIT Bancorp, Inc.
         Community Financial Corp.              Cooperative Bankshares, Inc.
         Essex Bancorp, Inc.                    Federal Trust Corp.
         FFLC Bancorp, Inc.                     First Community Financial Corp.
         FirstSpartan Financial Corp.           HCB Bancshares, Inc.
         Pocahontas Bancorp, Inc.               SouthBanc Shares, Inc.
         Texarkana First Financial Corp.        Union Financial Bancshares, Inc.
         Virginia Capital Bancshares


The highly valued group consisted of the following seven publicly traded savings institutions that had a return on equity (based on last twelve months' earnings) of greater than 14.5% and a price to tangible book value of greater than 140%:


         American Bank of Connecticut           Bancorp Connecticut, Inc.
         Coastal Financial Corp.                Highland Bancorp, Inc.
         Home Federal Bancorp                   Home Port Bancorp, Inc.
         Warren Bancorp, Inc.

The analysis compared publicly available financial information for Heritage for each of the fiscal years ended September 30, 1994 through 1998 and as of and for the twelve months ended December 31, 1999 and the median data for each of the regional and highly valued groups as of and for each of the years ended December 31, 1994 through 1999 (or in some cases, for the period ending September 30, 1999). The table below sets forth the comparative data as of and for the twelve months ended December 31, 1999.


                                                          Heritage        Regional Group        Highly Valued Group
    Total assets................................           $334,100           $353,126                 $654,778
    Annual growth rate of total assets..........              9.94%              8.37%                    9.10%
    Tangible equity / total assets..............             21.99%              9.63%                    7.36%
    Intangible assets / total equity............               .00%               .00%                     .00%
    Net loans / total assets....................             80.72%             77.81%                   71.74%
    Cash & securities / total assets............             17.40%             18.67%                   25.76%
    Gross loans / total deposits................            133.84%            110.61%                  105.59%
    Total borrowings / total assets.............             16.46%             16.36%                   22.37%
    Non-performing assets / total assets........               .33%               .34%                     .28%
    Loan loss reserve / gross loans.............               .55%               .71%                    1.48%
    Net interest margin.........................              3.61%              3.60%                    3.61%
    Loan loss provision / average assets........               .19%               .06%                     .09%
    Non-interest income / average assets........               .07%               .54%                     .53%
    Non-interest expense / average assets.......              1.24%              2.32%                    2.05%
    Efficiency ratio............................             35.38%             64.64%                   46.60%
    Return on average assets (1)................              1.19%               .92%                    1.39%
    Return on average equity (1)................              4.57%              6.53%                   16.12%
    Price / tangible book value per share.......             80.12%             92.66%                  171.11%
    Price / earnings per share (1)..............             14.67x             12.65x                    9.72x
    Dividend yield..............................             31.85%              3.06%                    3.35%
    Dividend payout ratio(1)....................            476.90%             43.41%                   30.91%


---------------
(1) Based upon net income normalized to exclude the impact of nonrecurring items.

         Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain transactions announced from January 1, 1999 to February 11, 2000 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 47 transactions announced nationwide and 13 transactions announced in the Southeast region, comprised of Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia. Sandler O'Neill reviewed the multiples of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total assets and premium to market price, and computed high, low, mean and median multiples and premiums for the respective groups of transactions. These multiples were applied to Heritage's financial information as of and for the twelve months ended December 31, 1999. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Heritage common stock of $13.55 to $29.68 based upon the median multiples for nationwide transactions and $17.69 to $25.24 based upon the median multiples for Southeast transactions. As calculated by Sandler O'Neill, the implied transaction value per share of Heritage common stock as of February 11, 2000 was $17.65, which was within the range of values for the 47 transactions reviewed.

                                                                                                 Implied Value
                                                                 Range of          Median       based on Median
    Nationwide Transactions                                     Multiples          Multiple         Multiple
    -----------------------

    Deal Price / LTM EPS (1).......................           47.8x - 12.9x        24.0x             $22.02
    Deal Price / Book value........................           3.72x - 1.02x        1.74x             $29.68
    Deal Price / tangible book value...............           3.98x - 1.02x        1.74x             $29.68
    Tangible book premium / core deposits..........           58.7% -  2.6%        11.5%             $23.12
    Deal Price / total deposits....................           57.4% - 12.0%        27.7%             $13.55
    Deal Price / total assets......................           36.8% - 10.9%        19.8%             $15.97
    Premium to market price........................           98.3% -  5.3%        39.1%             $18.43

---------------
(1) Based upon net income normalized to exclude the impact of nonrecurring items.


                                                                                                 Implied Value
                                                                 Range of          Median       based on Median
    Southeast Transactions                                      Multiples          Multiple         Multiple
    ----------------------
    Deal Price / LTM EPS (1).......................           30.5x - 15.3x        23.4x             $21.49
    Deal Price / Book value........................           3.67x - 1.02x        1.48x             $25.24
    Deal Price / tangible book value...............           3.98x - 1.02x        1.48x             $25.24
    Tangible book premium / core deposits..........           38.3% -  2.9%        14.5%             $24.50
    Deal Price / total deposits....................           57.4% - 16.3%        36.1%             $17.69
    Deal Price / total assets......................           36.6% - 14.7%        25.4%             $20.53
    Premium to market price........................           98.3% -  5.3%        50.0%             $19.87

---------------
(1) Based upon net income normalized to exclude the impact of nonrecurring items.

         Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividends of Heritage through September 30, 2004 under various circumstances, assuming Heritage's current dividend payout ratio and that Heritage performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Heritage common stock at September 30, 2004, Sandler O'Neill applied price/earnings multiples ranging from 6.0x to 26.0x and applied multiples of tangible book value ranging from 40% to 240%. The dividend income streams and terminal values were then discounted to present values using different assumptions regarding required rates of return of holders or prospective buyers of Heritage common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Heritage common stock of $6.75 to $27.13 when applying the price/earnings multiples and $6.45 to $34.44 when applying multiples of tangible book value. As calculated by Sandler O'Neill, the implied transaction value per share of Heritage common stock in the merger as of February 11, 2000 was $17.65, which was within the range of values as calculated above.


                             Price/Earnings Multiples            Tangible Book Value Multiples
    Discount Rate               6x              26x                 .4x              2.4x
           9%                 $8.37           $27.13               $7.99            $34.44
          11                   7.78            24.98                7.43             31.68
          13                   7.24            23.04                6.91             29.20
          15                   6.75            21.29                6.45             26.95

         In connection with its analysis, Sandler O'Neill considered and discussed with the SouthBanc Board of Directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

         Pro Forma Merger Analysis. Sandler O'Neill analyzed certain pro forma effects of the merger, based upon (a) a transaction value of $17.65 per share of Heritage common stock, with the merger consideration being 50% cash and 50% SouthBanc common stock and assuming that the exchange ratio was 0.954, based upon the average stock price of SouthBanc for the ten trading days ending on February 11, 2000, and (b) SouthBanc's and Heritage's current and projected income statements and balance sheets as reviewed with management, and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with the senior managements of SouthBanc and Heritage. As illustrated in the following table, this analysis indicated that in the first full fiscal year following the merger, the merger would be accretive to SouthBanc's earnings per share and tangible book value per share. The actual results achieved by SouthBanc and Heritage may vary from projected results and the variations may be material.

                                                                   SouthBanc
    Year Ending September 30, 2001                    Stand-Alone               Pro Forma
    ------------------------------
    Projected EPS                                        $1.96                    $2.21
    Projected tangible book value(1)                    $17.33                    $17.88
    Projected leverage capital ratio(1)                  13.49%                    12.85%

---------------------
(1) Calculated at the beginning of the period.

         SouthBanc does not as a matter of course make public projections as to future revenues, earnings, or other results. However, the management of SouthBanc has provided certain prospective financial information to Sandler O'Neill for use in rendering its opinion. This prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of SouthBanc's management, was prepared on a reasonable basis, reflect the best currently available estimates and judgments and present, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of SouthBanc. However, this information is not fact and should not be relied upon as necessarily indicative of future results, and readers of this joint proxy statement-prospectus are cautioned not to place undue reliance on the prospective financial information. Neither SouthBanc's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. SouthBanc does not intend to update these projections. See "A Warning About Forward-Looking Statements."

         In connection with rendering its February 14, 2000 opinion, Sandler O'Neill reviewed, among other things:

         1.   the merger agreement and exhibits and schedules thereto;

         2. the stock option agreements, dated February 14, 2000, between SouthBanc and Heritage;


         3. certain publicly available financial statements of SouthBanc and other historical financial information provided by SouthBanc that it deemed relevant;

         4. certain publicly available financial statements of Heritage and other historical financial information provided by Heritage that it deemed relevant;


         5. certain internal financial analyses and forecasts of SouthBanc prepared by and/or reviewed with management of SouthBanc and the views of senior management of SouthBanc, based on limited discussions with certain members of senior management, regarding SouthBanc's past and current business, financial condition, results of operations and future prospects;

         6. the budget forecast of Heritage for the fiscal year ending September 30, 2000 prepared by and reviewed with management of Heritage and the views of senior management of Heritage, based on limited discussions with certain members of senior management, regarding Heritage's past and current business, financial condition, results of operations and future prospects;

         7.   the pro forma impact of the merger on SouthBanc;

         8. the publicly reported historical price and trading activity for SouthBanc's and Heritage's common stock, including a comparison of certain financial and stock market information for SouthBanc and Heritage with similar publicly available information for certain other companies the securities of which are publicly traded;

         9. the financial terms of recent business combinations in the savings institution industry, to the extent publicly available;

         10. the current market environment generally and the banking environment in particular; and

         11. such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

         In connection with rendering its updated opinion included as Appendix D of this document, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its February 14, 2000 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.


         In performing its reviews and analyses, Sandler O'Neill relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources, that was provided to it by SouthBanc or Heritage or that was otherwise reviewed by it and it assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill was not asked to and did not undertake an independent verification of any such information and it does not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of SouthBanc or Heritage or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of SouthBanc or Heritage, nor has it reviewed any individual credit files relating to SouthBanc or Heritage. With SouthBanc's consent, Sandler O'Neill has assumed that the respective allowance for loan losses for both SouthBanc and Heritage are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of SouthBanc or Heritage. Sandler O'Neill is not an accounting firm and it has relied, with SouthBanc's consent, on the reports of the independent accountants of SouthBanc and Heritage for the accuracy and completeness of the financial statements furnished to them. With respect to all financial projections reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that these projections reflected the best currently available estimates and judgements of the respective managements of the respective future financial performances of SouthBanc and Heritage and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.


         Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with SouthBanc's consent, that there had been no material change in SouthBanc's or Heritage's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that SouthBanc and Heritage will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for using the purchase method of accounting and will qualify as a tax-free reorganization for federal income tax purposes.

         SouthBanc has paid Sandler O'Neill a fee of $125,000 for rendering its fairness opinion. SouthBanc has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         Sandler O'Neill has in the past provided certain other investment banking services to SouthBanc and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to SouthBanc and Heritage and may actively trade the equity securities of SouthBanc and Heritage for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Heritage's Financial Advisor

         Heritage retained Trident Securities to act as its financial advisor in connection with a possible merger and related matters. As part of its engagement, Trident Securities agreed, if requested by Heritage, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Heritage common stock, of the merger consideration as set forth in the agreement. Trident Securities is a nationally recognized specialist for the financial services industry, in general, and for thrifts in particular. Trident Securities is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Heritage selected Trident Securities as its financial advisor based upon Trident Securities' qualifications, expertise and reputation in such capacity.

         Trident Securities delivered a written opinion dated February 14, 2000 that the merger consideration was fair to Heritage stockholders, from a financial point of view, as of that date. Trident Securities updated its February 14, 2000 opinion as of the date of this joint proxy statement-prospectus. No limitations were imposed by Heritage on Trident Securities with respect to the investigations made or the procedures followed in rendering its opinion.

         The full text of Trident Securities' written opinion to the Heritage Board, dated as of the date of this joint proxy statement-prospectus, which sets forth the assumptions made, matters considered and extent of review by Trident Securities, is attached as Appendix E and is incorporated herein by reference. You should read carefully the fairness opinion in its entirety. The following summary of Trident Securities' opinion is qualified in its entirety by reference to the full text of the opinion. Trident Securities' opinion is addressed to the Heritage Board and does not constitute a recommendation to any stockholder of Heritage as to how such stockholder should vote at the Heritage special meeting described in this document.

         Trident Securities, in connection with rendering its opinion:

         1. reviewed Heritage's Annual Reports to Stockholders and Annual Reports on Form 10-K for each of the years ended September 30, 1999 and September 30, 1998, including the audited financial statements contained in those reports; and Heritage's Quarterly Report on Form 10-Q for the three month period ended December 31, 1999;

         2. reviewed SouthBanc's Annual Reports to Stockholders and Annual Reports on Form 10-K for each of the years ended September 30, 1999 and September 31, 1998 including the audited financial statements contained in those reports, and SouthBanc's Quarterly Report on Form 10-Q for the three month period ended December 31, 1999;

         3. reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Heritage and SouthBanc provided to Trident Securities or publicly available;

         4. participated in meetings and telephone conferences with members of senior management of Heritage and SouthBanc concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters Trident Securities believed relevant to its inquiry;

         5. reviewed certain stock market information for Heritage common stock and SouthBanc common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

         6. compared the results of operations and financial condition of Heritage and SouthBanc with that of certain companies which Trident Securities deemed to be relevant for purposes of its opinion;

         7. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that Trident Securities deemed to be relevant for purposes of its opinion;

         8. reviewed the merger agreement and its schedules and exhibits and certain related documents; and

         9. performed such other reviews and analyses as Trident Securities deemed appropriate.

         The written opinions provided by Trident Securities to Heritage were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates of the opinions.

         In connection with its review and arriving at its opinion, Trident Securities relied upon the accuracy and completeness of the financial information and other pertinent information provided by Heritage and SouthBanc to Trident Securities for purposes of rendering its opinion. Trident Securities did not assume any obligation to independently verify any of the provided information as being complete and accurate. With regard to the financial forecasts established and developed for Heritage and SouthBanc with the input of their respective managements, as well as projections of cost savings and operating synergies, Trident Securities assumed that this information reflects the best available estimates and judgments of Heritage and SouthBanc as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident Securities could formulate its opinion. Neither Heritage nor SouthBanc publicly discloses such internal management projections of the type utilized by Trident Securities in connection with Trident Securities' role as financial advisor to Heritage. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Heritage and SouthBanc. Accordingly, actual results could vary significantly from those set forth in the respective projections.

         Trident Securities does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Heritage and SouthBanc are adequate to cover such losses. In addition, Trident Securities does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Heritage or SouthBanc, nor was Trident Securities provided with such appraisals. Furthermore, Trident Securities assumes that the merger will be consummated in accordance with the terms set forth in the agreement, without any waiver of any material terms or conditions by Heritage, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Heritage, Trident Securities adjusted the data to reflect full dilution, i.e., the effect of the exercise of all outstanding stock options. In particular, Trident Securities assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

         In connection with rendering its opinion to Heritage's Board of Directors, Trident Securities performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses doesnot purport to be a complete description of the analyses performed by Trident Securities. Moreover, Trident Securities believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident Securities also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident Securities drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident Securities' analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident Securities were assigned a greater significance by Trident Securities than any other in deriving its opinion.

         Accretion/Dilution Analysis: On the basis of financial projections developed with the assistance of management, and estimates of on-going cost savings accruing to the pro forma company, as well as estimated one-time costs related to the transaction, Trident Securities compared pro forma equivalent earnings, cash dividends, book value and tangible book value to the stand-alone projections for Heritage and SouthBanc. No assumptions were made regarding revenue enhancements and capital management following the completion of the transaction.

             The accretion/dilution analysis demonstrated, among other things, that the merger would result in:


                  o 64% accretion to earnings for Heritage stockholders in the first year of combined operations, and increasing over the period of the analysis;

                  o 1% accretion to earnings for SouthBanc stockholders in the first year of combined operations;

                  o 90% higher cash dividends for Heritage stockholders, assuming the SouthBanc Board maintained its current dividend policy;

                  o   no change in cash dividends for SouthBanc stockholders;

                  o 4% dilution to book value and 6% dilution to tangible book value for Heritage stockholders; and

                  o 5% accretion to book value and 3% accretion to tangible book value for SouthBanc stockholders.

          Contribution Analysis: Trident Securities compared the contribution of Heritage to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that Heritage stockholders would hold approximately 39.6% of the pro forma shares of SouthBanc. Heritage's approximate contributions are listed below by category:

                                                         Heritage
                                                       Contribution
                                                   --------------------

        Assets.................................           44.1%
        Loans..................................           50.1%
        Deposits...............................           48.0%
        Equity.................................           42.6%
        Tangible equity........................           42.6%
        Last twelve months reported
         earnings (1)..........................           38.8%

        Pro Forma Ownership....................           39.6%


        ---------------------
        (1) Includes estimated cost savings of 30% of Heritage's 1999 non-interest expense base attributable to the merger.


         Comparable Transaction Analysis: Trident Securities reviewed and compared financial performance and pricing information for groups of comparable pending and completed thrift merger transactions (through February 7, 2000) it deemed pertinent to an analysis of the merger. The pricing ratios for the merger were compared to the average and median ratios of (1) price to last twelve months earnings, (2) price to tangible book value, (3) price to capital-adjusted tangible book value, and (4) tangible book value premium to core deposits for each of the following comparable transaction groups:


              o all recent thrift acquisitions in the United States announced within the preceding 12 months ("All Recent Median");

              o all thrift acquisitions in the United States announced within the preceding 90 days ("Last 90 Days Median");

              o all pending thrift acquisitions in the United States that have been announced but have yet to close ("All Pending Median");

              o all Southeast thrift acquisitions announced within the preceding 12 months ("Southeast Recent Median");

              o all South Carolina thrift acquisitions announced within the preceding 12 months ("South Carolina Recent Median");

              o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with assets of $250-$500 million ("Assets $250mm-$500mm Median")

              o all thrift acquisitions in the United States announced within the preceding 12 months with a total deal size of $50-$150 million ("Deal Size $50mm-$150mm Median")

              o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with returns on average assets of 100bp-200bp ("ROAA 100bp-200bp Median")

              o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with returns on average equity of 4%-7% ("ROAE 4%-7% Median")

              o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with tangible capital of 18%-40% ("Tangible Capital 18%-40% Median")

              o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with non-performing assets/assets of 0.50%-0.75% ("NPAs/Assets 0.50%-0.75% Median")

              o Guideline thrift acquisitions announced since May 1998 involving acquired thrifts with capital levels, and returns on average equity similar to Heritage ("Guideline Median")

         The following table represents a summary analysis of the comparable transactions analyzed by Trident Securities based on the announced transaction values:

                                                                        Price/
                                                                        Capital
                                                           Price/      Adjusted        Price/       Tangible Book
                                                          Tangible     Tangible         LTM         Premium/ Core
                                              Deals      Book Value    Book (2)      Earnings(3)     Deposits (4)
                                            ----------- ------------- ------------  ------------- ------------------
All Recent Median.....................          70          160.4%      202.8%          23.4x           11.0%
Last 90 Days Median...................          17          152.1%      175.8%          26.6x            9.1%
All Pending Median....................          35          157.9%      192.6%          25.6x           10.8%
Southeast Recent Median...............          14          129.9%      206.1%          23.0x            9.3%
South Carolina Recent Median..........           1          103.8%      118.8%          23.0x            1.9%
Assets $250mm-$500mm Median...........           9          135.1%      193.8%          23.4x           11.3%
Deal Size $50mm-$150mm Median.........          11          172.6%      194.2%          23.9x           11.2%
ROAA 100bp-200bp Median...............          15          133.2%      238.7%          20.7x           15.5%
ROAE 4%-7% Median.....................          23          135.1%      177.4%          24.6x            9.3%
Tangible Capital 18%-40% Median.......          11          117.3%      175.8%          23.7x            7.0%
NPAs/Assets 0.50%-0.75% Median........          14          156.2%      170.4%          21.8x            7.1%
Guideline Median......................          10          128.5%      193.8%          24.0x           13.1%
Heritage (1)..........................                      104.6%      118.7%          19.2x            2.5%

-----------------------
1. Heritage pricing data based on per share consideration of $17.65.
2. Price and capital adjusted to eliminate the impact of excess capital (assumes 7% capital is adequate).
3. Last 12 months earnings per share, except for Heritage (last six months annualized).
4. Tangible book value premium as a percentage of core deposits.



         The pricing multiples shown in the table above are generally higher than the corresponding multiples for Heritage represented by the merger consideration. However, there are two important distinctions between the merger and the other transactions. First, the trading market for bank and thrift equities has declined considerably in recent months. Lower trading prices for banks and thrifts generally result in lower multiples for thrift mergers and acquisitions, but a change in market conditions may take several months to become apparent from transactions data. Therefore, the data shown in the table above may not accurately reflect current thrift merger pricing. Secondly, the other transactions are mostly acquisitions, whereas the merger is similar to a merger-of-equals (due to the significant ownership in the combined company for Heritage stockholders). Mergers-of-equals are typically priced at different multiples than acquisitions. Based on these factors, Trident Securities placed less emphasis on the comparable transaction analysis in arriving at its opinion.

         Discounted Cash Flow Analysis: Trident Securities prepared a discounted cash flow analysis with regard to Heritage's estimated acquisition value through December 2004. This analysis utilized a discount rate of 15%; assumed asset growth rates between 2.1% and 2.6%; assumed return on average assets of 1.18% to 1.40%; and assumed an earnings multiple of 19.6x. The analyses resulted in a range of present values of between $15.53 and $18.07 for acquisition values. This analysis was based on an estimate by Trident Securities of the earnings multiple used in projecting Heritage's acquisition value, and is not necessarily indicative of actual values or actual future results, and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Trident Securities noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend pay-out rates and discount rates.

         Due Diligence Examination of SouthBanc: Trident Securities reviewed its on-site due diligence examination of SouthBanc. Trident Securities examined SouthBanc's historical balance sheets and income statements, along with recent operating results and a variety of financial ratios through December 31, 1999. Trident Securities considered SouthBanc's business strategy, strengths and weaknesses, profitability, growth, net interest margin, non-interest income, operating expenses, intangible assets, borrowed funds, market area, capital, asset quality and reserve coverage, concentrations of credit and loan portfolio composition, interest-rate risk, year 2000 preparations, subsidiary activities, culture, use of technology, stock pricing, recent bank analysts' reports, and other issues.

         Comparable Company Analysis: Trident Securities reviewed and compared stock market data and selected financial information for SouthBanc with corresponding information for actively-traded thrifts possessing similar financial and performance characteristics as SouthBanc. The comparison thrifts ("Comparable Groups") were grouped according to the parameters listed below:

                                                                                      Companies
Comparable Groups                                                                     in Group
--------------------------                                                          ---------------
Median for All U.S. Thrifts..............................................                 338
Median for Southeast Thrifts.............................................                  33
Median for South Carolina Thrifts........................................                   7
Median for Thrifts with Assets - $250-$500 Million.......................                  80
Median for Thrifts with Market Capitalization - $50-$80 Million..........                  47
Median for Thrifts with Return on Average Assets - 130bp-160bp...........                  25
Median for Thrifts with Return on Average Equity - 8%-12%................                  77
Median for Thrifts with Tangible Capital Median - 12%-16%................                  60
Median for Guideline Companies*..........................................                  10

----------------------------
* Consists of actively-traded companies of similar asset size, tangible capital levels, and return on equity.

         The table below represents a summary analysis of all of the comparable groups based on market prices as of February 10, 2000 and the latest publicly available financial data as of or for the twelve months ended December 31, 1999:

                                                                Mean          Median          SouthBanc
                                                             ---------      ----------      -------------
Price to last twelve months reported earnings...........        11.4x          10.8x            10.5x
Price to last twelve months adjusted earnings (1).......        12.3x          12.3x            11.8x
Price to last twelve months core earnings (2)...........        11.8x          12.0x            11.0x
Price to book value.....................................        95.9%          97.9%           108.9%
Price to tangible book value............................       100.2%         101.1%           108.9%
Dividend yield..........................................         3.4%           3.3%             3.3%
Return on average assets................................        1.04%          0.97%            1.54%
Return on average equity................................         9.7%          10.1%            10.5%

-----------------------
(1) Adjusted earnings are defined as pre-tax earnings, minus non-recurring gains, plus non-recurring losses, taxed at a 35% rate.
(2) Core earnings are defined as pre-tax earnings, minus non-recurring gains, plus non-recurring losses, plus loan loss provisions, taxed at a 35% rate.


         The analysis reveals that SouthBanc trades at a slight discount to thrifts included in comparable groups based on price to earnings for the last twelve months but at a slight premium based on price to book value and price to tangible book value. Despite SouthBanc's higher profitability, in terms of return on average assets and return on average equity, SouthBanc's stock price is not significantly different from the comparable groups.

         Based on the aforementioned analyses and Trident Securities' experience with numerous mergers involving thrift institutions, it is Trident Securities' opinion that the merger consideration to be received by Heritage stockholders in the merger is fair from a financial point of view.

         No company used as a comparison in the above analyses is identical to Heritage, SouthBanc or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Heritage, SouthBanc and the combined entity are being compared.

         In connection with the delivery of its opinion dated as of the date of this joint proxy statement-prospectus, Trident Securities performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. Trident Securities did not perform any analyses in addition to those described above in updating the opinion.

         For its financial advisory services provided to Heritage, Trident Securities will be paid $450,000, of which $125,000 has been paid. In addition, Heritage has agreed to reimburse Trident Securities for all reasonable out-of-pocket expenses incurred by it on Heritage's behalf, and to indemnify Trident Securities against certain liabilities, including any which may arise under the federal securities laws.

         Trident Securities/McDonald Investments is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Heritage and/or SouthBanc. As a market maker, Trident Securities may also have purchased and sold the securities of Heritage and/or SouthBanc for Trident Securities' own account and for the accounts of its customers. Additionally, Trident Securities served as Heritage's sales agent in Heritage Federal's mutual-to-stock conversion in 1998, and received total fees and commissions of $800,000 for that transaction.

Rights of Dissenting Stockholders

         Heritage Stockholders. Under Delaware law, if you do not wish to accept the merger consideration provided for in the merger agreement you have the right to dissent from the merger and to receive payment in cash for the fair value of your Heritage common stock. Heritage stockholders electing to exercise dissenters' rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Heritage will require strict compliance with the statutory procedures. A copy of Section 262 is attached as Appendix F.

         The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix F of this joint proxy statement-prospectus.

         Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters' appraisal rights will be available. A copy of Section 262 must be included with such notice. This joint proxy statement-prospectus constitutes Heritage's notice to its stockholders of the availability of dissenters' rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your dissenters' rights you should carefully review the text of Section 262 contained in Appendix F because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

         If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

         1. You must deliver to Heritage a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

         2. You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

         If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Heritage common stock as provided for in the merger agreement, but you will have no dissenters' rights with respect to your shares of Heritage common stock.

         All demands for appraisal should be addressed to the Corporate Secretary, Heritage Bancorp, Inc., 201 West Main Street, Laurens, South Carolina 29360, before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Heritage common stock. The demand must reasonably inform Heritage of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

         To be effective, a demand for appraisal by a holder of Heritage common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

         If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

         If you hold your shares of Heritage common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

         Within 10 days after the effective date of the merger, SouthBanc must give written notice that the merger has become effective to each Heritage stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date, either SouthBanc or any stockholder who has complied with the requirements of
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. SouthBanc does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previously written demand for appraisal.

         At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the payment specified by the merger agreement for his or her shares of Heritage common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to SouthBanc, SouthBanc will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with
Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

         After determination of the stockholders entitled to appraisal of their shares of Heritage common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

         In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.


         Costs of the appraisal proceeding may be imposed upon SouthBanc and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date of the merger); however, if no petition for appraisal is filed within 120 days after the effective date, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her Heritage common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date of the merger.


         In view of the complexity of Section 262, Heritage stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

         SouthBanc Stockholders. SouthBanc stockholders do not have appraisal rights as a result of the merger.

Interests of Our Directors and Officers in the Merger that Differ From Your Interests

         Some members of our management and Boards of Directors may have interests in the merger that are in addition to or different from the interests of Heritage and SouthBanc stockholders. Our Boards of Directors were aware of these interests and considered them in approving the merger agreement.

         Employment Agreement with J. Edward Wells. The merger agreement provides that J. Edward Wells, the current President and Chief Executive Officer of Heritage and Heritage Federal, will enter into three-year employment agreements with SouthBanc and Heritage Federal relating to his employment after the completion of the merger. These employment agreements will supersede his current employment agreement with Heritage and Heritage Federal.

         The term of the SouthBanc employment agreement will extend on a daily basis until the SouthBanc Board of Directors gives written notice of non-renewal. The term of the Heritage Federal employment agreement will be renewable on an annual basis. The employment agreements provide that Mr. Wells' base salary, which initially is expected to be $200,000, will be reviewed annually. SouthBanc will be obligated to make all payments to Mr. Wells under his employment agreement with Heritage Federal if Heritage Federal does not make them. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. Under the employment agreements, Heritage Federal or SouthBanc may terminate Mr. Wells for cause, as defined in the employment agreements, at any time. If Heritage Federal or SouthBanc chooses to terminate Mr. Wells' employment for reasons other than for cause, or if Mr. Wells resigns after specific circumstances set forth in the employment agreements that constitute constructive termination, Heritage Federal and SouthBanc would be required to honor the terms of the agreements through the expiration of the then current term, including payment of current cash compensation and continuation of employee benefits. If Mr. Wells terminates employment for reasons other than a change in control, he must adhere to a one year non-competition agreement.

         The employment agreements also provide for severance payments to Mr. Wells if his employment is terminated following a change in control of Heritage Federal or SouthBanc. These payments will equal three times the average of the five preceding taxable years' annual compensation. Heritage Federal and SouthBanc would also continue Mr. Wells' life, health, and disability coverage for thirty-six months. Even though both employment agreements provide for a severance payment if a change in control occurs, Mr. Wells would only be entitled to receive a severance payment under one agreement. Mr. Wells would also be entitled to receive an additional tax indemnification payment if payments under the SouthBanc employment agreement or otherwise triggered liability under the Internal Revenue Code for the excise tax applicable to "excess parachute payments." Under applicable law, the excise tax would be triggered by change in control-related payments that equal or exceed three times Mr. Wells' average annual compensation over the five years preceding the change in control. The excise tax would equal 20% of the amount of the payment in excess of one times Mr. Wells' average compensation over the preceding five-year period.

         Heritage Federal or SouthBanc, as the case may be, will pay all reasonable costs and legal fees paid or incurred by Mr. Wells under any dispute or question of interpretation relating to the employment agreements if Mr. Wells is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that Heritage Federal and SouthBanc will indemnify Mr. Wells to the fullest extent legally allowable for all expenses and liabilities he may incur in connection with any suit or proceeding in which he may be involved by reason of his having been a director or officer of SouthBanc or Heritage Federal.

         Severance Agreements with Executive Officers of Heritage. The merger agreement provides that Will B. Ferguson, John M. Swofford, Edwin I. Shealy and James H. Wasson, Jr., all of whom are currently executive officers of Heritage Federal, will enter into agreements with SouthBanc and Heritage Federal that would provide them with severance benefits if their employment with SouthBanc and Heritage Federal is terminated after the completion of the merger as a result of a change in control of SouthBanc or Heritage Federal. The severance agreements will have a term of two years and may be extended for an additional year on each anniversary of the agreement.

         The severance agreements provide for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of SouthBanc. Severance payments also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, an executive is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to the change in control, has his compensation reduced, or has his principal place of employment relocated by more than 35 miles.

         The severance payments will equal two times the executive's annual compensation. However, the maximum value of the severance benefits under the severance agreements is 2.99 times the executive's average annual compensation during the five-year period preceding the effective date of the change in control.

         Vesting of Heritage Restricted Stock. Directors, officers and employees of Heritage received grants of restricted stock under Heritage's Management Recognition and Development Plan, with vesting of the shares to occur over a period of five years. Under the terms of the Plan, all unvested restricted shares of Heritage common stock will become vested upon a change in control of Heritage. The merger will constitute a change in control of Heritage. The directors and executive officers of Heritage currently hold a total of 135,320 shares of unvested restricted stock, which will be converted into the right to receive the same merger consideration as all other shares of Heritage common stock. The following table reflects the number of shares of unvested restricted stock held by each director and the value of the merger consideration that each will receive in exchange for their shares, assuming a merger consideration value of $17.65.


                                                                                  Total Merger
                                                        Number of Unvested     Consideration Value
                                                            Shares of          for Unvested Shares
Name and Title                                           Restricted Stock      of Restricted Stock
-------------------------------------------------      --------------------  -----------------------
J. Riley Bailes                                                14,800               $261,220
  Director
John D. Lake                                                   14,800                261,220
  Director
Aaron H. King                                                  14,800                261,220
  Director
John C. Owings, II                                             14,800                261,220
  Director
J. Edward Wells                                                36,800                640,520
  President, Chief Executive Officer and Director

         Heritage Stock Options. Upon completion of the merger, all outstanding options to purchase Heritage common stock under Heritage's stock option plan will be canceled and converted into the right to receive an amount of cash equal to $17.65 minus the exercise price for each option. The directors and executive officers of Heritage currently hold options to purchase a total of 380,588 shares of Heritage common stock. The following table shows the number of options, the exercise price of the options and the amounts payable to each director upon cancellation of his stock options.

                                              Number of             Exercise Price         Net Proceeds
                                        Securities Underlying         Per Share         Through Conversion
Name and Title                           Unexercised Options
-------------------------------------  ------------------------  ---------------------  --------------------
J. Riley Bailes                                41,650                  $15.10                $106,208
  Director
John D. Lake                                   41,650                   15.10                 106,208
  Director
Aaron H. King                                  41,650                   15.10                 106,208
  Director
John C. Owings, II                             41,650                   15.10                 106,208
  Director
J. Edward Wells                               104,140                   15.10                 265,557
  President, Chief Executive Officer
  and Director

         Vesting of SouthBanc Restricted Stock and Stock Options. Under the terms of SouthBanc's stock-based benefit plans, all unvested shares of restricted stock and unvested stock options will become vested upon completion of the merger. The directors and executive officers of SouthBanc currently hold 74,775 shares of unvested restricted stock and 320,932 unvested stock options.


         Appointment of Heritage Directors to the SouthBanc Board of Directors. SouthBanc will appoint three members of Heritage's Board of Directors to the SouthBanc Board of Directors upon completion of the merger. Those persons will be J. Edward Wells, J. Riley Bailes and John C. Owings, II. SouthBanc currently does not compensate its directors for service on its Board of Directors. Messrs. Wells, Bailes and Owings will continue to serve as directors of Heritage Federal for which Messrs. Bailes and Owings will continue to receive fees.

         Termination of Heritage Federal ESOP. Heritage Federal will terminate its employee stock ownership plan upon completion of the merger. The plan will repay its existing loan from Heritage and will allocate any surplus cash and SouthBanc common stock to the accounts of the plan participants, including Mr. Wells and the other executive officers of Heritage Federal, in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the plan.

         Protection of Heritage Directors and Officers Against Claims. SouthBanc has agreed to indemnify and hold harmless each present and former director and officer of Heritage for a period of six years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under Delaware law as in effect at the time of closing. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. SouthBanc has also agreed to advance any costs to each of these persons as they are incurred. SouthBanc has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of Heritage's directors and officers for three years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

Regulatory Approvals Needed to Complete the Merger


         Completion of the merger is subject to prior approval of the Office of Thrift Supervision. In reviewing applications for transactions of this type, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the OTS may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. SouthBanc filed an application with the OTS on April 13, 2000.


         Under the Community Reinvestment Act of 1977, the OTS must take into account the record of performance of Perpetual Bank and Heritage Federal in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Perpetual Bank and Heritage Federal each received a "Satisfactory" rating during their last federal Community Reinvestment Act examinations.

         In addition, a period of 15 to 30 days must expire following approval by the OTS is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While we believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of the State of South Carolina will not challenge the merger, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

         The merger cannot proceed in the absence of the requisite regulatory approvals. See "The Merger Agreement--Conditions to Completing the Merger" and "--Terminating the Merger Agreement." There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under "The Merger Agreement--Conditions to Completing the Merger."

         SouthBanc has also filed a copy of the application filed with the Office of Thrift Supervision with the Board of Financial Institutions of the State of South Carolina for its review. We are not aware of any other regulatory approvals that are required for completion of the merger, except as described above. Should any other approvals be required, we presently contemplate that we would seek those approvals. There can be no assurance that any other approvals, if required, will be obtained.

         The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Heritage common stock to SouthBanc common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Accounting Treatment of the Merger


         SouthBanc will use the purchase method of accounting to account for the merger. Under the purchase method of accounting, all of the assets and liabilities of Heritage will be recorded on SouthBanc's consolidated balance sheet at their estimated fair value at the effective date of the merger. The amount by which the purchase price paid by SouthBanc exceeds the fair value of the net tangible and identifiable intangible assets acquired by SouthBanc through the merger will be recorded as goodwill. SouthBanc currently expects that, based on preliminary accounting estimates, the merger would result in the recording of identifiable intangible assets and goodwill of approximately $20,000. This amount will be amortized over 15 years as charges to SouthBanc's earnings.


Resale of SouthBanc Common Stock

         The shares of SouthBanc common stock to be issued to stockholders of Heritage in the merger have been registered under the Securities Act of 1933. Shares of SouthBanc common stock issued in the merger may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Heritage, as that term is defined in the rules under the Securities Act. SouthBanc common stock received by those stockholders of Heritage who are deemed to be "affiliates" of Heritage at the time the merger is submitted for vote of the stockholders of Heritage may be resold without registration under the Securities Act only to the extent provided for by Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of Heritage is an individual or entity that controls, is controlled by or is under common control with, Heritage, and may include the executive officers and directors of Heritage, as well as certain principal stockholders of Heritage. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

         Heritage has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of Heritage for purposes of Rule 145 under the Securities Act to deliver to SouthBanc a written agreement intended to ensure compliance with the Securities Act.


                              THE MERGER AGREEMENT

         The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated by reference into this joint proxy statement-prospectus.

Terms of the Merger

         The merger agreement provides for a business combination in which Heritage will merge with SouthBanc. SouthBanc will be the surviving corporation in the merger.

         As a result of the merger, except as noted below, each outstanding share of Heritage common stock will be converted into the right to receive, at the election of the holder, either shares of SouthBanc common stock or $17.65 in cash. See "The Merger-Conversion of Heritage Common Stock." SouthBanc will not issue fractions of shares of SouthBanc common stock, but instead will pay each holder of Heritage common stock who would otherwise be entitled to a fraction of a share of SouthBanc common stock an amount in cash determined by multiplying that fraction by the average closing price of SouthBanc common stock over a measurement period prior to the completion of the merger. If there is a change in the number or classification of shares of SouthBanc outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction, the exchange ratio will be equitably adjusted. Shares of Heritage common stock held directly or indirectly by SouthBanc will be canceled and retired upon completion of the merger, and no payment will be made for them. Canceled shares will not include shares held by either Heritage or SouthBanc in a fiduciary capacity or in satisfaction of a debt previously contracted. Holders of shares for which dissenters' rights have been exercised will be entitled only to the rights granted by Delaware law.

When Will the Merger be Completed

         The closing of the merger will take place on a date we agree upon that is no later than 14 days following the date on which the last waiting period under the required regulatory approvals expires and all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless we agree to a later date. See "--Conditions to Completing the Merger." On the closing date, SouthBanc will file a certificate of merger with the Delaware Secretary of State merging Heritage into SouthBanc. The merger will become effective at the time stated in the certificate of merger.

         We expect to complete the merger in the third calendar quarter of 2000. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See "The Merger--Regulatory Approvals Needed to Complete the Merger." Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before December 31, 2000, unless failure to complete the merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement. See "--Terminating the Merger Agreement."

Conditions to Completing the Merger

         Our obligations to consummate the merger are conditioned on the following:

         o        approval of the merger agreement by our stockholders;

         o receipt of all required regulatory approvals without any materially adverse conditions and the expiration of all statutory waiting periods;

         o no party to the merger being subject to any legal order that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

         o the registration statement of which this joint proxy statement-prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state "blue sky" approvals;

         o receipt by us of all consents and approvals from third parties required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on SouthBanc after completion of the merger;

         o receipt by each of us of opinions from our respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

         o the other party having performed in all material respects its obligations under the merger agreement, the other party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party's chief executive officer and chief financial officer to that effect; and

         o receipt of certificates from appropriate authorities as to the corporate existence of the other party and other documents and certificates to evidence fulfillment of the conditions to the merger as each party may reasonably require.

         The obligation of SouthBanc to complete the merger is also conditioned on the number of shares for which dissenters' rights have been exercised not exceeding 10% of the outstanding shares of Heritage common stock. The obligation of Heritage to complete the merger is also conditioned on SouthBanc having deposited the cash portion of the merger consideration with the exchange agent.

         We cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before December 31, 2000, either party may terminate the merger agreement by a vote of a majority of its Board of Directors.

Conduct of Business Before the Merger

         We have each agreed that, until the completion of the merger, each of us will use our best efforts to:

         o conduct our business in the regular, ordinary and usual course consistent with past practice;

         o maintain and preserve intact our business organization, properties, leases, employees and advantageous business relationships and retain the services of our officers and key employees;

         o take no action that would interfere with our ability to perform our respective covenants and agreements on a timely basis under the merger agreement; and

         o take no action that would interfere with our ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the merger agreement or that would reasonably be expected to result in those approvals, consents or waivers containing any material condition or restriction.

         Further, except as otherwise provided in the merger agreement, until the completion of the merger, each of us have agreed that, unless permitted to by the other party, neither of us nor our subsidiaries will:

         Indebtedness

         o incur any indebtedness or become responsible for the obligations of any individual, corporation or entity, other than in the ordinary course of business;

         Capital stock

         o        change our capitalization;

         o pay any cash or stock dividends or make any distributions, other than quarterly cash dividends on SouthBanc common stock not more than $0.15 per share and quarterly cash dividends on Heritage common stock not more than $0.075 per share;

         o grant any stock appreciation rights or issue any securities convertible or exercisable for any shares of our capital stock;

         o issue any shares of our capital stock other than shares issued upon the exercise of outstanding stock options, pursuant to SouthBanc's dividend reinvestment plan or pursuant to the stock option agreements that we entered into in connection with the merger agreement;

         Dispositions

         o dispose of any of our material assets or cancel or release any indebtedness, other than in the ordinary course of business or pursuant to commitments existing as of the date of the merger agreement;

         Investments

         o make any equity investment in individual amounts not to exceed $100,000;

         o        restructure or materially change our investment portfolios;

         Contracts

         o enter into, renew, amend or terminate any contract or agreement, or make any change in any of our leases or contracts, other than with respect to those involving the payment of less than $100,000 per year;

         Loans

         o make, renew, increase, extend or purchase any loans other than in conformance with written lending policies in effect as of the date of the merger agreement;

         Employees

         o increase the compensation or fringe benefits of any of our employees or directors, except in the ordinary course of business consistent with past practice;

         o pay any pension or retirement allowance not required by any existing plan or agreement to any employees or directors;

         o become a party to, amend or commit to any benefit plan or employment agreement;

         o voluntarily accelerate the vesting of any stock options or other compensation or benefit;

         o        elect any new executive officer or director;

         o hire any employee with an annual total compensation payment in excess of $100,000;

         Settling claims

         o settle any claim against us for more than $25,000 or agree to material restrictions on our operations;

         Governing documents

         o        amend our articles of incorporation or bylaws;

         Capital expenditures

         o make any capital expenditures in excess of $100,000 per expenditure other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

         Branches

         o establish or commit to establish any new branch or other office;

         Accounting

         o change our method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

         Adverse actions

         o take any action that would impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

         o take or omit to take any action that is intended or expected to result in any of our representations and warranties contained in the merger agreement being or becoming untrue, or in any of the conditions to the merger not being satisfied, or in a violation of any provision of the merger agreement;

         o engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices; or

         Other agreements

         o agree to take or make any commitment to take any of the actions listed above.

Covenants of Heritage and SouthBanc in the Merger Agreement


         Agreement Not to Solicit Other Proposals. Heritage has agreed not to initiate, solicit, encourage, facilitate, obtain or endorse any acquisition proposal with a third party. An acquisition proposal includes the following:


         o any merger, consolidation, share exchange, business combination, or other similar transaction;

         o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Heritage; and

         o any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Heritage.

         Despite the agreement of Heritage not to solicit other acquisition proposals, the Board of Directors of Heritage may generally enter into discussions or negotiations with anyone who makes an unsolicited, written, bona fide acquisition proposal that is a financially superior proposal to the merger. A proposal of this nature is one about which Heritage's financial advisor opines in writing is superior to this merger from a financial point of view. For Heritage to enter into negotiations on a superior proposal, it would also have to first determine that its fiduciary duties obligate it to do so. If Heritage enters into negotiations with a third party regarding a superior proposal, Heritage has to notify SouthBanc and provide SouthBanc with information about the third party and its proposal.

         Employee Matters. Each person who is an employee of Heritage Federal as of the closing of the merger will continue as an employee of Heritage Federal following the merger. After the merger, except for Heritage Federal's employee stock ownership plan, the existing employee benefit plans of Perpetual Bank and Heritage Federal will remain in place until SouthBanc adopts new benefit plans that cover all of its employees. For current employees of Heritage Federal who continue as employees of Heritage Federal after the merger, the new compensation and benefits program will recognize all service with Heritage Federal as service with the combined company for all purposes, including eligibility and vesting. Also, all Heritage and Heritage Federal employees who continue as employees of the combined company after the merger will be eligible to participate in Perpetual Bank's Employee Stock Ownership Plan on the earliest date required by law.

         Heritage Federal will terminate its employee stock ownership plan upon completion of the merger. The plan will repay its existing loan from Heritage and will allocate any surplus cash and SouthBanc common stock to the accounts of the plan participants in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the plan.


         Indemnification of Heritage Officers and Directors. SouthBanc has agreed to indemnify and hold harmless each present and former director and officer of Heritage for a period of six years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under Delaware law as in effect at the time of closing. SouthBanc has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage, or provide a policy providing comparable coverage and amounts on terms no less favorable than Heritage's current policy, for the benefit of Heritage's directors and officers who are currently covered by insurance for three years following consummation of the merger, subject to a cap on the amount of annual premiums.

         Certain Other Covenants. The merger agreement also contains other agreements relating to our conduct before consummation of the merger, including the following:


         o We will each give the other reasonable access during normal business hours to our property, books, records and personnel and furnish all information the other party may reasonably request.

         o We will submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions.

         o We will take any necessary action to exempt each other and this transaction from any antitakeover provisions contained in our certificates of incorporation or bylaws or federal or state law.

         o We will use all reasonable efforts to take all actions necessary to consummate the merger.

         o We will consult with each other regarding any public statements about the merger and any filings with any governmental entity or with any national securities exchange or market.

         o We will take all actions necessary to convene a meeting of our respective stockholders to vote on the merger agreement. Our Boards of Directors will each recommend at our respective stockholder meetings that the stockholders vote to approve the merger and will each use our reasonable best efforts to solicit stockholder approval, unless it determines that its actions would not comply with its fiduciary obligations to its stockholders.

         o Prior to completion of the merger, SouthBanc will notify the Nasdaq National Market of the additional shares of SouthBanc common stock that SouthBanc will issue in exchange for shares of Heritage.

         o Heritage will use its best efforts to cause each person who is an affiliate of it under Rule 145 of the Securities Act to deliver to SouthBanc a letter to the effect that such person will comply with Rule 145.

         o We each will notify the other of any contract defaults and any events that would reasonably be likely to result in a material adverse effect on us. We also will notify each other of any communication from a third party regarding the need to obtain that party's consent to the merger.

         o We will coordinate our dividend payments so that Heritage stockholders do not miss a dividend payment or get two dividend payments in one quarter.

Representations and Warranties Made by SouthBanc and Heritage in the Merger Agreement

         We have made certain customary representations and warranties to each other in the merger agreement relating to our businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on our business, financial condition or results of operations. See "--Conditions to Completing the Merger."

Terminating the Merger Agreement


         The merger agreement may be terminated at or prior to the completion of the merger, either before or after approval of the merger agreement by our stockholders, as follows:

         o        with the mutual consent of SouthBanc and Heritage;

         o by either party, if the stockholders of either company fail to approve the merger agreement;

         o by either party, if a required regulatory approval is denied or any governmental entity prohibits the merger;

         o by either party, if the merger is not consummated by December 31, 2000, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

         o by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that is not cured within a specified time and that would have a material adverse effect on the party seeking to terminate;

         o by either party, if the Board of Directors of the other party does not recommend approval of the merger in the joint proxy statement-prospectus or withdraws or revises its recommendation; or

         o by Heritage if, its Board of Directors determines that it must accept a superior offer from a third party in the exercise of its fiduciary duties.


         In addition, Heritage may terminate the merger agreement if the average closing price of SouthBanc common stock during the measurement period used to compute the exchange ratio is less than $14.05. Heritage will have five calendar days after the end of the measurement period in which to exercise its right to terminate the merger agreement on this basis. However, no termination will occur if SouthBanc agrees to increase the exchange ratio to an amount equal to $15.57 divided by the average closing price of SouthBanc common stock during the measurement period. SouthBanc will have five calendar days after receiving notice of termination from Heritage to exercise its right to increase the exchange ratio. Whether Heritage would exercise its right to terminate the merger agreement and whether SouthBanc would exercise its right to increase the exchange ratio will depend on the facts and circumstances as they exist at the time.

SouthBanc and Heritage Option Agreements

         General. Immediately after the execution of the merger agreement, SouthBanc entered into a stock option agreement pursuant to which SouthBanc granted Heritage an irrevocable option to purchase from SouthBanc up to 614,733 shares of SouthBanc common stock or a lesser or greater amount of shares that is 19.9% of the outstanding SouthBanc common stock at the time the option is exercised, subject to certain adjustments. The exercise price of the SouthBanc option is $17.50 per share, subject to certain adjustments. At the same time, Heritage entered into a stock option agreement, pursuant to which Heritage granted SouthBanc an irrevocable option to purchase from Heritage up to 855,916 shares of Heritage common stock or a lesser or greater amount of shares that is 19.9% of the outstanding Heritage common stock at the time the option is exercised, subject to certain adjustments. The exercise price of the Heritage option is $13.25 per share, subject to certain adjustments.

         Except as otherwise noted below, the terms and conditions of the SouthBanc option agreement and the Heritage option agreement are identical in all material respects. SouthBanc and Heritage are sometimes referred to in this section as "issuer" of their respective common stock upon the exercise of an option, and as "optionees" holding an option on the common stock of the other party. Shares issued pursuant to either of the option agreements are sometimes referred to in this section as "issuer option shares."

         Effect of Stock Option Agreements. We entered into the option agreements to increase the likelihood that the merger will be completed in accordance with its terms. The option agreements may have the effect of discouraging persons who might be interested in acquiring all of or a significant interest in the issuer, even if such persons were prepared to pay a higher price per share for issuer common stock than the value per share contemplated by the merger agreement. The acquisition by a third party of the issuer or a significant interest in the issuer or a significant portion of its consolidated assets, or an agreement to do so, could cause the option to become exercisable and significantly increase the cost to a potential acquiror. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire the issuer than it might otherwise have proposed to pay. Moreover, the exercise of the option is likely to prohibit any acquiror of the issuer from accounting for any acquisition of the issuer using the pooling-of-interests accounting method for a period of two years. This could discourage or preclude an acquisition by certain other banking organizations.

         Exercise. The options will become exercisable, in whole or in part and subject to regulatory approval, only if both an "initial triggering event" and a "subsequent triggering event" occur prior to an "exercise termination event." For purposes of each option agreement:

         (1) an "initial triggering event" will occur if one of the following events occurs:

               (a) the issuer or any of its subsidiaries, without the optionee's prior written consent, enters into an agreement to engage in an acquisition transaction, or the issuer's board of directors recommends that stockholders of the issuer approve or accept an acquisition transaction;

               (b) the issuer, without the optionee's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an acquisition transaction, or the issuer's board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to the optionee, its recommendation that its stockholders approve the merger agreement in anticipation of engaging in an acquisition transaction;

               (c) a third party acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of issuer common stock;

               (d) a third party makes a bona fide proposal to the issuer or its stockholders by public announcement or written communication that becomes the subject of public disclosure to engage in an acquisition transaction;

               (e) the issuer breaches any covenant or obligation in the merger agreement after a proposal is made by a third party to engage in an acquisition transaction, and following that breach the optionee would be entitled to terminate the merger agreement; or

               (f) any person, other than the optionee or any subsidiary of the optionee, other than in connection with a transaction to which the optionee has given its prior written consent, files an application or notice with the Federal Reserve Board, the Office of Thrift Supervision or some other U.S. federal or state bank regulatory authority, for approval to engage in an acquisition transaction.

         (2)   As used above in (1), the term "acquisition transaction" means:

               (a) a merger or consolidation, or any similar transaction with the issuer or any of its significant subsidiaries;

               (b) a purchase, lease or other acquisition or assumption of all or substantially all of the assets or deposits of the issuer or any of its significant subsidiaries;

               (c) a purchase or other acquisition of securities representing 10% or more of the voting power of the issuer; or

               (d)      any substantially similar transaction.

         (3) A "subsequent triggering event" will occur if either of the following occurs:

               (a) any person acquires beneficial ownership of 25% or more of the then-outstanding shares of issuer common stock; or

               (b)      the initial triggering event described above in clause
                        (1)(a) occurs, except that the percentage referred to in clause (2)(c) of the definition of "acquisition transaction" set forth above is 25%.

         (4)   An "exercise termination event" means the earliest of:

               (a)      the effective time of the merger;

               (b) termination of the merger agreement in accordance with its terms if the termination occurs prior to the occurrence of an initial triggering event, except in the case of the termination of the merger agreement by the optionee as a result of a volitional and material breach by the issuer of any of its representations, warranties, covenants or agreements; or

               (c) the date that is 12 months after the termination of the merger agreement.

         As of the date of this joint proxy statement-prospectus, to our knowledge, no initial triggering event or subsequent triggering event has occurred.

         Repurchase of the Option. Each option agreement permits the optionee to require that the issuer repurchase the option or any shares issued under the option for a cash fee equal to a specified surrender price if (a) the issuer completes a merger, consolidation or similar transaction or any sale of substantially all of its assets, or (b) any third party acquires beneficial ownership of 50% or more of the outstanding common stock.

         The "surrender price" is

         o    $1,600,000, plus

         o if applicable, the aggregate purchase price previously paid by the optionee with respect to any issuer option shares, minus

         o if applicable, the sum of the excess of (1) the net cash amounts, if any, received by the optionee pursuant to the arm's-length sale of issuer option shares, over (2) the aggregate purchase price previously paid by the optionee with respect to those issuer option shares, and the net cash amounts, if any, received by the optionee pursuant to an arm's-length sale of a portion of the option.

         Profit Limitation. Each option agreement provides that the aggregate profit that the optionee may realize from the option is $2,000,000.

         Adjustment. Each option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of the issuer or certain other events or transactions.

         Regulatory Matters. Some rights and obligations of SouthBanc and Heritage as the optionee and the issuer under the option agreements are subject to receipt of required regulatory approvals. The optionee must obtain the approval of the Office of Thrift Supervision to acquire more than 5% of the outstanding shares of issuer common stock.


Expenses

         Each of us will pay our own costs and expenses incurred in connection with the merger, except that we will share equally the expense of filing, printing and mailing this joint proxy statement-prospectus.

Changing the Terms of the Merger Agreement

         Before the completion of the merger, we may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by our stockholders, we can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by Heritage's stockholders under the terms of the merger.

                 MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

Board of Directors

         After completion of the merger, the Board of Directors of SouthBanc will consist of (a) Robert W. Orr, Harold A. Pickens, Jr., Martha C. Clamp, Richard C. Ballenger, and F. Stevon Kay, all of whom are current directors of SouthBanc and (b) J. Edward Wells, John C. Owings, II and J. Riley Bailes, all of whom are current directors of Heritage. Mr. Wells will be Chairman of the Board and Mr. Pickens will be Vice-Chairman of the Board. In addition, after completion of the merger, J. Edward Wells will join the Board of Directors of Perpetual Bank and Robert W. Orr and one other director of Perpetual Bank will join the Board of Directors of Heritage Federal.

         Information regarding the directors of Heritage who will be joining the SouthBanc Board of Directors is provided below. Unless otherwise stated, each director has held his current occupation for the past five years. The age indicated for each individual is as of March 31, 2000. The indicated period for service as a director includes service as a director of Heritage Federal.

         J. Riley Bailes. Mr. Bailes is the retired owner of a retail clothing store in Laurens, South Carolina. Age 60. Director since 1986.

         John C. Owings, II. Mr. Owings is the owner of Laurens Lumber Co. in Laurens, South Carolina. Age 47. Director since 1998.


         J. Edward Wells. Mr. Wells is the President and Chief Executive Officer of Heritage Federal, positions he has held since 1972, and President and Chief Executive Officer of Heritage Bancorp, positions he has held since the formation of Heritage in 1997. Mr. Wells joined Heritage Federal in 1967. Age
61. Director since 1971.

         Information regarding the current directors and executive officers of SouthBanc, executive compensation and relationships and related transactions is incorporated by reference or set forth in SouthBanc's Annual Report on Form 10-K for the year ended September 30, 1999, which is incorporated in this document by reference. Stockholders desiring copies of this document and other documents may contact SouthBanc at its address or telephone number indicated under "Where You Can Find More Information."

Management

         The executive officers of SouthBanc, Perpetual Bank and Heritage Federal will not change as a result of the merger.

Operations

         While there can be no assurance as to the achievement of business and financial goals, we currently expect to achieve cost savings equal to 13.6% of our combined general and administrative expenses through the elimination of employee benefit plan expenses and the elimination of duplicative expenses for items such as payroll and data processing and legal and accounting fees. We expect to achieve most of these savings in the first year following the merger. See "A Warning About Forward-looking Statements."

                        PRO FORMA FINANCIAL INFORMATION


         The following unaudited pro forma consolidated condensed combined balance sheet as of March 31, 2000 and the unaudited pro forma consolidated condensed combined income statements for six months ended March 31, 2000 and the year ended September 30, 1999 give effect to the pending merger, accounted for as a purchase.

         The unaudited pro forma consolidated condensed combined financial information is based on the historical consolidated financial statements of SouthBanc and Heritage under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma consolidated condensed combined balance sheet gives effect to the merger as if the merger had been consummated at the end of the period presented. The unaudited pro forma consolidated condensed combined income statements give effect to the merger as if the merger had been consummated on September 30, 1998. The unaudited pro forma consolidated condensed combined financial statements do not give effect to the anticipated cost savings in connection with the merger.

         You should read the unaudited pro forma consolidated condensed combined financial statements in conjunction with the consolidated historical financial statements of SouthBanc and Heritage, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

         Pro forma per share amounts for the combined company are based on a .954 exchange ratio.

                      SouthBanc Shares, Inc. and Heritage
       Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet

                             As of March 31, 2000

                                (in thousands)

                                                             Actual (Unaudited)         Pro Forma         Pro Forma
                                                         SouthBanc        Heritage     Adjustments        Combined
                                                         ----------      ----------   -------------      -----------
ASSETS:
   Cash and cash equivalents...........................     $ 18,489       $  7,671    $ (11,498) (a)    $  14,622
   Securities available for sale.......................       60,215         25,320                         85,535
   Securities held to maturity.........................           --         11,764          386  (b)       12,150
   Federal Home Loan Bank stock........................        3,975          2,750                          6,725
   Loans receivable, net...............................      277,413        284,291       (2,993) (b)      558,711
   Real estate held for development....................        2,235             --                          2,235
   Premises and equipment, net.........................        5,625          4,185                          9,810
   Accrued interest receivable.........................        2,551          2,236                          4,787
   Cash surrender value of life insurance..............        8,075             --                          8,075
   Other...............................................        5,848            515        3,532  (c)        9,895
                                                            --------       --------    ---------          --------
        Total assets...................................     $384,426       $338,732    $ (10,573)         $712,585
                                                            ========       ========    =========          ========

LIABILITIES:
   Deposits............................................     $230,805       $208,412    $     528  (b)     $439,745
   Advances from Federal Home Loan Bank................       79,500         55,000         (216) (b)      134,284
   Securities sold under agreements to repurchase......       20,371             --                         20,371
   Note payable........................................           --             --       25,000  (d)       25,000
   Accrued interest payable............................        1,326            468                          1,794
   Accrued expenses and other liabilities..............        3,057          2,311                          5,368
                                                            --------       --------    ---------          --------
         Total liabilities.............................      335,059        266,191       25,312           626,562
                                                            --------       --------    ---------          --------

STOCKHOLDERS' EQUITY:
   Common stock........................................           43             46          (26) (e)           63
   Additional paid-in capital..........................       57,838         51,222      (15,223) (f)       93,837
   Retained earnings, substantially restricted.........       24,106         33,040      (34,333) (g)       22,813
   Treasury stock - at cost............................      (27,361)        (6,943)       6,943  (h)      (27,361)
   Accumulated other comprehensive income - net........       (2,751)         1,500       (1,500) (h)       (2,751)
   Indirect guarantee of ESOP debt.....................         (578)            --                           (578)
   Unallocated ESOP shares.............................           --         (4,010)       4,010  (i)           --
   Unearned management recognition development plan
      (MRDP and MRP)...................................       (1,930)        (2,314)       4,244  (j)           --
                                                            --------       --------    ---------          --------
   Total stockholders' equity..........................       49,367         72,541      (35,855)           86,023
                                                            --------       --------    ---------          --------
   Total liabilities and stockholders' equity..........     $384,426       $338,732     $(10,573)         $712,585
                                                            ========       ========    =========          ========

         See Notes to the Unaudited Pro Forma Consolidated Condensed
                        Combined Financial Statements.

(a)  To record net cash as follows:
     Cash received from note payable (d)                       $ 25,000
     Cash received from Heritage ESOP to repay ESOP note          3,889
     Cash paid for Heritage merger related compensation costs    (1,062)
     Cash paid for Heritage estimated transaction costs          (1,500)
     Cash paid to Heritage stockholders                         (37,825)
                                                               --------
                                                               $(11,498)
                                                               ========

(b)  To record purchase accounting mark to market adjustment.

(c) To record income tax effect of merger transactions of $3,512 and goodwill of $20.
(d)  To record note payable from borrowing of cash paid in merger.
(e) To eliminate common stock of Heritage of $46 and record issuance of $20 of common stock issued of SouthBanc.

(f) To record $914 of merger-related compensation costs for Heritage, record $157 adjustment to remove ESOP receivable, eliminate adjusted Heritage paid-in capital of $52,015 and record paid-in capital of $35,998, as part of common stock issued of SouthBanc.
(g) To record $3,879 of merger-related costs to Heritage, to eliminate Heritage adjusted retained earnings of $29,161 and to record the effect of merger transactions net of tax on SouthBanc of $1,293.
(h) To eliminate Heritage stockholders' equity accounts as a result of the merger.
(i) To record effect of payoff of ESOP note receivable and distribution of unallocated shares.
(j)  To record termination of MRDP and MRP.

                      SouthBanc Shares, Inc. and Heritage
     Unaudited Pro Forma Consolidated Condensed Combined Income Statement

                 For the Six Months Ended March 31, 2000

                       (in thousands, except share data)

                                                               Actual (Unaudited)        Pro Forma     Pro Forma
                                                            SouthBanc      Heritage     Adjustments     Combined
                                                           -----------   ------------  -------------  -----------
INTEREST INCOME:
   Loans..................................................   $  10,616    $  10,848        $ 876  (a)  $  22,340
   Mortgage-backed securities.............................       1,690          357          (43) (a)      2,004
   Other investments......................................         982        1,187            4  (a)      2,173
                                                             ---------    ---------        -----       ---------
      Total interest income...............................      13,288       12,392          837          26,517

INTEREST EXPENSE:
   Interest on deposits...................................       4,491        5,173         (243) (a)      9,421
   Interest on borrowings.................................       2,669        1,350          898  (b)      4,917
                                                             ---------    ---------        -----       ---------
      Total interest expense..............................       7,160        6,523          655          14,338
                                                             ---------    ---------        -----       ---------
      Net interest income.................................       6,128        5,869          182          12,179
   Provision for loan losses..............................         360          333           --             693
                                                             ---------    ---------        -----       ---------
      Net interest income after provision for loan losses.       5,768        5,536          182          11,486

NON-INTEREST INCOME:
   Loan and deposit account services......................       1,957          115                        2,072
   Other..................................................         811           (1)                         810
                                                             ---------    ---------        -----       ---------
      Total non-interest income...........................       2,768          114           --           2,882

NON-INTEREST EXPENSES:
   Salaries and employee benefits.........................       2,561        1,299                        3,860
   Occupancy and equipment expense........................         791          215                        1,006
   Data processing........................................         252          111                          363
   Office supplies........................................         179           53                          232
   Other..................................................         826          750            1  (c)      1,577
                                                             ---------    ---------        -----       ---------
      Total non-interest expenses.........................       4,609        2,428            1           7,038
                                                             ---------    ---------        -----       ---------

   Income before income taxes.............................       3,927        3,222          179           7,331

   Income taxes...........................................       1,266        1,289           60  (d)      2,615
                                                             ---------    ---------        -----       ---------

   Net income.............................................   $   2,661    $   1,933        $ 122       $   4,716
                                                             =========    =========        =====       =========

   Basic net income per common share......................   $    0.88    $    0.48                    $    0.96
                                                             =========    =========                    =========

   Diluted net income per common share....................   $    0.83    $    0.47                    $    0.92
                                                             =========    =========                    =========

   Weighted average number of common shares outstanding:
      Basic...............................................   3,011,536    4,054,000                    4,937,720
      Diluted.............................................   3,192,347    4,072,000                    5,118,531

         See Notes to the Unaudited Pro Forma Consolidated Condensed
                        Combined Financial Statements.

(a) To record accretion and/or amortization of purchase accounting mark to market adjustment.

(b) To record amortization of premium of $24 and interest expense of $874 on fixed-rate borrowings at 7% annual interest rate.
(c)  To record amortization of goodwill of $.5.
(d)  To show impact of taxes at 33% tax rate.

                      SouthBanc Shares, Inc. and Heritage
     Unaudited Pro Forma Consolidated Condensed Combined Income Statement
                     For the Year Ended September 30, 1999
                       (In thousands, except share data)

                                                               Actual (Unaudited)        Pro Forma     Pro Forma
                                                            SouthBanc      Heritage     Adjustments     Combined
                                                           -----------   ------------  -------------  -----------
INTEREST INCOME:
   Loans..................................................   $  19,194    $  17,833      $ 1,722  (a)  $  38,749
   Mortgage-backed securities.............................       4,824          105          (85) (a)      4,844
   Other investments......................................       2,210        3,650            7  (a)      5,867
                                                             ---------    ---------      -------       ---------
      Total interest income...............................      26,228       21,588        1,644          49,460

INTEREST EXPENSE:
   Interest on deposits...................................       8,920       10,797         (401) (a)     19,316
   Interest on borrowings.................................       4,518          203        1,798  (b)      6,519
                                                             ---------    ---------      -------       ---------
      Total interest expense..............................      13,438       11,000        1,397          25,835
                                                             ---------    ---------      -------       ---------
      Net interest income.................................      12,790       10,588          247          23,625
   Provision for loan losses..............................         481          596           --           1,077
                                                             ---------    ---------      -------       ---------
      Net interest income after provision for loan losses.      12,309        9,992          247          22,548

NON-INTEREST INCOME:
   Loan and deposit account service charges...............       3,520          188                        3,708
   Gain on sale of real estate held for development.......         355                                       355
   Earnings on bank owned life insurance..................         436                                       436
   Other..................................................       1,587           24                        1,611
                                                             ---------    ---------      -------       ---------
      Total non-interest income...........................       5,898          212           --           6,110

NON-INTEREST EXPENSES:
   Salaries and employee benefits.........................       4,753        4,086                        8,839
   Occupancy and equipment expense........................       1,669          427                        2,096
   Data processing........................................         572          202                          774
   Office supplies........................................         310          116                          426
   Other..................................................       2,015          986            1  (c)      3,002
                                                             ---------    ---------      -------       ---------
      Total non-interest expenses.........................       9,319        5,817            1          15,137
                                                             ---------    ---------      -------       ---------

   Income before income taxes.............................       8,888        4,387          240          13,515

   Income taxes...........................................       2,916        2,031           81  (d)      5,028
                                                             ---------    ---------      -------       ---------

   Net income.............................................   $   5,972    $   2,356      $   165       $   8,493
                                                             =========    =========      =======       =========

   Basic net income per common share......................   $    1.76    $    0.56                    $    1.60
                                                             =========    =========                    =========

   Diluted net income per common share....................   $    1.67    $    0.56                    $    1.55
                                                             =========    =========                    =========

   Weighted average number of common shares outstanding:
      Basic...............................................   3,386,851    4,179,576                    5,313,035
      Diluted.............................................   3,570,156    4,246,523                    5,496,340


              See Notes to the Unaudited Pro Forma Consolidated
                   Condensed Combined Financial Statements.

(a) To record accretion and/or amortization of purchase accounting mark to market adjustments.
(b) To record amortization of premium of $48 and interest expense of $1,750 on fixed-rate borrowings at 7% annual interest rate.
(c)  To record amortization of goodwill of $1.
(d)  To show impact of taxes at 33% tax rate.

             Notes to the Unaudited Pro Forma Consolidated Condensed
                          Combined Financial Statements

Note 1.  Basis of Presentation

     The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of each of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. It is anticipated that the merger will be completed early in the third quarter of 2000.

     Under generally accepted accounting principles, the transaction will be accounted for using the purchase method of accounting and, as such, the assets and liabilities of Heritage will be recorded at their estimated fair values. The allocation of the total purchase cost reflected in the unaudited pro forma consolidated condensed combined financial information is preliminary. The actual purchase accounting adjustments to reflect the fair values of the assets acquired and liabilities assumed will be based upon appraisals that are currently in process. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited pro forma consolidated condensed combined financial information based on our estimates. Accordingly, the adjustments that have been included in the unaudited pro forma consolidated condensed combined financial information may change based upon the final allocation of the total purchase cost of the acquisition of Heritage. The actual allocation of the purchase cost and the resulting effect on income may differ from the unaudited pro forma amounts included in this prospectus. However, based on current information, management does not expect the final allocation of the purchase price to differ materially from that used in the accompanying income statements.

     The unaudited pro forma consolidated condensed combined income statements give effect to the merger as if the merger occurred on September 30, 1998. The unaudited pro forma consolidated condensed combined balance sheet assumes the merger was consummated on March 31, 2000. Certain reclassifications have been included in the unaudited pro forma consolidated condensed combined balance sheet and unaudited pro forma consolidated condensed combined income statements to conform presentation.

     Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma consolidated condensed combined financial statements are summarized as follows:

     Estimated fair values for the assets and liabilities of Heritage were obtained as follows:

         Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

         Investment and Mortgage-Backed Securities. Fair values for securities are based on quoted market prices.

         Federal Home Loan Bank (FHLB) Stock. No ready market exists for this stock and it has no quoted market value; however, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

         Loans. Fair values for loans held for investment and other loans are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity. No purchase accounting adjustment has been made to the allowance for loan losses.

         Premises and Equipment. The book value is deemed to be a reasonable estimate of fair value.

         Deposits. The fair values for demand deposits are equal to the amounts payable on demand at the reporting date (i.e., their stated amounts). The fair value of certificates of deposit are estimated by discounting the amounts payable at the certificate rates using the rates currently offered for deposits of similar remaining maturities.

         FHLB Advances. Fair values for advances are estimated by discounting scheduled cash flows using current interest rates.

         Other Assets and Other Liabilities. Because these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

     The resulting net premium on investments held to maturity, for purposes of these pro forma financial statements, is being amortized to interest income on a straight-line basis over 5 years. The resulting net discounts on loans and deposits are being accreted to interest income and interest expense to produce a constant yield to maturity. The premium on FHLB advances is being amortized to interest expense to produce a constant yield to maturity.

Note 2.  Calculation of Purchase Price

The preliminary allocation of the cost to acquire Heritage is described in the table below (in thousands):


         Estimated value of SouthBanc common stock issued to acquire Heritage common stock.
         This assumes that fifty percent (50%) of the 4,229,426 outstanding shares of Heritage
         common stock will be exchanged for shares of SouthBanc valued at $17.65 per share...........       $37,325
         Cash payment to Heritage stockholders at $17.65 per share for 50% of the 4,229,426 shares of
         Heritage common stock.......................................................................        37,325
         Outstanding 3.5% discount on SouthBanc stock due to the volume of shares issued.  This discount is based upon an analysis of the effect on stock prices of mergers involving
         similar size banks over the previous year...................................................        (1,306)
         Estimated transaction costs incurred by SouthBanc...........................................           500
                                                                                                            -------
         Total cost..................................................................................       $73,844
                                                                                                            =======


     Estimated transaction costs of $500,000 will be incurred upon consummation of the merger and reflected as part of the purchase price for financial reporting purposes.

Note 3.  Purchase Accounting Adjustments

         Purchase accounting adjustments recorded by Heritage due to the merger were as follows (in thousands):


         Heritage net assets at March 31, 2000......................................................        $72,541
            Adjustments to Heritage's Statement of Financial Condition:
               Payoff of ESOP note receivable.......................................................          3,889
               Termination of MRP...................................................................          2,314
               Termination of ESOP..................................................................            914
               Transaction costs incurred by Heritage...............................................         (3,852)
                                                                                                            -------
            Adjusted net assets acquired............................................................        $75,779
                                                                                                            =======

         A summary of the transaction costs for Heritage, based on preliminary estimates is as follows (in thousands):

                                                                   Estimated
                                                                     Costs/
                       Type of Cost (Benefit)                      (Benefits)
   -----------------------------------------------------         ------------
   Transaction costs                                                 $ 1,000
   Merger related compensation costs                                   4,290
   Facilities and system costs                                           500
                                                                     -------
      Total pre-tax transaction costs                                  5,790
   Less:  related tax benefit                                         (1,911)
                                                                      ------
      Total effect of estimated transaction costs,
       net of taxes                                                  $ 3,879
                                                                     =======

         These nonrecurring costs and benefits were not considered in the pro forma consolidated condensed combined income statements. Charges and credits are anticipated to take place in the third quarter of 2000.

         Transaction costs consist primarily of investment banking, legal fees, other professional fees and expenses associated with stockholder and customer notifications. Merger related compensation costs consist primarily of employee benefit expenses arising from the termination of Heritage Federal's employee stock ownership plan (ESOP), the vesting of restricted share awards under Heritage's stock-based benefit plans (MRDP) and the buyback of Heritage stock options. Facilities and system costs relate to the termination of data processing contracts and systems. Refinements to the foregoing estimates may occur subsequent to the completion of the merger.

         A summary of the transaction costs for SouthBanc, based on preliminary estimates is as follows (in thousands):


   Compensation costs due to termination of MRP......................    $1,930
   Less related tax benefit..........................................      (637)
    Total effect of estimated transaction costs, net of taxes........    $1,293
                                                                         ======



         These nonrecurring costs and benefits were not considered in the pro forma condensed combined consolidated income statements. Charges and credits are anticipated to take place in the third quarter of 2000.

Note 4.  Calculation of Goodwill

         Excess of book value over cost of net assets acquired for the merger was calculated as follows (in thousands):


         Total cost..............................................     $ 73,844
         Net assets acquired.....................................       75,779
         Total excess of book value over cost of net
          assets acquired........................................     $ (1,935)
                                                                      ========

         For purposes of the pro forma financial statements, goodwill is being amortized straight-line over 15 years.


         The excess of book value of net assets acquired over cost of $1,935 was allocated to assets and liabilities on a pro-rata basis after estimating market value as described in Note 1 (in thousands):

        Securities.....................................         $    386
        Loans receivable...............................           (2,993)
        Deferred taxes asset...........................              964
        Goodwill.......................................               20
        FHLB advances..................................              216
        Deposits.......................................             (528)
                                                                --------
                                                                $ (1,935)


Note 5.  Pro Forma Adjustments

         Pro forma adjustments were calculated for the merger as follows (in thousands):


                                                                           Six
                                                                          Months
                                                                          Ended              Year Ended
                                                                        March 31,           September 30,
                                                                           2000                 1999
                                                                      ---------------      ----------------
         Accretion on loans receivable - discount................     $    (876)             $ (1,722)
         Accretion on deposits - discount........................          (243)                 (401)
         Accretion of discount on securities held to maturity....            (4)                   (7)
         Amortization of premium on mortgage-backed securities
          held to maturity.......................................            43                    85
         Amortization of goodwill................................             1                     1
         Amortization of premium on FHLB advances................            24                    48
                                                                      ---------              --------
           Total adjustments.....................................     $  (1,055)             $ (1,996)
                                                                      =========              ========


         The following table summarizes the estimated future impact of the net accretion of the purchase accounting adjustments made in connection with the merger on SouthBanc's results of operations (in thousands):

       Projected Future
  Amounts For Fiscal Years           Amortized/(Accreted) Amounts and
            Ending                       Net (Increase)/Decrease
        September 30,                     In Income Before Taxes
-------------------------------      ------------------------------


             2000                                $(1,996)
             2001                                   (620)
             2002                                    (15)
             2003                                     16
             2004                                     26
     2005 and thereafter                            (310)


Note 6.  Earnings Per Share

         Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding over the period presented. Diluted earnings per common share is calculated using the same method as basic earnings per common share, but reflects potential dilution of common stock equivalents. Pro forma basic and diluted weighted average number of common stock utilized for the calculation of earnings per share for the periods presented were calculated using SouthBanc's historical basic and diluted weighted average common stock less 91,252 of MRP shares plus 2,017,436 shares of common stock issued in the merger.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This joint proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of SouthBanc and Heritage, as well as certain information relating to the merger, including, without limitation:

         o statements relating to the cost savings and accretion to reported earnings estimated to result from the merger;

         o statements relating to revenues of the combined company after the merger;

         o statements relating to the expenses estimated to be incurred in connection with the merger; and

         o statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

         These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:


         o expected cost savings from the merger may not be fully realized or realized within the expected time frame;

         o        revenues following the merger may be lower than expected;

         o competitive pressures among financial services companies may increase significantly;

         o costs or difficulties related to the integration of the business of SouthBanc and Heritage may be greater than expected;

         o changes in the interest rate environment may reduce interest margins;

         o general economic conditions, either nationally or in South Carolina, may be less favorable than expected;

         o legislative or regulatory changes may adversely affect the business in which SouthBanc or Heritage is engaged; and


         o        changes may occur in the securities markets.

         SouthBanc does not intend to update or otherwise revise any forward-looking statements to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, SouthBanc does not intend to update or revise the forward-looking statements to reflect changes in general economic or industry conditions.

         See "Where You Can Find More Information."

                      DESCRIPTION OF SOUTHBANC COMMON STOCK

General

         SouthBanc is authorized to issue 7,500,000 shares of common stock having a par value of $.01 per share and 250,000 shares of preferred stock having a par value of $.01 per share. Each share of SouthBanc's common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

         Dividends. SouthBanc can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by SouthBanc is subject to limitations which are imposed by law and applicable regulation. The holders of common stock of SouthBanc are entitled to receive and share equally in any dividends as may be declared by the Board of Directors of SouthBanc out of funds legally available for the payment of dividends. If SouthBanc issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. The holders of common stock of SouthBanc possess exclusive voting rights in SouthBanc. They elect SouthBanc's Board of Directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the Board of Directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. SouthBanc's certificate of incorporation, however, provides that a holder of SouthBanc common stock who owns in excess of 10% of the then-outstanding shares of common stock cannot vote any shares in excess of 10% unless permitted by the Board of Directors of SouthBanc. If SouthBanc issues preferred stock, holders of preferred stock may also possess voting rights. Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon.

         Liquidation. In the event of liquidation, dissolution or winding up of SouthBanc, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of SouthBanc available for distribution. If SouthBanc issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Preemptive Rights. Holders of the common stock of SouthBanc are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock


         SouthBanc may issue preferred stock with such designations, powers, preferences and rights as SouthBanc's Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger and there are no plans to issue preferred stock.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS

         The rights of stockholders of SouthBanc are currently governed by SouthBanc's certificate of incorporation, bylaws and applicable provisions of the Delaware General Corporation Law. The rights of stockholders of Heritage are currently governed by Heritage's certificate of incorporation, bylaws and the same provisions of the Delaware General Corporation Law. If we complete the merger, Heritage stockholders who receive SouthBanc common stock will become SouthBanc stockholders and their rights will likewise be governed by SouthBanc's certificate of incorporation and bylaws.

         Because SouthBanc and Heritage are both organized under the laws of the State of Delaware, any differences in your rights as a stockholder of Heritage and SouthBanc will arise solely from differences in the certificate of incorporation and bylaws of SouthBanc and Heritage rather than from differences of law. This summary is not a complete discussion of the SouthBanc and Heritage certificate of incorporation and bylaws, and it is qualified in its entirety by reference to those documents. Copies of SouthBanc's and Heritage's certificate of incorporation and bylaws are on file with the SEC.


                                Authorized Stock
--------------------------------------------------------------------------------------
           SouthBanc                                         Heritage
---------------------------------------      -----------------------------------------

o  The SouthBanc certificate of              o  The Heritage certificate of
   incorporation authorizes 7,750,000           incorporation authorizes 7,000,000
   shares of capital stock, consisting          shares of capital stock, consisting
   of 7,500,000 shares of common stock,         of 6,000,000 common stock, $.01 par
   $.01 par value, and 250,000 shares of        value and 1,000,000 shares of serial
   serial preferred stock, $.01 par             preferred stock, $.01 par value.
   value.

o  As of February 14, 2000, there were       o  As of February 14, 2000, there were
   3,089,113 shares of SouthBanc common         4,301,089 shares of Heritage common
   stock issued and outstanding.                stock issued and outstanding.

o  As of February 14, 2000, there were       o  Same.
   no shares of preferred stock issued
   or outstanding.


                                  Voting Rights
--------------------------------------------------------------------------------------
           SouthBanc                                         Heritage
---------------------------------------      -----------------------------------------

o  The holders of the common stock           o Same.
   exclusively possess all voting power,
   subject to the authority of the Board
   of Directors to offer voting rights
   to the holders of preferred stock.

o  Each share of common stock is             o Same.
   entitled to one vote. Beneficial
   owners of 10% or more of the
   outstanding stock are subject to
   voting limitations.

o  Holders of common stock may not           o Same
   cumulate their votes for the election
   of directors.

               Required Vote for Authorization of Certain Actions
--------------------------------------------------------------------------------------
           SouthBanc                                         Heritage
---------------------------------------      -----------------------------------------

o  At least 80% of the outstanding           o Same.
   shares of voting stock must approve
   certain "business combinations"
   involving a "related person." In
   addition, a business combination with
   a related person must be approved by
   at least a majority of outstanding
   shares of voting stock other than
   shares beneficially owned by the
   related person. See "Selected
   Provisions In The Certificate of
   Incorporation And Bylaws Of
   SouthBanc-- Business Combinations
   with Related Persons." However, if a
   two-thirds majority of directors not
   affiliated with the related person
   approves the business combination, a
   majority vote of the outstanding
   shares is sufficient to approve a
   business combination.



                                    Dividends
--------------------------------------------------------------------------------------
           SouthBanc                                         Heritage
---------------------------------------      -----------------------------------------

o  Holders of common stock are entitled,     o Same.
   when declared by the SouthBanc Board,
   to receive dividends, subject to the
   rights of holders of preferred stock.



                             Stockholders' Meetings
--------------------------------------------------------------------------------------
           SouthBanc                                         Heritage
---------------------------------------      -----------------------------------------

o  SouthBanc must deliver notice of the      o Same.
   meeting and a description of its
   purpose no fewer than ten days and no
   more than 60 days before the meeting
   to each stockholder entitled to vote.

o  The Chairman of the Board or the          o Same.
   president will chair the meeting.

o  Only the Board of Directors may call      o Same.
   a special meeting.


o  For purposes of determining               o Same.
   stockholders entitled to vote at a
   meeting, the Board of Directors may
   fix a record date that is not less
   than ten days or more than 60 days
   before the meeting.


o  The Board of Directors or any             o Same.
   stockholder may nominate directors
   for election or propose new business.


o  To nominate a director or propose new     o Same.
   business, stockholders must give
   written notice to the Secretary of
   SouthBanc not less than 30 days nor
   more than 60 days prior to the
   meeting. However, if SouthBanc gives
   less than 31 days' notice of the
   meeting to the stockholders, written
   notice of the stockholder proposal or
   nomination must be delivered to the
   Secretary within ten days of the
   date notice of the meeting was mailed
   to stockholders. Each notice given by
   a stockholder with respect to a
   nomination to the Board of Directors
   or proposal for new business must
   include certain information regarding
   the nominee or proposal and the
   stockholder making the nomination or
   proposal.




                    Action by Stockholders Without a Meeting
--------------------------------------------------------------------------------------
           SouthBanc                                         Heritage
---------------------------------------      -----------------------------------------
o  No action that requires the approval      o Same.
   of the stockholders may be taken
   without a meeting by the written
   consent of stockholders.


                               Board of Directors
--------------------------------------------------------------------------------------
           SouthBanc                                          Heritage
---------------------------------------      -----------------------------------------

o  The certificate of incorporation          o  The certificate of incorporation
   provides that the number of directors        provides that the number of directors
   shall be no fewer than five nor more         shall be no fewer than five nor more
   than 15. The bylaws set the number of        than 15. The bylaws set the number of
   directors at six.                            directors at five.


o  The Board of Directors is divided         o  Same.
   into three classes as equal in number
   as possible and approximately
   one-third of the directors are
   elected at each annual meeting.


o  Vacancies on the Board of Directors       o  Same.
   will be filled by the remaining
   directors.

o  Directors may be removed only for         o  Same.
   cause by the vote of at least 80% of
   the outstanding shares entitled to
   vote for directors.


                             Amendment of the Bylaws
--------------------------------------------------------------------------------
           SouthBanc                                     Heritage
-----------------------------------------    -----------------------------------

o The bylaws may be amended or repealed      o Same.
  only with the approval of at least
  two-thirds of the Board of Directors
  or by the vote of at least 80% of the
  outstanding shares.




                  Amendment of the Certificate of Incorporation
--------------------------------------------------------------------------------
           SouthBanc                                     Heritage
-----------------------------------------    -----------------------------------

o The certificate of incorporation may       o Same.
  be amended or repealed upon approval
  of at least a majority of the Board of
  Directors and by a majority of shares
  entitled to vote on the matter, unless
  otherwise provided in the certificate
  of incorporation or Delaware law.
  However, amendments to the certificate
  of incorporation that would revise the
  provisions relating to the number,
  terms and classification, election and
  removal procedures for directors, the
  process for calling special meetings
  of stockholders, voting restrictions
  applicable to beneficial owners of 10%
  or more of the voting stock,
  stockholder approval of business
  combinations with related persons,
  consideration of social and economic
  factors when evaluating a proposed
  business combination, indemnification
  of directors, officers and employees
  of SouthBanc, and amendment of the
  certificate of incorporation require
  approval by at least 80% of the
  outstanding shares.

             SELECTED PROVISIONS IN THE CERTIFICATE OF INCORPORATION
                             AND BYLAWS OF SOUTHBANC


         SouthBanc's certificate of incorporation and bylaws contain certain provisions that could make more difficult an acquisition of SouthBanc by means of a tender offer, proxy context or otherwise. Certain provisions will also render the removal of the incumbent Board of Directors or management of SouthBanc more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the SouthBanc's Board of Directors, but which SouthBanc stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in SouthBanc's certificate of incorporation and bylaws. See "Where You Can Find More Information" as to where to obtain a copy of these documents.


Business Combinations with Related Persons

         The certificate of incorporation requires the approval of the holders of at least 80% of SouthBanc's outstanding shares of voting stock to approve certain "business combinations" involving a "related person" except in cases where the proposed transaction has been approved in advance by a two-thirds vote of those members of SouthBanc's Board of Directors who are unaffiliated with the related person and were directors prior to the time when the related person became a related person.

         The term "related person" includes any individual or entity that owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of SouthBanc or an affiliate of that person or entity.

         A "business combination" includes:

         o any merger or consolidation of SouthBanc with or into any related person;

         o any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of SouthBanc or combined assets of SouthBanc and its subsidiaries to a related person;

         o any merger or consolidation of a related person with or into SouthBanc or a subsidiary of SouthBanc;

         o any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a related person to SouthBanc or a subsidiary of SouthBanc;

         o the issuance of any securities of SouthBanc or a subsidiary of SouthBanc to a related person; C the acquisition by SouthBanc or a subsidiary of SouthBanc of any securities of a related person;

         o any reclassification of common stock of SouthBanc or any recapitalization involving the common stock of SouthBanc; or

         o any agreement or other arrangement providing for any of the foregoing.

Limitation on Voting Rights

         SouthBanc's certificate of incorporation provides that no record owner of any outstanding SouthBanc common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of SouthBanc common stock will be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit, unless permitted by a resolution adopted by a majority of the Board of Directors. Beneficial ownership is determined pursuant to the federal securities laws and includes shares beneficially owned by that person or any of his or her affiliates (as defined in the certificate of incorporation), shares which that person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which that person and his or her affiliates have or share investment or voting power, but does not include shares beneficially owned by directors, officers and employees of Perpetual Bank or SouthBanc or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by SouthBanc to be beneficially, owned by that person and his or her affiliates.

Board of Directors

         Classified Board. The Board of Directors of SouthBanc is divided into three classes, each of which contains approximately one-third of the number of directors. The stockholders elect one class of directors each year for a term of three years. The classified Board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of SouthBanc.


         Filling of Vacancies; Removal. The certificate of incorporation provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of two-thirds of the directors then in office. The certificate of incorporation of SouthBanc provides that a director may be removed from the Board of Directors prior to the expiration of his or her term only for cause and only upon the vote of 80% of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.


Special Meetings of Stockholders


         The certificate of incorporation provides that only the Board of Directors of SouthBanc, or a committee of the Board, may call special meetings of the stockholders of SouthBanc. Stockholders are not able to call a special meeting or require that the Board do so. At a special meeting, stockholders may consider only the business specified in the notice of meeting given by SouthBanc. This provision prevents stockholders from forcing stockholder consideration of a proposal between annual meetings over the opposition of the SouthBanc Board by calling a special meeting of stockholders.


Advance Notice Provisions for Stockholder Nominations and Proposals

         SouthBanc's certificate of incorporation establishes an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of SouthBanc. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the SouthBanc Board or by a stockholder who has given appropriate notice to SouthBanc before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given SouthBanc appropriate notice of its intention to bring that business before the meeting. SouthBanc's Secretary must receive notice of the nomination or proposal not less than 30 nor more than 60 days prior to the annual meeting. A stockholder who desires to raise new business must provide certain information to SouthBanc concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide SouthBanc with certain information concerning the nominee and the proposing stockholder.


         Advance notice of nominations or proposed business by stockholders gives SouthBanc's Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about those matters.


Preferred Stock


         The certificate of incorporation authorizes SouthBanc's Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although SouthBanc's Board of Directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. SouthBanc's Board of Directors will make any determination to issue shares with those terms based on its judgment as to the best interests of SouthBanc and its stockholders.


Amendment of Certificate of Incorporation


         SouthBanc's certificate of incorporation requires the affirmative vote of at least 80% of the outstanding voting stock entitled to vote to amend or repeal certain provisions of the certificate of incorporation, including the provision limiting voting rights, the provisions relating to approval of business combinations with related persons, calling special meetings, the number and classification of directors, director and officer indemnification by SouthBanc and amendment of SouthBanc's bylaws and certificate of incorporation. These supermajority voting requirements make it more difficult for the stockholders to amend these provisions of the SouthBanc certificate of incorporation.


                                  LEGAL MATTERS

         The validity of the shares of SouthBanc common stock to be issued in connection with the merger will be passed upon for SouthBanc by Malizia Spidi & Fisch, PC, Washington, D.C.

                                     EXPERTS

         The financial statements of SouthBanc as of September 30, 1999 and 1998 and for the three years ended September 30, 1999 have been incorporated in this joint proxy statement-prospectus by reference to SouthBanc's 1999 annual report to stockholders in reliance upon the report of Elliott, Davis & Company LLP, independent certified public accountants, with respect to those financial statements, and upon the authority of that firm as experts in accounting and auditing.

         The financial statements of Heritage as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999 included in this joint proxy statement-prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION


         SouthBanc has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Heritage stockholders of the shares of SouthBanc common stock to be issued in connection with the merger. The registration statement, including the exhibits, contains additional relevant information about SouthBanc and SouthBanc common stock. The rules and regulations of the SEC allow SouthBanc to omit certain information included in the registration statement from this joint proxy statement-prospectus.


         SouthBanc and Heritage file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that SouthBanc and Heritage file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. SouthBanc's and Heritage's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."


         The SEC allows SouthBanc to "incorporate by reference" information into this joint proxy statement-prospectus. This means that SouthBanc can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that SouthBanc has previously filed with the SEC. These documents contain important information about SouthBanc's financial condition.


SouthBanc SEC Filings (File No. 0-23751)

         o Management's discussion and analysis of financial condition and results of operations on Pages 7 through 22 of SouthBanc's 1999 annual report to stockholders
         o    Annual Report on Form 10-K for the year ended September 30, 1999

         o Quarterly Reports on Form 10-Q for the quarters ended December 31, 1999 and March 31, 2000
         o    Current Report on Form 8-K filed on February 22, 2000


         Documents incorporated by reference are available from SouthBanc without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from SouthBanc at the following address:

                           SouthBanc Shares, Inc.
                           907 North Main Street
                           Anderson, South Carolina 29621
                           Attention: Sylvia Reed, Corporate Secretary
                           Telephone No. (864) 225-0241


         If you would like to request documents from SouthBanc, please do so by July 11, 2000 in order to receive them before the special meeting of stockholders. If you request any incorporated documents, SouthBanc will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

         SouthBanc has supplied all information contained in this joint proxy statement-prospectus relating to SouthBanc, and Heritage has supplied all information relating to Heritage.


         You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated June 13, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of SouthBanc's securities in the merger shall create any implication to the contrary.



                              STOCKHOLDER PROPOSALS

SouthBanc

         Proposals that stockholders seek to have included in the proxy statement for SouthBanc's next annual meeting must be received by SouthBanc no later than August 19, 2000. If next year's annual meeting is held on a date more than 30 calendar days from January 20, 2001, a stockholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.


         SouthBanc's certificate of incorporation provides that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before a meeting of stockholders, a stockholder must deliver written notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days before the date of the meeting; provided that if less than 31 days' notice of the meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders.


Heritage

         Heritage will hold an annual meeting for the year ending September 30, 2000 only if the merger is not completed. Proposals that stockholders seek to have included in the proxy statement for Heritage's next annual meeting, if one is held, must be received by Heritage no later than September 6, 2000. If next year's annual meeting is held on a date more than 30 calendar days from February 2, 2001, a stockholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.


         Heritage's certificate of iIncorporation provides that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days' notice of the annual meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to stockholders.

                                                                      Appendix A




================================================================================





                         AGREEMENT AND PLAN OF MERGER



                         DATED AS OF FEBRUARY 14, 2000


                                BY AND BETWEEN



                            SOUTHBANC SHARES, INC.



                                      AND



                            HERITAGE BANCORP, INC.




================================================================================

                                TABLE OF CONTENTS
                                                                                                           Page No.
Introductory Statement..................................................................................        A-4

ARTICLE I
The Merger..............................................................................................        A-5
         Section 1.1.      Structure of the Merger......................................................        A-5
         Section 1.2.      Effect on Outstanding Shares of Heritage Common Stock........................        A-5
         Section 1.3.      Election and Proration Procedures............................................        A-6
         Section 1.4.      Exchange Procedures..........................................................        A-9
         Section 1.5.      Effect on Outstanding Shares of SouthBanc Common Stock.......................       A-11
         Section 1.6.      Directors of SouthBanc after Effective Time..................................       A-11
         Section 1.7.      Certificate of Incorporation and Bylaws of the Surviving Corporation.........       A-11
         Section 1.8.      Heritage Stock Options and Restricted Stock..................................       A-12
         Section 1.9.      Dissenters' Rights...........................................................       A-12

ARTICLE II
Representations and Warranties..........................................................................       A-13
         Section 2.1.      Representations and Warranties of Heritage...................................       A-13
         Section 2.2.      Representations and Warranties of SouthBanc .................................       A-27

ARTICLE III
Conduct Pending the Merger..............................................................................       A-41
         Section 3.1.      Conduct of Business Prior to the Effective Time..............................       A-41
         Section 3.2.      Forbearances.................................................................       A-42

ARTICLE IV
Covenants...............................................................................................       A-44
         Section 4.1.      Acquisition Proposals........................................................       A-44
         Section 4.2.      Access and Information.......................................................       A-46
         Section 4.3.      Applications; Consents.......................................................       A-46
         Section 4.4.      Antitakeover Provisions......................................................       A-47
         Section 4.5.      Additional Agreements........................................................       A-47
         Section 4.6.      Publicity....................................................................       A-47
         Section 4.7.      Stockholders Meetings........................................................       A-47
         Section 4.8.      Registration of SouthBanc Common Stock.......................................       A-48
         Section 4.9.      Affiliate Letters............................................................       A-49
         Section 4.10.     Notification of Certain Matters..............................................       A-49
         Section 4.11.     Employees, Directors and Officers............................................       A-49
         Section 4.12.     Indemnification..............................................................       A-51
         Section 4.13.     Dividends....................................................................       A-53
         Section 4.14.     Section 16 Matters...........................................................       A-53

ARTICLE V
Conditions to Consummation..............................................................................       A-53
         Section 5.1.      Conditions to Each Party's Obligations.......................................       A-53
         Section 5.2.      Conditions to the Obligations of SouthBanc ..................................       A-55

         Section 5.3.      Conditions to the Obligations of Heritage....................................       A-56

ARTICLE VI
Termination.............................................................................................       A-56
         Section 6.1.      Termination..................................................................       A-56
         Section 6.2.      Effect of Termination........................................................       A-58

ARTICLE VII
Closing, Effective Date and Effective Time..............................................................       A-58
         Section 7.1.      Effective Date and Effective Time............................................       A-58
         Section 7.2.      Deliveries at the Closing....................................................       A-59

ARTICLE VIII
Certain Other Matters...................................................................................       A-59
         Section 8.1.      Certain Definitions; Interpretation..........................................       A-59
         Section 8.2.      Survival.....................................................................       A-63
         Section 8.3.      Waiver; Amendment............................................................       A-63
         Section 8.4.      Counterparts.................................................................       A-63
         Section 8.5.      Governing Law................................................................       A-63
         Section 8.6.      Expenses.....................................................................       A-63
         Section 8.7.      Notices......................................................................       A-63
         Section 8.8.      Entire Agreement; etc........................................................       A-64
         Section 8.9.      Successors and Assigns; Assignment...........................................       A-65


EXHIBITS
        Exhibit A          Heritage Stock Option Agreement
        Exhibit B          SouthBanc Stock Option Agreement
        Exhibit C          Form of Affiliate Letter
        Exhibit D          Form of Employment Agreement between SouthBanc and J. Edward Wells
        Exhibit E          Form of Employment Agreement between Heritage Federal and J. Edward Wells
        Exhibit F          Form of Change in Control Agreement

SCHEDULES
         Schedule 2.1(b)            Subsidiaries of Heritage
         Schedule 2.1(c)            Heritage Stock Options
         Schedule 2.1(f)            Consents and Approvals of Heritage
         Schedule 2.1(l)            Material Contracts of Heritage
         Schedule 2.1(n)            Employee Benefit Plan of Heritage
         Schedule 2.1(s)            Problem Assets of Heritage
         Schedule 2.2(b)            Subsidiaries of SouthBanc
         Schedule 2.2(f)            Consents and Approvals of SouthBanc
         Schedule 2.2(l)            Material Contracts of SouthBanc
         Schedule 2.2(n)            Employee Benefit Plans of SouthBanc
         Schedule 2.2(s)            Problem Assets of SouthBanc
         Schedule 3.2               Permitted Activities

                         Agreement and Plan of Merger
                         ----------------------------

          This is an Agreement and Plan of Merger, dated as of the 14th day of February, 2000 ("Agreement"), by and between SouthBanc Shares, Inc., a Delaware corporation ("SouthBanc"), and Heritage Bancorp, Inc., a Delaware corporation ("Heritage").

                            Introductory Statement
                            ----------------------

          The Board of Directors of each of SouthBanc and Heritage (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of SouthBanc and Heritage, respectively, and in the best long-term interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) has approved, at meetings of each of such Boards of Directors, this Agreement.

          The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC (as defined in Section 8.1) for federal income tax purposes, and that the Merger shall be accounted for as a purchase transaction for accounting purposes.

          SouthBanc and Heritage desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

          As a condition and inducement to SouthBanc's willingness to enter into this Agreement and the SouthBanc Stock Option Agreement referred to below, SouthBanc and Heritage are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A (the "Heritage Stock Option
                               ---------
Agreement"), pursuant to which Heritage is granting to SouthBanc an option to purchase shares of Heritage Common Stock (as defined in Section 8.1), and as a condition and inducement to Heritage's willingness to enter into this Agreement and the Heritage Stock Option Agreement, Heritage and SouthBanc are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit
                                                                         -------
B (the "SouthBanc Stock Option Agreement"), pursuant to which SouthBanc is
-
granting to Heritage an option to purchase shares of SouthBanc Common Stock (as defined in Section 8.1).

          In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I
                                  The Merger
                                  ----------

          Section 1.1.  Structure of the Merger.  On the Effective Date (as
                        -----------------------
defined in Section 7.1), Heritage will merge with and into SouthBanc ("Merger") pursuant to the provisions of, and with the effect provided for in, Delaware Law (as defined in Section 8.1). Upon consummation of the Merger, the separate corporate existence of Heritage shall cease. SouthBanc shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Delaware and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. From and after the Effective Time (as defined in Section 7.1), SouthBanc shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Heritage, all as more fully described under Delaware Law.

          Section 1.2.  Effect on Outstanding Shares of Heritage Common Stock.
                        -----------------------------------------------------

          (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Heritage Common Stock issued and outstanding at the Effective Time, other than Excluded Shares (as defined in Section 8.1), shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) the right to receive $17.65 in cash without interest (the "Cash Consideration") or (ii) the number of shares of SouthBanc common stock equal to the Exchange Ratio (as defined below) (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration." The Exchange Ratio shall be equal (rounded to the nearest one-thousandth) to (w) 1.109 if the SouthBanc Price (as defined in Section 8.1) is $15.92 or less, (x) the result obtained by dividing $17.65 by the SouthBanc Price if the SouthBanc Price is greater than $15.92 and less than $20.60, (y) 0.857 if the SouthBanc Price is $20.60 or more and less than $23.41 or (z) the result obtained by dividing $20.06 by the SouthBanc Price if the SouthBanc Price is $23.41 or more; provided, however, that if a Triggering Event (as defined in Section 8.1) has occurred and the SouthBanc Price is greater than $23.41, then the Exchange Ratio shall be equal to 0.857.

          (b) Notwithstanding any other provision of this Agreement, no fraction of a share of SouthBanc Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, SouthBanc shall pay to each holder of Heritage Common Stock who would otherwise be entitled to a fraction of a share of SouthBanc Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the SouthBanc Price.

          (c) If, between the date of this Agreement and the Effective Time (and as permitted by Section 3.2), the outstanding shares of SouthBanc Common Stock or the outstanding shares of Heritage Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be adjusted appropriately to provide the holders of Heritage Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (d) As of the Effective Time, each Excluded Share, other than Dissenters' Shares (as defined in Section 1.9), shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of SouthBanc Common Stock that are held by Heritage, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters' Shares shall be converted into the Merger Consideration pursuant to this Section 1.2 but instead shall be treated in accordance with the provisions set forth in Section 1.9 of this Agreement.

          Section 1.3.  Election and Proration Procedures.
                        ---------------------------------

          (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Heritage Common Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by SouthBanc and reasonably satisfactory to Heritage (the "Exchange Agent") in such form as Heritage and SouthBanc shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Heritage Common Stock (other than holders of Dissenters' Shares or shares of Heritage Common Stock to be canceled as provided in Section 1.2(d)) as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Heritage Common Stock.

          (b) Each Election Form shall entitle the holder of shares of Heritage Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Holders of record of shares of Heritage Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of

Heritage Common Stock held by that Representative for a particular beneficial owner. Shares of Heritage Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of Heritage Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of Heritage Common Stock as to which no election has been made are referred to as "Non-Election Shares." The aggregate number of shares of Heritage Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

          (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. New York City time on the 20th calendar day following the Mailing Date (or such other time and date as Heritage and SouthBanc may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by SouthBanc pursuant to Section 1.4(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Heritage Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Heritage stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Heritage stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by SouthBanc and Heritage that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of Heritage Common Stock held by such stockholder shall be designated Non-Election Shares. SouthBanc shall cause the Certificates representing Heritage Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

          (d) Notwithstanding any other provision contained in this Agreement, 50% of the total number of shares of Heritage Common Stock outstanding at the Effective Time, less 50% of the aggregate number of shares of Heritage Common Stock acquired by SouthBanc prior to the Effective Time (the "Stock Conversion Number"), shall be converted into the Stock

Consideration and the remaining outstanding shares of Heritage Common Stock shall be converted into the Cash Consideration (in each case, excluding (i) shares of Heritage Common Stock to be canceled as provided in Section 1.2(d) and
(ii) Dissenters' Shares (the shares remaining outstanding after such exclusion constituting, for purposes of this Agreement, the "Outstanding Heritage Shares")); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the IRC, as reasonably determined by counsel to SouthBanc and Heritage, SouthBanc shall increase the number of outstanding Heritage shares that will be converted into the Stock Consideration and reduce the number of outstanding Heritage shares that will be converted into the right to receive the Cash Consideration.

          (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, SouthBanc shall cause the Exchange Agent to effect the allocation among holders of Heritage Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

               (i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

               (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                    (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                    (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

          For purposes of this Section 1.3(e), if SouthBanc is obligated to increase the number of Outstanding Heritage Shares to be converted into shares of SouthBanc Common Stock as a result of the application of the last clause of
Section 1.3(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 1.3(e).

          Section 1.4.  Exchange Procedures.
                        -------------------

          (a) Appropriate transmittal materials ("Letter of Transmittal") in a form satisfactory to SouthBanc and Heritage shall be mailed as soon as practicable after the Effective Time to each holder of record of Heritage Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Heritage Common Stock to be converted thereby.

          (b) At and after the Effective Time, each Certificate (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration.

          (c) Prior to the Effective Time, SouthBanc shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Heritage Common Stock, for exchange in accordance with this Section 1.4, an amount of cash sufficient to pay the aggregate Cash Consideration and the aggregate amount of cash in lieu of fractional shares to be paid pursuant to
Section 1.2, and SouthBanc shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of SouthBanc Common Stock to provide for payment of the aggregate Stock Consideration.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as SouthBanc may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor (m) a certificate representing that number of whole shares of SouthBanc Common Stock that such holder has the right to receive pursuant to Section 1.2, if any, and (n) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 1.2, if any, (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 1.2) and any dividends or other distributions to which such holder is entitled pursuant to this Section 1.4. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute SouthBanc Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of SouthBanc Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Heritage Common Stock not registered in the transfer records of Heritage, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Heritage Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of SouthBanc and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

          (e) No dividends or other distributions declared or made after the Effective Time with respect to SouthBanc Common Stock shall be remitted to any person entitled to receive shares of SouthBanc Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 1.4. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of SouthBanc Common Stock represented by such person's Certificates.

          (f) The stock transfer books of Heritage shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Heritage of any shares of Heritage Common Stock. If, after the Effective Time, Certificates are presented to SouthBanc, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.4.

          (g) Any portion of the aggregate amount of cash to be paid pursuant to Section 1.2, any dividends or other distributions to be paid pursuant to this
Section 1.4 or any proceeds from any investments thereof that remains unclaimed by the stockholders of Heritage for six months after the Effective Time shall be repaid by the Exchange Agent to SouthBanc upon the written request of SouthBanc. After such request is made, any stockholders of Heritage who have not theretofore complied with this Section 1.4 shall look only to SouthBanc for the Merger Consideration deliverable in respect of each share of Heritage Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of SouthBanc (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Heritage Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) SouthBanc and the Exchange Agent shall be entitled to rely upon Heritage's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, SouthBanc and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

          Section 1.5.  Effect on Outstanding Shares of SouthBanc Common Stock.
                        ------------------------------------------------------
At and after the Effective Time, each share of SouthBanc Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

          Section 1.6.  Directors of SouthBanc after Effective Time.  From and
                        -------------------------------------------
after the Effective Time, until duly changed in compliance with applicable law, the Board of Directors of SouthBanc shall consist of (i) Robert W. Orr and four directors designated by SouthBanc and (ii) J. Edward Wells and two directors designated by Heritage.

          Section 1.7.  Certificate of Incorporation and Bylaws of the Surviving
                        --------------------------------------------------------
Corporation.  The certificate of incorporation and bylaws of SouthBanc in effect
-----------
immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

          Section 1.8.  Heritage Stock Options and Restricted Stock.
                        -------------------------------------------

          (a) At the Effective Time, each option to acquire shares of Heritage Common Stock ("Heritage Option") granted pursuant to Heritage's 1998 Stock Option Plan (the "Heritage Option Plan") that is then outstanding and unexercised, whether or not vested, shall be canceled, and in lieu thereof the holders of such options shall be paid in cash an amount equal to the product of
(i) the number of shares of Heritage Common Stock subject to such option at the Effective Time and (ii) an amount by which the $17.65 exceeds the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a Heritage Option is greater than $17.65, then at the Effective Time such Heritage Option shall be canceled without any payment made in exchange therefor. At the Effective Time the Heritage Option Plan shall be deemed terminated.

          (b) Each restricted share of Heritage Common Stock granted pursuant to the Heritage Bancorp, Inc. Management Recognition and Development Plan (each such share, a "Heritage Restricted Share") that is outstanding immediately prior to the Effective Time shall vest and become free of restrictions to the extent provided by the terms thereof. Each award of Heritage Restricted Shares shall be converted, as of the Effective Time, into the Merger Consideration and the aggregate Merger Consideration, net of any cash which must be withheld under federal and state income and employment tax requirements, shall be delivered to the respective holders of Heritage Restricted Shares as soon as practicable following the Effective Time.

          Section 1.9.  Dissenters' Rights. Notwithstanding any other provision
                        ------------------
of this Agreement to the contrary, shares of Heritage Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Delaware Law (collectively, the "Dissenters' Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Delaware Law, except that all Dissenters' Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Delaware Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.4 of the Heritage Certificate or Heritage Certificates that, immediately prior to the Effective Time, evidenced such shares. Heritage shall give SouthBanc (i) prompt notice of any written demands for appraisal of any shares of Heritage Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by Heritage relating to stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Delaware Law consistent with the obligations of Heritage thereunder. Heritage shall not, except with the prior written consent of SouthBanc, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Delaware Law.


                                  ARTICLE II
                        Representations and Warranties
                        ------------------------------

          Section 2.1.  Representations and Warranties of Heritage.  Heritage
                        ------------------------------------------
represents and warrants to SouthBanc that:

          (a)  Organization.
               ------------

               (i) Heritage is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company.

               (ii) Heritage Federal Bank ("Heritage Federal") is a federally chartered savings bank duly organized and validly existing under the laws of the United States of America. The deposits of Heritage Federal are insured by the Savings Association Insurance Fund of the FDIC (as defined in Section 8.1) to the extent provided in the FDIA (as defined in Section 8.1).

               (iii) Heritage and Heritage Federal each has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Heritage and Heritage Federal are each duly qualified or licensed as a foreign corporation to transact business and are in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect (as defined in Section 8.1) on Heritage.

          (b)  Subsidiaries.
               ------------

               (i)   Schedule 2.1(b) sets forth (A) the name, percentage
                     ---------------
ownership and number of shares of stock owned or controlled by Heritage of each Subsidiary (as defined in Section 8.1); and (B) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to investments in equity ownership interests by savings and loan holding companies or federally chartered savings associations.

               (ii) Heritage owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares. The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Each of Heritage's Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Heritage.

               (iii) None of Heritage's Subsidiaries holds shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding (A) any options, warrants or other rights with respect to the capital stock of any Subsidiary, (B) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary or (C) any other commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

               (iv) No Subsidiary of Heritage other than Heritage Federal is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder.

          (c)  Capital Structure.
               -----------------

               (i)   The authorized capital stock of Heritage consists of:

                     (A)  10,000,000 shares of Heritage Common Stock; and

                     (B) 500,000 shares of preferred stock, par value $.01 per share.

               (ii)  As of the date of this Agreement:

                     (A) 4,301,089 shares of Heritage Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable;

                     (B) no shares of Heritage preferred stock are issued and outstanding or held in Heritage's treasury;

                     (C) 416,588 shares of Heritage Common Stock are reserved for issuance pursuant to outstanding Heritage Options under the Heritage Option Plan; and

                     (D) 512,811 shares of Heritage Common Stock are held by Heritage in its treasury or by its Subsidiaries.

               (iii) Set forth on Schedule 2.1(c) is a complete and accurate
                                  ---------------
list of all outstanding Heritage Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant. Following the Effective Time, no holder of Heritage Options will have any right to receive shares of SouthBanc Common Stock upon the exercise of Heritage Options.

               (iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Heritage may vote are issued or outstanding.

               (v)   Except as set forth in this Section 2.1(c) or on Schedule
                                                                      --------
2.1(c), as of the date of this Agreement, (A) no shares of capital stock or
------
other voting securities of Heritage are issued, reserved for issuance or outstanding and (B) neither Heritage nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Heritage or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Heritage or obligating Heritage or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Heritage or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Heritage or any of its Subsidiaries.

          (d)  Authority.  Heritage has all requisite corporate power and
               ---------
authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Heritage's Board of Directors, and no other corporate proceedings on the part of Heritage are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Heritage Common Stock. This Agreement has been duly and validly executed and delivered by Heritage and constitutes a valid and binding obligation of Heritage, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (e)  Fairness Opinion.  Heritage has received the opinion of Trident
               ----------------
Securities to the effect that, as of the date hereof, the Merger Consideration to be received by Heritage's stockholders is fair, from a financial point of view, to such stockholders.

          (f)  No Violations; Consents.
               -----------------------

               (i) The execution, delivery and performance of this Agreement by Heritage do not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming that the consents and approvals referred to in
Section 2.1(f)(ii) are obtained, violate of any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Heritage or any of its Subsidiaries (or any of their respective properties) is subject, (B) violate the certificate of incorporation or bylaws of Heritage or the similar organizational documents of any of its Subsidiaries or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Heritage or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Heritage or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of (C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Heritage.

               (ii) Except for (A) the filing of an application with the OTS (as defined in Section 8.1) under the HOLA (as defined in Section 8.1) and approval of such application, (B) the filing of a certificate of merger with the Delaware Secretary of State pursuant to Delaware Law, (C) the registration under the Securities Act (as defined in Section 8.1) of the shares of SouthBanc Common Stock to be issued in exchange for shares of Heritage Common Stock, (D) the registration or qualification of the shares of SouthBanc Common Stock to be issued in exchange for shares of Heritage Common Stock under state securities or "blue sky" laws, and (E) such filings, authorizations or approvals as may be set forth in Schedule 2.1(f), no consents or approvals of or filings or
         ---------------
registrations with any Governmental Entity (as defined in Section 8.1) or with any third party are necessary in connection with the execution and delivery by Heritage of this Agreement or the consummation by Heritage of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Heritage knows of no reason pertaining to Heritage why any of the approvals referred to in this Section 2.1(f) should not be obtained without the imposition of any material condition or restriction described in Section 5.1(b).

          (g)  Reports and Financial Statements.
               --------------------------------

               (i) Heritage and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (A) the FDIC, (B) the OTS, (C) the NASD (as defined in
Section 8.1) and (D) the SEC (as defined in Section 8.1) (collectively, "Heritage's Reports") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of Heritage's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of Heritage's Reports filed with the SEC complied in all material respects with the applicable requirements of the Exchange Act (as defined in Section 8.1) and the rules and regulations of the SEC promulgated thereunder.

               (ii) Each of the financial statements of Heritage included in Heritage's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in Heritage's Reports were prepared from the books and records of Heritage and its Subsidiaries, fairly present the consolidated financial position of Heritage and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Heritage and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP (as defined in Section 8.1) consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes.

          (h)  Absence of Certain Changes or Events.  Except as disclosed in
               ------------------------------------
Heritage's Reports filed with the SEC prior to the date of this Agreement, since September 30, 1999, (i) Heritage and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) Heritage and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any Material Adverse Effect with respect to Heritage, (iv) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Heritage or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (v) neither Heritage nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, and (vi) there has been no change in any accounting principles, practices or methods of Heritage or any of its Subsidiaries other than as required by GAAP.

          (i)  Absence of Claims.  There are no suits, actions or proceedings
               -----------------
pending or, to the knowledge of Heritage, threatened against or affecting Heritage or any of its Subsidiaries or any property or asset of Heritage or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Heritage, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Heritage which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Heritage.

          (j)  Absence of Regulatory Actions.  Since December 31, 1997, neither
               -----------------------------
Heritage nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any Government Regulator (as defined in Section 8.1), or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (k)  Taxes. All federal, state, local and foreign tax returns required
               -----
to be filed by or on behalf of Heritage or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Heritage or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Heritage's balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Heritage or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Heritage or any of its Subsidiaries do not file tax returns that Heritage or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Heritage or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Heritage's balance sheet (in accordance with GAAP). Heritage and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Heritage and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Heritage and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

          (l)  Agreements.
               ----------

               (i) Heritage and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Heritage's Reports.

               (ii) Schedule 2.1(l) lists any contract, arrangement, commitment
                    ---------------
or understanding (whether written or oral) to which Heritage or any of its Subsidiaries is a party or is bound:

                    (A) with any executive officer or other key employee of Heritage or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Heritage or any of its Subsidiaries of the nature contemplated by this Agreement;

                    (B) with respect to the employment of any directors, officers employees or consultants;

                    (C) (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                    (D) containing covenants that limit the ability of Heritage or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Heritage (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                    (E) pursuant to which Heritage or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

                    (F) not fully disclosed in Heritage's Reports that relates to borrowings of money (or guarantees thereof) by Heritage or any of its Subsidiaries, other than in the ordinary course of business; or

                    (G) which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

To the knowledge of Heritage, each of the agreements and other documents referenced in Schedule 2.1(l) is a valid, binding and enforceable obligation of
              ---------------
the parties sought to be bound thereby, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity. Heritage has previously delivered to SouthBanc true and complete copies of each agreement and other documents referenced in Schedule 2.1(l).
                        --------------

               (iii) Neither Heritage nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Heritage, no other party to any such agreement (excluding any loan or extension of credit made by Heritage or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Heritage.

               (iv) Heritage and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither Heritage nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Heritage and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

          (m)  Labor Matters.  Heritage and its Subsidiaries are in material
               -------------
compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours. Neither Heritage nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Heritage or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Heritage or any of its Subsidiaries pending or threatened.

          (n)  Employee Benefit Plans.
               ----------------------

               (i)   Schedule 2.1(n) contains a complete and accurate list of
                     ---------------
all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to,

"employee benefit plans," as defined in Section 3(3) of ERISA (as defined in
Section 8.1), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Heritage or any of its Subsidiaries (hereinafter referred to collectively as the "Heritage Employee Plans"). Heritage has previously delivered or made available to SouthBanc true and complete copies of each agreement, plan and other documents referenced in
Schedule 2.1(n). There has been no announcement or commitment by Heritage or any
---------------
of its Subsidiaries to create an additional Heritage Employee Plan, or to amend any Heritage Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Heritage Employee Plan.

               (ii) There is no pending or threatened litigation, administrative action or proceeding relating to any Heritage Employee Plan. All of the Heritage Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Heritage Employee Plans which is likely to result in the imposition of any penalties or taxes upon Heritage or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

               (iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by Heritage or any of its Subsidiaries to be incurred with respect to any Heritage Employee Plan which is subject to Title IV of ERISA ("Heritage Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Heritage or any ERISA Affiliate (as defined in Section 8.1). No Heritage Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Heritage Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Heritage Pension Plan as of the end of the most recent plan year with respect to the respective Heritage Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Heritage Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Heritage Pension Plan within the 12-month period ending on the date hereof. Neither Heritage nor any of its Subsidiaries has provided, or is required to provide, security to any Heritage Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Heritage, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

               (iv)  Except as disclosed on Schedule 2.1(n), each Heritage
                                            ---------------
Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "Heritage Qualified Plan") has received a favorable determination letter from the IRS (as defined in Section 8.1), and Heritage and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Heritage Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all respects and any assets of any such Heritage Qualified Plan that, as of the end of the plan year, are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

               (v) Heritage and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Heritage Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to Heritage or any of its Subsidiaries, for the Heritage Employee Plans listed in Schedule 2.1(n), the
                                                            ---------------
execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Heritage or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Heritage Employee Plan or accelerate the time of payment or vesting of any such benefit.

          (o)  Title to Assets.  Heritage and each of its Subsidiaries has good
               ---------------
and insurable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except pledges to secure deposits and other liens incurred in the ordinary course of business. Each lease pursuant to which Heritage or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither Heritage nor any of its Subsidiaries, nor any other party to any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of Heritage and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by Heritage to be adequate for the current business of Heritage and its Subsidiaries. To the knowledge of Heritage, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

          (p)  Compliance with Laws.  Heritage and each of its Subsidiaries has
               --------------------
all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Neither Heritage nor any of its Subsidiaries is in violation of, and Heritage and its Subsidiaries have not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Heritage.

          (q)  Fees.  Other than financial advisory services performed for
               ----
Heritage by Trident Securities pursuant to an agreement dated February 9, 2000, a true and complete copy of which has been previously delivered to SouthBanc, neither Heritage nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Heritage or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (r)  Environmental Matters.  There is no suit, claim, action, demand,
               ---------------------
executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Heritage, threatened before any court, governmental agency or board or other forum against Heritage or any of its Subsidiaries for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law (as defined in Section 8.1) or relating to the presence of or release into the environment of any Hazardous Material (as defined in Section 8.1), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries. To Heritage's knowledge, the properties currently owned or operated by Heritage or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law. Neither Heritage nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive, request or other communication (written or oral) for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law. To Heritage's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Heritage or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by Heritage or any of its Subsidiaries. To Heritage's knowledge, during the period of Heritage's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To Heritage's knowledge, prior to the period of Heritage's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

          (s)  Loan Portfolio; Allowance; Asset Quality.
               ----------------------------------------

               (i) With respect to each Loan (as defined in Section 8.1) owned by Heritage or its Subsidiaries in whole or in part:

                    (A) to the knowledge of Heritage, the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                    (B) neither Heritage nor any of its Subsidiaries, nor any prior holder of a loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable loan file;

                    (C) Heritage or a Subsidiary of Heritage is the sole holder of legal and beneficial title to each loan (or Heritage's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of Heritage or a Subsidiary of Heritage;

                    (D) the note and the related security documents, copies of which are included in the loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable loan file;

                    (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a loan, except as otherwise referenced on the books and records of Heritage;

                    (F) to the knowledge of Heritage, there is no litigation or proceeding pending or threatened relating to the property that serves as security for a loan that would have a Material Adverse Effect upon the related loan; and

                    (G) with respect to a loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms.

               (ii) The allowance for possible loan losses reflected in Heritage's audited balance sheet at September 30, 1999 was, and the allowance for possible losses shown on the balance sheets in Heritage's Reports for periods ending after September 30, 1999, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

               (iii) Schedule 2.1(s) sets forth a true and complete listing, as
                     ---------------
of December 31, 1999, of:

                     (A) all Loans that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof; and

                     (B) Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

               (iv) To the knowledge of Heritage, neither Heritage nor any of its Subsidiaries is a party to any Loan that is in violation of any law, regulation or rule of any Governmental Entity. Any asset of Heritage or any of its Subsidiaries that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of Heritage or any of its Subsidiaries is listed on Schedule 2.1(s) and is carried net of reserves at the
                          ---------------
lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

          (t)  Deposits.   None of the deposits of Heritage or any of its
               --------
Subsidiaries is a "brokered" deposit.

          (u)  Anti-takeover Provisions Inapplicable.   Heritage and its
               -------------------------------------
Subsidiaries have taken all actions required to exempt SouthBanc, the Agreement, and the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (v)  Insurance. In the opinion of management, Heritage and its
               ---------
Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Heritage and its Subsidiaries are in full force and effect, Heritage and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (w)  Investment Securities; Derivatives.
               ----------------------------------

               (i) Except for restrictions that exist for securities to be classified as "held to maturity," none of the investment securities held by Heritage or any of its Subsidiaries, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Neither Heritage nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (x)  Indemnification.  Except as provided in the certificate of
               ---------------
incorporation or bylaws of Heritage and the similar organizational documents of its Subsidiaries, neither Heritage nor any Subsidiary is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Heritage and, to the knowledge of Heritage, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of Heritage or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (y)  Books and Records.  The books and records of Heritage and its
               -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (z)  Corporate Documents.  Heritage has previously furnished or made
               -------------------
available to SouthBanc a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of Heritage and each of Heritage's Subsidiaries, as in effect as of the date of this Agreement. Neither Heritage nor any of Heritage's Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of Heritage and each of Heritage's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

          (aa) Registration Statement.  The information regarding Heritage and
               ----------------------
its Subsidiaries to be supplied by Heritage for inclusion in the Registration Statement (as defined in Section 4.8) will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (bb) Community Reinvestment Act Compliance.  Heritage Federal is in
               -------------------------------------
material compliance with the applicable provisions of the CRA (as defined in Section 8.1) and the regulations promulgated thereunder, and Heritage Federal currently has a CRA rating of satisfactory or better. To the knowledge of Heritage, there is no fact or circumstance or set of facts or circumstances that would cause Heritage Federal to fail to comply with such provisions or cause the CRA rating of Heritage Federal to fall below satisfactory.

          (cc) Undisclosed Liabilities.  As of the date hereof, Heritage and its
               -----------------------
Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of Heritage as of September 30, 1999, (ii) liabilities incurred since September 30, 1999 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Heritage and (iii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

          (dd) Year 2000 Matters.  Heritage and its Subsidiaries have not
               -----------------
experienced any data processing or other computer malfunctions related to processing date information on and after January 1, 2000 and none of the third party service providers or customers of Heritage or its Subsidiaries have reported year 2000 data processing problems to Heritage that, individually or in the aggregate, would have a Material Adverse Effect on Heritage.

          (ee) Tax Treatment of the Merger.  Heritage has no knowledge of any
               ---------------------------
fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the IRC.

          Section 2.2.  Representations and Warranties of SouthBanc. SouthBanc
                        -------------------------------------------
represents and warrants to Heritage that:

          (a)  Organization.
               ------------

               (i) SouthBanc is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company.

               (ii) Perpetual Bank, a Federal Savings Bank ("Perpetual Bank") is a federally chartered savings bank duly organized and validly existing under the laws of the United States of America. The deposits of Perpetual Bank are insured by the Savings Association Insurance Fund of FDIC to the extent provided in the FDIA.

               (iii) SouthBanc and Perpetual Bank each has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. SouthBanc and Perpetual Bank are each duly qualified or licensed as a foreign corporation to transact business and are in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on SouthBanc.

          (b)  Subsidiaries.
               ------------

               (i)   Schedule 2.2(b) sets forth (A) the name, percentage
                     ---------------
ownership and number of shares of stock owned or controlled by SouthBanc of each Subsidiary; and (B) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to investments in equity ownership interests by savings and loan holding companies or federally chartered savings associations.

               (ii) SouthBanc owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares. The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Each of SouthBanc's Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on SouthBanc.

               (iii) None of SouthBanc's Subsidiaries holds shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding (A) any options, warrants or other rights with respect to the capital stock of any Subsidiary, (B) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary or (C) any other commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

               (iv) No Subsidiary of SouthBanc other than Perpetual Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder.

          (c)  Capital Structure.
               -----------------

               (i)   The authorized capital stock of SouthBanc consists of:

                     (A)  7,500,000 shares of SouthBanc Common Stock; and

                     (B)  250,000 of preferred stock, par value $.01 per share.

               (ii)  As of the date of this Agreement:

                     (A) 3,089,113 shares of SouthBanc Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable;

                     (B) no shares of SouthBanc preferred stock are issued and outstanding or held in SouthBanc's treasury;

                     (C) 388,701 shares of SouthBanc Common Stock are reserved for issuance pursuant to outstanding grants or awards under SouthBanc's stock option plans;

                     (D) 250,000 shares of SouthBanc Common Stock are reserved for issuance pursuant to SouthBanc's Dividend Reinvestment Plan; and

                     (E) 1,232,917 shares of SouthBanc Common Stock are held by SouthBanc in its treasury or by its Subsidiaries.

               (iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of SouthBanc may vote are issued or outstanding.

               (iv) Except as set forth in this Section 2.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of SouthBanc are issued, reserved for issuance or outstanding and (B) neither SouthBanc nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating SouthBanc or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of SouthBanc or obligating SouthBanc or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of SouthBanc or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of SouthBanc or any of its Subsidiaries.

               (v) The shares of SouthBanc Common Stock to be issued in exchange for shares of Heritage Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and, when issued in accordance with the terms of this

Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

          (d)  Authority.  SouthBanc has all requisite corporate power and
               ---------
authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of SouthBanc's Board of Directors, and no other corporate proceedings on the part of SouthBanc are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of SouthBanc Common Stock. This Agreement has been duly and validly executed and delivered by SouthBanc and constitutes a valid and binding obligation of SouthBanc, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (e)  Fairness Opinion.  SouthBanc has received the opinion of Sandler
               ----------------
O'Neill & Partners, L.P. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to SouthBanc's stockholders.

          (f)  No Violations; Consents.
               -----------------------

               (i) The execution, delivery and performance of this Agreement by SouthBanc do not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming that the consents and approvals referred to in
Section 2.2(f)(ii) are obtained, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which SouthBanc or any of its Subsidiaries (or any of their respective properties) is subject, (B) violate the certificate of incorporation or bylaws of SouthBanc or the similar organizational documents of any of its Subsidiaries or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of SouthBanc or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which SouthBanc or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of (C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on SouthBanc.

               (ii) Except for (A) the filing of an application with the OTS under the HOLA and approval of such application, (B) the filing of a certificate of merger with the Delaware Secretary of State pursuant to Delaware Law, (C) the registration under the Securities

Act of the shares of SouthBanc Common Stock to be issued in exchange for shares of Heritage Common Stock, (D) the registration or qualification of the shares of SouthBanc Common Stock to be issued in exchange for shares of Heritage Common Stock under state securities or "blue sky" laws, and (E) such filings, authorizations or approvals as may be set forth in Schedule 2.2(f), no consents
                                                   ---------------
or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by SouthBanc of this Agreement or the consummation by SouthBanc of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, SouthBanc knows of no reason pertaining to SouthBanc why any of the approvals referred to in this Section 2.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 5.1(b).

          (g)  Reports and Financial Statements.
               --------------------------------

               (i) SouthBanc and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (A) the FDIC, (B) the OTS, (C) the NASD and
(D) the SEC (collectively, "SouthBanc's Reports") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of SouthBanc's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of SouthBanc's Reports filed with the SEC complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

               (ii) Each of the financial statements of SouthBanc included in SouthBanc's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in SouthBanc's Reports were prepared from the books and records of SouthBanc and its Subsidiaries, fairly present the consolidated financial position of SouthBanc and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of SouthBanc and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes.

          (h)  Absence of Certain Changes or Events.  Except as disclosed in
               ------------------------------------
SouthBanc's Reports filed with the SEC prior to the date of this Agreement, since September 30, 1999, (i) SouthBanc and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) SouthBanc and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any Material Adverse Effect with respect to SouthBanc, (iv) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by SouthBanc or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (v) neither SouthBanc nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, and (vi) there has been no change in any accounting principles, practices or methods of SouthBanc or any of its Subsidiaries other than as required by GAAP.

          (i)  Absence of Claims.  There are no suits, actions or proceedings
               -----------------
pending or, to the knowledge of SouthBanc, threatened against or affecting SouthBanc or any of its Subsidiaries or any property or asset of SouthBanc or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SouthBanc, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against SouthBanc which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SouthBanc.
          (j)  Absence of Regulatory Actions.  Since December 31, 1997, neither
               -----------------------------
SouthBanc nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (k)  Taxes. All federal, state, local and foreign tax returns required
               -----
to be filed by or on behalf of SouthBanc or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by SouthBanc or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on SouthBanc's balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of SouthBanc or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where SouthBanc or any of its Subsidiaries do not file tax returns that SouthBanc or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to SouthBanc or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on SouthBanc's balance sheet (in accordance with GAAP). SouthBanc and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. SouthBanc and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and SouthBanc and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

          (l)  Agreements.
               ----------

               (i) SouthBanc and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in SouthBanc's Reports.

               (ii) Schedule 2.2(l) lists any contract, arrangement, commitment
                    ---------------
or understanding (whether written or oral) to which SouthBanc or any of its Subsidiaries is a party or is bound:

                    (A) with any executive officer or other key employee of SouthBanc or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SouthBanc or any of its Subsidiaries of the nature contemplated by this Agreement;

                    (B) with respect to the employment of any directors, officers employees or consultants;

                    (C) (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                    (D) containing covenants that limit the ability of SouthBanc or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, SouthBanc (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                    (E) pursuant to which SouthBanc or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

                     (F) not fully disclosed in SouthBanc's Reports that relates to borrowings of money (or guarantees thereof) by SouthBanc or any of its Subsidiaries, other than in the ordinary course of business; or

                     (G) which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

To the knowledge of SouthBanc, each of the agreements and other documents referenced in Schedule 2.2(l) is a valid, binding and enforceable obligation of
              ---------------
the parties sought to be bound thereby, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity. SouthBanc has previously delivered to Heritage true and complete copies of each agreement and other documents referenced in Schedule 2.2(l).
                        --------------

               (iii) Neither SouthBanc nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of SouthBanc, no other party to any such agreement (excluding any loan or extension of credit made by SouthBanc or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on SouthBanc.

               (iv) SouthBanc and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither SouthBanc nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of SouthBanc and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

          (m)  Labor Matters.  SouthBanc and its Subsidiaries are in material
               -------------
compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours. Neither SouthBanc nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is SouthBanc or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving SouthBanc or any of its Subsidiaries pending or threatened.

          (n)  Employee Benefit Plans.
               ----------------------

               (i)   Schedule 2.2(n) contains a complete and accurate list of
                     ---------------
all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of SouthBanc or any of its Subsidiaries (hereinafter referred to collectively as the "SouthBanc Employee Plans"). SouthBanc has previously delivered or made available to Heritage true and complete copies of each agreement, plan and other agreements referenced in Schedule 2.2(n). There has been no announcement or commitment by
              ---------------
SouthBanc or any of its Subsidiaries to create an additional SouthBanc Employee Plan, or to amend any SouthBanc Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such SouthBanc Employee Plan.

               (ii) There is no pending or threatened litigation, administrative action or proceeding relating to any SouthBanc Employee Plan. All of the SouthBanc Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the SouthBanc Employee Plans which is likely to result in the imposition of any penalties or taxes upon SouthBanc or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

               (iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by SouthBanc or any of its Subsidiaries to be incurred with respect to any SouthBanc Employee Plan which is subject to Title IV of ERISA ("SouthBanc Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by SouthBanc or any ERISA Affiliate. No SouthBanc Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each SouthBanc Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such SouthBanc Pension Plan as of the end of the most recent plan year with respect to the respective SouthBanc Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such SouthBanc Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any SouthBanc Pension Plan within the 12-month period ending on the date hereof. Neither SouthBanc nor any of its Subsidiaries has provided, or is required to provide, security to any

SouthBanc Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither SouthBanc, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

               (iv) Each SouthBanc Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "SouthBanc Qualified Plan") has received a favorable determination letter from the IRS, and SouthBanc and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each SouthBanc Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all respects and any assets of any such SouthBanc Qualified Plan that, as of the end of the plan year, are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

               (v) SouthBanc and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any SouthBanc Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to SouthBanc or any of its Subsidiaries, for the SouthBanc Employee Plans listed in Schedule 2.2(n),
                                                             ---------------
the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by SouthBanc or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any SouthBanc Employee Plan or accelerate the time of payment or vesting of any such benefit.

          (o)  Title to Assets.  SouthBanc and each of its Subsidiaries has good
               ---------------
and insurable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except pledges to secure deposits and other liens incurred in the ordinary course of business. Each lease pursuant to which SouthBanc or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither SouthBanc nor any of its Subsidiaries, nor any other party to any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of SouthBanc and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by SouthBanc to be adequate for the current business of SouthBanc and its Subsidiaries. To the knowledge of

SouthBanc, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

          (p) Compliance with Laws.  SouthBanc and each of its Subsidiaries has
              --------------------
all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Neither SouthBanc nor any of its Subsidiaries is in violation of, and SouthBanc and its Subsidiaries have not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SouthBanc.

          (q) Fees.  Other than financial advisory services performed for
              ----
SouthBanc by RP Financial, LC. pursuant to an agreement dated January 11, 2000 and Sandler O'Neill & Partners, L.P. pursuant to an agreement dated February 2, 2000, true and complete copies of which have been previously delivered to Heritage, neither SouthBanc nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for SouthBanc or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (r) Environmental Matters.  There is no suit, claim, action, demand,
              ---------------------
executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of SouthBanc, threatened before any court, governmental agency or board or other forum against SouthBanc or any of its Subsidiaries for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries. To SouthBanc's knowledge, the properties currently owned or operated by SouthBanc or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law. Neither SouthBanc nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive, request or other communication (written or oral) for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law. To SouthBanc's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by SouthBanc or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by SouthBanc or any of its Subsidiaries. To SouthBanc's knowledge, during the period of SouthBanc's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To SouthBanc's knowledge, prior to the period of SouthBanc's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

          (s)  Loan Portfolio; Allowance; Asset Quality.
               ----------------------------------------

               (i) With respect to each Loan owned by SouthBanc or its Subsidiaries in whole or in part:

                    (A) to the knowledge of SouthBanc, the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                    (B) neither SouthBanc nor any of its Subsidiaries, nor any prior holder of a loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable loan file;

                    (C) SouthBanc or a Subsidiary of SouthBanc is the sole holder of legal and beneficial title to each loan (or SouthBanc's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of SouthBanc or a Subsidiary of SouthBanc;

                    (D) the note and the related security documents, copies of which are included in the loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable loan file;

                    (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a loan, except as otherwise referenced on the books and records of SouthBanc;

                    (F) to the knowledge of SouthBanc, there is no litigation or proceeding pending or threatened relating to the property that serves as security for a loan that would have a Material Adverse Effect upon the related loan; and

                    (G) with respect to a loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms.

               (ii) The allowance for possible loan losses reflected in SouthBanc's audited balance sheet at September 30, 1999 was, and the allowance for possible losses shown on the balance sheets in SouthBanc's Reports for periods ending after September 30, 1999, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

               (iii) Schedule 2.2(s) sets forth a true and complete listing, as
                     ---------------
of December 31, 1999, of:

                     (A) all Loans that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof; and

                     (B) Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

               (iv) To the knowledge of SouthBanc, neither SouthBanc nor any of its Subsidiaries is a party to any Loan that is in violation of any law, regulation or rule of any Governmental Entity. Any asset of SouthBanc or any of its Subsidiaries that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of SouthBanc or any of its Subsidiaries is listed on Schedule 2.2(s) and is carried net of reserves at the
                          ---------------
lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

          (t)  Deposits.   None of the deposits of SouthBanc or any of its
               --------
Subsidiaries is a "brokered" deposit.

          (u)  Anti-takeover Provisions Inapplicable. SouthBanc and its
               -------------------------------------
Subsidiaries have taken all actions required to exempt Heritage, the Agreement, and the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (v)  Insurance. In the opinion of management, SouthBanc and its
               ---------
Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by SouthBanc and its Subsidiaries are in full force and effect, SouthBanc and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (w)  Investment Securities; Derivatives.
               ----------------------------------

               (i) Except for restrictions that exist for securities to be classified as "held to maturity," none of the investment securities held by SouthBanc or any of its

Subsidiaries, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Neither SouthBanc nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (x)  Indemnification.  Except as provided in the certificate of
               ---------------
incorporation or bylaws of SouthBanc and the similar organizational documents of its Subsidiaries, neither SouthBanc nor any Subsidiary is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of SouthBanc and, to the knowledge of SouthBanc, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of SouthBanc or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (y)  Books and Records.  The books and records of SouthBanc and its
               -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (z)  Corporate Documents.  SouthBanc has previously furnished or made
               -------------------
available to Heritage a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of SouthBanc and each of SouthBanc's Subsidiaries, as in effect as of the date of this Agreement. Neither SouthBanc nor any of SouthBanc's Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of SouthBanc and each of SouthBanc's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

          (aa) Registration Statement.  The information regarding SouthBanc and
               ----------------------
its Subsidiaries to be supplied by SouthBanc for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (bb) Community Reinvestment Act Compliance.  Perpetual Bank is in
               -------------------------------------
material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Perpetual Bank currently has a CRA rating of satisfactory or better. To the knowledge of SouthBanc, there is no fact or circumstance or set of facts or circumstances that would cause Perpetual Bank to fail to comply with such provisions or cause the CRA rating of Perpetual Bank to fall below satisfactory.

          (cc) Undisclosed Liabilities.  As of the date hereof, SouthBanc and
               -----------------------
its Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of SouthBanc as of September 30, 1999, (ii) liabilities incurred since September 30, 1999 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on SouthBanc and (iii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

          (dd) Year 2000 Matters.  SouthBanc and its Subsidiaries have not
               -----------------
experienced any data processing or other computer malfunctions related to processing date information on and after January 1, 2000 and none of the third party service providers or customers of SouthBanc or its Subsidiaries have reported year 2000 data processing problems to SouthBanc that, individually or in the aggregate, would have a Material Adverse Effect on SouthBanc.

          (ee) Tax Treatment of the Merger.  SouthBanc has no knowledge of any
               ---------------------------
fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the IRC.


                                  ARTICLE III
                          Conduct Pending the Merger
                          --------------------------

          Section 3.1.  Conduct of Business Prior to the Effective Time. Except
                        -----------------------------------------------
as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, each of SouthBanc and Heritage shall, and shall cause each of their respective Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay the ability of Heritage or SouthBanc to perform their respective covenants and agreements on a timely basis under this Agreement and (iv) take no action that would adversely affect or delay the ability of Heritage or SouthBanc to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.

          Section 3.2.  Forbearances. Without limiting the covenants set forth
                        ------------
in Section 3.1 hereof, except as expressly contemplated or permitted by this Agreement or as set forth on Schedule 3.2 and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, neither SouthBanc nor Heritage shall, and neither SouthBanc nor Heritage shall permit any of their respective Subsidiaries to, without the prior written consent of the other party:

          (a) other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

          (b)  (i)   adjust, split, combine or reclassify any capital stock;

               (ii) make, declare or pay any dividend, or make any other distribution on its capital stock (except (A) in the case of SouthBanc, for regular quarterly cash dividends at a rate not in excess of $.15 per share of SouthBanc Common Stock, (B) in the case of Heritage, for regular quarterly cash dividends at a rate not in excess of $.075 per share of Heritage Common Stock and (C) dividends paid by any of the Subsidiaries of each of SouthBanc and Heritage for the purpose of enabling SouthBanc or Heritage to pay the dividends specified in (A) and (B));

               (iii) grant any stock appreciation rights or grant any
                     individual, corporation or other entity any right to acquire any shares of its capital stock; or

               (iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to (A) the exercise of stock options, outstanding as of the date hereof, (B) in the case of SouthBanc, its Dividend Reinvestment Plan or (C) the Heritage Stock Option Agreement or the SouthBanc Stock Option Agreement;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in excess of $100,000, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

          (e) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per annum and other than contracts or agreements covered by Section 3.2(f);

          (f) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices;

          (g)  (i)   increase in any manner the compensation or fringe benefits of any of its employees or directors except in the ordinary course of business consistent with past practices, or pay any pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

               (ii) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

               (iii) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

               (iv) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee with an annual total compensation payment in excess of $100,000;

          (h) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

          (i)  amend its certificate of incorporation or its bylaws;

          (j) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (k) make any capital expenditures in excess of $100,000 per expenditure other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

          (l) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

          (m) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied or in a violation of any provision of this Agreement;

          (n) engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices;

          (o) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

          (p) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

          (q) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 3.2.

     Any request by either party or response thereto by the other party shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 3.2.

                                  ARTICLE IV
                                   Covenants
                                   ---------

          Section 4.1.  Acquisition Proposals.  From and after the date hereof
                        ---------------------
until the termination of this Agreement, Heritage agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage

(including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 8.1), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and that it shall notify the other party orally (within 1 business day) and in writing (as promptly as practicable, but in no event later than 2 calendar days) of such inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, it shall deliver to the other party a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Directors of Heritage from:

          (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal to acquire Heritage pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that:

               (A) the Board of Directors receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to Heritage's stockholders;

               (B) the Board of Directors determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal"); and

               (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, it:

                    (1) provides reasonable notice to SouthBanc to the effect that it is furnishing information to, or entering into discussions or negotiations with, another party; and

                    (2) receives from such person or entity an executed confidentiality agreement in reasonably customary form;

          (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; or

          (iii) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

          Section 4.2.  Access and Information. Upon reasonable notice, Heritage
                        ----------------------
and SouthBanc shall (and shall cause their respective Subsidiaries to) afford to the other and their respective representatives (including, without limitation, directors, officers and employees of such party and its affiliates and counsel, accountants and other professionals retained by such party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as either party may reasonably request and during such period, each of Heritage and SouthBanc shall, and shall cause their respective Subsidiaries to, make available to the other party a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws; provided, however, that no investigation pursuant to this
Section 4.2 shall affect or be deemed to modify any representation or warranty made herein. SouthBanc and Heritage will not, and will use their best efforts to cause their respective representatives not to, use any information obtained pursuant to this Section 4.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each of SouthBanc and Heritage will keep confidential, and will use their best efforts to cause their respective representatives to keep confidential, all information and documents obtained pursuant to this Section
4.2 unless such information (i) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party hereto (or an affiliate of any party hereto) to be returned to the party that furnished the same.

          Section 4.3.  Applications; Consents. As soon as practicable after the
                        ----------------------
date hereof, SouthBanc and Heritage shall cooperate with each other and use their reasonable best efforts to prepare and file all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement.

SouthBanc and Heritage shall have the right to review in advance, and will consult with each other on, all the information relating to Heritage and SouthBanc, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          Section 4.4.  Antitakeover Provisions. SouthBanc, Heritage and their
                        -----------------------
respective Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt the other party, the Agreement and the Merger from any provisions of an antitakeover nature in SouthBanc's, Heritage's or their respective Subsidiaries' certificates of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

          Section 4.5.  Additional Agreements. Subject to the terms and
                        ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

          Section 4.6.  Publicity.  The initial press release announcing this
                        ---------
Agreement shall be a joint press release and thereafter Heritage and SouthBanc shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto.

          Section 4.7.  Stockholders Meetings. SouthBanc and Heritage each shall
                        ---------------------
take all action necessary, in accordance with applicable law and its respective certificate of incorporation and bylaws, to convene a meeting of its respective stockholders (each, a "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties, the Board of Directors of each of SouthBanc and Heritage shall (i) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (ii) use its reasonable best efforts to solicit such approvals. SouthBanc and Heritage shall coordinate and cooperate with respect to the timing of their respective Stockholder Meetings.

          Section 4.8.  Registration of SouthBanc Common Stock.
                        --------------------------------------

          (a) As promptly as reasonably practicable following the date hereof, SouthBanc and Heritage shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement-Prospectus relating to the matters to be submitted to the SouthBanc stockholders at the SouthBanc Stockholders Meeting and the matters to be submitted to the Heritage stockholders at the Heritage Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement-Prospectus") and SouthBanc shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of SouthBanc Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Registration Statement"). The Joint Proxy Statement-Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as SouthBanc's prospectus. Each of SouthBanc and Heritage shall use reasonable best efforts to have the Joint Proxy Statement-Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. SouthBanc and Heritage shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement-Prospectus or Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement-Prospectus and the Registration Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement-Prospectus or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Joint Proxy Statement-Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. SouthBanc will use reasonable best efforts to cause the Joint Proxy Statement-Prospectus to be mailed to SouthBanc stockholders, and Heritage will use reasonable best efforts to cause the Joint Proxy Statement-Prospectus to be mailed to Heritage's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the SouthBanc Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to SouthBanc or Heritage, or any of their respective affiliates, officers or directors, should be discovered by SouthBanc or Heritage which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of SouthBanc and Heritage.

          (b) SouthBanc shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of Heritage and SouthBanc shall furnish all information concerning it and the holders of its Common Stock as may be reasonably requested in connection with any such action.

          (c) Prior to the Effective Time, SouthBanc shall notify the Nasdaq National Market of the additional shares of SouthBanc Common Stock to be issued by SouthBanc in exchange for the shares of Heritage Common Stock.

          Section 4.9.  Affiliate Letters. Heritage shall use its best efforts
                        -----------------
to cause each director, executive officer and other person who is an "affiliate" of Heritage under Rule 145 of the Securities Act to deliver to SouthBanc as soon as practicable and prior to the mailing of the Joint Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit C, providing that such person will comply with Rule 145.
---------


          Section 4.10  Notification of Certain Matters. Each party shall give
                        -------------------------------
prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of Heritage and SouthBanc shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

          Section 4.11. Employees, Directors and Officers.
                        ---------------------------------

          (a) All persons who are employees of Heritage Federal immediately prior to the Effective Time ("Heritage's Employees") shall, at the Effective Time, continue as employees of Heritage Federal ("Continuing Employees"). Subject to paragraph (f) of this Section 4.11, all Continuing Employees shall be employed at the will of Heritage Federal and no contractual right to employment shall inure to such employees because of this Agreement.

          (b) Except as provided in Section 4.11(e), from and after the Effective Time, unless otherwise mutually determined, the SouthBanc Employee Plans and the Heritage Employee Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of SouthBanc and Heritage and their respective Subsidiaries covered by such plans and arrangements at the Effective Time until such time as SouthBanc shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans and arrangements with respect to the employees of SouthBanc and its Subsidiaries ("New Benefit Plans"), including all Continuing Employees. Prior to the Effective Time, SouthBanc and Heritage shall cooperate in reviewing, evaluating and analyzing the SouthBanc Employee Plans and the Heritage Employee Plans with a view toward developing appropriate New Benefit Plans.

          (c) The foregoing subparagraph (b) notwithstanding, SouthBanc agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the SouthBanc Employee Plans and the Heritage Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangement commitments or understandings described in Schedule
                                                                        --------
2.1(n) and Schedule 2.2(n), including benefits which vest or are otherwise
------     ---------------
accrued as a result of the consummation of the transactions contemplated by this Agreement.

          (d) With respect to all New Benefit Plans, SouthBanc agrees that Continuing Employees shall receive (i) full credit for prior service with Heritage and Heritage Federal for purposes of eligibility for participation and vesting, (ii) a waiver of all waiting periods and preexisting condition exclusions or penalties and (iii) credit for deductibles, copayments or similar out-of-pocket expenses incurred under any Heritage Employee Plan with respect to the plan year in which the Effective Time occurs. Notwithstanding anything herein to the contrary, with respect to participation in Perpetual Bank's Employee Stock Ownership Plan, Continuing Employees will be eligible to participate in such plan on the earliest date required by ERISA and the IRC and with Continuing Employees receiving credit for years of service with Heritage or any of its Subsidiaries for the purpose of vesting, but not for the purpose of accrual of benefits or allocation of employer contributions.

          (e) Notwithstanding anything in this Agreement to the contrary, the Heritage Federal Bank Employee Stock Ownership Plan (the "Heritage ESOP") shall be terminated as of the Effective Time. In connection with the termination of the Heritage ESOP, Heritage shall promptly apply to the IRS for a determination letter on the Heritage ESOP's tax-qualified status upon termination under Code Sections 401(a) and 4975. Prior to any distributions to any Heritage ESOP participants, the trustees for the Heritage ESOP shall have received a favorable letter from the IRS related to the tax qualified status of the Heritage ESOP upon termination. The parties acknowledge that the existing loan between Heritage and the Heritage ESOP (the "ESOP Loan") shall be repaid in full by the Heritage ESOP upon such termination or as soon thereafter as practicable. The parties further acknowledge that, as of the date hereof, the Heritage ESOP has unallocated assets with a current fair market value exceeding the outstanding balance (principal and accrued interest) of the ESOP Loan. The parties agree that, pursuant to the applicable provisions of the Heritage ESOP, participants in the Heritage ESOP shall benefit from these assets as an allocation of earnings in the manner and to the extent provided under the Heritage ESOP upon termination of the Heritage ESOP. Heritage may take such actions as it deems necessary or appropriate to effectuate this intent. In addition, Heritage may take such other actions, including the making of other amendments to the plan, that it deems necessary or appropriate to preserve the tax-qualified status of the Heritage ESOP or the exempt status of the ESOP Loan. From and after the Effective Time, the administrative and other authority previously exercised solely by a committee appointed by the Board of Directors of Heritage Federal shall be exercised by a committee appointed by the Board of Directors of Heritage in consultation with SouthBanc. The committee shall advise and consult with SouthBanc regarding all actions taken with respect to the Heritage ESOP following the Effective Time.

          On or before the Effective Time, Heritage may make such contributions to the Heritage ESOP as may be necessary to permit the Heritage ESOP to make scheduled principal and interest payments on any outstanding exempt loan in accordance with past practice.

          (f) From and after the Effective Time, J. Edward Wells shall serve as Chairman of SouthBanc, H.A. Pickens, Jr. shall serve as Vice Chairman of SouthBanc and Robert W. Orr shall serve as President and Chief Executive Officer of SouthBanc. At the Effective Time, SouthBanc and Heritage Federal shall enter into employment agreements with J. Edward Wells substantially in the form attached hereto as Exhibits D and E, respectively. At the Effective Time,
                   ----------     -
SouthBanc and Heritage Federal shall enter into Change in Control Agreements with Edwin I. Shealy, Will B. Ferguson, John M. Swofford and James H. Wasson, Jr. substantially in the form attached hereto as Exhibit F.
                                                 ---------

          (g) SouthBanc shall cause Perpetual Bank to appoint J. Edward Wells to the Board of Directors of Perpetual Bank as of the Effective Time. Heritage shall cause Heritage Federal to appoint Robert W. Orr and one other member of the Board of Directors of SouthBanc, who shall be designated by SouthBanc, to the Board of Directors of Heritage Federal as of the Effective Time.

          Section 4.12.  Indemnification.
                         ---------------

          (a) From and after the Effective Time through the sixth anniversary of the Effective Date, SouthBanc agrees to indemnify and hold harmless each present and former director and officer of Heritage and its Subsidiaries and each officer or employee of Heritage and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at Heritage's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of Heritage and its Subsidiaries and as then permitted under applicable law.

          (b) Any Indemnified Party wishing to claim indemnification under
Section 4.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify SouthBanc thereof, but the failure to so notify shall not relieve SouthBanc of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice SouthBanc. In the event of any such claim, action, suit, proceeding or investigation, (i) SouthBanc shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and SouthBanc shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if SouthBanc does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between SouthBanc and the Indemnified Party (and counsel for SouthBanc does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and SouthBanc shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that SouthBanc shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) SouthBanc shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

          (c) SouthBanc shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.12 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

          (d) SouthBanc shall maintain Heritage's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Heritage's existing policy, including SouthBanc's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Time; provided, however, that in no event shall SouthBanc be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.12(d), an amount per annum in excess of 200% of the amount of the annual premiums paid by Heritage as of the date hereof for such insurance ("Maximum Insurance Amount"); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, SouthBanc shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

          (e) In the event SouthBanc or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of SouthBanc assume the obligations set forth in this Section 4.12.

          (f) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

          Section 4.13. Dividends.  After the date of this Agreement, each of
                        ---------
Heritage and SouthBanc shall coordinate with the other the declaration of any dividends in respect of Heritage Common Stock and SouthBanc Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Heritage Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Heritage Common Stock and any shares of SouthBanc Common Stock any such holder receives in exchange therefor in the Merger.

          Section 4.14  Section 16 Matters.  Prior to the Effective Time,
                        ------------------
Heritage and SouthBanc shall take all such steps as may be required to cause any dispositions of Heritage Common Stock (including derivative securities with respect to Heritage Common Stock) or acquisitions of SouthBanc Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Heritage to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                                   ARTICLE V
                          Conditions to Consummation
                          --------------------------

          Section 5.1.  Conditions to Each Party's Obligations. The respective
                        --------------------------------------  -
obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

          (a) Stockholder Approvals.  This Agreement shall have been approved by
              ---------------------
the requisite vote of Heritage's and SouthBanc's stockholders in accordance with applicable laws and regulations.

          (b) Regulatory Approvals.  All approvals, consents or waivers of any
              --------------------
Governmental Entity required to permit consummation of the transactions contemplated by this

Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to SouthBanc or Heritage of the transactions contemplated hereby that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

          (c) No Injunctions or Restraints; Illegality.  No party hereto shall
              ----------------------------------------
be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          (d) Registration Statement; Blue Sky Laws.  The Registration Statement
              -------------------------------------
shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and SouthBanc shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

          (e) Third Party Consents.  SouthBanc and Heritage shall have obtained
              --------------------
the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on SouthBanc (after giving effect to the consummation of the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby.

          (f) Tax Opinion.  SouthBanc and Heritage shall have received opinions
              -----------
of Malizia, Spidi, & Fisch, P.C. and Muldoon, Murphy & Faucette LLP, respectively, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to SouthBanc and Heritage, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that accordingly:

              (i) No gain or loss will be recognized by SouthBanc or Heritage as a result of the Merger;

              (ii) Except to the extent of any cash received as part of the Merger Consideration or in lieu of a fractional share interest in SouthBanc Common Stock, no gain or loss will be recognized by the stockholders of Heritage who exchange their Heritage Common Stock for SouthBanc Common Stock pursuant to the Merger;

               (iii) The tax basis of SouthBanc Common Stock received by stockholders who exchange their Heritage Common Stock for SouthBanc Common Stock in the Merger will be the same as the tax basis of Heritage Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

               (iv) The holding period of SouthBanc Common Stock received by each stockholder in the Merger will include the holding period of Heritage Common Stock exchanged therefor, provided that such stockholder held such Heritage Common Stock as a capital asset on the Effective Date.

          Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of SouthBanc, Heritage and others.

          Section 5.2.  Conditions to the Obligations of SouthBanc. The
                        ------------------------------------------
obligations of SouthBanc to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by SouthBanc:

          (a)  Representations and Warranties; Performance of Obligations.  Each
               ----------------------------------------------------------
of the obligations of Heritage required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Heritage contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty that specifically relates to an earlier date), and SouthBanc shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Heritage; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations and warranties, will have a Material Adverse Effect on Heritage.

          (b)  Dissenters' Shares.  Dissenters' rights shall not have been
               ------------------
exercised with respect to more than 10% of the outstanding shares of Heritage Common Stock.

          (c)  Good Standing and Other Certificates.  SouthBanc shall have
               ------------------------------------
received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Heritage and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 5.1 and 5.2 as SouthBanc may reasonably require.

          Section 5.3.  Conditions to the Obligations of Heritage. The
                        -----------------------------------------
obligations of Heritage to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Heritage:

          (a)  Representations and Warranties; Performance of Obligations.  Each
               ----------------------------------------------------------
of the obligations of SouthBanc required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of SouthBanc contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and Heritage shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of SouthBanc; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations and warranties, will have a Material Adverse Effect on SouthBanc.

          (b)  Deposit of Merger Consideration.  SouthBanc shall have deposited
               -------------------------------
with the Exchange Agent sufficient cash to pay the aggregate Cash Consideration and Heritage shall have received a certificate from the Exchange Agent to such effect.

          (c)  Good Standing and Other Certificates.  Heritage shall have
               ------------------------------------
received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of SouthBanc and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections
5.1 and 5.3 as Heritage may reasonably require.


                                  ARTICLE VI
                                  Termination
                                  -----------

          Section 6.1.  Termination. This Agreement may be terminated, and the
                        -----------
Merger abandoned, at any time prior to the Effective Time, either before or after any requisite stockholder approval:

          (a) by the mutual consent of SouthBanc and Heritage in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

          (b) by either the Board of Directors of SouthBanc or Heritage, in the event of the failure of the stockholders of Heritage or SouthBanc to approve the Agreement at its Stockholder Meeting called to consider such approval; provided, however, that Heritage or SouthBanc, as the case may be, shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 4.7; or

          (c) by either the Board of Directors of SouthBanc or Heritage, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

          (d) by either the Board of Directors of SouthBanc or Heritage, in the event that the Merger is not consummated by December 31, 2000, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

          (e) by either the Board of Directors of SouthBanc or Heritage (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or (ii) any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; or

          (f) by either the Board of Directors of SouthBanc or Heritage, if the Board of Directors of the other party does not publicly recommend in the Joint Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Joint Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors of the other party shall have withdrawn, qualified or revised such recommendation in any respect materially adverse to the party seeking to terminate this Agreement; or

          (g) by Heritage, if the Board of Directors of Heritage reasonably determines that a proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Heritage Common Stock then outstanding or all or substantially all of the assets of Heritage constitutes a Superior

Proposal and that such proposal must be accepted in order for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law; or

          (h) by the Board of Directors of Heritage, within five business days after the end of the Measurement Period (as defined in Section 8.1), if the SouthBanc Price is less than $14.05; provided, however, that if within five calendar days after receipt of notice of termination pursuant to this paragraph
(i), SouthBanc provides written notice to Heritage that it shall increase the Exchange Ratio to an amount equal (rounded to the nearest one-thousandth) to $15.57 divided by the SouthBanc Price, in which case no termination shall be deemed to have occurred pursuant to this Section 6.1(i) and this Agreement shall remain in full force and effect in accordance with its terms (except the Exchange Ratio shall have been so modified).

          Section 6.2.  Effect of Termination.  In the event of termination of
                        ---------------------
this Agreement by either SouthBanc or Heritage as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except (i) the last two sentences of Section 4.2, and Sections 8.6 and 8.7, shall survive any termination of this Agreement, and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.


                                  ARTICLE VII
                  Closing, Effective Date and Effective Time
                  ------------------------------------------

          Section 7.1.  Effective Date and Effective Time.  The closing of the
                        ---------------------------------
transactions contemplated hereby ("Closing") shall take place at the offices of Muldoon, Murphy & Faucette LLP, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016, unless another place is agreed to by SouthBanc and Heritage, on a date specified by the parties ("Closing Date") that is no later than 14 days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of Governmental Entities shall occur and all conditions to the consummation of this Agreement are satisfied or waived (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) unless extended by mutual agreement of the parties. Prior to the Closing Date, SouthBanc and Heritage shall execute a certificate of merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such certificate of merger. The date of such filing or such later effective date as specified in the certificate of merger is herein referred to as the "Effective Date." The "Effective Time" of the Merger shall be as set forth in the certificate of merger.

          Section 7.2.  Deliveries at the Closing. Subject to the provisions of
                        -------------------------
Articles V and VI, on the Closing Date there shall be delivered to SouthBanc and Heritage the documents and instruments required to be delivered under Article V.


                                 ARTICLE VIII
                             Certain Other Matters
                             ---------------------

          Section 8.1.  Certain Definitions; Interpretation.   For purposes of
                        -----------------------------------
this Agreement:

          "Acquisition Proposal" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Heritage or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

          "Acquisition Transaction" means any of the following (other than the transactions contemplated hereunder) involving SouthBanc or any of its
Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith;

          "CRA" means the Community Reinvestment Act;

          "Delaware Law" means the Delaware General Corporation Law;

          "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect;

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

          "ERISA Affiliate" means any entity that is considered one employer with SouthBanc or Heritage, as the case may be, under Section 4001(b)(1) of ERISA or Section 414 of the IRC;

          "Exchange Act" means the Securities Exchange Act of 1934, as amended;

          "Excluded Shares" shall consist of (i) Dissenters' Shares and (ii) shares held directly or indirectly by SouthBanc (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted);

          "FDIA" means the Federal Deposit Insurance Act, as amended;

          "FDIC" means the Federal Deposit Insurance Corporation;

          "GAAP" means generally accepted accounting principles;

          "Government Regulators" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits;

          "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality;

          "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl;

          "Heritage Common Stock" means the common stock, par value $.01 per share, of Heritage;

          "HOLA" means the Home Owners' Loan Act, as amended;

          "IRC" means the Internal Revenue Code of 1986, as amended;

          "IRS" means the Internal Revenue Service;

          "knowledge" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president;

          "Loan" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit;

          "Material Adverse Effect" means an effect which is material and adverse to the business, financial condition or results of operations of Heritage or SouthBanc, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both SouthBanc and Perpetual Bank and Heritage and Heritage Federal, as the case may be, or to similarly situated financial and/or depository institutions or (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred;

          "Measurement Period" means the ten consecutive trading days immediately preceding the eleventh calendar day prior to the Closing Date;

          "NASD" means the National Association of Securities Dealers, Inc.;

          "OTS" means the Office of Thrift Supervision;

          "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity;

          "SEC" means the Securities and Exchange Commission;

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

          "SouthBanc Common Stock" means the common stock, par value $0.01 per share, of SouthBanc;

          "SouthBanc Price" means the average of the closing sales price of SouthBanc Common Stock, as reported on the Nasdaq National Market, for the Measurement Period; provided, however, that in the event SouthBanc Common Stock does not trade on one or more of the trading days in the Measurement Period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales price and number of days on which SouthBanc Common Stock actually traded during the Measurement Period;

          "Subsidiary" means a corporation, partnership, joint venture or other entity in which Heritage or SouthBanc, as the case may be, has, directly or indirectly, an equity interest representing 5% or more of any class of the capital stock thereof or other equity interests therein;

          "taxes" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes; and

          "Triggering Event" means any one or more of the following events:

               (i) SouthBanc shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person to effect an Acquisition Transaction;

               (ii) Any person shall have made, in the reasonable opinion of the Board of Directors of SouthBanc, a bona fide proposal to SouthBanc or its stockholders by public announcement, or by written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; and

               (iii) Any person shall have commenced (as such term is defined in
                     Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of SouthBanc Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding shares of SouthBanc Common Stock.

          When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

          Section 8.2.  Survival. Only those agreements and covenants of the
                        --------
parties that are by their terms applicable in whole or in part after the Effective Time, including the last two sentences of Section 4.2 and Sections 4.11, 4.12, and 8.6 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

          Section 8.3.  Waiver; Amendment.   Prior to the Effective Time, any
                        -----------------
provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Heritage or SouthBanc, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Heritage Common Stock or contravene any provision of Delaware Law or the federal banking laws, rules and regulations.

          Section 8.4.  Counterparts.   This Agreement may be executed in
                        ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          Section 8.5.  Governing Law. This Agreement shall be governed by, and
                        -------------
interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

          Section 8.6.  Expenses.   Each party hereto will bear all expenses
                        --------
incurred by it in connection with this Agreement and the transactions contemplated hereby, except that expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement-Prospectus and Registration Statement shall be shared equally by SouthBanc and Heritage.

          Section 8.7.  Notices. All notices, requests, acknowledgments and
                        -------
other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

          If to Heritage, to:
                    Heritage Bancorp, Inc.
                    201 W. Main Street
                    Laurens, South Carolina 29360
                    Facsimile:  (864) 984-2293

                    Attention:   J. Edward Wells
                                 President and Chief Executive Officer

          With copies to:
                    Paul M. Aguggia, Esq.
                    Muldoon, Murphy & Faucette LLP
                    5101 Wisconsin Ave., NW
                    Washington, DC 20016
                    Facsimile: (202) 966-9409

          If to SouthBanc, to:

                    SouthBanc Shares, Inc.
                    907 Main Street
                    Anderson, South Carolina 29621
                    Facsimile:  (864) 260-3662

                    Attention:   Robert W. Orr
                                 President and Chief Executive Officer

          With copies to:

                    John J. Spidi, Esq.
                    Malizia Spidi & Fisch, PC
                    1301 K Street, N.W.
                    Suite 700 East
                    Washington, D.C. 20005
                    Facsimile:  (202) 434-4661

          Section 8.8.  Entire Agreement; etc. This Agreement, together with the
                        ---------------------
Stock Option Agreements and the Schedules, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 4.11 and 4.12, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 8.9.  Successors and Assigns; Assignment. This Agreement shall
                        ----------------------------------
be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

          In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 14th day of February, 2000.

                            SouthBanc Shares, Inc.


                            By: /s/ Robert W. Orr
                                ----------------------------------------
                                Robert W. Orr
                                President and Chief Executive Officer

                            Heritage Bancorp, Inc.


                            By: /s/ J. Edward Wells
                                ----------------------------------------
                                J. Edward Wells
                                President and Chief Executive Officer

                                                                      Appendix B


                 THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                  CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                      SECURITIES ACT OF 1933, AS AMENDED


          STOCK OPTION AGREEMENT, dated February 14, 2000, between SouthBanc Shares, Inc., a Delaware corporation ("Issuer"), and Heritage Bancorp, Inc., a Delaware corporation ("Grantee").

                             W I T N E S S E T H:
                             -------------------

          WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (this "Agreement");

          WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

          WHEREAS, as a condition and inducement to Issuer's willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree and Grantee has agreed, to grant Issuer an option to purchase shares of Grantee's Common Stock on substantially the same terms as the Option (as hereinafter defined).

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 614,733 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.01 per share ("Common Stock"), at a price of $17.50 per share (the "Option Price"); provided, however, that in no event shall the number of shares
                 -------- --------
of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

               (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

          2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined) and the Holder is not in material beach of the agreements or covenants contained in this Agreement or the Merger Agreement, provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days
             --------
following such Subsequent Triggering Event (or such longer period as provided in
Section 10), provided further, however, that if the Option cannot be exercised
             -------- -------  -------
on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 6.1(e) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 6.1(e) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). Notwithstanding any other provision of this Agreement, in no event shall any of Issuer's obligations under this Agreement continue six months beyond an Exercise Termination Event. The term "Holder" shall mean the holder or holders of the Option.

               (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                    (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee.

     For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (B) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (D) any substantially similar transaction; provided, however, that in no event
                                            --------  -------
     shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

               (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

               (iii) Any person, other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

               (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

               (v) After a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as defined below);
     or

               (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, the

     Office of Thrift Supervision ("OTS") or any other federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.

          (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

               (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Common Stock; or

               (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (c) shall be 25%.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior
                                                       --------
notification to or approval of the Federal Reserve Board, the OTS or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account
--------
shall not preclude the Holder from exercising the Option.

          (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

               (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

               (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this
Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

          3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required

(including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, the Change in Bank Control Act of 1978, as amended, or any other federal or state banking law, prior approval of or notice to the Federal Reserve Board, the OTS or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board, the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

          4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

          6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto) delivered within 90 days of such Subsequent Triggering

Event (or such longer period as provided in Section 10), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option
--------  -------
Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such
                                 -------- -------  -------
reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

          7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below) and prior to twelve months thereafter, (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such longer period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (i) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (ii) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a
            --------  -------
notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

               (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

          8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

               (b)  The following terms have the meanings indicated:

                    (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                    (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                    (3) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

                    (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if
                                                           --------
     Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

               (c) The Substitute Option shall have the same terms as the Option, provided, that if terms of the Substitute Option cannot, for legal
        --------
reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

               (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

               (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substi-tute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

               (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

          9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

               (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

               (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this

Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any
               --------  -------
time after delivery of a notice of repurchase pursuant to subsection (b) of this
Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

          10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

          11.  Issuer hereby represents and warrants to Grantee as follows:

               (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

               (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          12.  Grantee hereby represents and warrants to Issuer that:

               (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

               (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

          13. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee
                                                 --------  -------
may not exercise its rights pursuant to this Section 13 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to
Section 7. The "Surrender Price" shall be equal to $1,600,000 (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (2) Grantee's purchase price of such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of a portion of the Option to any unaffiliated party.

               (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 13 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 13 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

               (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a
            --------  -------
notice of surrender pursuant to paragraph (b) of this Section 13 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 13(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
13).

          14. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such longer period as provided in
Section 10); provided, however, that until the date 15 days following the date
             --------  -------
on which the Federal Reserve Board or the OTS, as applicable, approves an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment
                                               ----
banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board or the OTS, as applicable.

          15. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market upon official notice of issuance and applying to the Federal Reserve Board and/or the OTS, as applicable, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

          16. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $2,000,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $2,000,000 after taking into account the foregoing actions.

               (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $2,000,000; provided, that nothing in this sentence shall restrict any exercise
            --------
of the Option permitted hereby on any subsequent date.

               (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7 of this Agreement, (ii)(x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) the Grantee's purchase price for such Option Shares, (iii)(x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares,
(iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any equivalent amount with respect to the Substitute Option.

               (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

          17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

          18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

          20. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          21. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.



                              HERITAGE BANCORP, INC.



                              By: /s/ J. Edward Wells
                                 ---------------------------------------
                                 J. Edward Wells
                                 President and Chief Executive Officer



                              SOUTHBANC SHARES, INC.



                              By: /s/ Robert W. Orr
                                 ---------------------------------------
                                 Robert W. Orr
                                 President and Chief Executive Officer

                                                                      Appendix C


                 THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                  CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                      SECURITIES ACT OF 1933, AS AMENDED


          STOCK OPTION AGREEMENT, dated February 14, 2000, between Heritage Bancorp, Inc., a Delaware corporation ("Issuer"), and SouthBanc Shares, Inc., a Delaware corporation ("Grantee").

                             W I T N E S S E T H:
                             -------------------

          WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (this "Agreement");

          WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

          WHEREAS, as a condition and inducement to Issuer's willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree and Grantee has agreed, to grant Issuer an option to purchase shares of Grantee's Common Stock on substantially the same terms as the Option (as hereinafter defined).

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 855,916 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.01 per share ("Common Stock"), at a price of $13.25 per share (the "Option Price"); provided, however, that in no event shall the number of shares
                 -------- --------
of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

               (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

          2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined) and the Holder is not in material beach of the agreements or covenants contained in this Agreement or the Merger Agreement, provided that the Holder shall have sent the written notice of such
           --------
exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event (or such longer period as provided in
Section 10), provided further, however, that if the Option cannot be exercised
             -------- -------  -------
on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 6.1(e) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 6.1(e) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). Notwithstanding any other provision of this Agreement, in no event shall any of Issuer's obligations under this Agreement continue six months beyond an Exercise Termination Event. The term "Holder" shall mean the holder or holders of the Option.

               (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                    (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee.

     For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (B) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (D) any substantially similar transaction; provided, however, that in no event
                                            --------  -------
     shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

               (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

               (iii) Any person, other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

               (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

               (v) After a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as defined below);
     or

               (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, the

     Office of Thrift Supervision ("OTS") or any other federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.

          (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

               (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Common Stock; or

               (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (c) shall be 25%.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior
                                                       --------
notification to or approval of the Federal Reserve Board, the OTS or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account
--------
shall not preclude the Holder from exercising the Option.

          (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

               (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

               (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this
Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

          3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required

(including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, the Change in Bank Control Act of 1978, as amended, or any other federal or state banking law, prior approval of or notice to the Federal Reserve Board, the OTS or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board, the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

          4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

          6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto) delivered within 90 days of such Subsequent Triggering

Event (or such longer period as provided in Section 10), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option
--------  -------
Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such
                                 -------- -------  -------
reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

          7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below) and prior to twelve months thereafter, (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such longer period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (i) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (ii) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a
            --------  -------
notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

               (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

          8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

               (b)  The following terms have the meanings indicated:

                    (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                    (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                    (3) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

                    (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if
                                                           --------
     Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

               (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal
        --------
reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

               (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

               (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substi-tute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

               (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

          9.   (a)  At the request of the holder of the Substitute Option
(the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

               (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

               (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this

Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any
               --------  -------
time after delivery of a notice of repurchase pursuant to subsection (b) of this
Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

          10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

          11.  Issuer hereby represents and warrants to Grantee as follows:

               (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

               (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          12.  Grantee hereby represents and warrants to Issuer that:

               (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

               (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

          13. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee
                                                 --------  -------
may not exercise its rights pursuant to this Section 13 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to
Section 7. The "Surrender Price" shall be equal to $1,600,000 (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (2) Grantee's purchase price of such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of a portion of the Option to any unaffiliated party.

               (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 13 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 13 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

               (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a
            --------  -------
notice of surrender pursuant to paragraph (b) of this Section 13 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 13(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
13).

          14. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such longer period as provided in
Section 10); provided, however, that until the date 15 days following the date
             --------  -------
on which the Federal Reserve Board or the OTS, as applicable, approves an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment
                                               ----
banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board or the OTS, as applicable.

          15. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market upon official notice of issuance and applying to the Federal Reserve Board and/or the OTS, as applicable, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

          16. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $2,000,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $2,000,000 after taking into account the foregoing actions.

               (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $2,000,000; provided, that nothing in this sentence shall restrict any exercise
            --------
of the Option permitted hereby on any subsequent date.

               (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7 of this Agreement, (ii)(x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) the Grantee's purchase price for such Option Shares, (iii)(x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares,
(iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any equivalent amount with respect to the Substitute Option.

               (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

          17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

          18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

          20. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          21. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.



                              HERITAGE BANCORP, INC.



                              By: /s/ J. Edward Wells
                                 ---------------------------------------
                                 J. Edward Wells
                                 President and Chief Executive Officer



                              SOUTHBANC SHARES, INC.



                              By: /s/ Robert W. Orr
                                 ---------------------------------------
                                 Robert W. Orr
                                 President and Chief Executive Officer

               [LETTERHEAD OF SANDLER O'NEILL & PARTNERS, L.P.]



                                                                      Appendix D


June 13, 2000


Board of Directors
SouthBanc Shares, Inc.
907 Main Street
Anderson, SC 29621


Ladies and Gentlemen:

     SouthBanc Shares, Inc. ("SouthBanc") and Heritage Bancorp, Inc. ("Heritage") have entered into an Agreement and Plan of Merger, dated as of February 14, 2000 (the "Agreement"), pursuant to which Heritage will be merged with and into SouthBanc (the "Merger"). Upon consummation of the Merger, each share of Heritage common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "Heritage Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive at the election of the holder thereof, either (a) $17.65 in cash without interest, or (b) that number of shares of SouthBanc common stock, par value $.01 per share, as shall be equal to the Exchange Ratio (as defined below), subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that approximately 50% of the total number of Heritage Shares shall be converted into SouthBanc common stock and approximately 50% shall be converted into cash (the "Merger Consideration").
The Exchange Ratio shall be equal to (i) 1.109 if the SouthBanc Price (as defined in the Agreement) is $15.92 or less; (ii) the quotient obtained by dividing $17.65 by the SouthBanc Price if the SouthBanc Price is greater than $15.92 and less than $20.60; (iii) 0.857 if the SouthBanc Price is $20.60 or more and less than $23.41; or (iv) the quotient of $20.06 divided by the SouthBanc Price if the SouthBanc Price is $23.41 or more, provided, however, that if a Triggering Event (as defined in the Agreement) has occurred and the SouthBanc Price is greater than $23.41, then the Exchange Ratio shall be 0.857. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of shares of SouthBanc common stock.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits and schedules thereto; (ii) the Stock Option Agreements, dated as of February 14, 2000, by and between SouthBanc and Heritage; (iii) certain publicly available financial statements of SouthBanc and other historical financial information provided by SouthBanc that we deemed relevant; (iv) certain publicly available financial statements of Heritage and other historical financial information provided by Heritage that we deemed relevant; (v) certain internal financial analyses and forecasts of SouthBanc prepared by and/or reviewed with management of SouthBanc and the views of senior management of SouthBanc, based on limited discussions with certain members of senior management, regarding SouthBanc's past and current business, financial condition, results of operations and future prospects; (vi) the budget forecast of Heritage for the fiscal year ending September 30, 2000 prepared by and reviewed with management of Heritage and the views of senior management of Heritage, based on limited discussions with certain members of senior management, regarding Heritage's past and current business, financial condition, results of operations and future prospects; (vii) the pro forma impact of the Merger on SouthBanc; (viii) the publicly reported historical price and trading activity for SouthBanc's and Heritage's common stock, including a comparison of certain financial and stock market information for SouthBanc and Heritage with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We did not act as SouthBanc's financial advisor in connection with its consideration of the Merger or in connection with the negotiation of the Agreement.

     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by SouthBanc or Heritage or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of SouthBanc or Heritage or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of SouthBanc or Heritage nor have we reviewed any individual credit files relating to SouthBanc or Heritage. We have assumed that the respective aggregate allowances for loan losses for both SouthBanc and Heritage are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of the independent accountants for each of SouthBanc and Heritage for the accuracy and completeness of the financial statements furnished to us. With respect to the financial projections prepared by and reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of SouthBanc and Heritage and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in SouthBanc's or Heritage's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that SouthBanc and Heritage will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for using the purchase method and will qualify as a tax-free reorganization for federal income tax purposes.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of SouthBanc common stock will be when issued to Heritage's shareholders pursuant to the Agreement or the prices at which SouthBanc's or Heritage's common stock will trade at any time.

     We have been retained by you to render this opinion and have received a fee for our services. In the past, we have also provided certain other investment banking services for Southbanc and have received compensation for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to SouthBanc and Heritage. We may also actively trade the debt and equity securities of SouthBanc and Heritage for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of SouthBanc in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of SouthBanc as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to SouthBanc's and Heritage's Joint Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of shares of SouthBanc common stock.


                                    Very truly yours,


                                     /s/ Sandler O'Neill & Partners, L.P.

                        [TRIDENT SECURITIES LETTERHEAD]

                                                                      Appendix E



                                 June 13, 2000

Board of Directors
Heritage Bancorp, Inc.
201 West Main Street
Laurens, South Carolina 29360

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock (the "Heritage Common Stock"), of Heritage Bancorp, Inc. ("Heritage") of the Merger Consideration (as defined below) to be received by such holders in a merger (the "Merger") of Heritage with SouthBanc Shares, Inc. ("SouthBanc") pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of February 14, 2000. Unless otherwise noted, all terms used herein shall have the same meaning as defined in the Agreement.

     As more specifically set forth in the Agreement, and subject to a number of conditions and procedures described in the Agreement, in the Merger, each share of Heritage Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive, at the election of the holder, either cash or shares of SouthBanc Common Stock (the "Merger Consideration"). To the extent that Heritage shareholders receive cash, each share of Heritage Common Stock so exchanged will be converted into $17.65 of cash. To the extent Heritage shareholders receive SouthBanc Common Stock, each share so exchanged will be converted into $17.65 of SouthBanc Common Stock, provided the SouthBanc Price (as defined below) is between $15.92 and $20.60. The Exchange Ratio will be determined by dividing $17.65 by the average closing price for SouthBanc Common Stock during the ten trading days ending eleven business days prior to the Effective Time (the "SouthBanc Price"). In the event the SouthBanc Price is $15.92 or less, the Exchange Ratio will be 1.109. In the event the SouthBanc Price is $20.60 or more and less than $23.41, the Exchange Ratio will be .857. In the event the SouthBanc price is $23.41 or more, the Exchange Ratio will be determined by dividing $20.06 by the SouthBanc Price. Heritage will have the right to terminate the transaction in the event that the SouthBanc Price is less than $14.05, unless SouthBanc agrees to increase the Exchange Ratio such that the product of the Exchange Ratio and the SouthBanc Price is $15.57. Heritage Shareholders will have the right to elect to receive cash or SouthBanc Common Stock for each of their shares of Heritage Common Stock, subject to the condition that 50% of the shares of Heritage Common Stock outstanding as of the Effective Time will be exchanged for cash and 50% of the shares of Heritage Common Stock will be exchanged for SouthBanc Common Stock. Each option for the purchase of Heritage Common Stock will be exchanged for $2.55 of cash.

TRIDENT SECURITIES
Board of Directors
Heritage Bancorp, Inc.
June 13, 2000
Page 2



     Trident Securities, a Division of McDonald Investments, Inc., ("Trident") is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of thrift institutions. In the ordinary course of our business we may actively trade the securities of Heritage and SouthBanc for our own account and for the accounts of our customers and, accordingly, may at any one time hold a long or short position in such securities. Trident is not affiliated with Heritage or SouthBanc.


     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement, including the exhibits and schedules thereto; (ii) certain publicly available information concerning Heritage, including Heritage's annual reports on Form 10-K for each of the two years ended September 30, 1999 and unaudited financial statements for the six months ended March 31, 2000; (iii) certain publicly available information concerning SouthBanc, including its annual report on Form 10-K for each of the three years ended September 30, 1999 and unaudited financial statements for the six months ended March 31, 2000; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of Heritage and SouthBanc furnished to us by Heritage and SouthBanc for purposes of our analysis; (v) certain publicly available information concerning the trading of, and trading markets for, Heritage and SouthBanc common stock; (vi) certain publicly available information with respect to other companies that we believe to be comparable to Heritage and SouthBanc; and (vii) certain publicly available information concerning the nature and terms of other transactions that we consider relevant. We have also spoken with certain officers and employees of Heritage and SouthBanc, to discuss the foregoing as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of Heritage and SouthBanc contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of Heritage as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of management. We did not perform a review of the loan portfolios of Heritage or SouthBanc, and we did not assess the adequacy of Heritage's or SouthBanc's loan loss reserves. We have not conducted a physical inspection of the properties or facilities of Heritage or SouthBanc, nor have we made or obtained any independent evaluations or appraisals of any of such properties or facilities. We have also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

TRIDENT SECURITIES
Board of Directors
Heritage Bancorp, Inc.
June 13, 2000
Page 3


     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of Heritage and SouthBanc, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest income and expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of Heritage and SouthBanc;
(iii) the economy of Heritage's and SouthBanc's market areas, and (iv) the nature and terms of certain other merger transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the financial services industry, our experience in connection with similar transactions, and our knowledge of securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Merger Consideration to be received by Heritage shareholders in the Merger and does not address Heritage's underlying business decision to effect the Merger or any of the other terms thereof.

     We have provided investment banking services to Heritage in the past, for which we have received customary compensation. We have acted as financial advisor to Heritage in connection with the Merger and will receive from Heritage a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as Heritage's agreement to indemnify us under certain circumstances.

     It is understood that this opinion was prepared for the confidential use of the Board of Directors and senior management of Heritage and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any shareholder of Heritage as to how such shareholder should vote at the shareholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion that the Merger Consideration to be received by the shareholders of Heritage in the Merger is fair, as of the date hereof, from a financial point of view, to the shareholders of Heritage.

TRIDENT SECURITIES
Board of Directors
Heritage Bancorp, Inc.
June 13, 2000
Page 4


     This opinion is being delivered to the Board of Directors of Heritage for its use and is not to be reproduced, disseminated or delivered to any third party without the express written consent of Trident, except as required by law. Our opinion is as of the date set forth above, and events or circumstances occurring after this date may adversely impact the validity of the basis of our opinion and/or such opinion.

                                    Very truly yours,

                                    TRIDENT SECURITIES
                                    A Division of McDonald Investments, Inc.


                                    /s/ Trident Securities

                                                                      Appendix F

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect therof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      Appendix G



         This appendix contains certain "forward-looking statements" concerning the future operations of Heritage Bancorp, Inc. We have used forward-looking statements to describe future plans and strategies, including our expectations of our future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in our market area and the country as a whole, our ability to control costs and expenses, competitive products and pricing, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the forward-looking statements contained in this appendix and undue reliance should not be placed on such statements.


                       BUSINESS OF HERITAGE BANCORP, INC.

General

         Heritage Bancorp, Inc. ("Company"), a Delaware corporation, was organized in November 1997 for the purpose of becoming the holding company for Heritage Federal Savings and Loan Association, which changed its name to Heritage Federal Bank ("Bank") upon its conversion from a federal mutual savings and loan association to a federal stock savings bank. The Bank's conversion was completed on April 6, 1998 through the sale of 4,628,750 shares of common stock by the Company at a price of $15.00 per share.

         The Bank, chartered in 1948, is a federally chartered savings bank located in Laurens, South Carolina. The Bank is regulated by the Office of Thrift Supervision ("OTS"), its primary federal regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), the insurer of its deposits. The Bank's deposits are insured by the FDIC's Savings Association Insurance Fund ("SAIF"). The Bank has been a member of the Federal Home Loan Bank ("FHLB") System since 1948.

         The Bank is a community oriented financial institution that operates out of four offices in the Upstate region of South Carolina. The Bank's principal business is attracting deposits from the general public and using those funds to originate residential mortgage loans. The Bank emphasizes the origination of adjustable rate mortgage ("ARM") loans and generally holds its loans for long-term investment purposes.

Market Area and Competition

         The Company conducts operations out of its main office in Laurens, South Carolina (in Laurens County) and three branch offices in Upstate South
Carolina: in Belton (in Anderson County), Ware Shoals (in Greenwood County) and Simpsonville (in Greenville County). Most of the Company's depositors live in the areas surrounding the Company's offices and most of the Company's loans are made to persons in the counties in which its branches are located, as well as in the Columbia, South Carolina metropolitan area.

         Laurens County, with an estimated population of 62,000, is located to the east of the Greenville-Spartanburg-Anderson metropolitan area. Although a rural county, the completion of U.S. Interstate Routes I-26 and I-385 has provided access to the larger population and employment centers of Columbia and Greenville-Spartanburg-Anderson. The Company's Belton and Simpsonville branches are within the Greenville-Spartanburg-Anderson metropolitan area, while the Ware Shoals branch is in a rural area between Laurens and the city of Greenwood. South Carolina's economy, historically dependent on the textile industry, has expanded into a broad variety of employment sectors in recent years as the textile industry has declined. The development of major transportation routes, low cost of living and labor, and aggressive marketing by local and state government have resulted in an increase in industrial development. As a result, the Company's market areas have reported increases in population, households and income in recent years.

         The Bank faces intense competition in its primary market area for the attraction of deposits (its primary source of lendable funds) and in the origination of loans. Its most direct competition for deposits has historically come from commercial banks, credit unions, other thrifts operating in its market area, and other financial institutions, such as brokerage firms and insurance companies. Particularly in times of high interest rates, the Bank has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The Bank's competition for loans comes from commercial banks, thrift institutions, credit unions and mortgage bankers. Such competition for deposits and the origination of loans may limit the Bank's growth in the future.

Lending Activities

         General. At September 30, 1999, the Company's total loans receivable portfolio amounted to $295.4 million, or 94.1% of total assets at that date. The Company has traditionally concentrated its lending activities on mortgage loans, with such loans amounting to $280.9 million, or 95.1% of total loans receivable at September 30, 1999. At that date, $186.5 million, or 63.2%, of the Company's total loans receivable had adjustable interest rates. In addition to one- to four-family mortgage loans, the Company originates construction loans, commercial real estate loans, home equity loans, savings account loans, commercial business loans and consumer loans. All of the Company's mortgage loan portfolio is secured by real estate, either as primary or secondary collateral, located in North Carolina or South Carolina.

         Loan Portfolio Analysis. The following table sets forth the composition of the Company's loan portfolio (excluding loans held-for-sale) at the dates indicated. The Company had no concentration of loans exceeding 10% of total loans receivable other than as disclosed below.



                                                               At September 30,
                             -------------------------------------------------------------------------------------
                                   1999             1998              1997             1996             1995
                             ----------------  ---------------  ---------------  ---------------   ---------------
                              Amount  Percent  Amount  Percent  Amount  Percent  Amount  Percent   Amount  Percent
                             -------- -------  ------  -------  ------  ------- -------  -------   ------  -------
                                                            (Dollars in thousands)
Mortgage loans:
  One- to four-family.....   $186,525   63.1% $173,891   81.9% $180,609   90.0% $173,925   90.4% $167,092   90.2%
  Builder construction....     61,428   20.8    11,261    5.3     2,601    1.3     3,836    2.0     2,735    1.5
  Commercial..............     32,981   11.2    14,484    6.8     8,136    4.0     6,450    3.3     7,573    4.1
                              -------  -----  --------  -----  --------  -----  --------  -----  --------  -----
    Total mortgage loans..    280,934   95.1   199,636   94.0   191,346   95.3   184,211   95.7   177,400   95.8
Savings account loans.....      1,127    0.4     1,077    0.5     1,419    0.7     1,146    0.6     1,439    0.8
Home equity loans.........      9,424    3.2     8,925    4.2     8,124    4.0     7,050    3.7     6,429    3.4
Commercial loans..........      3,679    1.2     2,785    1.3        --     --        --     --        --     --
Consumer loans............        187    0.1        --     --        --     --        --     --        --     --
                              -------  -----  --------  -----  --------  -----  --------  -----  --------  -----
    Total loans
      receivable..........    295,351  100.0%  212,423  100.0%  200,889  100.0%  192,407  100.0%  185,268  100.0%
                                       =====            =====            =====            =====            =====


Less:
  Undisbursed loan
    funds.................     41,608           14,514            6,989            8,375            5,995
  Deferred loan
    origination fees......        373              360              363              412              424
  Allowance for loan
    losses................      1,356              760              874              670              590
                              -------         --------         --------          -------         --------
    Loans receivable,
      net.................   $252,014         $196,789         $192,663         $182,950         $178,259
                             ========         ========         ========         ========         ========


         The following table sets forth certain information at September 30, 1999 regarding the dollar amount of loans maturing in the Company's portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loans losses.



                                                      After        After         After
                                                    One Year      3 Years       5 Years
                                       Within        Through      Through       Through       Beyond
                                      One Year       3 Years      5 Years      10 Years      10 Years        Total
                                      --------      --------      -------      --------      --------      --------
                                                                     (In thousands)
Mortgage loans:
    One- to four-family............    $   131        $1,763       $2,926       $16,108      $165,597      $186,525
    Builder construction...........     61,428            --           --            --            --        61,428
    Commercial.....................      3,897         2,699        1,915         3,451        21,019        32,981
Savings account loans..............      1,127            --           --            --            --         1,127
Home equity loans..................      9,424            --           --            --            --         9,424
Commercial loans...................      3,679            --           --            --            --         3,679
Consumer loans.....................        187            --           --            --            --           187
                                       -------        ------       ------       -------      --------      --------
    Total..........................    $79,873        $4,462       $4,841       $19,559      $186,616      $295,351
                                       =======        ======       ======       =======      ========      ========

         The following table sets forth the dollar amount of all loans due after September 30, 2000, which have fixed interest rates and have floating or adjustable interest rates.


                                                                               Floating or
                                                              Fixed            Adjustable
                                                              Rates               Rates
                                                             -------           -----------
                                                                   (In thousands)
         Mortgage loans:
             One- to four-family .......................     $27,541            $158,853
             Builder construction ......................          --                  --
             Commercial.................................       4,725              24,359
         Savings account loans .........................          --                  --
         Home equity loans..............................          --                  --
         Commercial loans...............................          --                  --
         Consumer loans ................................          --                  --
                                                             -------            --------
                 Total..................................     $32,266            $183,212
                                                             =======            ========


         Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of a loan is substantially less than its contractual term because of prepayments. In addition, due-on-sale clauses on loans generally give the Company the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of a mortgage loan tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, tends to decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates.

         One- to Four-Family Real Estate Loans. The Company has concentrated its lending activities on the origination of loans secured by first mortgages on one- to four-family residences located in South Carolina. The Company offers ARM loans at rates and terms competitive with market conditions. At September 30, 1999, $158.9 million, or 85.2%, of the Company's one- to four-family real estate loans were subject to periodic interest rate adjustments. Substantially all of the Company's ARM loans are underwritten and documented in accordance with guidelines established by Freddie Mac, even though the Company originates ARM loans primarily for its own portfolio. The Company originates for its portfolio ARM loans that provide for an interest rate that adjusts every year or that is fixed for three or ten years and then adjusts every year after the initial period. The Company's ARM loans generally provide for annual and lifetime interest rate adjustment limits of 1% and 4%, respectively. The Company's ARM loans adjust based on the National Median Cost of Funds Index. This index is a lagging market index, which means that upward adjustments in this index may occur more slowly than changes in the Company's cost of interest-bearing liabilities, especially during periods of rapidly increasing interest rates. The Company's ARM loans are typically based on a 30-year amortization schedule. The initial rate on most of the Company's ARM loans is .75% to 1% below the fully indexed rate for the loan.

         The Company offers fixed-rate, one- to four-family mortgage loans with maturities ranging from ten to 30 years. These loans are fully amortizing with monthly payments sufficient to repay the total amount of the loan with interest by the end of the loan term. Generally, they are underwritten and documented in accordance with guidelines established by Freddie Mac. In recent years, as part of its asset/liability management, the Company has retained for its portfolio fixed-rate loans with terms of ten to 15 years. The Company determines whether to sell or retain fixed-rate loans with terms of more than 15 years on a case-by-case basis.

         The Company also offers loans to individuals for the construction and acquisition of their personal residence. Such loans are made on the same terms as the Company's one- to four-family mortgage loans, but provide for the payment of interest only during the construction phase, which is usually six months. At the end of the construction phase, the loan converts to a permanent mortgage loan.

         The Company offers second mortgage loans, although these have become less popular since the introduction of home equity lines of credit. The Company's second mortgage loans have fixed interest rates and terms of up to ten years. At September 30, 1999, the Company had $778,000 of second mortgage loans included in its one- to four-family mortgage loans.

         Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan. The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment.

         The retention of ARM loans in the Company's loan portfolio helps reduce the Company's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the borrower. It is possible that, during periods of rising interest rates, the risk of default on ARM loans may increase as a result of repricing and the increased payments required by the borrower. In addition, although ARM loans allow the Company to increase the sensitivity of its asset base to changes in the interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Because of these considerations and its use of a lagging market index, the Company has no assurance that yields on ARM loans will be sufficient to offset increases in the Company's cost of funds. The Company believes these risks, which have not had a material adverse effect on the Company to date, generally are less than the risks associated with holding fixed-rate loans in portfolio during a rising interest rate environment.

         The Company generally requires title insurance insuring the status of its lien or an acceptable attorney's opinion on all loans where real estate is the primary source of security. The Company also requires that fire and casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the outstanding loan balance.

         The Company's one- to four-family residential mortgage loans typically do not exceed 80% of the appraised value of the security property. Pursuant to its underwriting guidelines, the Company can lend up to 95% of the appraised value of the property securing a one- to four-family residential loan; however, the Company generally requires private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property.

         Builder Construction Loans. The Company originates residential construction loans to local home builders, generally with whom it has an established relationship. The Company's construction loans to builders generally have fixed interest rates and are for a term of one year. Such loans to builders are typically made with a maximum loan to value ratio of 80%. These loans are made either on a pre-sold or speculative (unsold) basis. However, the Company generally limits the number of outstanding loans on unsold homes under construction to individual builders, with the amount dependent on the financial strength of the builder, the present exposure of the builder, the degree of loan concentration and prior sales of homes in the development.

         Prior to making a commitment to fund a construction loan, the Company requires an appraisal of the property by a state-licensed and qualified appraiser. The Company's staff or a paid inspector also reviews and inspects each project prior to disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection of the project based on percentage of completion.

         Construction lending affords the Company the opportunity to earn higher interest rates with shorter terms to maturity relative to single-family permanent mortgage lending. Construction lending, however, is generally considered to involve a higher degree of risk than single-family permanent mortgage lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. If the estimate of construction cost proves to be inaccurate, the Company may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, the Company may be confronted with a project whose value is insufficient to assure full repayment. Projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the payoff for the loan is dependent on the builder's ability to sell the property prior to the time that the construction loan is due.

         The Company has attempted to minimize the foregoing risks by, among other things, limiting its construction lending primarily to residential properties. It is also the Company's general policy to obtain personal guarantees from financially capable parties where the loan is made to a corporation or other legal entity.

         The Company this year began purchasing builder construction loans from two mortgage companies. These loans are secured by residential properties with maturities of one year or less and are made on either a pre-sold or speculative basis. The properties securing these loans are located in various North and South Carolina markets in which the Company buys other first mortgage loans. These loans carry all of the greater risks inherent with construction lending as mentioned above. In addition, brokered loans are generally considered to be riskier than loans that the Company originates itself. To mitigate some of this risk, the Company routinely conducts inspections of the properties under construction.

         At September 30, 1999, the largest amount of construction loans outstanding to one builder was $4.2 million, all of which was for speculative construction.

         Commercial Real Estate Loans. The Company originates mortgage loans for the acquisition and refinancing of commercial real estate properties. The majority of the Company's commercial real estate loans are secured by office buildings, churches, retail shops and warehouses, all of which are located in South Carolina. Occasionally, the Company makes land acquisition and development loans. At September 30, 1999, the Company's largest commercial real estate loan was $1.8 million and is collateralized by commercial and industrial sites at Gaffney, South Carolina.

         Most of the Company's commercial real estate loans have adjustable interest rates and 15-year terms. The Company requires appraisals of all properties securing commercial real estate loans. Appraisals are performed by an independent appraiser designated by the Company and are reviewed by management.

         Commercial real estate lending affords the Company an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. However, loans secured by such properties usually are greater in amount and are more difficult to evaluate and monitor, and, therefore, involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial properties are often dependent on the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. The Company seeks to minimize these risks by limiting the maximum loan-to-value ratio to 80% and strictly scrutinizing the financial condition of the borrower, the cash flow of the project, the quality of the collateral and the management of the property securing the loan. The Company also obtains loan guarantees from financially capable parties based on a review of personal financial statements.

         Commercial Loans. The Company does not actively solicit commercial loans. However, the Company may originate such loans on a limited basis, generally to customers who are well known to the Company. Commercial loans are prime based, variable rate loans and are collateralized by various business assets. The terms for commercial loans vary with the business purpose of the loan and the normal business cycle of the borrower. The Company also obtains personal guarantees from financially capable parties when the loan is made to a corporation or other legal entity.

         Commercial lending affords the Company an opportunity to earn higher interest rates as compared with residential lending. However, commercial lending involves greater risk than residential mortgage and other real estate secured lending. As collateral-based lending, real estate secured loans are made on established loan-to-collateral values and the liquidation of the real estate is considered as a primary source of repayment in case the borrower defaults. Notwithstanding, business assets held as collateral for commercial loans in default may be an insufficient source of repayment due to obsolescence, illiquidity, uncollectibility, or shrinkage, among other reasons. Therefore, the repayment of a commercial loan depends largely on the creditworthiness of the borrower and the success of the borrower's business.

         Savings Account Loans. The Company offers loans secured by savings deposits. At September 30, 1999, loans collateralized by savings accounts totalled $1.1 million, or 0.4% of total loans receivable. Generally, such loans are made up to 90% of the account balance.

         Home Equity Loans. The Company originates home equity loans in the form of lines of credit. At September 30, 1999, the Company had $9.4 million of home equity loans and unused commitments to extend credit under home equity loans of $9.2 million. Most of these loans are made to existing customers. The Company's home equity loans have variable interest rates tied to the prime lending rate as published in The Wall Street Journal. The Company imposes a maximum loan-to-value ratio of 90% after considering the unpaid balances of both the first and second mortgage loans on the collateralized property.

         The Company's home equity loans may have greater credit risk than one- to four-family residential mortgage loans because they are secured by mortgages subordinated to an existing first mortgage on the property, which, in most cases, is held by the Company.

         Consumer Loans. The Company originates consumer loans secured by automobiles, boats and other consumer items, as well as unsecured loans for personal use.

         Loan Solicitation and Processing. The Company's lending activities are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by the Board of Directors and management. Loan originations come from a number of sources. The customary sources of loan originations are realtors, walk-in customers, referrals and existing customers. The Company also uses two mortgage brokers to originate loans. For the year ended September 30, 1999, the Company originated $18.2 million of loans, or 28.8% of total originations, through these brokers. All loans originated through these mortgage brokers are underwritten by the Company pursuant to the Company's underwriting guidelines.

         All single-family residential mortgage loans up to $300,000 and all other loans up to $200,000 must be approved by two members of the Loan Committee. All loans in excess of such amounts but below $500,000 must be approved by a committee consisting of the President, two Vice Presidents in charge of lending operations and two outside Directors. All loans of $500,000 or more must be approved by the Board of Directors.

         Loan Originations, Purchases and Sales. While the Company originates both adjustable-rate and fixed-rate loans, its ability to generate each type of loan depends upon relative customer demand for loans in its primary market area. During the years ended September 30, 1999, 1998 and 1997, the Company originated $63.3 million, $67.7 million and $45.1 million of loans, respectively. Of the $63.3 million of loans originated in the year ended September 30, 1999, $45.7 million, or 72.2%, had adjustable rates of interest.

         The Company purchases loans from two South Carolina based mortgage banking companies. These mortgage loans consist of single family residential loans, commercial mortgage loans, and builder construction mortgage loans. Except for single family residential loans written to Freddie Mac guidelines, all loans are underwritten by the Company. All of the properties securing these loans are located in North and South Carolina. The Company anticipates that it will continue to purchase loans from time to time to supplement its own originations.

         The Company sells loans in order to manage the interest rate risk associated with holding long-term, fixed-rate mortgages, to enable the Company to offer a wide variety of mortgage products, and to earn origination fees and premiums. In 1995, the Company established a relationship with another financial institution pursuant to which the Company sells fixed-rate, one- to four-family mortgage loans with terms in excess of 15 years. The Company currently does not retain servicing rights on the loans that it sells.

         The following table sets forth total loans originated, purchased, sold and repaid during the periods indicated.



                                                            Years Ended September 30,
                                               -----------------------------------------------------
                                                   1999                1998                 1997
                                               ------------        ------------         ------------
                                                                  (In thousands)

Loans originated:
   Mortgage loans:
      One- to four-family..................      $  42,215           $  43,458             $ 37,020
      Builder construction.................          5,664               9,850                2,901
      Commercial...........................         10,699               6,274                1,958
   Savings account loans...................            683                 709                1,128
   Home equity loans.......................          3,788               3,793                2,139
   Commercial loans........................             --               3,664                   --
   Consumer loan...........................            241                  --                   --
                                                 ---------           ---------             --------
      Total loans originated...............         63,290              67,748               45,146
                                                 ---------           ---------             --------

Loans purchased:
   Mortgage loans:
      One- to four-family..................         16,644               3,311                2,975
      Builder construction.................         60,503               6,008                   --
      Commercial...........................          9,908               5,082                  541
                                                 ---------           ---------             --------
         Total loans purchased.............         87,055              14,401                3,516
                                                 ---------           ---------             --------

Loans sold.................................        (2,195)              (1,224)                (479)

Principal repayments.......................       (65,120)             (69,301)             (37,660)
Transfer to real estate owned..............          (102)                (281)                (996)
Increase (decrease) in other items.........       (27,703)              (7,408)               1,231
                                                 ---------           ---------             --------
Net increase (decrease) in loans
   receivable, net.........................      $  55,225           $   3,935             $ 10,758
                                                 =========           =========             ========


         Loan Commitments. The Company issues commitments for mortgage loans conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and are honored for up to 30 days from approval, depending on the type of transaction. At September 30, 1999, the Company had loan commitments (excluding undisbursed portions of interim construction loans of $41.6 million) of $2.3 million and unused lines of credit of $9.2 million. See Notes 4 and 9 of Notes to the Consolidated Financial Statements.

         Loan Fees. In addition to interest earned on loans, the Company receives income from fees in connection with loan originations, loan modifications, late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period depending upon the volume and type of loans made and competitive conditions.

         The Company charges loan origination fees which are calculated as a percentage of the amount borrowed or charged as a flat fee on the amount borrowed, depending on the loan program. In accordance with applicable accounting procedures, loan origination fees and discount points in excess of loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. Discounts and premiums on loans purchased are accreted and amortized in the same manner. At September 30, 1999, the Company had $373,000 of deferred loan fees. The Company recognized $113,000, $123,000 and $151,000 of deferred loan fees during the years ended September 30, 1999, 1998 and 1997, respectively, in connection with loan refinancings, payoffs, sales and ongoing amortization of outstanding loans.

         Nonperforming Assets and Delinquencies. When a borrower fails to make a required payment on a loan, the Company attempts to cure the deficiency by contacting the borrower and seeking the payment. A late notice is mailed 15 days after a payment is due. In most cases, deficiencies are cured promptly. If a delinquency continues, additional contact is made either through additional notices or other means and the Company will attempt to work out a payment schedule. While the Company generally prefers to work with borrowers to resolve such problems, the Company will institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

         Loans are placed on nonaccrual status generally if, in the opinion of management, principal or interest payments are not likely to be made in accordance with the terms of the loan agreement, or when principal or interest is past due more than 90 days. Interest accrued but not collected at the date the loan is placed on nonaccrual status is reversed against income in the current period. Loans may be reinstated to accrual status when payments are 90 days or less past due and, in the opinion of management, collection of the remaining past due balances can be reasonably expected.

         The Company's Board of Directors is informed on a monthly basis of the amounts of loans delinquent more than 30, 60 and 90 days, all loans in foreclosure and all foreclosed and repossessed property owned by the Company.

         The following table sets forth information with respect to the Company's nonperforming assets and restructured loans within the meaning of SFAS No. 15 at the dates indicated.



                                                                         At September 30,
                                               ---------------------------------------------------------------------
                                                   1999           1998          1997          1996          1995
                                               ------------   -----------   ------------  -----------   ------------
                                                                    (Dollars in thousands)

Loans accounted for on a nonaccrual basis:
   Mortgage loans:
      One- to four-family.....................     $ 554         $ 628         $  444       $  679          $ 867
      Builder construction....................       121            89            411          348             40
      Commercial..............................        --            33             33           --             28
   Savings account loans......................        --            --             --           --             --
   Home equity loans..........................        --            37             46           --             --
   Commercial loans...........................        --            --             --           --             --
   Consumer loans.............................        --            --             --           --             --
                                                   -----         -----         ------       ------         ------
      Total of non-accrual loans..............       675           787            934        1,027            935

   Real estate owned..........................        --            --            410           86            104
                                                   -----         -----         ------       ------         ------
      Total non-performing assets.............     $ 675         $ 787         $1,344       $1,113         $1,039
                                                   =====         =====         ======       ======         ======
   Restructured loans.........................     $ 423         $ 396         $  732       $  769         $  588
                                                   =====         =====         ======       ======         ======
Nonaccrual loans as a percentage of
   loans receivable, net......................      0.27%         0.40%          0.48%        0.56%          0.52%
Nonaccrual loans as a percentage of
   total assets...............................      0.22%         0.26%          0.38%        0.42%          0.40%
Non-performing assets as a percentage
   of total assets............................      0.22%         0.26%          0.54%        0.45%          0.44%



         Interest income that would have been recorded for the year ended September 30, 1999 had nonaccruing loans been current in accordance with their original terms amounted to $56,000. The amount of such interest included in interest income on such loans for the year ended September 30, 1999 amounted to $26,000. Interest income that would have been recorded for the year ended September 30, 1999 had restructured loans been current in accordance with their original terms and the amount of interest included in interest income on such loans for that period were, in both cases, immaterial.

         Real Estate Owned. Real estate acquired by the Company as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until sold. When property is acquired it is recorded at fair market value at the date of foreclosure. Subsequent to foreclosure, real estate owned is carried at the lower of the foreclosed amount or fair value, less estimated selling costs. At September 30, 1999, the Company had no real estate owned.

         Restructured Loans. Under generally accepted accounting principles ("GAAP"), the Company is required to account for certain loan modifications or restructuring as a "troubled debt restructuring." In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if the Company for economic or legal reasons related to the borrower's financial difficulties grants a concession to the borrower that the Company would not otherwise consider. A debt restructuring or loan modification for a borrower does not necessarily always constitute a troubled debt restructuring, however, and a troubled debt restructuring does not necessarily result in a nonaccrual loan. The Company had $423,000 of restructured loans as of September 30, 1999, which consisted of four one- to four-family loans.

         Asset Classification. The OTS has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover losses related to assets classified substandard or doubtful can be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "special mention" and monitored by the Company.

         The following table sets forth the number and amount of classified loans by loan category at September 30, 1999.


                                                   Loss                   Doubtful                Substandard
                                           ----------------------   ----------------------   -----------------------
                                            Number     Principal     Number     Principal      Number     Principal
                                           of Loans      Amount     of Loans      Amount      of Loans      Amount
                                           ---------   ----------   ---------   ----------   ----------  -----------
                                                                    (Dollars in thousands)

Mortgage loans:
   One- to four-family...............         --          $--           2         $ 71           14         $484
   Builder construction..............          1           10           2          102            1            8
   Commercial loans..................         --           --          --           --           --           --
Savings account loans................         --           --          --           --           --           --
Home equity loans....................         --           --          --           --           --           --
Commercial loans.....................         --           --          --           --           --           --
Consumer loans.......................         --           --          --           --           --           --
                                             ---          ---          --         ----           --         ----
      Total..........................          1          $10           4         $173           15         $492
                                             ===          ===          ==         ====           ==         ====

         Allowance for Loan Losses. In originating loans, the Company recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral and prior loan loss experience.

         At September 30, 1999, the Company had an allowance for loan losses of $1,356,000. Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Although management uses the best information available, future adjustments to the allowance may be necessary due to changes in economic, operating, regulatory and other conditions that may be beyond the Company's control. Any material increase in the allowance for loan losses may adversely affect the Company's financial condition and results of operations.

         The following table sets forth an analysis of the Company's allowance for loan losses.



                                                               At or For the Year Ended September 30,
                                                  ------------------------------------------------------------------
                                                    1999          1998           1997         1996           1995
                                                  --------      --------       --------     --------      ----------
                                                                       (Dollars in thousands)

Allowance at beginning of period...............    $   760       $  874          $ 670        $ 590         $ 622
                                                   -------       ------          -----        -----         -----
Provision for loan losses (recovery of                 596         (105)           337           (7)           47
  allowance)...................................    -------       ------          -----        -----         -----
Recoveries:
  Mortgage loans:
      One- to four-family......................         --           --             --           --            --
      Builder construction.....................         --           --             --           --            --
      Commercial...............................         --           --             --          115            --
  Savings account loans........................         --           --             --           --            --
  Home equity loans............................         --           --             --           --            --
  Commercial loans.............................         --           --             --           --            --
  Consumer loans...............................         --           --             --           --            --
                                                   -------       ------          -----        -----         -----
       Total recoveries........................         --           --             --          115            --
                                                   -------       ------          -----        -----         -----

Charge-offs:
  Mortgage loans:
      One- to four-family......................         --           --             --           28            --
      Builder construction.....................         --           --             --           --            --
      Commercial...............................         --            9            133           --            79
  Savings account loans........................         --           --             --           --            --
  Home equity loans............................         --           --             --           --            --
  Commercial loans.............................         --           --             --           --            --
  Consumer loans...............................         --           --             --           --            --
                                                   -------       ------          -----        -----         -----
      Total charge-offs........................         --            9            133           28            79
                                                   -------       ------          -----        -----         -----
      Net charge-offs..........................         --            9            133         (87)            79
                                                   -------       ------          -----        -----         -----
      Balance at end of period.................    $ 1,356       $  760          $ 874        $ 670         $ 590
                                                   =======       ======          =====        =====         =====
Allowance for loan losses as a percentage
  of total loans outstanding at end of the
  period.......................................       0.46%        0.36%          0.44%        0.35%         0.32%
Net charge-offs (recoveries) as a percentage
  of average loans outstanding during the
  period.......................................         --         0.01%          0.07%       (0.05)%        0.05%
Allowance for loan losses as a percentage of
  nonperforming loans at end of period.........     200.89%       96.57%         93.58%       65.24%        63.10%

 The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.


                                                                At September 30,
                          ------------------------------------------------------------------------------------------
                                1999               1998               1997              1996              1995
                          ------------------- ----------------   ---------------   ---------------  ----------------
                                    Percent           Percent            Percent           Percent           Percent
                                    of Loans          of Loans          of Loans          of Loans          of Loans
                                       in                in                in                in                in
                                    Category          Category          Category          Category          Category
                                    to Total          to Total          to Total          to Total          to Total
                           Amount    Loans     Amount   Loans    Amount   Loans    Amount   Loans   Amount    Loans
                          -------   --------   ------ --------   ------ --------   ------ --------  ------  -------
                                                           (Dollars in thousands)

Mortgage loans:
   One- to four-family...    $218      63.1%    $298     81.9%    $398     90.0%    $340    90.4%    $434     90.2%
   Builder construction..     739      20.8      151      5.3      134      1.3      108     2.0       57      1.5
   Commercial............     316      11.2      228      6.8      334      4.0      218     3.3       86      4.1
Savings account loans....       0       0.4       --      0.5       --      0.7       --     0.6       --      0.8
Home equity loans........       5       3.2        8      4.2        8      4.0        4     3.7       13      3.4
Commercial loans.........      74       1.2       75      1.3       --       --       --      --       --       --
Consumer loans...........       4       0.1       --       --       --       --       --      --       --       --
                           ------     -----     ----    -----     ----    -----     ----   -----     ----    -----
   Total allowance
      for loan losses....  $1,356     100.0%    $760    100.0%    $874    100.0%    $670   100.0%    $590    100.0%
                           ======     =====     ====    =====     ====    =====     ====   =====     ====    =====



Investment Activities

         The Bank is permitted under federal law to invest in various types of liquid assets, including U.S. Government obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB-Atlanta, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, the Bank may also invest a portion of its assets in commercial paper and corporate debt securities. Savings institutions like the Bank are also required to maintain an investment in FHLB stock. The Bank is required under federal regulations to maintain a minimum amount of liquid assets.

         SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity." Debt and equity securities held for current resale are classified as "trading securities." Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. The Company does not currently use or maintain a trading account. Debt and equity securities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of equity.

         The Company's investment policies limit investments to obligations of the U.S. Treasury and U.S. Government agencies, Federal Funds and overnight deposits and mortgage-backed securities, such as those issued by Fannie Mae and Freddie Mac. The Company's investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the Company's liquidity position, and anticipated cash needs and sources (which, in turn, include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on the Company's credit and interest rate risk and risk-based capital is also considered.

         The Company purchases investment securities to provide for necessary liquidity for day-to-day operations. The Company also purchases investment securities when investable funds exceed loan demand. In recent years, the Company's investment securities purchases have been limited to U.S. Treasury and U.S. Government agency obligations.

         The following table sets forth the amortized cost and fair value of the Company's securities, by accounting classification and by type of security, at the dates indicated.



                                                                     At September 30,
                                        --------------------------------------------------------------------------
                                                1999                       1998                      1997
                                        --------------------       ---------------------    ----------------------
                                        Amortized      Fair         Amortized     Fair       Amortized      Fair
                                          Cost        Value           Cost       Value         Cost         Value
                                        --------     -------       ----------   --------     ---------     -------
                                                                      (In thousands)

Available for sale:
Investment securities:
   U.S. Treasury obligations........     $   500    $    500        $ 1,506     $ 1,515        $ 2,010     $ 2,008
   U.S. Government agency
      obligations...................      21,999      21,757          2,000       2,009          3,996       3,976
Freddie Mac common stock............          57       3,549             57       3,374             57       2,406
                                         -------    --------        -------     -------        -------     -------
      Total available for sale......      22,556      25,806          3,563       6,898          6,063       8,390
                                         -------    --------        -------     -------        -------     -------
Held to maturity:
Investment securities:
   U.S. Government agency
      obligations...................       3,499       3,480         17,112      17,208         15,988      15,954
Mortgage-backed securities:
   Fannie Mae.......................         328         325            553         554            788         781
   Freddie Mac......................          --          --          1,142       1,137          5,877       5,854
   Ginnie Mae.......................       9,819       9,900             --          --             --          --
                                         -------    --------        -------     -------        -------     -------
      Total held to maturity........      13,646      13,705         18,807      18,899         22,653      22,589
                                         -------    --------        -------     -------        -------     -------
               Total................     $36,202    $ 39,511        $22,370     $25,797        $28,716     $30,979
                                         =======    ========        =======     =======        =======     =======

         The following table sets forth certain information regarding the carrying value, weighted average yields and maturities or periods to repricing of the Company's debt securities and mortgage-backed securities at September 30, 1999. U.S. Treasury obligations and certain U.S. Government agency obligations are exempt from state taxation. Their yields, however, have not been computed on a tax equivalent basis for purposes of the table.



                                                                                              Five Years
                                        Less Than One Year        One to Five Years            or More
                                     ----------------------    -----------------------   ---------------------
                                                  Weighted                  Weighted                  Weighted
                                      Amortized    Average      Amortized   Average       Amortized   Average
                                        Cost        Yield         Cost       Yield           Cost      Yield
                                     -----------  ---------    ----------  ----------    ----------  ---------
                                                                (Dollars in thousands)

Available for sale:
Investment securities:
   U.S. Treasury obligations.......     $500         7.50%      $    --          --%     $    --          --%
   U.S. Government agency
      obligations..................       --           --        20,999        5.96        1,000        7.33
                                        ----                    -------                  -------
      Total available for sale.....      500         7.50        20,999        5.96        1,000          --
                                        ----                    -------                  -------
Held to maturity:
Investment securities:
   U.S. Government agency
      obligations..................       --           --         3,499        6.10           --          --
Mortgage-backed securities:
   Fannie Mae......................       --           --           328        5.53           --          --
   Ginnie Mae......................       --           --           --           --        9,819        7.50
                                        ----                    -------                  -------
      Total held to maturity.......       --           --         3,827        6.05        9,819        7.50
                                        ----                    -------                  -------
         Total.....................     $500         7.50%      $24,826        5.75%     $10,819        7.48%
                                        ====                    =======                  =======


Deposit Activities and Other Sources of Funds

         General. Deposits are the major external source of funds for the Company's lending and other investment activities. In addition, the Company also generates funds internally from loan principal repayments and prepayments and maturing investment and mortgage-backed securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Borrowings from the FHLB-Atlanta may be used to compensate for reductions in the availability of funds from other sources. Presently, the Company has no other borrowing arrangements.

         Deposit Accounts. A substantial number of the Company's depositors reside in South Carolina. The Company's deposit products include NOW accounts, money market accounts, regular passbook savings and term certificate accounts. Deposit account terms vary with the principal difference being the minimum balance deposit, early withdrawal penalties and the interest rate. The Company reviews its deposit mix and pricing weekly. The Company does not utilize brokered deposits, nor has it aggressively sought jumbo certificates of deposit. To attract larger deposits, from time to time the Company has paid bonus rates on large deposits.

         The Company believes it is competitive in the interest rates it offers on its deposit products. The Company does not seek to pay the highest deposit rates but competitive rates. The Company determines the rates paid based on a number of conditions, including rates paid by competitors, the Company's interest rate spread, loan demand and deposit balances.

         The following table indicates the amount of the Company's jumbo certificate accounts by time remaining until maturity as of September 30, 1999. Jumbo certificate accounts have principal balances of $100,000 or more.

                                                            Jumbo
                                                          Certificate
          Maturity Period                                  Accounts
         -------------------                           -----------------
                                                        (In thousands)

         Three months or less.......................       $17,657
         Over three months through six months.......        15,731
         Over six months through 12 months..........        12,979
         Over 12 months.............................        15,145
                                                            ------
               Total................................       $61,512
                                                           =======

         The following table sets forth the balances (inclusive of interest credited) and changes in dollar amounts of deposits in the various types of accounts offered by the Company between the dates indicated.

                                                                                  At September 30,
                                                  ------------------------------------------------------------------------------
                                                              1999                          1998                     1997
                                                  ----------------------------- ----------------------------- ------------------
                                                                      Increase                       Increase
                                                    Amount   Percent (Decrease)   Amount   Percent  (Decrease)  Amount   Percent
                                                  ---------- ------- ----------  --------  -------  ---------- -------   -------
                                                                              (Dollars in thousands)

Passbook accounts..........................        $  9,589     4.6%  $   (357)  $  9,946      4.8%  $(1,477)  $ 11,423     5.3%
NOW and money market accounts..............          14,761     7.2     11,306      3,455      1.7      (317)     3,772     1.7
Fixed-rate certificate accounts which
  mature in the year ending:
   Within 1 year...........................         137,618    66.7      4,417    133,201     64.6   (15,658)   148,859    69.1
   After 1 year, but within 2 years........          41,039    19.9    (12,751)    53,790     26.1    12,506     41,284    19.2
   After 2 years, but within 5 years.......           3,375     1.6     (2,337)     5,712      2.8    (4,362)    10,074     4.7
                                                   --------   -----   --------   --------    -----   -------   --------   -----
         Total.............................        $206,382   100.0%  $    278   $206,104    100.0%  $(9,308)  $215,412   100.0%
                                                   ========   =====   ========   ========    =====   =======   ========   =====

         The following table sets forth the amount of time deposits in the Company categorized by rates at the dates indicated.

                                                            At September 30,
                                        ------------------------------------------------------
                                           1999                 1998                    1997
                                        ---------             --------                --------
                                                         (Dollars in thousands)

2.01 - 3.00%....................          $ 1,131             $     --                $     --
3.01 - 4.00%....................              347                5,198                   5,575
4.01 - 5.00%....................           70,718                2,338                   1,218
5.01 - 6.00%....................           96,210              137,246                  95,528
6.01 - 7.00%....................           12,693               46,895                  92,245
7.01 - 8.00%....................              933                1,026                   5,651
                                         --------             --------                --------
      Total.....................         $182,032             $192,703                $200,217
                                         ========             ========                ========

         The following table sets forth the amount of time deposits in the Company categorized by maturities at September 30, 1999.


                                                                      Amount Due
                                    ------------------------------------------------------------------------------
                                      Less Than      1 - 2        2 - 3         3 - 4        After
                                      One Year       Years        Years         Years       4 Years        Total
                                    ------------   ---------    ---------     ---------    ---------      --------
                                                                    (In thousands)

2.01 - 3.00%...............           $  1,131      $    --       $   --         $ --         $ --       $  1,131
3.01 - 4.00%...............                347           --           --           --           --            347
4.01 - 5.00%...............             51,467       18,025          830          284          112         70,718
5.01 - 6.00%...............             72,821       21,833        1,303          130          123         96,210
6.01 - 7.00%...............             10,919        1,181          593           --           --         12,693
7.01 - 8.00%...............                933           --           --           --           --            933
                                      --------      -------       ------         ----         ----       --------
     Total.................           $137,618      $41,039       $2,726         $414         $235       $182,032
                                      ========      =======       ======         ====         ====       ========


         The following table sets forth the deposit activity of the Company for the periods indicated.


                                                                  Year Ended September 30,
                                                   --------------------------------------------------
                                                      1999               1998                 1997
                                                   ----------         ----------           ----------
                                                                      (In thousands)

Beginning balance......................             $206,104            $215,412            $209,730
                                                    --------            --------            --------
Net deposits (withdrawals) before
   interest credited...................               (8,730)            (18,893)             (3,430)
Interest credited......................                9,008               9,585               9,112
                                                    --------            --------            -------
Net increase (decrease) in deposits....                  278             (9,308)               5,682
                                                    --------            --------            --------
Ending balance.........................             $206,382            $206,104            $215,412
                                                    ========            ========            ========


         Borrowings. The Bank has the ability to use advances from the FHLB-Atlanta to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB-Atlanta functions as a central reserve bank providing credit for savings associations and certain other member financial institutions. As a member of the FHLB-Atlanta, the Bank is required to own capital stock in the FHLB-Atlanta and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the U.S. Government or agencies thereof), provided certain creditworthiness standards have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit.

         See Note 7 of Notes to the Consolidated Financial Statements for further information on the Bank's borrowings.

Subsidiary Activities

         The only subsidiary of the Company is the Bank. Under OTS regulations, the Bank generally may invest up to 3% of its assets in service corporations, provided that at least one-half of investment in excess of 1% is used primarily for community, inner-city and community development projects. The Bank does not have any subsidiaries.

Personnel

         As of September 30, 1999, the Company had 37 full-time and 4 part-time employees, none of whom is represented by a collective bargaining unit. The Company believes its relationship with its employees is good.

Properties

         At September 30, 1999, the net book value of the Company's properties (including land and buildings), fixtures, furniture and equipment was $4.0 million. The following table sets forth certain information regarding the Company's offices at September 30, 1999, all of which are owned.

                                                Year                    Approximate
Location                                       Opened                  Square Footage                  Deposits
-----------                                 -------------            ------------------            -----------------
                                                                                                    (In thousands)

Main Office                                      1995(1)                   24,500                      $97,413
201 West Main Street
Laurens, SC  29360

Belton Office                                    1962                       1,800                       62,139
208 Anderson Street
Belton, SC  29627

Ware Shoals Office                               1968                       1,444                       21,618
81 North Greenwood Avenue
Ware Shoals, SC  29692

Simpsonville Office                              1977                       3,668                       25,212
514 North Main Street
Simpsonville, SC  29681

-------------------
(1) The Bank occupied a smaller facility at the same location from 1955 to 1995.


Legal Proceedings

         Periodically, there have been various claims and lawsuits involving the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank's business. Neither the Company nor the Bank is a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the Company.


                           REGULATION AND SUPERVISION

General

         As a savings and loan holding company, the Company is required by federal law to file reports with, and otherwise comply with, the rules and regulations of the OTS. The Bank is subject to extensive regulation, examination and supervision by the OTS, as its primary federal regulator, and the FDIC, as the deposit insurer. The Bank is a member of the FHLB-Atlanta and its deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The OTS and/or the FDIC conduct periodic examinations to test the Bank's safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank and their operations. Certain of the regulatory requirements applicable to the Bank and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth in this appendix does not purport to be a complete description of such statutes and regulations and their effects on the Company and the Bank.

Holding Company Regulation

         The Company is a nondiversified unitary savings and loan holding company within the meaning of federal law. As a unitary savings and loan holding company, the Company generally is not restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a qualified thrift lender. See "Regulation and Supervision--QTL Test." Upon any non-supervisory acquisition by the Company of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the OTS, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and generally would be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the OTS, and certain activities authorized by OTS regulation.

         A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the OTS and from acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS considers the financial and managerial resources and future prospects of the Bank and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

         The OTS may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

         Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. The Bank must notify the OTS 30 days before declaring any dividend to the Company. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the OTS and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

         Prior approval of the OTS is necessary before a change in control occurs in a savings and loan holding company such as the Company. A change in control may occur upon a person or entitys acquisition (alone or acting in concert) of 10% or more of the Companys stock.

Federal Savings Institution Regulation

         Business Activities. The activities of federal savings institutions are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, e.g., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institution's capital or assets. In addition, certain activities, such as mergers and acquisitions, and branching, are subject to the prior approval of the OTS.

         Capital Requirements. The OTS capital regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% (3% for institutions receiving the highest rating on the CAMELS financial institution examination rating system) leverage ratio and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS financial institution rating system), and, together with the risk-based capital standard itself, a 4% Tier I risk-based capital standard. The OTS regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions generally must deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

         The risk-based capital standard for savings institutions requires the maintenance of Tier I (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the OTS capital regulation based on the risks believed inherent in the type of asset. Tier I (core) capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

         The capital regulations also incorporate an interest rate risk component. Savings institutions with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. For the present time, the OTS has deferred implementation of the interest rate risk component. At September 30, 1999, the Bank met each of its mandated capital requirements.

         The following table presents the Bank's capital position at September 30, 1999.


                                                                                    Capital
                                                        Excess          -------------------------------
                       Actual        Required        (Deficiency)         Actual           Required
                       Capital        Capital           Amount            Percent           Percent
                     -----------    -----------     --------------      ----------         ----------
                                                   (Dollars in thousands)

Tangible...........    $63,404         $4,675           $58,729             20.3%              1.5%

Core (Leverage)....     63,404          9,350            54,054             20.3               3.0

Risk-based.........     64,749         14,598            50,151             35.5               8.0


         Prompt Corrective Regulatory Action. The OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk-weighted assets of less than 8%, a ratio of Tier I (core) capital to risk-weighted assets of less than 4%, or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be "undercapitalized." A savings institution that has a total risk-based capital ratio less than 6%, a Tier I capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." Subject to a narrow exception, the OTS is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date a savings institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company in an amount of up to the lesser of 5% of the institution's assets or the amount which would bring the institution into compliance with all capital standards. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The OTS also could take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         Insurance of Deposit Accounts. Deposits of the Bank presently are insured by the SAIF. The FDIC maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution's assessment rate depends upon the categories to which it is assigned. Assessment rates for SAIF member institutions are determined semiannually by the FDIC and currently range from zero basis points for the healthiest institutions to 27 basis points for the riskiest.

         In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF. During 1999, FICO payments for SAIF members, including the Bank, approximated 6.10 basis points, while Bank Insurance Fund ("BIF") members paid 1.22 basis points. By law, SAIF and BIF members began equal sharing of FICO payments on January 1, 2000.

         The FDIC has authority to increase insurance assessments. A significant increase in SAIF insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank. Management cannot predict what insurance assessment rates will be in the future.

         Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to its termination of deposit insurance.

         Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. At September 30, 1999, the Bank's limit on loans to one borrower was $9.7 million, and the Bank's largest aggregate outstanding balance of loans to one borrower was $6 million.

         QTL Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" (total assets less: (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least nine months out of each 12 month period.

         A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of September 30, 1999, the Bank met the qualified thrift lender test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered "qualified thrift investments."

         Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. The rule effective in 1998 established three tiers of institutions based primarily on an institution's capital level. An institution that exceeded all capital requirements before and after a proposed capital distribution ("Tier I Bank") and had not been advised by the OTS that it was in need of more than normal supervision, could, after prior notice but without obtaining approval of the OTS, make capital distributions during the calendar year equal to the greater of (1) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half the excess capital over its capital requirements at the beginning of the calendar year or (2) 75% of its net income for the previous four quarters. Any additional capital distributions required prior regulatory approval. At June 30, 1999, the Bank was a Tier I Bank. Effective April 1, 1999, the OTS's capital distribution regulation changed. Under the new regulation, an application to and the prior approval of the OTS will be required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations (i.e., generally, safety and soundness, compliance and Community Reinvestment Act examination ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with OTS. If an application is not required, the institution must still provide prior notice to OTS of the capital distribution. In the event the Bank's capital fell below its regulatory requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

         Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement is currently 4%, but may be changed from time to time by the OTS to any amount within the range of 4% to 10%. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

         Assessments. Savings institutions are required to pay assessments to the OTS to fund the agency's operations. The general assessments, paid on a semi-annual basis, are computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Bank's latest quarterly thrift financial report.

         Transactions with Related Parties. The Bank's authority to engage in transactions with "affiliates" (e.g., any company that controls or is under common control with an institution, including the Bank and its non-savings institution subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. The transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

         The Bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is also governed by federal law. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Recent legislation created an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. The law limits both the individual and aggregate amount of loans the Bank may make to insiders based, in part, on the Bank's capital position and requires certain board approval procedures to be followed.

         Enforcement. The OTS has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

         Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OTS determines that a savings institution fails to meet any standard prescribed by the guidelines, the OTS may require the institution to submit an acceptable plan to achieve compliance with the standard.

Federal Home Loan Bank System

         The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB-Atlanta provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB-Atlanta, is required to acquire and hold shares of capital stock in the FHLB-Atlanta in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB-Atlanta, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB-Atlanta stock at September 30, 1999, of $1.7 million. FHLB-Atlanta advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance.

         The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members.

Federal Reserve System

         The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $46.5 million or less (subject to adjustment by the Federal Reserve Board), the reserve requirement is 3%; and for accounts aggregating greater than $46.5 million, the reserve requirement is $1.395 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Bank complies with the foregoing requirements.


                                    TAXATION

Federal Taxation

         General. The Company and the Bank report their income on a fiscal year, consolidated basis and the accrual method of accounting, and are subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Company or the Bank. For its 1999 taxable year, the Company is subject to a maximum federal income tax rate of 34%.

         Bad Debt Reserves. For fiscal years beginning prior to December 31, 1995, thrift institutions which qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans (generally secured by interests in real property improved or to be improved) under (i) the percentage of taxable income method or (ii) the experience method. The reserve for nonqualifying loans was computed using the experience method.

         Congress repealed the reserve method of accounting for bad debts for tax years beginning after 1995 and required savings institutions to recapture (i.e., take into income) certain portions of their accumulated bad debt reserves. Thrift institutions eligible to be treated as "small banks" (assets of $500 million or less) are allowed to use the experience method applicable to such institutions, while thrift institutions that are treated as large banks (assets exceeding $500 million) are required to use only the specific charge-off method. Thus, the percentage of taxable income method of accounting for bad debts is no longer available for any financial institution.

         A thrift institution required to change its method of computing reserves for bad debts will treat such change as a change in method of accounting, initiated by the taxpayer, and having been made with the consent of the Internal Revenue Service. Any Section 481(a) adjustment required to be taken into income with respect to such change generally will be taken into income ratably over a six-taxable year period, beginning with the first taxable year beginning after 1995, subject to a 2-year suspension if the "residential loan requirement" is satisfied.

         Under the residential loan requirement provision, the required recapture will be suspended for each of two successive taxable years, beginning with the Bank's 1996 taxable year, in which the Bank originates a minimum of certain residential loans based upon the average of the principal amounts of such loans made by the Bank during its six taxable years preceding its current taxable year.

         Distributions. If the Bank makes "non-dividend distributions" to the Company, such distributions will be considered to have been made from the Bank's unrecaptured tax bad debt reserves (including the balance of its reserves as of December 31, 1987) to the extent thereof, and then from the Bank's supplemental reserve for losses on loans, to the extent thereof, and an amount based on the amount distributed (but not in excess of the amount of such reserves) will be included in the Bank's income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits will not be so included in its income.

         The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if the Bank makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. The Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

         Delaware. As a Delaware holding company not earning income in Delaware, the Company is exempted from Delaware corporate income tax, but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

         South Carolina. The provisions of South Carolina tax law mirror the Internal Revenue Code, with certain modifications, as it relates to savings and loans and banks. The Bank is subject to South Carolina income tax at the rate of 6%. This rate of tax is imposed on savings banks in lieu of the general state business corporation income tax. The Bank's state income tax returns have not been audited within the last five years.

         For additional information regarding taxation, see Note 8 of Notes to Consolidated Financial Statements contained in this appendix.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto contained elsewhere in this appendix.

Operating Strategy

         The Company's business consists principally of attracting retail deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences located in South Carolina. The Company also originates commercial real estate loans, home equity loans, builder construction loans, commercial loans and consumer loans. The Company intends to continue to fund its assets primarily with retail deposits, although FHLB-Atlanta advances are used as a supplemental source of funds.

         The Company's profitability depends primarily on its net interest income, which is the difference between the income it receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and borrowings. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The level of other operating income and expenses also affects the Company's profitability. Other operating income includes service charges and fees, gain on sale of mortgage loans and gain on sale of investments. Other operating expenses primarily include compensation and benefits, occupancy and equipment expenses, deposit insurance premiums and data processing expenses. The Company's results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government legislation and regulation and monetary and fiscal policies.

         The Company's business strategy is to operate as a well capitalized, profitable and independent financial institution dedicated to financing home ownership and providing quality customer service. In fiscal 1999, the Company sought to reallocate its mortgage lending portfolio loans by increasing its originations of builder construction and commercial real estate loans for the purpose of increasing overall loan yield and size of the loan portfolio. As these types of loans generally present more risk than one- to four-family mortgage loans, the Company has increased its allowance for loan loss. The Company believes that its current mortgage loan portfolio is now balanced to yield an attractive return with acceptable risk and intends to maintain the composition of the portfolio at its approximate current levels. To manage interest risk, the Company will continue to place emphasis on origination of adjustable-rate loans and fixed-rate loans with a maturity of less than fifteen years. While the Company continues to rely heavily on certificates of deposit as its primary source of funds, in fiscal 1999 a greater emphasis was placed on attracting transaction accounts. Consequently, the higher cost of funds generally associated with certificates of deposit has been mitigated by growth in lower cost checking and money market accounts. A lower cost of funds contributes to a higher interest rate spread and increased profitability. However, any future inability to attract and retain lower cost deposits, as well as changes in market interest rates, could lower the Company's interest rate spread and reduce its profitability.


Comparison of Financial Condition at March 31, 2000 and September 30, 1999

         Total assets increased $25.0 million, or 8.0%, during the first six months of fiscal 2000 to $338.7 million. The increase resulted primarily from increases in total loans offset by a decrease in cash and cash equivalents and investments. Cash and cash equivalents decreased to $7.7 million from $13.5 million due to the Company's repurchase of stock and funding of loans. Investment securities decreased 3.4% to $28.3 million from $29.3 million, as investments matured. Mortgage-backed securities decreased $1.4 million as a result of normal repayments and prepayments.

         Deposit accounts increased $2.0 million, or 1.0%, during the first six months of fiscal 2000 to $208.4 million. The increase was primarily due to increased promotion of deposit services.

         Total equity decreased $2.0 million, or 2.7%, to $72.5 million at March 31, 2000 from $74.6 million. The decrease was due to the Company's repurchase of its own stock of $3.3 million and a reduction of retained earnings by $0.6 million relating to the Company's declared semi-annual dividend offset by net income of $1.9 million.

         Nonaccrual loans increased $3.2 million to $3.9 million from $675,000 at September 30, 1999. Nonaccrual one-to-four family mortgage loans and nonaccrual home equity loans increased $366,000 and $6,000 respectively while nonaccrual builder construction loans increased $2,861,000. The increase in builder construction nonaccrual resulted primarily from the bankruptcy of one builder with non-performing loans in the amount of $1.7 million and the death of another builder whose loans in the amount of $1.1 million deteriorated into a non-performing status. The building properties of the former builder are being completed under a bankruptcy court approved plan. The exact amount of the potential loss is not known. There are contracts for sale of the deceased builder's properties with a loss of approximately $40,000 anticipated. At March 31, 2000 and September 30, 1999, total nonaccrual loans accounted for 1.38% and 0.27%, respectively, of net loans receivable. Real estate owned increased to $252,000 at March 31, 2000 as the result of foreclosure of two single-family residences. Total nonperforming assets were 1.23% of total assets at March 31, 2000, compared to 0.22% at September 30, 1999.


Comparison of Financial Condition at September 30, 1999 and 1998

        Total assets increased $8.8 million, or 2.9%, to $313.7 million from $304.9 million at September 30, 1998. Loans receivable increased $55.2 million, or 28.1%, to $252.0 million from $196.8 million. Builder construction and commercial mortgage loans increased by $68.7 million, or 266.7%. One- to four-family mortgage loans increased $12.6 million or 7.3%. Mortgage-backed securities increased to $10.1 million from $1.7 million. Mortgage-backed securities in the amount of $10.0 million were purchased with FHLB advances. Investment securities increased to $29.3 million from $24.0 million. Growth in brokered loans resulted in a decrease in loan origination fees. Cash and cash equivalents decreased $60.4 million, or 81.7%, to $13.5 million from $73.9 million as the Company used cash during the 1999 fiscal year to fund loan growth, pay a $4.00 per share distribution on June 22, 1999, and purchase investment securities.

         Total liabilities increased $29.5 million, or 14.1%, from $209.6 million to $239.1 million. Deposit accounts increased $278,000, from $206.1 million to $206.4 million. During fiscal 1999, the Company borrowed $30 million in FHLB advances to help fund loan growth and to purchase mortgage-backed securities.

         Total equity decreased $20.7 million, or 21.8%, from $95.3 million to $74.6 million. The decrease is primarily the result of the Company's payment of the cash distribution and the repurchase of shares of its stock.



Comparison of Operating Results for the Six Months Ended March 31, 2000 and 1999

         General. Net income decreased $106,000, or 5.2%, to $1.9 million, for the six months ended March 31, 2000 from $2.0 million for the six months ended March 31, 1999. The decrease in net income was primarily the result of an increase in other operating expenses and an increase in provision for loan loss offset by an increase in net interest income.

         Net Interest Income. Net interest income increased $782,000, or 15.4%, from the six months of fiscal 1999 compared to the six months of fiscal 2000. Interest income increased $1.7 million, or 16.4%, between the periods. Interest income on loans increased $2,486,000 as a result of an increase in the average balance of loans receivable to $269.6 million from $206.4. The average balance of interest earning assets increased to $321.4 million from $296.4 million and the average yield on total interest earning assets increased from 7.2% to 7.7%. The increase in the average balance of interest earning assets was due to increased balances in loans receivable, mortgage-backed securities, investment securities, and Federal Home Loan Bank stock. These increases were offset by a decrease in Federal funds sold.

         Interest expense on deposits decreased $390,000, or 7.0%, from the six months of fiscal 1999 compared to the six months of fiscal 2000 as a result of a decrease in the average balance of deposits to $204.3 million from $205.2 million and a decrease in the average yield on deposits to 5.06% from 5.42%.

         Provision for Loan Losses. Loan loss provision for the first six months of fiscal 2000 was $333,000 compared to $75,000 during the first six months of fiscal 1999. The increase is related to the growth in non-performing loans due chiefly to the Company's growth in builder construction loans. Lenders traditionally found these loans riskier and consequently have suffered higher default rates within construction portfolios.

         Other Operating Expenses. Other operating expenses increased $447,000, or 22.6%, from the first six months of fiscal 1999 to the first six months of fiscal 2000. Employee benefit and compensation expense increased $293,000 in the first six months of fiscal 2000 compared to the same period in the prior year primarily due to costs associated with the implementation of the Management Recognition and Development Plan, and normal salary increases. Additionally, professional fees increased due to expenses incurred with the proposed merger with SouthBanc Shares, Inc. These increases were partially offset by a decline in data processing costs and an increase in income from real-estate owned.

         Income Taxes. The provision for income taxes was $1.3 million in the first six months of fiscal 2000 compared to $1.1 million in the first six months of fiscal 1999. The income tax provision was higher for the first six months of fiscal 2000 because of a higher taxable income.


Comparison of Operating Results for the Years Ended September 30, 1999 and 1998

         Net Income. Net income decreased $1.1 million, or 31.4%, to $2.4 million for the year ended September 30, 1999 from $3.4 million for the year ended September 30, 1998. The decrease in net income was primarily the result of an increase in employee compensation and benefit expense and an increase in data processing fees. The Company paid a cash distribution to stockholders of $4.00 a share on June 22, 1999 that resulted in a one-time charge of $1.9 million to employee compensation and benefit expense.


         Net Interest Income. Net interest income increased $2.7 million, or 34.5%, from fiscal year 1998 to fiscal year 1999, due to an increase in the average balance of interest-earning assets, primarily growth in the loan portfolio, and a decrease in interest expense of $1.0 million, or 8.4%.

         Total interest income increased $1.7 million, or 8.6%, from fiscal 1998 to fiscal 1999. Interest income on loans receivable increased $2.0 million as a result of an increase of $24.9 million, or 12.8%, in the average balance of loans. Yield on the average balance of loans receivable was essentially unchanged. The growth in interest income on loans was partially offset by a reduction in interest income on mortgage-backed securities, as the Company reduced the average balance of these investments. The average balance of interest-earning assets increased to $292.7 million in 1999 from $272.2 million in 1998. The increase in the average balance was due to an increase in the average balance of loans receivable partially offset by a decrease in interest-bearing overnight funds. The yield on the Company's interest-earning assets increased to 7.37% from 7.30% as a result of market trends and the investment of lower yielding overnight funds into higher yielding loans.

         Total interest expense decreased $1.0 million, or 8.4%, from fiscal 1998 to fiscal 1999. The average balance of interest-bearing liabilities decreased $17.4 million, or 7.7%, while the average rate paid decreased to 5.30% from 5.34%. Interest paid on passbook, NOW and money market accounts increased a total of $104,000 primarily because of an increase in the average balance and rate of such accounts. Interest paid on certificates of deposit decreased $1.3 million because of a decrease in the average balance of such accounts. This was partially offset by an increase in the average rate paid on certificates of deposit to 5.55% from 5.53%. Interest paid on FHLB advances was $203,000 for fiscal 1999 compared to no interest paid in fiscal 1998.

         Provision for Loan Losses. The provision for loan losses was $596,000 in fiscal year 1999 compared with a net recovery of $105,000 in fiscal 1998. At September 30, 1999, the Company's allowance for loan losses totaled $1.4 million, which equaled 0.54% of total loans. Although management uses the best information available, future adjustments to the allowance may be necessary due to changes in economic, operating, regulatory and other conditions that may be beyond the Company's control. While the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for estimated losses, there can be no assurance that further additions will not be made to the allowance for loan losses or that actual losses will not exceed the estimated amounts.

         Other Income. Other income decreased $34,000, or 13.8%, to $212,000 for fiscal 1999 from $246,000 for fiscal 1998. Substantially all of the Company's other income is derived from service charges and fees. Service charges and fees totaled $188,000 in fiscal 1999 compared with $228,000 in fiscal 1998. Growth in brokered loans resulted in a decrease in loan origination fees. Gain on sale of mortgage loans increased to $43,000 in fiscal 1999 from $18,000 in fiscal 1998 as a result of an increase in loan sales in 1999. The Company had a loss of $20,000 on sale of investments in fiscal 1999 compared to no loss on sale of investments in fiscal 1998.

         Other Operating Expenses. Other operating expenses were $5.8 million in fiscal 1999 compared to $2.9 million in fiscal 1998. Employee compensation and benefits expense increased $2.4 million, or 138.5%, primarily as a result of a $4.00 a share cash distribution on June 22, 1999 to stockholders of record that resulted in a one-time charge of $1.9 million to employee compensation and benefit expense. The increase is also the result of compensation expenses associated with the Management Recognition and Development Plan and normal payroll growth.

         Income Taxes. The provision for income taxes increased to $2.0 million for fiscal 1999 from $1.9 million for fiscal 1998. Although income before income taxes decreased for fiscal 1999, a portion of the cash distribution charge to compensation expense was not deductible for income tax purposes.

Comparison of Operating Results for the Years Ended September 30, 1998 and 1997

         Net Income. Net income increased $1.5 million, or 76.0%, to $3.4 million for the year ended September 30, 1998 from $2.0 million for the year ended September 30, 1997. The increase was primarily the result of an increase in interest income, a decrease in interest expense on FHLB borrowings, a recovery of loan losses and a decline in deposit insurance premiums. This was offset by an increase in employee compensation and real estate operations expense.

         Net Interest Income. Net interest income increased $2.3 million, or 42.0%, to $7.9 million for fiscal 1998 from $5.5 million for fiscal 1997. The Company's interest rate spread increased 20 basis points to 1.96% for fiscal 1998 from 1.76% for fiscal 1997 as the Company experienced a 17 basis point decrease in the yield on its interest-earning assets and a 37 basis point decrease in the cost of its interest-bearing liabilities.

         Total interest income increased $2.1 million, or 11.9%, from fiscal 1997 to fiscal 1998. Interest income on loans receivable increased $756,000 largely as a result of an increase of $5.5 million, or 2.9%, in the average balance of loans and a 16 basis point increase in the yield on loans receivable for the year ended September 30, 1998. The growth in interest income on loans was partially offset by a reduction in interest income on mortgage-backed securities, as the Company reduced the average balance and yield of these investments. The average balance of interest-earning assets increased to $272.2 million in 1998 from $237.9 million in 1997. The increase in the average balance was due in part to funds received from the proceeds of the initial public offering and an increase in the average balance of loans receivable. The yield on the Company's interest-earning assets decreased to 7.30% from 7.47% as a result of market trends and the investment of the offering proceeds in lower yielding, short term investments.

         Total interest expense decreased $220,000, or 1.8%, from fiscal 1997 to fiscal 1998. The average balance of interest-bearing liabilities increased $10.6 million, or 4.96%, while the average rate paid decreased to 5.34% from 5.71%. Interest paid on passbook, NOW and money market accounts decreased a total of $35,000 primarily because of a decrease in the average balance and rate of such accounts. Interest paid on certificates of deposit increased $41,000 because of an increase in the average balance of such accounts. This was partially offset by a decrease in the average rate paid on certificates of deposit to 5.53% from 5.91%. Interest paid on FHLB advances decreased $226,000 as a result of no borrowings in the year ended September 30, 1998.

         Provision for Loan Losses. The provision for loan losses was a net recovery of $105,000 in fiscal year 1998 compared with a provision of $337,000 in fiscal 1997. This recovery came as the result of a loan previously classified as a loss being paid off. Additionally, the Company added $10,000 to the allowance for loan losses to provide for estimated losses on specific problem loans. It was not necessary for the Company to add to the allowance for loan losses based on its re-evaluation of the risks inherent in the loan portfolio because upon analysis current reserves proved adequate. At September 30, 1998, the Company's allowance for loan losses totalled $760,000 which equaled 0.36% of total loans.

         Other Income. Other income increased $44,000, or 21.8%, to $246,000 for fiscal 1998 from $202,000 for fiscal 1997. Service charges and fees totalled $228,000 in fiscal 1998 compared with $206,000 in fiscal 1997. Gain on sale of mortgage loans increased to $18,000 in fiscal 1998 from $6,000 in fiscal 1997 as a result of an increase in loan sales in 1998. The Company had no sale of investments in fiscal 1998 resulting in no gains or losses compared to a loss of $13,000 in fiscal 1997.

         Other Operating Expenses. Other operating expenses were $2.9 million in fiscal 1998 compared to $2.4 million in fiscal 1997. Employee compensation and benefits expense increased $263,000, or 18.1%, as a result of normal wage increases and new costs associated with the implementation of the Employee Stock Ownership Plan. Expense from real estate operations was $69,000 in fiscal year 1998 compared with income of $167,000 in fiscal 1997 as a result of gains on sales of real estate owned.

         Income Taxes. The provision for income taxes increased to $2.0 million for fiscal 1998 from $1.1 million for fiscal 1997. The income tax provision was higher in fiscal 1998 because of higher taxable income.

Average Balances, Interest and Average Yields/Costs

         The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.




                                                                          For the Years Ended September 30,
                                                   ---------------------------------------------------------------------------------
                                                              1999                       1998                       1997
                                                   ---------------------------------------------------------------------------------
                                                            Interest  Average           Interest  Average          Interest  Average
                                                   Average    and      Yield/  Average    and      Yield/ Average    and      Yield/
                                                   Balance  Dividends  Cost    Balance Dividends   Cost   Balance Dividends   Cost
                                                   -------- --------- -------  -------  --------- ------- ------- ---------- ------
                                                                                (Dollars in thousands)


Interest-earning assets:
   Loans receivable, net (1).................      $220,162  $17,834   8.10%  $195,232  $15,790    8.09% $189,689  $15,034     7.93%
   Mortgage-backed securities................         1,424      105   7.36      4,268      208    4.87     8,401      450     5.36
   Investment securities (2).................        23,163    1,225   5.29     27,104    1,442    5.32    32,397    1,856     5.73
   FHLB stock................................         1,883      142   7.53      2,042      149    7.31     2,042      148     7.25
   Federal funds sold and overnight
      deposits...............................        46,109    2,282   4.95     43,546    2,291    5.26     5,335      285     5.34
                                                   --------  -------   ----   --------  -------    ----  --------  -------     ----
      Total interest-earning assets..........       292,741   21,588   7.37    272,192   19,880    7.30   237,864   17,773     7.47
                                                             -------   ----             -------    ----            -------     ----
Noninterest-earning assets...................         7,452                      8,219                      7,315
                                                   --------                   --------                   --------
      Total average assets...................      $300,193                   $280,411                   $245,179
                                                   ========                   ========                   ========

Interest-bearing liabilities (3):
   Passbook accounts.........................      $  9,921      297   3.00   $ 11,025      304    2.27  $ 11,561      340     2.94
   NOW and money market accounts.............         9,699      201   2.07      3,966       90    2.76     3,751       89     2.37
   Certificates of deposit...................       185,585   10,299   5.55    209,893   11,616    5.53   195,953   11,575     5.91
                                                   --------  -------   ----   --------  -------    ----  --------  -------     ----
      Total deposits.........................       205,205   10,797   5.26    224,884   12,010    5.34   211,165   12,004     5.68
   FHLB advances.............................         2,329      203     --         --       --      --     3,082      226     7.33
                                                   --------  -------   ----   --------  -------    ----  --------  -------     ----
      Total interest-bearing liabilities.....       207,534   11,000   5.30    224,884   12,010    5.34   214,247   12,230     5.71
                                                    -------  -------   ----   --------  -------    ----  --------  -------     ----
Noninterest-bearing liabilities..............
                                                      3,471                      5,125                      2,759
                                                   --------                   --------                   --------
      Total average liabilities..............
                                                    211,005                    230,009                    217,006
                                                   --------                   --------                   --------
Average equity...............................        89,188                     50,402                     28,173
                                                   --------                   --------                   --------
   Total average liabilities and equity......      $300,193                   $280,411                   $245,179
                                                   ========                   ========                   ========
Net interest income..........................                $10,588                    $ 7,870                    $ 5,543
                                                             =======                    =======                    =======
Interest rate spread.........................                          2.07%                       1.96%                       1.76%
                                                                       ====                        ====                        ====
Net interest margin..........................                          3.62%                       2.89%                       2.33%
                                                                       ====                        ====                        ====
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities................................         1.41x                       1.21x                      1.11x

------------------

(1) Loans receivable, net includes loans held-for-sale and nonaccrual loans. Interest on loans receivable does not include interest on nonaccrual loans.
(2) Yield information does not give affect to changes in fair value that are reflected as a component of equity.
(3)  Does not include escrow balances.

Rate/Volume Analysis

         The following table sets forth the effects of changing rates and volumes on the interest income and interest expense of the Company. Information is provided with respect: (i) to effects attributable to changes in volume (changes in volume multiplied by prior rate); and (ii) to effects attributable to changes in rate (changes in rate multiplied by prior volume). The net change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.



                                                     1999 Compared to 1998              1998 Compared to 1997
                                                --------------------------------   ---------------------------------
                                                Increase (Decrease)                Increase (Decrease)
                                                      Due to                             Due to
                                                --------------------               --------------------
                                                 Rate      Volume        Net        Rate       Volume        Net
                                                --------  ----------   ---------   --------   ---------   ----------
                                                                          (In thousands)


Interest-earning assets:
   Loans receivable, net (1).................    $   20     $ 2,024      $2,044      $ 309      $  447       $  756
   Mortgage-backed securities................       344        (447)       (103)       (38)       (204)        (242)
   Investment securities.....................        (8)       (209)       (217)      (126)       (288)        (414)
   FHLB stock................................         5         (12)         (7)         1          --            1
   Federal funds sold and overnight
     deposits................................     1,206      (1,215)         (9)        (4)      2,010        2,006
                                                 ------     -------      ------      -----      ------       ------

Total net change in income on interest-
   earning assets............................     1,567         141       1,708        142       1,965        2,107
                                                 ------    --------      ------      -----      ------       ------
Interest-bearing liabilities:
   Passbook accounts.........................        35         (42)         (7)       (20)        (16)         (36)
   NOW and money market accounts.............        (7)        118         111         (4)          5            1
   Certificates of deposit...................        42      (1,359)     (1,317)      (355)        396           41
                                                 ------     -------      ------      -----      ------       ------
      Total average deposits.................        70      (1,283)     (1,213)      (379)        385            6
   FHLB advances.............................        --         203         203         --        (226)        (226)
                                                 ------     -------      ------      -----      ------       ------

Total net change in expense on interest-
   bearing liabilities.......................       70       (1,080)     (1,010)      (379)        159         (220)
                                                 ------     -------     -------      -----      ------       ------
Net change in net interest income............    $1,497     $ 1,221      $2,718      $ 521      $1,806       $2,327
                                                 ======     =======      ======      =====      ======       ======



-----------------
(1) Does not include interest on nonaccrual loans.


Asset and Liability Management

        Quantitative Aspects of Market Risk. The Company does not maintain a trading account for any class of financial instrument nor does the Company engage in hedging activities or purchase high-risk derivative instruments. Furthermore, the Company is not subject to foreign currency exchange rate risk or commodity price risk. For information regarding the sensitivity to interest rate risk of the Company's interest-earning assets and interest-bearing liabilities, see the tables under "Lending Activities--Maturity of Loan Portfolio," "--Investment Activities" and "--Deposit Activities and Other Sources of Funds."

        Qualitative Aspects of Market Risk. The Company's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates. The Company has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of the Company's interest-earning assets by retaining for its portfolio loans with interest rates subject to periodic adjustment to market conditions and selling fixed-rate one-to-four-family mortgage loans with terms over 15 years. In addition, the Company maintains an investment portfolio of U.S. Treasury and U.S. Government agency obligations with contractual maturities of between one and five years. The Company relies on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds.

         The Company uses interest rate sensitivity analysis to measure its interest rate risk by computing changes in NPV (net portfolio value) of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 400 basis point increase or decrease in market interest rates with no effect given to any steps that management might take to counter the effect of that interest rate movement. Using data compiled by the FHLB, the Company receives a report which measures interest rate risk by modeling the change in NPV over a variety of interest rate scenarios.

         The following table is provided by the FHLB and sets forth the change in the Company's NPV at September 30, 1999 and 1998, based on FHLB assumptions, that would occur in the event of an immediate change in interest rates, with no effect given to any steps that management might take to counteract that change.


                                            Estimated Change in
                                          Net Portfolio Value at
                                               September 30,
           Basis Point ("bp")        ----------------------------------
           Change in Rates               1999                 1998
          --------------------       -------------        -------------
                                              (In thousands)

               +300                    $(14,340)             $(5,651)
               +200                      (8,538)              (2,616)
               +100                      (3,796)              (1,308)
                  0                          --                   --
               (100)                      3,184                1,481
               (200)                      5,734                2,962
               (300)                      7,431                3,483

         The above table illustrates, for example, that an instantaneous 200 basis point increase in market interest rates at September 30, 1999 would reduce the Company's NPV by approximately $8.5 million, or 12.4%, at that date.

        The following table prepared with information supplied by the FHLB presents the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity.

                                                                               After 3
                                                 Within         One Year       Years to        Beyond 5
                                                 1 Year        to 3 Years      5 Years          Years       Total
                                                --------       ----------     ---------       ---------   -------
                                                                    (Dollars in thousands)


Interest-earning assets:
   Loans receivable..........................    $ 92,142       $107,430        $19,432         $35,142    $254,146
   Mortgage-backed securities................         328          9,819             --              --      10,147
   Investment securities.....................          --             --         29,305              --      29,305
   FHLB stock................................       1,690             --             --              --       1,690
   Federal funds sold and overnight
     deposits................................      11,185             --             --              --      11,185
                                                 --------       --------        -------         -------    --------
      Total interest-earning assets..........    $105,345       $117,249        $48,737         $35,142    $306,473
                                                 ========       ========        =======         =======    ========

Interest-bearing liabilities:
   Passbook accounts.........................    $    853       $  3,253        $ 1,614         $ 3,869    $  9,589
   NOW and money market accounts.............       5,387          6,410          1,071           1,893      14,761
   Certificates of deposit...................      50,388        130,995            649              --     182,032
                                                 --------       --------        -------         -------    --------
      Total deposits.........................      56,628        140,658          3,334           5,762     206,382

FHLB advances................................      24,000             --             --           6,000     30,000
                                                 --------       --------        -------         -------    --------
      Total interest-bearing liabilities.....    $ 80,628       $140,658         $3,334         $11,762    $236,382
                                                 ========       ========        =======         =======    ========

Interest sensitivity gap per period..........      24,717        (23,409)        45,403          23,380      70,091
Cumulative interest sensitivity gap..........      24,717          1,308         46,711          70,091
Percentage of cumulative gap to
   total earning assets......................         8.1%           0.4%          15.2%           22.9%
Cumulative ratio of interest sensitive
   assets to interest sensitive liabilities..        1.31%          0.83%         14.62%           2.99%



         Certain assumptions utilized by the FHLB in assessing the interest rate risk of savings associations within its region were utilized in preparing the preceding tables. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

         As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity and Capital Resources

         The Company's primary sources of funds are customer deposits, proceeds from principal and interest payments on and the sale of loans, maturing securities and FHLB advances. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

         The Company must maintain an adequate level of liquidity to ensure the availability of sufficient funds to fund loan originations and deposit withdrawals, to satisfy other financial commitments and to take advantage of investment opportunities. The Company generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At March 31, 2000, cash and cash equivalents totaled $7.7 million, or 2.3% of total assets, and investment securities classified as available-for-sale totaled $25.3 million. At March 31, 2000, the Bank had received $55 million in advances from Federal Home Loan Bank.

         OTS regulations require savings institutions to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 4.0% of the average daily balance of its net withdrawable deposits and short-term borrowings. The Company's actual liquidity ratio at March 31, 2000 was well in excess of this requirement.


         The Company's primary investing activity is the origination of one- to four-family mortgage loans. During the years ended September 30, 1999, 1998 and 1997, the Company originated $42.2 million, $43.5 million and $37.0 million of such loans, respectively. At September 30, 1999, the Company had loan commitments totalling $2.3 million, unused lines of credit of $9.2 million and undisbursed loans in process totalling $41.6 million. The Company anticipates that it will have sufficient funds available to meet current loan commitments. Certificates of deposit that are scheduled to mature in less than one year from September 30, 1999 totalled $137.6 million. Historically, the Company has been able to retain a significant amount of its deposits as they mature.


         OTS regulations require the Bank to maintain specific amounts of regulatory capital. As of March 31, 2000, the Bank complied with all regulatory capital requirements as of that date with tangible, core and risk-based capital ratios of 19.45%, 19.45% and 31.83%, respectively,


Year 2000 Issues

         As the year 2000 approached, the Company's information and data processing system was assessed to insure appropriate operation after December 31, 1999. Many such systems in use worldwide faced the possibility of not being able to interpret dates after December 31, 1999 properly because such systems allowed only two digits to indicate the year in a date. Programmers initially used a two-digit dating system that became integrated into applications and hardware which could have caused systems to function improperly or fail on January 1, 2000. The problem could reside in computer programs, computer hardware, or electronic devices that reference dates in the course of their functions. Also, the Company had to consider the potential problems that Year 2000 posed for third party service providers.

         Year 2000 risk was present in virtually all of the Company's normal operating activities. To confront these risks, the Company developed a Year 2000 Plan, which was reviewed by senior management and the Board of Directors. The plan contained a review of Company systems that could have been affected by Year 2000 problems along with an assessment of the potential impact that Year 2000 system problems could pose to the Company's normal operation. Management categorized Year 2000 potential risks as either critical, important, or noncritical. Critical issues were those that would cause the Company to lose its data communication and data processing capability and thus render normal operations virtually impossible. Noncritical issues were those that would pose an inconvenience but could be readily remediated through a manual or alternate processing system. Important issues were those that would cause some disruption to administrative or management functions but would cause no immediate operational problems and could be handled easily in a non-automated manner.

         Management determined the most critical aspects of the Company's operations that could be affected were the Company's interaction with its data processing provider and the proper operation of its internal computer system. While other areas of concern, such as payroll and accounting services and mortgage escrow and tax services could pose some inconvenience and delays in normal operations, problems in these areas would be noncritical and could be readily corrected.

         The Company requested and received Year 2000 readiness certifications from third party service providers, whose services have been deemed critical to Bank operations. For critical systems, contingency plans were developed that made provisions for alternate and/or manual processing.

         The Company monitored the Year 2000 date change and operations following the date change and experienced no disruptions or problems; furthermore, the Company experienced no problems related to Year 2000 with its vendors or customers. Management will continue to monitor the Company's systems through the Year 2000.

         The external costs associated with the Company's Year 2000 compliance were less than $50,000. The Company does not track internal costs as these are related to normal payroll costs. The Company expects little or no further expense associated with Year 2000.

Impact of Accounting Pronouncements and Regulatory Policies

         See Note 1 to the Consolidated Financial Statements for a discussion of the anticipated impact of recently issued accounting statements.

Effect of Inflation and Changing Prices

         The financial statements and related financial data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results be in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                       EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

         The following information is furnished for Mr. Wells. No other executive officer of the Bank received salary and bonus of $100,000 or more during the year ended September 30, 1999.


                                                                              Long-Term Compensation
                                                                            --------------------------
                                             Annual Compensation                     Awards
                                      -----------------------------------   --------------------------
                                                               Other         Restricted    Securities
                                                               Annual          Stock       Underlying      All Other
  Name and Principal          Fiscal    Salary     Bonus    Compensation      Awards        Options      Compensation
     Position                  Year      ($)        ($)       ($)(1)            ($)           (#)            ($)
------------------------     -------- ---------   ------    -------------    -----------   -----------  --------------
J. Edward Wells                1999   $ 156,845   $5,038      $15,000(2)    $885,500(3)     104,140      $231,439(4)
   President and Chief         1998     150,138    4,740           --             --            --          9,061
   Executive Officer           1997     145,052    4,372           --             --            --         21,754


--------------------
(1) Does not include the aggregate amount of perquisites and other personal benefits, which was less than 10% of the total annual salary and bonus reported.
(2)  Consists of directors' fees.
(3) Represents the total value of the award of 46,000 shares of restricted stock on April 15, 1999, which award will vest ratably over a five-year period. At September 30, 1999, the value of the unvested restricted stock award was $790,625. Dividends will be paid on the restricted stock.
(4) Consists of employer contribution to The Bank's 401(k) plan of $3,238, contribution to ESOP of $44,201 and payment of $4.00 per share special cash distribution with respect to unvested shares of restricted stock, which totaled $184,000.

Option Grants in Last Fiscal Year

         The following table provides information regarding stock option grants to Mr. Wells during the year ended September 30, 1999.

                                                                                            Potential Realizable
                                                                                             Value at Assumed
                           Number of     % of Total                                          Annual Rates of
                           Securities      Options                                            Stock Price
                           Underlying    Granted to       Exercise                           Appreciation for
                            Options       Employees        Price                                Options(3)
                            Granted          in             Per          Expiration     -------------------------
        Name                 (#)(1)      Fiscal Year      Share(2)          Date             5%             10%
------------------------   ----------    -----------     ----------      ----------     -----------     ----------
J. Edward Wells             104,140          41.7%         $15.10         04/15/09        $989,330      $2,506,650


--------------------------
(1) One-half of the options granted are exercisable immediately and one-half of the options granted are exercisable on April 15, 2000; provided, however, that options will be immediately exercisable upon a change in control and in the event the optionee terminates employment due to death or disability.
(2) Reflects reduction in exercise price to reflect the $4.00 per share special cash distribution paid by the Company on June 22, 1999, as authorized under the anti-dilution provisions of the 1998 Stock Option Plan.
(3) The dollar gains under these columns result from calculations required by the Securities and Exchange Commission's rules and are not intended to forecast future price appreciation of the Company's common stock. It is important to note that options have value only if the stock price increases above the exercise price shown in the table during the effective option period. In order for the executive to realize the potential values set forth in the 5% and 10% columns in the table, the price per share of the Company's common stock would be approximately $24.60 and $39.17, respectively, as of the expiration date of the options.

Option Value at Fiscal Year End

         The following table provides information regarding unexercised stock options for Mr. Wells as of September 30, 1999. Mr. Wells did not exercise any stock options during the year ended September 30, 1999.

                                          Number of Securities
                                         Underlying Unexercised                        Value of Unexercised
                                                 Options                               In-the-Money Options
           Name                          at Fiscal Year-End (#)                     at Fiscal Year-End ($)(1)
---------------------------        ------------------------------------        -------------------------------------
                                   Exercisable          Unexercisable          Exercisable           Unexercisable
                                   -------------        ---------------        -------------        ----------------
J. Edward Wells                       52,070                    52,070           $108,696                  $108,696


-------------------------------
(1) Value of unexercised in-the-money stock options equals the market value of shares covered by in-the-money options on September 30, 1999 less the option exercise price. Options are in-the-money if the market value of shares covered by the options is greater than the exercise price.


Employment Agreement

         The Company and the Bank have entered into a three-year employment agreement with Mr. Wells. Under the employment agreement, the current salary level for Mr. Wells is $151,000, which amount is paid by the Bank and may be increased at the discretion of the Board of Directors or an authorized committee of the Board. On each anniversary of the commencement date of the employment agreement, the term may be extended for an additional year at the discretion of the Board. The agreement is terminable by the Company and the Bank at any time, by Mr. Wells if he is assigned duties inconsistent with his initial position, duties, responsibilities and status, or upon the occurrence of certain events specified by federal regulations. If Mr. Wells' employment is terminated without cause or upon Mr. Wells' voluntary termination following the occurrence of an event described in the previous sentence, the Bank would be required to honor the terms of the agreement through the expiration of the current term, including payment of current cash compensation and continuation of employee benefits.

         The employment agreement also provides for a severance payment and other benefits in the event of involuntary termination of employment in connection with any change in control of the Company or the Bank. A severance payment also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, Mr. Wells is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to such change in control.

         The maximum present value of the severance benefits under the employment agreement is 2.99 times Mr. Wells' average annual compensation during the five-year period preceding the effective date of the change in control (the "base amount"). The employment agreement provides that the value of the maximum benefit may be distributed, at Mr. Wells' election, (1) in the form of a lump sum cash payment equal to 2.99 times Mr. Wells' base amount or (2) a combination of a cash payment and continued coverage under the Bank's health, life and disability programs for a 36-month period following the change in control, the total value of which does not exceed 2.99 times Mr. Well's base amount. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the Company would not be entitled to deduct such amount.

         The employment agreement restricts Mr. Wells' right to compete against the Company and The Bank for a period of one year from the date of termination of the agreement if he voluntarily terminates employment, except in the event of a change in control.

Directors' Compensation

         Directors of the Bank receive a monthly retainer and a monthly attendance fee. First term members receive a retainer of $425 and attendance fee of $425. Second term members receive a retainer of $475 and attendance fee of $475. For subsequent terms, directors receive a retainer of $625 and attendance fee of $625. No additional fees are paid for service on committees. If the Board of Directors declares a bonus for employees, then each Director who is not also an employee receives a bonus based on their annual remuneration and computed at the same rate as the employee bonus. For the year ended September 30, 1999, the Bank paid an aggregate of $1,840 in bonuses to non-employee Directors. No separate fees are paid for service on the Company's Board of Directors.

         During the year ended September 30, 1999, each non-employee director received options to acquire 41,650 shares of the Company's common stock and 18,500 shares of restricted stock. The stock options are all exercisable and the restricted stock vests ratably over five years.

                          Index of Financial Statements

                                                                                          Page
                                                                                          ----
       Independent Auditors' Report........................................................G-39
       Consolidated Balance Sheets as of September 30, 1999 and 1998.......................G-40
       Consolidated Statements of Income for the Years Ended
         September 30, 1999, 1998 and 1997.................................................G-41
       Consolidated Statements of Stockholders' Equity
         for the Years Ended September 30, 1999, 1998 and 1997.............................G-42
       Consolidated Statements of Cash Flows for the Years Ended
         September 30, 1999, 1998 and 1997.................................................G-43
       Notes to Consolidated Financial Statements..........................................G-45
       Consolidated Balance Sheets as of March 31, 2000 and
         September 30, 1999 (unaudited)....................................................G-68
       Consolidated Statements of Income for the Six Month Periods Ended
         March 31, 2000 and 1999 (unaudited)...............................................G-69
       Consolidated Statement of Stockholder's Equity for the
          Six Month Period Ended March 31, 2000............................................G-70
       Consolidated Statements of Cash Flows for the Six Month Periods
         Ended March 31, 2000 and 1999 (unaudited).........................................G-71
       Notes to Consolidated Financial Statements (unaudited)..............................G-72

INDEPENDENT AUDITORS' REPORT


Board of Directors
Heritage Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Heritage Bancorp, Inc. and its subsidiary (the "Company") as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999 in conformity with generally accepted accounting principles.




/s/ Deloitte & Touche LLP

Greenville, South Carolina
November 5, 1999

HERITAGE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1999 AND 1998
(In Thousands of Dollars)
--------------------------------------------------------------------------------

ASSETS                                                                                            1999          1998

Cash                                                                                            $  2,341      $  1,917
Federal funds sold and overnight interest-bearing deposits                                        11,185        72,003
                                                                                                --------      --------
      Total cash and cash equivalents                                                             13,526        73,920
Investment securities (Note 2):
  Held-to-maturity - at amortized cost (fair value:  1999 - $3,480; 1998 - $17,208)                3,499        17,112
  Available-for-sale - at fair value (amortized cost:  1999 - $22,556; 1998 - $3,563)             25,806         6,898
Mortgage-backed securities - held to maturity - at amortized cost (fair value:
  1999 - $10,225; 1998 - $1,691) (Note 3)                                                         10,147         1,695
Loans receivable - net (Notes 4 and 7)                                                           252,014       196,789
Loans held-for-sale - at lower of cost or market (market value:  1999 - $788;
  1998 - $869)                                                                                       777           849
Office properties and equipment - net (Note 5)                                                     4,033         4,103
Federal Home Loan Bank Stock - at cost (Note 7)                                                    1,690         2,042
Accrued interest receivable                                                                        1,948         1,335
Other assets                                                                                         277           178
                                                                                                --------      --------
TOTAL                                                                                           $313,717      $304,921
                                                                                                ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposit accounts (Note 6)                                                                     $206,382      $206,104
  Advances from FHLB (Note 7)                                                                     30,000             -
  Accrued interest on deposit accounts                                                               446           359
  Other liabilities (Note 8)                                                                       2,307         3,128
                                                                                                --------      --------
      Total liabilities                                                                          239,135       209,591
                                                                                                --------      --------
COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
  Common stock of $0.01 par value per share. Authorized 10,000,000 shares, issued 4,628,750 shares and outstanding 4,426,770 shares and 4,628,750 at
    September 30, 1999 and 1998, respectively                                                         46            46
  Additional paid-in capital                                                                      51,214        67,987
  Retained income - substantially restricted (Notes 8 and 12)                                     31,700        30,565
  Unallocated ESOP shares (Note 10)                                                               (4,164)       (5,369)
  Unearned MRDP shares (Note 11)                                                                  (2,600)            -
  Treasury stock (Note 12)                                                                        (3,661)            -
  Accumulated other comprehensive income                                                           2,047         2,101
                                                                                                --------      --------
      Total stockholders' equity                                                                  74,582        95,330
                                                                                                --------      --------
TOTAL                                                                                           $313,717      $304,921
                                                                                                ========      ========

See notes to consolidated financial statements.

HERITAGE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
(In Thousands of Dollars, Except Per Share Data)
--------------------------------------------------------------------------------

                                                                                       Years Ended September 30,
                                                                                ---------------------------------------
                                                                                   1999           1998          1997
INTEREST INCOME:
  Loans                                                                         $   17,833    $   15,790      $ 15,034
  Investment securities and other                                                    3,650         3,882         2,289
  Mortgage-backed securities                                                           105           208           450
                                                                                ----------    ----------      --------
          Total interest income                                                     21,588        19,880        17,773
                                                                                ----------    ----------      --------
INTEREST EXPENSE:
  Deposits (Note 6)                                                                 10,797        12,010        12,004
  Federal Home Loan Bank borrowings                                                    203             -           226
                                                                                ----------    ----------      --------
          Total interest expense                                                    11,000        12,010        12,230
                                                                                ----------    ----------      --------
NET INTEREST INCOME                                                                 10,588         7,870         5,543

PROVISION FOR LOAN LOSSES (RECOVERY OF
  ALLOWANCE) (Note 4)                                                                  596          (105)          337
                                                                                ----------    ----------      --------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                                                                        9,992         7,975         5,206
                                                                                ----------    ----------      --------
OTHER INCOME:
  Service charges and fees                                                             188           228           205
  Gain on sale of mortgage loans held-for-sale                                          43            18             6
  Loss on sale of investments available-for-sale                                       (20)            -           (13)
  Other income, net                                                                      1             -             4
                                                                                ----------    ----------      --------
          Total other income                                                           212           246           202
                                                                                ----------    ----------      --------
OTHER OPERATING EXPENSES:
  Employee compensation and benefits (Note 10 and 11)                                4,086         1,713         1,450
  Deposit insurance premiums                                                           148           124           234
  Occupancy and equipment expense                                                      427           413           397
  Data processing - service bureau fees                                                202           134           132
  Office supplies, postage, printing, etc.                                             116           101            81
  Professional fees                                                                    280            82            56
  Advertising and promotions                                                            50            26            24
  Loss (income) from real estate operations
                                                                                        (8)           69          (167)
  Other                                                                                516           195           155
                                                                                ----------    ----------      --------
          Total other operating expenses                                             5,817         2,857         2,362
                                                                                ----------    ----------      --------
INCOME BEFORE INCOME TAXES                                                           4,387         5,364         3,046

PROVISION FOR INCOME TAXES (Note 8)                                                  2,031         1,929         1,094
                                                                                ----------    ----------      --------
NET INCOME                                                                      $    2,356    $    3,435      $  1,952
                                                                                ==========    ==========      ========
PER SHARE DATA (Note 1):
  Basic earnings per share                                                      $     0.56    $     0.53           N/A
                                                                                ==========    ==========
  Weighted average shares outstanding - basic                                    4,179,576     4,264,627
                                                                                ==========    ==========
  Earnings per share assuming dilution                                          $     0.56    $     0.53           N/A
                                                                                ==========    ==========
  Weighted average shares outstanding - assuming dilution                        4,246,523     4,264,627
                                                                                ==========    ==========

See notes to consolidated financial statements.

HERITAGE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
(In Thousands of Dollars)
--------------------------------------------------------------------------------


                                                  Common Stock     Additional   Unallocated   Unearned
                                               ------------------    Paid-In       ESOP         MRDP    Retained  Treasury
                                                Shares    Amount     Capital      Shares       Shares    Income     Stock
BALANCE, SEPTEMBER 30, 1996                                                                             $ 25,817
                                                                                                        --------
  Comprehensive income:
    Net income                                                                                             1,952
    Net unrealized gain on available-for-sale
      securities, net of reclassification
      adjustment                                                                                               -
                                                                                                        --------
  Total comprehensive income                                                                               1,952
                                                                                                        --------

BALANCE, SEPTEMBER 30, 1997                                                                               27,769
                                                                                                        --------
  Comprehensive income:
    Net income                                                                                             3,435
    Net unrealized gain on available-for-sale
      securities, net of reclassification
      adjustment                                                                                               -
                                                                                                        --------
  Total comprehensive income                                                                               3,435
                                                                                                        --------

  Net proceeds of common stock issued            4,629    $   46    $ 67,930     $ (5,555)                     -
  Shares released from ESOP                          -         -          57          186                      -
  Dividends declared                                 -         -           -            -                   (639)
                                               -------    ------    --------     --------               --------
BALANCE, SEPTEMBER 30, 1998                      4,629        46      67,987       (5,369)                30,565
                                                                                                        --------
  Comprehensive income:
    Net income                                       -         -           -            -                  2,356
    Net unrealized loss on available-for-sale
      securities, net of reclassification
      adjustment                                     -         -           -            -                      -
                                                                                                        --------
  Total comprehensive income                         -         -           -            -                  2,356
                                                                                                        --------
  Shares released from ESOP                          -         -         291        1,205                      -
  Dividends on common stock                          -         -           -            -                 (1,221)
  Common stock repurchased                        (387)        -           -            -                      -  $ (7,479)
  Issuance of treasury stock to MRDP               185         -        (346)           -     $(3,472)         -     3,818
  Vesting of MRDP shares                             -         -           -            -         283          -         -
  Cash distribution                                  -         -     (16,718)           -         589          -         -
                                               -------    ------    --------     --------     -------   --------  --------

BALANCE, SEPTEMBER 30, 1999                      4,427    $   46    $ 51,214     $ (4,164)    $(2,600)  $ 31,700  $ (3,661)
                                               =======    ======    ========     ========     =======   ========  ========


                                              Accumulated
                                                 Other
                                             Comprehensive
                                                 Income           Total
BALANCE, SEPTEMBER 30, 1996                     $    923         $ 26,740
                                                --------         --------
  Comprehensive income:
    Net income                                         -            1,952
    Net unrealized gain on available-for-sale
      securities, net of reclassification
      adjustment                                     543              543
                                                --------         --------
  Total comprehensive income                         543            2,495
                                                --------         --------

BALANCE, SEPTEMBER 30, 1997                        1,466           29,235
                                                --------         --------

  Comprehensive income:
    Net income                                         -            3,435
    Net unrealized gain on available-for-sale
      securities, net of reclassification
      adjustment                                     635              635
                                                --------         --------
  Total comprehensive income                         635            4,070
                                                --------         --------

  Net proceeds of common stock issued                  -           62,421
  Shares released from ESOP                            -              243
  Dividends declared                                   -             (639)
                                                --------         --------

BALANCE, SEPTEMBER 30, 1998                        2,101           95,330
                                                --------         --------
  Comprehensive income:
    Net income                                         -            2,356
    Net unrealized loss on available-for-sale
      securities, net of reclassification
      adjustment                                     (54)             (54)
                                                --------         --------
  Total comprehensive income                         (54)           2,302
                                                --------         --------

  Shares released from ESOP                            -            1,496
  Dividends on common stock                            -           (1,221)
  Common stock repurchased                             -           (7,479)
  Issuance of treasury stock to MRDP                   -                -
  Vesting of MRDP shares                               -              283
  Cash distribution                                    -          (16,129)
                                                --------         --------

BALANCE, SEPTEMBER 30, 1999                     $  2,047         $ 74,582
                                                ========         ========

See notes to consolidated financial statements.

HERITAGE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
(In Thousands of Dollars)
--------------------------------------------------------------------------------

                                                                                       Years Ended September 30,
                                                                                 -------------------------------------
                                                                                    1999          1998          1997
OPERATING ACTIVITIES:
  Net income                                                                     $   2,356     $   3,435     $   1,952
  Adjustments to reconcile net income to net cash provided by operating activities:
    Deferred income taxes                                                             (481)          (72)          528
    Release of ESOP shares                                                           1,496           243             -
    Vesting of MRDP shares                                                             283             -             -
    Loss on sale of available-for-sale securities                                       20             -            13
    (Accretion) amortization of premium on investment and
      mortgage-backed securities                                                         -            (7)           30
    Gain on sale of loans held-for-sale                                                (44)          (18)           (6)
    Amortization of net deferred income                                               (113)         (123)         (151)
    Provision for loan losses (recovery of allowance)                                  596          (105)          337
    Proceeds from the sale of loans held-for-sale                                    2,239         1,243           485
    Purchase of loans held-for-sale                                                      -             -        (1,051)
    Originations of loans held-for-sale                                             (2,252)       (1,225)         (486)
    Principal repayments on loans held-for-sale                                        149           195             7
    Depreciation on office properties and equipment                                    276           276           280
    Gain on sale of property                                                            (6)            -             -
    Provision for losses on real estate acquired in settlement of loans                  -            28            15
    Loss (gain) on sales of real estate acquired in settlement of loans                 (7)           34          (191)
    (Increase) decrease in accrued interest receivable and other assets               (659)          (99)          199
    Decrease in accrued interest payable and other liabilities                        (275)         (359)       (1,184)
                                                                                 ---------     ---------     ---------
          Net cash provided by operating activities                                  3,578         3,446           777
                                                                                 ---------     ---------     ---------

INVESTING ACTIVITIES:
  Proceeds from maturities and calls of available-for-sale investment
    securities                                                                       2,000         4,000         8,100
  Proceeds from maturities and calls of held-to-maturity investment
    securities                                                                      13,615        16,000         8,500
  Proceeds from the sale of available-for-sale investment securities                 2,980             -         1,737
  Purchases of available-for-sale investment securities                            (24,000)       (1,500)         (500)
  Purchases of held-to-maturity investment securities                                    -       (17,114)       (3,492)
  Purchases of mortgage-backed securities                                           (9,927)            -             -
  Principal repayments on mortgage-backed securities                                 1,480         4,965         3,049
  Purchase of loans receivable                                                     (87,055)      (14,401)       (2,465)
  Net (increase) decrease in loans                                                  31,224        10,223        (8,424)
  Proceeds from sale of FHLB stock                                                     352             -             -
  Proceeds from sales of real estate acquired in settlement of loans                   109         1,080           986
  Capitalized costs of real estate acquired in settlement of loans                       -          (450)         (138)
  Proceeds from sale of office properties and equipment                                 10             -             -
  Acquisition of office properties and equipment                                      (209)         (101)          (28)
                                                                                 ---------     ---------     ---------
          Net cash provided by (used in) investing activities                      (69,421)        2,702         7,325
                                                                                 ---------     ---------     ---------

HERITAGE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
(In Thousands of Dollars)
-------------------------------------------------------------------------------

                                                                                        Years Ended September 30,
                                                                                    ----------------------------------
                                                                                     1999          1998          1997
 FINANCING ACTIVITIES:
   Net (decrease) increase in deposits                                              $    278      $(9,308)     $ 5,682
   Net proceeds from sale of common stock                                                  -       62,421            -
   Principal repayments on Federal Home Loan Bank borrowings                               -             -      (5,000)
   Advances from Federal Home Loan Bank                                               30,000             -           -
   Purchase of treasury stock                                                         (7,479)            -           -
   Cash distribution to stockholders                                                 (16,129)            -           -
   Dividend payment                                                                   (1,221)            -           -
                                                                                    --------      --------     -------
           Net cash provided by financing activities                                   5,449        53,113         682
                                                                                    --------      --------     -------
 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                (60,394)       59,261       8,784

 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       73,920        14,659       5,875
                                                                                    --------      --------     -------
 CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $ 13,526      $ 73,920     $14,659
                                                                                    ========      ========     =======
 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
  Interest                                                                          $ 10,913      $ 11,988     $12,250
                                                                                    ========      ========     =======
  Income taxes                                                                      $  2,191      $  1,815     $   553
                                                                                    ========      ========     =======
 SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
   Transfers from loans to real estate acquired in settlement of loans              $    102      $    281     $   996
                                                                                    ========      ========     =======
   Increase (decrease) in net unrealized gain on available-for-sale
     investment securities                                                          $    (54)     $    635     $   543
                                                                                    ========      ========     =======
   Sale of common stock to ESOP                                                     $      -      $  5,555       N/A
                                                                                    ========      ========     =======
   Transfer of common stock from treasury stock to MRDP Plan                        $  3,818      $      -     $     -
                                                                                    ========      ========     =======

See notes to consolidated financial statements.

HERITAGE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997
-------------------------------------------------------------------------------



1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation and Conversion to Capital Stock Form of Ownership - Heritage Bancorp, Inc. (the "Corporation") was incorporated under Delaware law in November 1997 by Heritage Federal Savings and Loan Association (the "Association") in connection with the conversion of the Association from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, the issuance of the Association's stock to the Corporation and the offer and sale of the Corporation's common stock by the Corporation (the "Conversion").

      On April 7, 1998, the Corporation issued approximately 4.6 million shares of common stock for proceeds of approximately $69.4 million (net of costs of $1.4 million). The Association issued all of its outstanding capital stock to the Corporation in exchange for one-half of the net proceeds from the sale of the Corporation's stock. The Corporation accounted for the purchase of the Association in a manner similar to a pooling of interest whereby assets and liabilities of the Association maintain their historical cost basis in the consolidated company.

      In April 1998, the Association changed its name to Heritage Federal Bank (the "Bank").

      Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, the Bank (collectively referred to herein as the "Company"). All significant intercompany balances and transfers have been eliminated in consolidation. The following is a description of the significant accounting policies which the Company follows in preparing and presenting its consolidated statements.

      Basis of Accounting - The accounting and reporting policies of the Company conform to generally accepted accounting principles and, additionally, the Bank conforms to reporting practices generally followed within the savings and loan industry.

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses and the valuation of real estate owned.

      Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, federal funds sold, overnight interest-bearing deposits and amounts due from depository institutions.

      Investment and Mortgage-Backed Securities - Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held-to-maturity" securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading" securities and reported at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading securities are classified as "available-for-sale" securities and reported at fair value with unrealized gains and losses excluded from earnings and reported, net of taxes, as a separate component of equity. No securities have been classified as trading securities.

      Realized gains and losses on investment securities are recognized at the time of sale based upon the specific identification method.

      Loans - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amounts, adjusted for any charge-offs, allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

      Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

      Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

      Nonaccrual loans are those loans on which the accrual of interest has ceased. Loans are placed on nonaccrual status if, generally, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan agreement, or when principal or interest is past due more than 90 days. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income in the current period. Interest income on nonaccrual loans is recognized only to the extent received in cash.

      Restructured loans are those for which concessions, such as the reduction of interest rates or deferral of interest or principal payments, have been granted due to a deterioration in the borrowers' financial condition. The difference between interest that would have been recognized under the original terms of nonaccrual and renegotiated loans and interest actually recognized on such loans was not a material amount for the years ended September 30, 1999, 1998 and 1997.

      Allowances for Losses - The Company maintains allowances for loan losses. Provisions for losses are charged to income when, in the opinion of management, losses are probable.

      The allowance for loan losses is based upon management's evaluation of the loan portfolio. The evaluation considers such factors as the delinquency status of loans, current economic conditions, the fair value of the underlying collateral and prior loan loss experience.

      Recovery of the carrying value of loans is dependent to some extent on future economic, operating and other conditions that may be beyond the Company's control. Unanticipated future adverse changes in such conditions could result in material adjustments to allowances (and future results of operations).

      Loans Held-for-Sale - Loans intended for sale in the secondary market are stated at the lower of cost or estimated market value as determined by outstanding commitments from investors, or current investor market yield requirements, calculated on an aggregate basis. Net unrealized losses are recognized in a valuation allowance by charges against income.

      Office Properties and Equipment - Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the related assets using straight-line and accelerated methods.

      Real Estate Acquired in Settlement of Loans - Real estate acquired in settlement of loans initially is stated at fair value at the date of foreclosure, thereby establishing a new cost basis. Valuations are performed periodically by management and allowances for losses are established when the cost of real estate acquired in settlement of loans exceeds fair value less estimated costs to sell. Revenues, expenses and additions to the valuation allowance related to real estate acquired in settlement of loans are charged to operations.

      Fair values are based primarily on independent appraisals of market value. Recovery of estimated fair value is dependent to a great extent on economic, operating and other conditions that may be beyond the Company's control. Accordingly, these estimates are particularly susceptible to changes that could result in a material adjustment in the near term.

      Advertising Costs - The Company expenses advertising costs as incurred.

      Income Taxes - Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of nontaxable income such as interest on municipal securities) and include changes in deferred income taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      Earnings Per Share - As the Company's initial public offering ("IPO") closed on April 7, 1998, earnings per share for the year ended September 30, 1997 is not presented. Additionally, for the year ended September 30, 1998, earnings per share has been calculated based only on net income and average outstanding shares for the period April 1, 1998 through September 30, 1998 (the period subsequent to the IPO).

      Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year adjusted for the weighted average number of unallocated shares held by the Employee Stock Ownership Plan ("ESOP"). Diluted earnings per share reflects the effect on weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options (Note 11) were converted into common stock using the treasury stock method.

      A reconciliation of the weighted average shares outstanding for the years ended September 30, 1999 and 1998 follows:

                                                      1999         1998

     Basic shares                                  4,179,576     4,264,627
     Dilutive impact of stock options                 66,947            --
                                                   ---------     ---------

     Diluted shares                                4,246,523     4,264,627
                                                   =========     =========

      Recently Issued Accounting Standards - The Financial Accounting Standards Board ("FASB") recently issued four new accounting standards that will affect accounting, reporting and disclosure of financial information by the Company. Adoption of these standards is not expected to have a material impact on the financial condition or results of operations. The following is a summary of the standards and their required implementation dates:

      . SFAS No. 130, Reporting Comprehensive Income - This statement establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income (including, for example, unrealized holding gains and losses on available-for-sale securities) be reported in a financial statement similar to the statement of income and retained income. The accumulated balance of other comprehensive income is disclosed separately from retained income in the equity section of the balance sheet. The Company adopted this statement for the fiscal year ended September 30, 1999.

      . SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information - This statement establishes standards for the way public business enterprises report information about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Information required to be disclosed includes segment profit or loss, certain specific revenue and expense items, segment assets and certain other information. The Company adopted this statement for the fiscal year ended September 30, 1999. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes under SFAS No. 131.

      . SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities- This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The new standard requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 137 delayed the implementation date for this standard and, as a result, it will become effective for the Company for the fiscal year beginning October 1, 2000. The Company is in the process of evaluating the effect of SFAS No. 133 on its financial position and results of operations, and therefore is unable to estimate the effect of the adoption.

      Reclassifications - Certain 1998 and 1997 amounts have been reclassified to conform with the 1999 presentation.

2.   INVESTMENT SECURITIES

     Investment securities at September 30, 1999 and 1998 are summarized as follows (in thousands of dollars):

                                                                             Gross           Gross
                                                          Amortized       Unrealized      Unrealized       Fair
        September 30, 1999                                  Cost             Gains          Losses         Value
        Held-to-maturity - U.S. Government
          Agency obligations                              $   3,499        $       -       $      19     $   3,480
                                                          ---------        ---------       ---------     ---------

        Available-for-sale:
          U.S. Treasury obligations                       $     500        $       -       $       -     $     500
          U.S. Government Agency obligations                 21,999                -             242        21,757
          FHLMC common stock                                     57            3,492               -         3,549
                                                          ---------        ---------       ---------     ---------

        Total                                             $  22,556        $   3,492       $     242     $  25,806
                                                          =========        =========       =========     =========

                                                                             Gross           Gross
                                                          Amortized       Unrealized      Unrealized       Fair
        September 30, 1998                                  Cost             Gains          Losses         Value
        Held-to-maturity - U.S. Government
          Agency obligations                              $  17,112        $      96       $       -     $  17,208
                                                          ---------        ---------       ---------     ---------

        Available-for-sale:
          U.S. Treasury obligations                       $   1,506        $       9       $       -     $   1,515
          U.S. Government Agency obligations                  2,000                9               -         2,009
          FHLMC common stock                                     57            3,317               -         3,374
                                                          ---------        ---------       ---------     ---------

        Total                                             $   3,563        $   3,335       $       -     $   6,898
                                                          =========        =========       =========     =========

     The amortized cost and fair value of debt securities at September 30, 1999, by contractual maturity, follow (in thousands of dollars):

                                                              Available-for-Sale              Held-to-Maturity
                                                          --------------------------       -----------------------
                                                          Amortized          Fair          Amortized        Fair
                                                            Cost             Value            Cost          Value
        Due in one year or less                           $     500        $     500       $       -     $       -
        Due after one year through five years                20,999           20,767           3,499         3,480
        Due after five years through ten years                1,000              990               -             -
                                                          ---------        ---------       ---------     ---------
        Total                                             $  22,499        $  22,257       $   3,499     $   3,480
                                                          =========        =========       =========     =========

     There were no gross realized gains on sales of available-for-sale securities in fiscal 1999, 1998 and 1997. Gross realized losses on sales of available-for-sale investment securities were $20,000 in fiscal 1999, none in fiscal 1998 and $13,000 in fiscal 1997.

     Investment securities totaling $900,000 at September 30, 1999 were pledged as collateral for public deposits.

3.   MORTGAGE-BACKED SECURITIES

     Fixed rate mortgage-backed securities are classified as held-to-maturity investments and consist of the following types of investments (in thousands of dollars):

                                                          Amortized          Fair          Amortized        Fair
        September 30, 1999                                  Cost             Value            Cost          Value
        FNMA                                              $     328        $       -       $       3     $     325
        GNMA                                                  9,819               81               -         9,900
                                                          ---------        ---------       ---------     ---------

        Total                                             $  10,147        $      81       $       3     $  10,225
                                                          =========        =========       =========     =========

        September 30, 1998

        FNMA                                              $     553        $       3       $       2     $     554
        FHLMC                                                 1,142                -               5         1,137
                                                          ---------        ---------       ---------     ---------

        Total                                             $   1,695        $       3       $       7     $   1,691
                                                          =========        =========       =========     =========

     The amortized cost and fair value of mortgage-backed securities by contractual maturity, was as follows at September 30, 1999 (in thousands of dollars):

                                                          Amortized          Fair
                                                             Cost            Value
        Due in one year or less                           $       -        $       -
        Due after one year through five years                   328              325
        Due after five year through ten years                     -                -
        Due after ten years                                   9,819            9,900
                                                          ---------        ---------

        Total                                             $  10,147        $  10,225
                                                          =========        =========

4.   LOANS RECEIVABLE

     Loans receivable consist of the following (in thousands of dollars):

                                                                 September 30,
                                                         -----------------------------
                                                                 1999          1998
        Mortgage loans:
          Residential (1-4 family)                        $ 186,525         $ 173,891
          Builder construction loans                         61,428            11,261
          Commercial loans                                   32,981            14,484
        Savings account loans                                 1,127             1,077
        Home equity loans                                     9,424             8,925
        Commercial loans                                      3,679             2,785
        Consumer loans                                          187                 -
                                                          ---------         ---------
            Total loans                                     295,351           212,423

        Less:
          Undisbursed portion of loans in process           (41,608)          (14,514)
          Deferred loan origination fees                       (373)             (360)
          Allowance for loan losses                          (1,356)             (760)
                                                          ---------         ---------

        Total                                             $ 252,014         $ 196,789
                                                          =========         =========

        Weighted average interest rate of loans                8.01%             8.02%
                                                          =========         =========

     Subsequent to August 9, 1989, the Bank may not make loans to one borrower in excess of 15% of unimpaired capital under regulations of the Office of Thrift Supervision ("OTS"). At September 30, 1999, the Company had loans outstanding to individual borrowers ranging up to $6 million and was in compliance with this regulation.

     The Bank periodically sells mortgage loans in the secondary market. Generally such loans are sold without recourse and servicing is retained. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from investors as well as certain charges collected from borrowers, such as late payment fees. At September 30, 1999, 1998 and 1997, the Bank serviced loans for others with total balances outstanding of $3.0 million, $4.1 million and $5.4 million, respectively, and held borrowers' escrow balances in the amounts of $26,000, $32,000 and $41,000, respectively.

     The following is a reconciliation of the allowance for loan losses for the years ended September 30, 1999, 1998 and 1997 (in thousands of dollars):

                                                                        Years Ended
                                                                       September 30,
                                                            -----------------------------------
                                                              1999          1998          1997
        Balance at beginning of year                        $   760       $   874       $   670
        Provision for losses (recovery of allowance)            596          (105)          337
        Write-offs                                                -            (9)         (133)
        Recoveries                                                -             -             -
                                                            -------       -------       -------

        Balance at end of year                              $ 1,356       $   760       $   874
                                                            =======       =======       =======

     The total principal amount of impaired loans recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118, was immaterial at September 30, 1999 and 1998.

     Directors and officers of the Company are customers of the institution in the ordinary course of business. Deposits and loans of directors and officers have terms consistent with those offered to other customers. At September 30, 1999 and 1998, loans to officers or directors of the Company totaled approximately $477,000 and $503,000, respectively.


5.   OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment are summarized as follows (in thousands of dollars):

                                                               September 30,
                                                           --------------------
                                                             1999        1998

        Land                                               $    233    $    237
        Land improvements                                       271         271
        Office buildings                                      3,592       3,457
        Furniture, fixtures and equipment                     1,329       1,254
        Total                                                 5,425       5,219
        Less accumulated depreciation                        (1,392)     (1,116)
                                                           --------    --------

        Office properties and equipment - net              $  4,033    $  4,103
                                                           ========    ========


6.   DEPOSIT ACCOUNTS

     Deposit accounts are as follows (in thousands of dollars):


                                                               September 30,
                                                           --------------------
                                                             1999        1998
        Account Type

        Passbook Accounts (1999 - 1.94%; 1998 - 2.7%)      $  9,589    $  9,946
                                                           --------    --------
        NOW Accounts (1999 - .76%; 1998 - 2.1%)               5,290       2,627
                                                           --------    --------
        Money Market Deposit Accounts (1999 - 4.24%;
         1998 - 3.0%)                                         9,471         828
                                                           --------    --------
        Certificates of Deposit:
         2.01-3.00%                                           1,131           -
         3.01-4.00%                                             347       5,198
         4.01-5.00%                                          70,718       2,338
         5.01-6.00%                                          96,210     137,246
         6.01-7.00%                                          12,693      46,895
         7.01-8.00%                                             933       1,026
                                                           --------    --------
        Total certificates of deposit                       182,032     192,703
                                                           --------    --------

        Total                                              $206,382    $206,104
                                                           ========    ========

        Weighted average rate:
         Savings certificates                                  5.28%       5.82%
         All deposit accounts                                  4.95%       5.62%

     At September 30, 1999, deposit accounts with balances of $100,000 and greater totaled approximately $61.5 million. Deposits in excess of $100,000 are not federally insured. The Company does not accept brokered deposits.

     Maturities of certificates of deposits (in thousands of dollars):

        Year Ended September 30, 1999

        Maturing:
         Within 1 year                                                 $ 137,618
         After 1 but within 2 years                                       41,039
         After 2 but within 3 years                                        2,726
         After 3 but within 4 years                                          414
         After 4 but within 5 years                                          235
                                                                       ---------

        Total                                                          $ 182,032
                                                                       =========

     Interest expense by type of deposit is summarized as follows (in thousands of dollars):

                                                  Years Ended September 30,
                                             -----------------------------------
                                                1999          1998        1997

        Demand accounts:
         Passbook                            $     201     $     304   $     340
         NOW and Money Market Accounts             297            90          89
        Certificate accounts                    10,299        11,616      11,575
                                             ---------     ---------   ---------

        Total                                $  10,797     $  12,010   $  12,004
                                             =========     =========   =========


7. SHORT-TERM AND LONG-TERM BORROWING ARRANGEMENTS WITH FEDERAL HOME LOAN BANK OF ATLANTA

     The following table summarizes information regarding short-term Federal Home Loan Bank of Atlanta ("FHLB") advances (in thousands):

                                                                 Years Ended September 30,
                                                            -----------------------------------
                                                               1999          1998        1997
        Balance                                             $  10,000     $       0   $       0
        Weighted average interest rate                           5.75%         0.00%       0.00%
        Maximum amount outstanding at any month-end            10,000             0       5,000
        Average amount outstanding during the year                833             0       3,082
        Weighted average interest rate during the year           5.39%         0.00%       7.33%

     The following table summarizes information regarding long-term FHLB advances at September 30, 1999; there were no long-term FHLB advances at September 30, 1998 (in thousands):


          Maturity Date             Amount                 Rate

        August 9, 2009           $ 14,000,000             4.950%
        August 13, 2009          $  6,000,000             6.385%

     The long-term FHLB advances listed above have conversion provisions which allow the FHLB to request that the advance be converted into a three month LIBOR-based floating rate advance. The $14 million advance could be converted on a quarterly basis beginning on February 7, 2000. The $6 million advance could be converted on August 13, 2004.

     The Company pledged as collateral for these borrowings its FHLB stock and has entered into blanket collateral agreements with the FHLB whereby the Company maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances, when discounted at 75% of the unpaid principal balances, of at least 100% of total advances.

     Additionally, the Company may borrow under various line of credit programs with the FHLB. Any amounts advanced to the Company under these programs are secured by the Company's investment securities and bear interest at an adjustable rate with interest payable monthly. At September 30, 1999 and 1998, the Company had no amounts outstanding with the FHLB under these lines of credit.

8.   INCOME TAXES

     The tax effects of significant items comprising the Company's net deferred tax liability as of September 30, 1999 and 1998 are as follows (in thousands of dollars):

                                                                                           September 30,
                                                                                     -------------------------
                                                                                       1999             1998
        Deferred tax assets:
         Allowance for loan losses                                                    $  473           $  260
         Deferred loan fees                                                              141               23
         Difference between book and tax compensation under the ESOP                      73               34
         Difference between book and tax compensation under the MRDP Plan                 83                -
         Other                                                                             -               62
                                                                                      ------           ------
           Total                                                                         770              379
                                                                                      ------           ------

        Deferred tax liabilities:
         Difference between book and tax basis of Federal Home Loan
           Bank stock                                                                    264              336
         Unrealized gain on investments available-for-sale                             1,203            1,234
         Difference between book and tax basis of fixed assets                            78               44
         Recapture of tax basis bad debt reserve arising after December 31, 1987         158              214
         Other                                                                             4                -
                                                                                      ------           ------
           Total                                                                       1,707            1,828
                                                                                      ------           ------

        Net deferred tax liability                                                    $  937           $1,449
                                                                                      ======           ======

     The net deferred tax liability at September 30, 1999 and 1998 is included in "other liabilities" in the balance sheet.

     The provision for income taxes is summarized as follows (in thousands of dollars):

                                                  Years Ended September 30,
                                               --------------------------------
                                                 1999         1998        1997

        Current provision:
          Federal                              $ 2,289      $ 1,842     $   553
          State                                    223          159          13
                                               -------      -------     -------

        Total current                            2,512        2,001         566
                                               -------      -------     -------

        Deferred (benefit) provision:
          Federal                                 (404)         (61)        443
          State                                    (77)         (11)         85
                                               -------      -------     -------

        Total deferred                            (481)         (72)        528
                                               -------      -------     -------

        Total provision for income taxes       $ 2,031      $ 1,929     $ 1,094
                                               =======      =======     =======

     No valuation allowance on deferred tax assets has been established as management believes that the existing deductible temporary differences will reverse during periods in which the Bank generates net taxable income.

     In years ended September 30, 1996 and prior, the Bank was allowed under the Internal Revenue Code to deduct, subject to certain conditions, an annual addition to a reserve for bad debts ("reserve method") in determining taxable income. Legislation enacted in August 1996 repealed the reserve method effective for the Bank beginning with the fiscal year ended September 30, 1997.

     Deferred income taxes have been provided on differences between the bad debt reserve for tax purposes determined under the formerly used reserve method and the loan loss allowance for financial accounting purposes only to the extent of differences arising subsequent to December 31, 1987. Under the legislation previously mentioned, the Bank was required to recapture the post-1987 tax bad debt reserve of approximately $834,000 into expense over a six-year period beginning with the fiscal year ended September 30, 1998. Since a deferred tax liability has been provided on this difference, the recapture will have no impact on equity or results of operations.

     Retained earnings as of September 30, 1999 includes approximately $4.9 million representing reserve method bad debt reserves originating prior to December 31, 1987 for which no deferred income taxes are required to be provided. These reserves may be included in taxable income if the Bank pays dividends in excess of its accumulated earnings and profits (as defined by the Internal Revenue Code) or in the event of a distribution in partial or complete liquidation of the Bank.

  Income taxes differed from amounts computed by applying the statutory federal rate of 34% to income before income taxes as follows (in thousands of dollars):


                                                                             Years Ended September 30,
                                                                        -------------------------------------
                                                                            1999        1998        1997
      Tax at statutory federal income tax rate (34%)                       $ 1,492     $ 1,824     $ 1,036
      Increase (decrease) resulting from:
       State income taxes                                                       97          98          66
       ESOP compensation not deductible for tax                                383           -           -
       MRDP Plan compensation not deductible for tax                            22           -           -
       Other - net                                                              37           7          (8)
                                                                           -------     -------     -------

       Total                                                               $ 2,031     $ 1,929     $ 1,094
                                                                           =======     =======     =======
       Effective rate                                                         46.3%       36.0%       35.9%



9. COMMITMENTS AND CONTINGENCIES

  Loan Commitments - Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over various periods of time with the majority of such commitments disbursed within a ninety day period. Commitments generally have fixed expiration dates or other termination clauses and may require payments of fees. Commitments to extend credit at fixed rates exposes the Company to some degree of interest rate risk. The Company evaluates each customer's creditworthiness on a case-by-case basis. The type or amount of collateral obtained varies and is based on management's credit evaluation of the potential borrower. At September 30, 1999, the Company had loan commitments, excluding undisbursed portions of interim construction loans, of approximately $2.3 million.

  At September 30, 1999, the Company had approved home equity lines of credit approximating $18.6 million, of which approximately $9.4 million was in use and approximately $9.2 million was available for use.

  The Company leases various property and equipment. The effect of these leases on the financial position or results of operations is insignificant.

  The Company has no additional financial instruments with off-balance sheet risk.

  Potential Impact of Changes in Interest Rates - The Company's profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits. Like most financial institutions, the Company's short-term interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Company's interest earning assets consist primarily of long-term, fixed rate and adjustable rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest bearing liabilities which are deposits. Accordingly, the Company's earnings could be affected adversely during periods of rising interest rates.

  Litigation - The Company is involved in legal actions in the normal course of business. Management, based on advice of counsel, does not expect any material losses from current litigation.

  Concentrations of Credit Risk - The Company's business activity is principally with customers located in South Carolina. Except for residential loans in the Company's market area, the Company has no other significant concentrations of credit risk.

      Employment and Severance Agreement - Both the Corporation and the Bank have entered into an employment agreement with J. Edward Wells, Chief Executive Officer. The employment agreement establishes the duties and compensation of Mr. Wells and has been executed in order to ensure a stable and competent management base. The employment agreement provides for an initial term of three years. The Board of Directors may agree after conducting a performance evaluation of the executive, to extend an employment agreement on each anniversary date for an additional year. The employment agreement generally provides for the continued payment of specified compensation and benefits for the remaining term of the agreement after Mr. Wells is terminated, unless the termination is for "cause" as defined in the employment agreement. Additionally, the employment agreements provide for severance payments if employment is terminated following a change in control in the amount of 2.99 times the average annual compensation paid during the five years immediately preceding the change in control to the respective executive.

      Severance Agreements - The Bank and the Corporation have entered into severance agreements with four senior officers ("officers") (none of whom have entered into employment agreements) with an initial term of two years. The Board of Directors may agree after conducting a performance evaluation of the officers, to extend an employment agreement on each anniversary date for an additional year. The severance agreements provide for severance payments in the amount of 2 times annual salary during the 12-month period preceding the change in control in connection with termination or other specified actions in the event of a change in control of the Company.

      Employee Severance Compensation Plan ("Severance Plan") - In general, all employees (except for executives and officers who have entered into separate employment or severance agreements) are eligible to participate in the Severance Plan. Under the Severance Plan, employees terminated within 12 months of a change in control are entitled to a severance benefit up to 52 weeks of their current compensation based upon length of service.


10.   BENEFIT PLANS

      401(k) Plan - The Company provides retirement benefits by means of a 401(k) plan for substantially all employees over the age of twenty-one who have completed six months of employment. Under the plan, employees may defer from 1% to 10% of their compensation to be contributed to the plan. The Company is allowed to make discretionary contributions, subject to certain limitations. Participants are 100% vested upon participation in the plan.

      Total expense under the retirement plan for the years ended September 30, 1999, 1998 and 1997 was approximately $28,000, $67,000 and $151,000, respectively.

      The Company provides no other post-employment benefits.

      Employee Stock Ownership Plan ("ESOP") - The ESOP is a noncontributory retirement plan adopted by the Company effective January 1, 1997 that includes all employees who meet minimum eligibility requirements. The ESOP acquired 370,000 shares of the Corporation's common stock in the Conversion at a price of $15 per share with proceeds of a loan from the Corporation in the amount of approximately $5.6 million. The Bank makes periodic cash contributions to the ESOP in an amount sufficient for the ESOP to make the scheduled payments under the note payable to the Corporation. In connection with the cash distribution (discussed in Note
      12), the ESOP received approximately $1.4 million on its shares of the Company's common stock. The ESOP used these funds to prepay a portion of the ESOP's debt obligation to the Company resulting in a charge of approximately $1.2 million of compensation expense and the release of additional share to the plan participants.

      The note payable has a term of 15 years, bears interest at 8.5% and requires a level quarterly payment of principal and interest of approximately $124,000. The note is collateralized by the shares of common stock held by the ESOP. As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral are then allocated to participants based upon compensation. Compensation expense is determined by multiplying the per share market price of the Corporation's stock at the time the shares are committed to be released by the number of shares to be released. Any difference between the value of the released shares at market and cost is recorded as an addition or deduction to additional paid-in capital. The Company recognized approximately $1.5 million, including cash distribution, and $243,000 in compensation expense in the years ended September 30, 1999 and 1998, respectively, related to the ESOP.

      The cost of the unallocated shares is reflected as a reduction of equity. Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the note payable (and the Bank's contribution reduced accordingly).

      Shares released or committed to be released for allocation during the year ended September 30, 1999 and 1998 totaled 80,371 and 12,342, respectively. Shares remaining not released or committed to be released for allocation at September 30, 1999 and 1998 totaled 277,587 and 357,958 and had a market value of approximately $4.7 million and $6.2 million, respectively, based on the trading market price of the Company's stock at that date.


11.   STOCK COMPENSATION PLANS

      Management Recognition and Development Plan - On April 15, 1999, 185,150 shares of restricted stock were awarded to participants in the Heritage Bancorp, Inc. Management Recognition and Development Plan ("MRDP") that was approved at the Company's Annual Meeting of Stockholders on February 3, 1999. The restricted stock awards vest over a five-year period. The 185,150 shares of stock were issued from treasury stock on the date of the grant. The Company recorded the stock award at the market value on the date of grant ($18.75 per share) as unearned MRDP shares in stockholders' equity and will amortize the unearned MRDP shares to compensation expense over the vesting period.

      As a result of the payment of the cash distribution (see Note 12), approximately $741,000 was paid on unvested shares included in the Company's MRDP and such payment was accounted for as compensation expense. Unearned MRDP shares were reduced (with a corresponding charge to additional paid-in capital) to reflect the reduction in the value of the shares held by the Plan.

      Stock Option Plan - On April 15, 1999, the Company adopted the 1998 Heritage Bancorp, Inc. Stock Option Plan ("SOP"), which allows the granting to management and directors the option to purchase common stock of the Corporation ("options") aggregating to 416,588 shares. On April 15, 1999, the 416,588 options were granted to employees and non-employee directors. The exercise price equaled the fair market value of the shares on the date of grant; therefore, no compensation expense was recorded. The non-employee director options vest immediately and the employee options vest 50% on date of grant and 50% one year from date of grant. Each option has a term of 10 years.

      A summary of stock option activity under the SOP is detailed as follows:


                                                                                      Weighted
                                                                                      Average
                                                                                      Exercise
                                                                         Shares       Price
              Outstanding, October 1, 1998                                    -
              Granted                                                   416,588        $ 15.10
              Forfeited                                                       -
                                                                        -------
              Outstanding, September 30, 1999                           416,588        $ 15.10
                                                                        =======
              Exercisable at September 30, 1999                         291,594
                                                                        =======

      The following table summarized information about stock options outstanding at September 30, 1999:

                                                                 Weighted
                                                                 Average
                                                                Remaining
                                                               Contractual
                Exercise               Number                    Life in
                Price                Outstanding                  Years

                $15.10                 416,588                     9.5


      In connection with the cash distribution (see Note 12), the exercise price of all options was adjusted in accordance with FASB Emerging Issues Task Force Issue No. 90-9 "Changes to Fixed Employee Stock Option Plans as a Result of Equity Restructuring." The weighted average reduction in exercise price was $3.65 per share.

      The Company accounts for stock option awards using the intrinsic value method and has recognized no compensation expense for the year ended September 30, 1999. SFAS 123, Accounting for Stock-Based Compensation, permits the use of the intrinsic value method; however, requires the Company to disclose the pro forma net income and earnings per share as if the stock based compensation had been accounted for using the fair value method. Had the compensation costs for the Company's stock option plan been determined based on the fair value method, the Company's net income and earnings per share would have been reduced to the pro form amounts indicated below (in thousands except per share data):



                                                                    Amount

             Net income:
               As reported                                         $ 2,356
               Pro forma                                           $ 1,623

             Basic earnings per share:
               As reported                                         $  0.56
               Pro forma                                           $  0.39

             Diluted earnings per share:
               As reported                                         $  0.56
               Pro forma                                           $  0.38

             Weighted average fair value of an
               option share granted during the year                $  3.93


      The fair value of stock options granted by the Company was estimated through the use of the Black-Scholes option pricing model applying the following assumptions:

       Risk-free interest rate                                   5.05%
       Expected option life                                      5 years
       Expected volatility                                        25%
       Expected dividend yield                                     2%


12.   EQUITY

      Liquidation Account - At the time of Conversion, the Bank established a liquidation account totaling approximately $29.8 million for the benefit of eligible account holders as of June 30, 1996 and December 31, 1997 who continue to maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held before any distribution may be made to the Corporation with respect to the Bank's capital stock.

      Dividends - The Corporation's sources of income and funds for dividends to its stockholders are earnings on its investments and dividends from the Bank. The Corporation is not subject to any regulatory restrictions on the payment of dividends to its stockholders. However, the Bank's primary regulator, the Office of Thrift Supervision ("OTS"), has regulations that impose certain restrictions on payment of dividends to the Corporation.

      Current regulations of the OTS allow the Bank (based upon its current capital level and supervisory status assigned by the OTS) to pay a dividend of up to 100% of net income to date during the calendar year, plus 50% of its surplus capital existing at the beginning of the calendar year. Supervisory approval is not required, but 30 days prior notice to the OTS is required. Any capital distribution in excess of this amount would require supervisory approval. Capital distributions are further restricted should the Bank's capital level fall below the full phased-in capital requirements of the OTS. In no case will the Bank be allowed to make a capital distribution in excess of the balance of the liquidation account. The Bank declared dividends to the Corporation amounting to $1.3 million and $694,000 in the years ended September 30,1999 and 1998, respectively.

      Distributions - On June 22, 1999 the Corporation paid a cash distribution of $16.1 million, or $4.00 per share, to its stockholders. The distribution has been accounted for as a return of capital and reflected in the Company's financial records as a reduction of additional paid-in capital.

      Share Repurchases - OTS regulations also place restrictions for a three-year period after the conversion on the Corporation with respect to repurchases of its common stock. Generally, the Corporation is not allowed to repurchase stock in the first year after Conversion, and is allowed to repurchase 5% of its outstanding shares in each of the next two years after Conversion. However, in the year ended September 30, 1999, the OTS approved two stock repurchase programs which allow the Corporation to purchase up to 416,588 shares of its common stock. During the year ended September 30, 1999, the Corporation purchased 387,130 shares of its common stock under these repurchase programs. Restrictions apply, unless the OTS approves a waiver for benefit plans.

      Regulatory Capital Requirements - The Corporation is not subject to any regulatory capital requirements. However, the Bank is subject to various regulatory capital requirements administered by the federal financial institution regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios. Under regulations of the OTS, the Company must satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier I capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier I capital and total capital to total risk-weighted assets). As an OTS regulated institution, the Bank also is subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). In measuring compliance with all three capital standards, institutions must deduct from their capital (with several exceptions primarily for mortgage banking subsidiaries and insured depository institution subsidiaries) their investments in, and advances to, subsidiaries engaged (as principal) in activities not permissible for national banks, and certain other adjustments. Management believes, as of September 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

      As of September 30, 1999 and 1998, the most recent respective notifications from the OTS classified the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. Management believes that there are no conditions or events that would have changed the Bank's category since the most recent notification.

      The following is a reconciliation of the Bank's equity reported in the financial statements under generally accepted accounting principles to OTS regulatory capital requirements (in thousands of dollars):

                                                                                      Tangible          Core          Risk-Based
                                                                                       Capital         Capital          Capital
               September 30, 1999
               Total equity of the Bank                                                $ 65,451        $ 65,451        $ 65,451
               General allowance for loan losses                                              -               -           1,345
               Net unrealized gain on available-for-sale securities                      (2,047)         (2,047)         (2,047)
                                                                                       --------        --------        --------
               Regulatory Capital                                                      $ 63,404        $ 63,404        $ 64,749
                                                                                       ========        ========        ========
               September 30, 1998
               Total equity of the Bank                                                $ 60,878        $ 60,878        $ 60,878
               General allowance for loan losses                                              -               -             750
               Net unrealized gain on available-for-sale securities                      (2,101)         (2,101)         (2,101)
                                                                                       --------        --------        --------
               Regulatory Capital                                                      $ 58,777        $ 58,777        $ 59,527
                                                                                       ========        ========        ========

      The Bank's actual and required capital amounts and ratios are summarized as follows (in thousands of dollars):

                                                                                                                   To Be Well
                                                                                                                 Capitalized Under
                                                                                            For Capital          Prompt Corrective
                                                                      Actual             Adequacy Purposes       Action Provisions
                                                                  ----------------   ------------------------    -------------------
                                                                  Amount   Ratio      Amount         Ratio       Amount        Ratio
               September 30, 1999
                 Tangible Capital (to adjusted-total assets)      $63,404  20.3%      $ 4,675        1.5%           No Requirement
                 Tier I Capital (to adjusted-total assets)        $63,404  20.3%      $ 9,350        3.0%           $15,583    5.0%
                 Tier I Capital (to risk-weighted assets)         $63,404  34.7%        No Requirement              $10,949    6.0%
                 Total Capital (to risk-weighted assets)          $64,749  35.5%      $14,598        8.0%           $18,248   10.0%


               September 30, 1998
                 Tangible Capital (to adjusted-total assets)      $58,777  19.4%      $ 4,541        1.5%           No Requirement
                 Tier I Capital (to adjusted-total assets)        $58,777  19.4%      $ 9,083        3.0%           $15,138    5.0%
                 Tier I Capital (to risk-weighted assets)         $58,777  40.3%        No Requirement              $ 8,760    6.0%
                 Total Capital (to risk-weighted assets)          $59,527  40.8%      $11,681        8.0%           $14,601   10.0%

13.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information regarding financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate a value. The stated and estimated fair value amounts of the Company's financial instruments, as of September 30, 1999 and 1998, are summarized below (in thousands of dollars):

                                                                               1999                           1998
                                                                   -----------------------------   ---------------------------
                                                                       Stated       Estimated         Stated       Estimated
                 Assets                                                Amount      Fair Value         Amount       Fair Value
                 Cash and cash equivalents                            $ 13,526      $ 13,526         $ 73,920       $ 73,920
                 Mortgage-backed securities                             10,147        10,225            1,695          1,691
                 Investment securities                                  29,305        29,286           24,010         24,106
                 Loans receivable, net                                 252,014       262,096          196,789        201,342
                 Loans held-for-sale                                       777           788              849            869
                 Federal Home Loan Bank stock                            1,690         1,690            2,042          2,042
                 Accrued interest receivable                             1,948         1,948            1,335          1,335
                                                                      ---------    ---------        ---------      ---------
                                                                      $ 309,407    $ 319,559        $ 300,640      $ 305,305
                                                                      =========    =========        =========      =========
                 Liabilities

                 Interest bearing demand deposits                      $  9,589    $   9,589        $   9,946      $   9,946
                 Money market accounts                                    9,471        9,471              828            828
                 NOW accounts                                             5,290        5,290            2,627          2,627
                 Certificates of deposit                                182,032      181,113          192,703        194,174
                 FHLB Advances                                           30,000       29,645                -              -
                 Accrued interest payable                                   446          446              359            359
                                                                      ---------    ---------        ---------      ---------
                                                                      $ 236,828     $235,554        $ 206,463      $ 207,934
                                                                      =========    =========        =========      =========

      The Company had off-balance sheet financial commitments, which include commitments to originate loans, undisbursed portions of interim construction loans and unused lines of credit (see Note 10). Since these commitments are based on current rates, the commitment amount is considered to be a reasonable estimate of fair value.

      Estimated fair values were determined using the following methods and assumptions:

      Cash and Cash Equivalents - Cash and cash equivalents have maturities of three months or less and, accordingly, the carrying amounts of such instruments are deemed to be reasonable estimates of fair value.

      Mortgage-Backed Securities and Investment Securities - Fair values are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

      Loans Receivable, Net - Fair values for loans are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using current market interest rates for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio.

      Loans Held-for-Sale - Loans held-for-sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis.

      Federal Home Loan Bank Stock - Investment in stock of the FHLB is required by law for every federally insured savings institution. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

      Deposits - As required by SFAS No. 107, fair values for demand deposits, money market accounts and savings accounts are the amounts payable on demand as of the reporting date (i.e., their stated amounts). The fair value of certificates of deposit is estimated by discounting the contractual cash flows using current market interest rates for accounts with similar maturities.

      FHLB Advances - Fair values for FHLB advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregate expected monthly maturities of FHLB advances.

      Accrued Interest Receivable and Payable - The stated amounts of accrued interest receivable and payable approximate the fair value.

      Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, a significant asset not considered a financial asset is premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

14.   CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

      The following condensed balance sheets, as of September 30, 1999 and 1998 and condensed statements of income and cash flows for the year ended September 30, 1999 and the period from April 6, 1998 (date of incorporation) to September 30, 1998 for Heritage Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto (in thousands of dollars):

           BALANCE SHEET                                                        September 30,
                                                                        -------------------------------
                                                                         1999                   1998
           Assets

           Cash and cash equivalents                                     $ 5,230                $28,953
           Investment in subsidiary                                       65,450                 60,933
           Note receivable                                                 3,969                  5,453
           Other assets                                                       13                    773
                                                                         -------                -------

             Total                                                       $74,662                $96,112
                                                                         -------                -------
           Liabilities and Shareholders' Equity

           Dividend payable                                              $     -                $   694
           Income taxes payable                                               80                     88
           Shareholders' equity                                           74,582                 95,330
                                                                         -------                -------

             Total                                                       $74,662                $96,112
                                                                         =======                =======

                                                                                           For the Period
                                                                                            from April 6,
                                                                       Year Ended              1998 to
                                                                      September 30,         September 30,
           STATEMENT OF INCOME                                           1999                   1998
           Interest income                                               $ 1,354                $   724
           Dividend income from bank                                       1,327                    694
                                                                         -------                -------
           Total income                                                    2,681                  1,418
                                                                         -------                -------
           Other operating expenses                                          341                      -
           Provision for income taxes                                        522                    273
           Equity in undistributed earnings of subsidiary                   (538)                (1,115)
                                                                         -------                -------
           Net income                                                    $ 2,356                $ 2,260
                                                                         =======                =======

                                                                                                         For the Period
                                                                                                          from April 6,
                                                                                    Year Ended               1998 to
                                                                                   September 30,           September 30,
              STATEMENT OF CASH FLOWS                                                  1999                   1998
              Operating activities:
                Net income                                                           $  2,356                $  2,260
                Adjustments to reconcile net income to
                  cash provided by operating activities:
                  Equity in undistributed earnings of subsidiary                         (538)                 (1,115)
                  Increase (decrease) in other assets                                     760                    (773)
                  (Decrease) increase in income taxes payable                             (63)                     88
                                                                                     --------                --------

              Net cash provided by operating activities                                 2,515                     460
                                                                                     --------                --------
              Investing activities:
                Investment in subsidiary                                               (2,254)                (34,029)
                Principal payments on ESOP loan receivable                              1,484                     101
                                                                                     --------                --------

              Net cash used in investing activities                                      (770)                (33,928)
                                                                                     --------                --------
              Financing activities:
                Net proceeds from sale of common stock                                      -                  62,421
                Purchase of treasury stock                                             (7,479)                      -
                Payment of cash distribution                                          (16,129)                      -
                Payment of cash dividends                                              (1,860)                      -
                                                                                     --------                --------

              Net cash (used in) provided by financing activities                     (25,468)                 62,421
                                                                                     --------                --------
              Net (decrease) increase in cash and cash equivalents                    (23,723)                 28,953
              Cash and cash equivalents at beginning of period                         28,953                       -
                                                                                     --------                --------

              Cash and cash equivalents at end of period                             $  5,230                $ 28,953
                                                                                     ========                ========

15.   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

      Summarized unaudited quarterly operating results for the years ended September 30, 1999 and 1998 are as follows (in thousands, except per share data):


                                                                    First       Second       Third       Fourth
      September 30, 1999                                           Quarter      Quarter     Quarter      Quarter
      Interest income                                              $ 5,370     $ 5,280      $ 5,322     $ 5,616
      Interest expense                                               2,870       2,693        2,625       2,812
                                                                   -------     -------      -------     -------

      Net interest income                                            2,500       2,587        2,697       2,804
      Provision for loan losses (recovery of allowance)                 75           -          382         139
                                                                   -------     -------      -------     -------
      Net interest income after provision for loan losses            2,425       2,587        2,315       2,665
      Other income                                                      65          60           41          46
      Other expense                                                    977       1,004        2,855/(2)/    981
                                                                   -------     -------      -------     -------
      Income before income taxes                                     1,513       1,643         (499)      1,730
      Provision for income taxes                                       548         569          269         645
                                                                   -------     -------      -------     -------
      Net income (loss)                                            $   965     $ 1,074      $  (768)    $ 1,085
                                                                   -------     -------      -------     -------
      Basic earnings per share                                     $  0.23     $  0.26      $ (0.18)    $  0.26

      Diluted earnings per share                                   $  0.23     $  0.26      $ (0.18)    $  0.26


                                                                    First       Second       Third       Fourth
      September 30, 1998                                           Quarter      Quarter     Quarter      Quarter
      Interest income                                              $ 4,512     $ 4,794      $ 5,223     $ 5,351
      Interest expense                                               3,118       3,178        2,826       2,888
                                                                   -------     -------      -------     -------
      Net interest income                                            1,394       1,616        2,397       2,463
      Provision for loan losses (recovery of allowance)                  -        (115)           -          10
                                                                   -------     -------      -------     -------
      Net interest income after losses (recovery or allowance)       1,394       1,731        2,397       2,453
      Other income                                                      48          57           81          60
      Other expense                                                    588         777          714         778
                                                                   -------     -------      -------     -------
      Income before income taxes                                       854       1,011        1,764       1,735
      Provision for income taxes                                       330         360          655         584
                                                                   -------     -------      -------     -------
      Net income                                                   $   524     $   651      $ 1,109     $ 1,151

      Basic earnings per share /(1)/                               $     -     $     -      $  0.26     $  0.27

      Diluted earnings per share /(1)/                             $     -     $     -      $  0.26     $  0.27



      (1) Heritage Bancorp, Inc.'s initial public offering closed on April 6, 1999. For purposes of earnings per share calculations for the third quarter, shares issued on April 6, 1999 have been assumed to be outstanding as of April 1, 1999.

      (2) Includes a $1.9 million compensation charge related to the cash distribution of $4.00 per share.

                            HERITAGE BANCORP, INC.
                          CONSOLIDATED BALANCE SHEETS
                 (In Thousands of Dollars, Except Share Data)
                                  (Unaudited)

                                                                          March 31,      September 30,
                                                                            2000             1999
                                                                         ----------     -------------

Assets:
   Cash................................................................    $  2,622        $  2,341
   Federal funds sold and overnight interest-bearing deposits..........       5,049          11,185
                                                                           --------        --------
         Total cash and cash equivalents...............................       7,671          13,526
   Investment securities:
      Held-to-maturity - at amortized cost (market value:  March 31,
         2000 - $2,953; September 30, 1999 - $3,480)...................       2,999           3,499
      Available-for-sale - at fair value (amortized cost:  March 31,
         2000 - $22,939; September 30, 1999 - $22,556).................      25,320          25,806
   Mortgage-backed securities - held to maturity - at amortized cost
      (market value:  March 31, 2000 - $8,701; September 30,
      1999 - $10,225)..................................................       8,765          10,147
   Loans receivable - net..............................................     283,521         252,014
   Loans held-for-sale - at lower of cost or market (market value:
      March 31, 2000 - $771; September 30, 1999 - $788)................         770             777
   Office properties and equipment - net...............................       4,185           4,033
   Federal Home Loan Bank Stock - at cost..............................       2,750           1,690
   Accrued interest receivable.........................................       2,236           1,948
   Real estate acquired in settlement of loans - net...................         252
   Other assets........................................................         263             277
                                                                           --------        --------
Total assets...........................................................    $338,732        $313,717
                                                                           ========        ========
Liabilities and Equity:
   Liabilities:
      Deposit accounts.................................................    $208,412        $206,382
      Advance from Federal Home Loan Bank of Atlanta...................      55,000          30,000
      Accrued interest on deposit accounts.............................         468             446
      Other liabilities................................................       2,311           2,307
                                                                           --------        --------
         Total liabilities.............................................     266,191         239,135
                                                                           --------        --------

   Stockholders' equity:
      Common Stock of $.01 par value per share.  Authorized
         10,000,000 shares:  issued 4,628,750 at March 31, 2000
         and September 30, 1999; outstanding:  4,229,426 and 4,426,770
         at March 31, 2000 and September 30, 1999, respectively........          46              46
      Additional paid in capital.......................................      51,222          51,214
      Unallocated shares...............................................      (4,010)         (4,164)
      Unearned MRDP Shares.............................................      (2,314)         (2,600)
      Retained income - substantially restricted.......................      33,040          31,700
      Treasury Stock - at cost (399,324 and 201,980 shares at
         March 31, 2000 and September 30, 1999, respectively)..........      (6,943)         (3,661)
      Accumulated other comprehensive income...........................       1,500           2,047
                                                                           --------        --------
         Total stockholders' equity....................................      72,541          74,582
                                                                           --------        --------
Total liabilities and stockholders' equity.............................    $338,732        $313,717
                                                                           ========        ========

                See notes to consolidated financial statements.

                             HERITAGE BANCORP, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                (In Thousands of Dollars, Except Per Share Data)
                                  (Unaudited)

                                                            Six Months Ended
                                                                March 31,
                                                            -----------------
                                                              2000      1999
                                                            -------   -------
Interest income:
   Interest on loans .................................      $10,848   $ 8,362
   Investment securities and other ...................        1,187     2,270
   Mortgage-backed securities ........................          357        18
                                                            -------   -------
      Total interest income...........................       12,392    10,650

Interest expense:
   Deposits ..........................................        5,173     5,563
   Advances from Federal Home Loan Bank of Atlanta ...        1,350        --
                                                            -------   -------
      Total interest expense .........................        6,523     5,563
                                                            -------   -------

Net interest income ..................................        5,869     5,087

Provision for loan losses ............................          333        75
                                                            -------   -------

Net interest income after provision for loan losses ..        5,536     5,012
                                                            -------   -------

Other income:
   Service charges and fees ..........................          115        97
   Gain on sale of mortgage loans held-for-sale ......           --        28
   Other, net ........................................           (1)       --
                                                            -------   -------
      Total other income .............................          114       125
                                                            -------   -------

Other operating expenses:
   Employee compensation and benefits ................        1,299     1,006
   Deposit insurance premiums ........................           42        81
   Occupancy and equipment expense ...................          215       218
   Data processing - service bureau fees .............          111       110
   Office supplies, postage, printing, etc. ..........           53        65
   Professional fees .................................          379       175
   (Income) expense of real estate operations ........          (13)        5
   Other .............................................          342       321
                                                            -------   -------
      Total other operating expenses .................        2,428     1,981
                                                            -------   -------

   Income before income taxes ........................        3,222     3,156

   Provision for income taxes ........................        1,289     1,117
                                                            -------   -------

   Net income ........................................      $ 1,933   $ 2,039
                                                            =======   =======

   Earnings - dollars per share:
      Basic ..........................................      $  0.48   $  0.49
      Diluted ........................................         0.47      0.49

   Weighted Average Shares Outstanding
      Basic ..........................................        4,054     4,160
      Diluted ........................................        4,072     4,160

                            HERITAGE BANCORP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           (In Thousands of Dollars)
                                  (Unaudited)




                                                                                                              Accumulated
                                               Additional   Unallocated   Unearned                                Other
                                      Common    Paid-In        ESOP         MRDP      Retained    Treasury    Comprehensive
                                      Stock     Capital       Shares       Shares      Income      Stock         Income      Total
                                      ------   ----------   -----------   --------    --------    --------    -------------  -----

Balance:  September 30, 1999.........     $46     $51,214      $(4,164)   $(2,600)   $31,700    $(3,661)        $2,047      $74,582

Comprehensive income:
   Net income........................      --          --           --         --      1,933         --             --        1,933
   Net unrealized loss on
      available for sale securities
      securities, net of
      reclassification adjustment....      --          --           --         --         --         --           (547)        (547)
                                       ------     -------      -------    -------    -------    -------         ------      -------
   Total comprehensive income........      --          --           --         --      1,933         --           (547)       1,386
                                       ------     -------      -------    -------    -------    -------         ------      -------
Shares released from ESOP............      --           8          154         --         --         --              --         162
Dividends on common stock............      --          --           --         --       (593)        --              --        (593)
Common stock repurchased.............      --          --           --         --         --     (3,282)             --      (3,282)
Vesting of MRDP shares...............      --          --           --        286         --         --              --         286
                                       ------     -------      -------    -------    -------    -------          ------     -------
Balance:  March 31, 2000.............     $46     $51,222      $(4,010)   $(2,314)   $33,040    $(6,943)         $1,500     $72,541
                                       ======     =======      =======    =======    =======    =======          ======     =======

                             HERITAGE BANCORP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In Thousands of Dollars)
                                  (Unaudited)


                                                                                       Six Months Ended
                                                                                          March 31,
                                                                                     --------------------
                                                                                         2000       1999
                                                                                     ---------  ---------
Operating Activities:
   Net income......................................................................  $  1,933   $  2,039
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Deferred income tax benefit...............................................      (332)       (91)
         Amortization of premium on investment and
            mortgage-backed securities.............................................       (11)        (2)
         Amortization of net deferred income.......................................       (41)       (89)
         Provision for loan losses.................................................       333         75
         Origination of loans held for sale........................................        --     (1,353)
         Principal repayments of loans held-for-sale...............................         7        142
         Gain on sale of loans.....................................................        --        (28)
         Proceeds from the sale of loans held-for-sale.............................        --      1,381
         Depreciation on office properties and equipment...........................       142        146
         Allocation of ESOP shares.................................................       162        244
         Vesting of MRDP shares....................................................       286         --
         Increase in accrued interest receivable and other assets..................      (232)      (188)
         Increase (decrease) in accrued interest payable and other liabilities.....        46       (488)
                                                                                     --------   --------
               Net cash provided by operating activities...........................     2,293      1,788
                                                                                     --------   --------

Investing activities:
   Proceeds from maturities and calls of available-for-sale investment securities..       500      2,000
   Proceeds from maturities and calls of held-to-maturity investment securities....       500     11,615
   Purchase of available-for-sale investment securities............................      (883)    (8,500)
   Principal repayments on mortgage-backed securities..............................     1,392      1,330
   Purchase of loans...............................................................   (18,475)    (2,470)
   Net loan (originations) and principal payments on loans.........................   (13,577)   (18,620)
   Acquisition of office properties and equipment..................................      (293)       (77)
   Purchase of Federal Home Loan Bank stock........................................    (1,060)        --
                                                                                     --------   --------
               Net cash used in investing activities...............................   (31,896)   (14,722)
                                                                                     --------   --------

Financing activities:
      Net increase (decrease) in deposits..........................................     2,030     (1,727)
      Advances from Federal Home Loan Bank.........................................    25,000         --
      Purchase of treasury stock...................................................    (3,282)    (4,631)
                                                                                     --------   --------
      Purchase of Federal Home Loan Bank stock.....................................
               Net cash provided by (used in) financing activities.................    23,748     (6,358)
                                                                                     --------   --------

Net decrease in cash and cash equivalents..........................................    (5,855)   (19,292)
                                                                                     --------   --------

Cash and cash equivalents at beginning of period...................................    13,526     73,920
                                                                                     --------   --------

Cash and cash equivalents at end of period.........................................  $  7,671   $ 54,628
                                                                                     ========   ========

Supplemental disclosure of cash information:
Cash paid during the year for:
         Interest..................................................................  $  6,503   $  4,352
                                                                                     ========   ========
         Income taxes..............................................................  $  1,674   $  1,239
                                                                                     ========   ========

Supplemental disclosure of non-cash transactions:
Real estate acquired through foreclosure...........................................       252         54
                                                                                     --------   --------
   Net change in unrealized gain on available-for-sale securities..................  $   (547)  $    289
                                                                                     ========   ========

See notes to consolidated statements.

                             HERITAGE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

     Heritage Bancorp, Inc. (the "Company") was incorporated under Delaware law in November 1997 for the purpose of becoming the holding company for Heritage Federal Bank (the "Bank") upon the Bank's conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings bank (the "Conversion"). The Conversion was completed on April 6, 1998 through the sale and issuance of 4,628,750 shares of common stock by the Company.

     The accompanying consolidated financial statements of the Company have been prepared in accordance with instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

     The results of operations for the six months ended March 31, 2000 are not necessarily indicative of the results to be expected for the year ending September 30, 2000. These unaudited consolidated financial statements and notes thereto should be read in conjunction with the audited financial statements and notes thereto for the year ended September 30, 1999, contained in the Company's Form 10-K for the fiscal year ended September 30, 1999.

2.   EARNINGS PER SHARE

     A reconciliation of the weighted average shares outstanding for the six months ended March 31, 2000 and 1999 follows:

                                                  Six Months Ended
                                                      March 31,
                                                ---------------------
                                                  2000        1999
                                                ---------   ---------
     Basic shares........................       4,053,577    4,067,639
     Dilutive impact of stock options....          18,788           --
                                                ---------    ---------
     Dilutive shares.....................       4,072,365    4,067,639
                                                =========    =========

3.   SHARES REPURCHASES

     On September 27, 1999, the Company announced that it had received regulatory approval to repurchase up to 218,616 shares of the Company's outstanding common stock. This program commenced on November 16, 1999 upon the completion of a prior repurchase program, and is expected to be completed within twelve months. On April 13, 2000 the Company received approval to repurchase an additional 211,471 shares.

     During the six months ended March 31, 2000 the Company purchased 197,344 shares of its common stock at an average price of $16.63 per share.

4.   COMPREHENSIVE INCOME

     Comprehensive income for the six month periods ended March 31, 2000 and 1999 is as follows (in thousands):

                                                     Six Months Ended
                                                        March 31,
                                                     ----------------
                                                      2000     1999
                                                     ------   ------
        Net income...............................    $1,933   $2,039
        Other comprehensive income -
         Unrealized gains on investment
         securities available-for-sale arising
         during the period, net of income taxes..      (547)     289
                                                     ------   ------
              Total comprehensive income.........    $1,386   $2,328
                                                     ======   ======

5.   MERGER AGREEMENT

     On February 14, 2000, Heritage Bancorp, Inc. and SouthBanc Shares, Inc. entered into an Agreement and Plan of Merger pursuant to which Heritage will merge with and into SouthBanc. Such merger is subject to approval by stockholders of both companies as well as regulatory approval and is anticipated to close by the third calendar quarter.

6.   RELATED PARTIES

     In connection with the proposed merger, the Company granted to SouthBanc Shares, Inc. a stock option pursuant to a Stock Option Agreement, dated as of February 14, 2000, which, under certain defined circumstances, would enable SouthBanc to purchase up to 19.9% of Heritage's issued and outstanding shares of common stock at a price of $13.25 per share. The Stock Option Agreement provides that the total profit receivable thereunder may not exceed $2.0 million plus reasonable out-of-pocket expenses. In addition, SouthBanc granted Heritage an identical option to acquire up to 19.9% of SouthBanc's common stock at a price of $17.50.

     The Company has purchased 50,000 shares of SouthBanc common stock on the open market at an average price of $17.66 as of March 31, 2000.

     On March 15, 2000, Heritage Federal Bank granted a loan to SouthBanc of $1.8 million for ninety days at the Bank's prime lending rate to use for the repurchase of its shares of stock on the open market. This loan was paid in full on March 21, 2000.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Article XVI of the Certificate of Incorporation of SouthBanc Shares, Inc. requires indemnification of officers and directors as follows:

                                  ARTICLE XVI

                                INDEMNIFICATION

     A.   Persons.  The Corporation shall indemnify, to the extent provided in
          -------
paragraphs B, D or F:

          1. any person who is or was a director or officer of the Corporation; and

          2. any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

     B.   Extent -- Derivative Suits.  In case of a threatened, pending or
          --------------------------
completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

     C.   Standard -- Derivative Suits.  In case of a threatened, pending or
          ----------------------------
completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

          1.   such person is successful on the merits or otherwise; or

          2. such person acted in good faith in the transaction which is the subject of the suit or action, and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination not approved by the board of directors. However, such person shall not be indemnified in respect of any claim, issue or matter as to which such person has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     D.   Extent -- Nonderivative Suits.  In case of a threatened, pending or
          -----------------------------
completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

     E.   Standard -- Nonderivative Suits.  In case of a nonderivative suit, a
          -------------------------------
person named in paragraph A shall be indemnified only if:

          1.   such person is successful on the merits or otherwise; or

          2. such person acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination not approved by the board of directors and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption
   ---------------
that the person failed to satisfy the standard of this paragraph E.2.

     F.   Determination That Standard Has Been Met.  A determination that the
          ----------------------------------------
standard of paragraph C or E has been satisfied may be made by a court or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

          1. a majority vote of the directors of the Corporation who are not parties to the action, suit or proceeding, even though less than a quorum; or

          2. independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

          3.   the stockholders of the Corporation.

     G.   Proration.  Anyone making a determination under paragraph F may
          ---------
determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

     H.   Advance Payment.  The Corporation may pay in advance any expenses
          ---------------
(including attorneys' fees) which may become subject to indemnification under paragraphs A through G if (i) the board of directors authorizes the specific payment and (ii) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that such person is not entitled to indemnification by the Corporation under paragraphs A through G.

     I.   Nonexclusive.  The indemnification and advance of expenses provided by
          ------------
paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     J.   Continuation.  The indemnification provided by this Article XVI shall
          ------------
be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to such person's heirs, executors and administrators.

     K.   Insurance.  The Corporation may purchase and maintain insurance on
          ---------
behalf of any director, officer, employee or agent of the Corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise, against any liability incurred by such person in any such position, or arising out of such person's status as such, whether or not the Corporation would have power to indemnify such person against such liability under paragraphs A through H.

     L.   Savings Clause.  If this Article XVI or any portion hereof shall be
          --------------
invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVI that shall not have been invalidated and to the full extent permitted by applicable law.

     For purposes of Article XVI, a "Business Combination" shall be defined as:

          (a) any merger or consolidation of the Corporation with or into a Related Person (as hereinafter defined);

          (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of more than twenty-five percent (25%) of the assets of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person;

          (c) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation;

          (d) any sale, lease, exchange, transfer or other disposition of more than twenty-five percent (25%) of the assets of a Related Person to the Corporation or a subsidiary of the Corporation;

          (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person;

          (f) the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a Related Person;

          (g) any reclassification of the common stock of the Corporation, or any recapitalization involving the common stock of the Corporation; and

          (h) any agreement, contract or other arrangement providing for any of the transactions described in this Article.

     For the purposes of Article XVI, a "Related Person" shall be defined as (a) any individual, corporation, partnership or other person or entity which together with its "affiliates" (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), "beneficially owns" (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) in the aggregate 10% or more of the outstanding shares of the common stock of the Corporation; and (b) any "affiliate" (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of the common stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed "beneficially owned" by such Related Person.

Item 21.  Exhibits and Financial Statement, Schedules.

          (a)    Exhibits.

     2.0 Agreement and Plan of Merger, dated as of February 14, 2000, between SouthBanc Shares, Inc. and Heritage Bancorp, Inc. is included as Appendix A to the Joint Proxy Statement-Prospectus which is part of this Registration
          Statement.

     4.0 SouthBanc Shares, Inc. Specimen Stock Certificate (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-42517) filed on December 17, 1997).

     5.0  Opinion of Malizia Spidi & Fisch, PC regarding legality.*

     8.1 Form of Opinion of Muldoon, Murphy & Faucette LLP regarding tax matters.*

     8.2  Form of Opinion of Malizia Spidi & Fisch, PC regarding tax matters.*

     10.1 Stock Option Agreement dated February 14, 2000 between SouthBanc Shares, Inc. and Heritage Bancorp, Inc. is included as Appendix B to the Joint Proxy Statement-Prospectus which is part of this Registration Statement.

     10.2 Stock Option Agreement dated February 14, 2000 between Heritage Bancorp, Inc. and SouthBanc Shares, Inc. is included as Appendix C to the Joint Proxy Statement-Prospectus which is part of this Registration Statement.

     10.3 Employment Agreement between SouthBanc Shares, Inc. and Robert W. Orr (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

     10.4 Employment Agreement between SouthBanc Shares, Inc. and Thomas C.
          Hall (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

     10.5 Employment Agreement between SouthBanc Shares, Inc. and Barry C. Visioli (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

     10.6 Employment Agreement between Perpetual Bank, A Federal Savings Bank and Robert W. Orr (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

     10.7 Employment Agreement between Perpetual Bank, A Federal Savings Bank and Thomas C. Hall (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

     10.8 Employment Agreement between Perpetual Bank, A Federal Savings Bank and Barry C. Visioli (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

     10.9 1998 Stock Option Plan (incorporated by reference to the Company's Definitive Proxy Statement dated December 18, 1998).

     10.10 1998 Management Development and Recognition Plan (incorporated by reference to the Company's Definitive Proxy Statement dated December 18, 1998).

     10.11 Supplemental Executive Retirement Agreement with Robert W. Orr (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

     10.12 Supplemental Executive Retirement Agreement with Thomas C. Hall (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

     10.13 Supplemental Executive Retirement Agreement with Barry C. Visioli (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

     10.14 Perpetual Bank, A Federal Savings Bank 1997 Management Recognition and Development Plan (incorporated by reference to the Company's Registration Statement on Form S-8 filed on June 3, 1999).

     10.15 Perpetual Bank, A Federal Savings Bank 1997 Stock Option Plan (incorporated by reference to the Company's Registration Statement on Form S-8 filed on June 3, 1999).

     10.16 Perpetual Bank, A Federal Savings Bank 1993 Stock Option Plan and Incentive Plan (incorporated by reference to Perpetual Bank's Definitive Proxy Statement for the 1994 Annual Meeting of Stockholders).

     13.0 1999 Annual Report to Stockholders (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30,
           1999).

     21.0 Subsidiaries of the Registrant (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30,
          1999).

     23.1 Consent of Malizia Spidi & Fisch, PC (included in Exhibit 5.0).

     23.2 Consent of Muldoon, Murphy & Faucette LLP.*

     23.3 Consent of Malizia Spidi & Fisch, PC.*

     23.4 Consent of Elliott, Davis & Company, independent auditors for SouthBanc Shares, Inc.

     23.5 Consent of Deloitte & Touche LLP, independent auditors for Heritage Bancorp, Inc.

     23.6 Consent of Sandler O'Neill & Partners, L.P.

     23.7 Consent of Trident Securities.

     24.0 Powers of Attorney.*

     99.1 Opinion of Sandler O'Neill & Partners, L.P. (included as Appendix D to the Joint Proxy Statement-Prospectus which is part of this Registration Statement).

     99.2 Opinion of Trident Securities, Inc. (included as Appendix E to the Joint Proxy Statement-Prospectus which is part of this Registration Statement).

     99.3 SouthBanc Shares, Inc. Proxy Card.*

     99.4 Heritage Bancorp, Inc. Proxy Card.*

     99.5 Rule 438 Consents of Persons Named to Become Director.*

 -------------------------------
     *   Previously filed.

Item 22.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (17 C.F.R. (S)230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Joint Proxy Statement-Prospectus, to each person to whom the Joint Proxy Statement-Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Joint Proxy Statement-Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act.

     (d)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder, through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d)(2) The undersigned Registrant hereby undertakes: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 (17 C.F.R. (S)230.415), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES
                                  ----------

  Pursuant to the requirements of the Securities Act, SouthBanc Shares, Inc., the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anderson, State of South Carolina, on June 13, 2000.


                                    SOUTHBANC SHARES, INC.



                                    By: /s/ Robert W. Orr
                                        ---------------------------------------
                                        Robert W. Orr
                                        President, Chief Executive Officer, and
                                        Chairman of the Board



  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 13, 2000.


  Name                              Title
  ----                              -----

/s/ Robert W. Orr                 President, Chief Executive Officer (principal
-------------------------         executive officer), and Chairman of the Board
Robert W. Orr


/s/Thomas C. Hall                 Senior Vice President (principal
-------------------------         accounting and financial officer)
Thomas C. Hall


/s/Richard C. Ballenger*          Director
------------------------
Richard C. Ballenger


/s/Martha C. Clamp*               Director
------------------------
Martha C. Clamp


/s/F. Stevon Kay*                 Director
------------------------
F. Stevon Kay


/s/H.A. Pickens, Jr.*             Director
------------------------
H.A. Pickens, Jr.


/s/Jim Gray Watson*               Director
------------------------
Jim Gray Watson

----------------
*   Pursuant to power of attorney dated April 26, 2000.

                                 EXHIBIT INDEX
                                 -------------

  2.0 Agreement and Plan of Merger, dated as of February 14, 2000, between SouthBanc Shares, Inc. and Heritage Bancorp, Inc. is included as Appendix A to the Joint Proxy Statement-Prospectus which is part of this Registration Statement.

  4.0 SouthBanc Shares, Inc. Specimen Stock Certificate (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-42517) filed on December 17, 1997).

  5.0   Opinion of Malizia Spidi & Fisch, PC regarding legality.*

  8.1 Form of Opinion of Muldoon, Murphy & Faucette LLP regarding tax matters.*

  8.2   Form of Opinion of Malizia Spidi & Fisch, PC regarding tax matters.*

  10.1 Stock Option Agreement dated February 14, 2000 between SouthBanc Shares, Inc. and Heritage Bancorp, Inc. is included as Appendix B to the Joint Proxy Statement-Prospectus which is part of this Registration Statement.

  10.2 Stock Option Agreement dated February 14, 2000 between Heritage Bancorp, Inc. and SouthBanc Shares, Inc. is included as Appendix C to the Joint Proxy Statement-Prospectus which is part of this Registration Statement.

  10.3 Employment Agreement between SouthBanc Shares, Inc. and Robert W. Orr (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

  10.4 Employment Agreement between SouthBanc Shares, Inc. and Thomas C. Hall (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

  10.5 Employment Agreement between SouthBanc Shares, Inc. and Barry C. Visioli (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

  10.6 Employment Agreement between Perpetual Bank, A Federal Savings Bank and Robert W. Orr (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

  10.7 Employment Agreement between Perpetual Bank, A Federal Savings Bank and Thomas C. Hall (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

  10.8 Employment Agreement between Perpetual Bank, A Federal Savings Bank and Barry C. Visioli (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

  10.9 1998 Stock Option Plan (incorporated by reference to the Company's Definitive Proxy Statement dated December 18, 1998).

  10.10 1998 Management Development and Recognition Plan (incorporated by reference to the Company's Definitive Proxy Statement dated December 18,
        1998).

  10.11 Supplemental Executive Retirement Agreement with Robert W. Orr (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

  10.12 Supplemental Executive Retirement Agreement with Thomas C. Hall (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

  10.13 Supplemental Executive Retirement Agreement with Barry C. Visioli (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1999).

  10.14 Perpetual Bank, A Federal Savings Bank 1997 Management Recognition and Development Plan (incorporated by reference to the Company's Registration Statement on Form S-8 filed on June 3, 1999).

  10.15 Perpetual Bank, A Federal Savings Bank 1997 Stock Option Plan (incorporated by reference to the Company's Registration Statement on Form S-8 filed on June 3, 1999).

  10.16 Perpetual Bank, A Federal Savings Bank 1993 Stock Option Plan and Incentive Plan (incorporated by reference to Perpetual Bank's Definitive Proxy Statement for the 1994 Annual Meeting of Stockholders).

  13.0 1999 Annual Report to Stockholders (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30,
        1999).

  21.0 Subsidiaries of the Registrant (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended September 30,
        1999).

  23.1  Consent of Malizia Spidi & Fisch, PC (included in Exhibit 5.0).

  23.2  Consent of Muldoon, Murphy & Faucette LLP.*

  23.3  Consent of Malizia Spidi & Fisch, PC.*

  23.4 Consent of Elliott, Davis & Company, independent auditors for SouthBanc Shares, Inc.

  23.5 Consent of Deloitte & Touche LLP, independent auditors for Heritage Bancorp, Inc.

  23.6  Consent of Sandler O'Neill & Partners, L.P.

  23.7  Consent of Trident Securities.

  24.0  Powers of Attorney.*

  99.1 Opinion of Sandler O'Neill & Partners, L.P. (included as Appendix D to the Joint Proxy Statement-Prospectus which is part of this Registration Statement).

  99.2 Opinion of Trident Securities, Inc. (included as Appendix E to the Joint Proxy Statement-Prospectus which is part of this Registration Statement).

  99.3  SouthBanc Shares, Inc. Proxy Card.*

  99.4  Heritage Bancorp, Inc. Proxy Card.*

  99.5  Rule 438 Consents of Persons Named to Become Director.*

 ---------------------
  *   Previously filed.